                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             Metal Management, Inc.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                MTLM LETTERHEAD
                               November 20, 1997
Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Metal Management, Inc. (the "Company") to be held at the Westin River North, 320 North Dearborn Street, Chicago, Illinois 60610, on November 29, 1997, at 9:00 a.m., central time (the "Annual Meeting"). As you know, notice of this Annual Meeting was mailed on November 19, 1997 to all of the record holders of shares of the Company's common stock, par value $.01 per share (the "Common Stock"), outstanding on September 30, 1997 (the "Stockholders").

     Enclosed is the more detailed information we referred to in our notice describing the actions to be taken at the Annual Meeting. In particular, you will be asked to consider and vote upon, among other things: (i) the election of directors; (ii) the ratification of auditors; (iii) a proposal for a merger (the "Merger") involving Cozzi Iron & Metal, Inc. ("Cozzi"), the Company and CIM Acquisition, Co. ("Merger Sub"), a wholly-owned subsidiary of the Company; (iv) an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock and the authorized number of shares of "blank check" preferred stock; (v) amendments to the Company's stock option plans to increase the number of shares issuable under these plans; (vi) the issuance of Common Stock on conversion of Series A and Series B Convertible Preferred Stock; (vii) ratification of the issuance of Common Stock previously issued or issuable in private placements by the Company to, among others, officers, directors and affiliates of the Company; (viii) an amendment to the Company's Certificate of Incorporation to eliminate cumulative voting; and (ix) an amendment to the Company's Certificate of Incorporation to amend the Series A Preferred Stock Certificate of Designations, all as more particularly described in the accompanying Proxy Statement.

     The terms of the Merger are set forth in a Merger Agreement (the "Merger Agreement") by and among the Company, Merger Sub, Cozzi and Cozzi's shareholders. Pursuant to the Merger Agreement, upon completion of the Merger, each of the outstanding shares of Cozzi's common stock will be converted into 105,747 shares of Common Stock (resulting in 11,499,986 shares of Common Stock being issued to Cozzi's shareholders), and Merger Sub will be merged with and into Cozzi, resulting in Cozzi becoming a wholly-owned subsidiary of the Company. Under the Delaware General Corporation Law, Stockholders are not entitled to dissenters' rights in connection with the Merger. As of November 14, 1997, officers, directors and nominees of the Company owned an aggregate of 6,726,495 shares of Common Stock, comprising 41% of the issued and outstanding Common Stock entitled to consider and vote on the Merger.

     The accompanying Proxy Statement provides detailed information concerning the proposed Merger, the reasons why the Board of Directors has recommended the approval and adoption of the Merger Agreement and certain additional information including, without limitation, the information set forth under the heading "Risk Factors," which describes, among other things, potentially adverse effects to Stockholders as a result of the Merger. Among the factors you should consider in voting on the Merger are the following:

          - If the Merger is completed, the undersigned will own, together with the shareholders of Cozzi, approximately 45% of the Company's issued and outstanding Common Stock. In addition, the undersigned have agreed to enter into a Stockholders Agreement with the shareholders of Cozzi in which each party will agree to vote for proposals to amend the Company's organizational documents to require the approval of at least two-thirds of the Board of Directors to take any significant corporate actions,

                            METAL MANAGEMENT ADDRESS
     including sale of assets, merger, issuance of stock and payment of dividends. Further, in the Stockholders Agreement, the undersigned, on the one hand, and the Cozzi shareholders, on the other hand, have agreed to vote for the nominees to the Board of Directors designated by the other group. Finally, the undersigned will, under employment agreements to be entered into at the closing of the Merger, receive warrants to purchase Common Stock at exercise prices below the fair market value of the Common Stock at the time of the grant.

          - The opinion of Salomon Brothers that the consideration to be paid by the Company pursuant to the Merger is fair to the Company from a financial point of view is based, in part, upon projected financial results prepared by the Company's management which have not been reviewed or passed upon by an independent third party and are subject to contingencies beyond management's control. There may be differences between the projected results of operations and the actual results of operations, and these differences could be material.

          - If the Merger is completed, the voting interests of Stockholders of the Company will be substantially diluted. As of November 14, 1997, assuming the Merger had been completed, Stockholders of the Company (other than officers, directors and nominees) would have owned 35% of the issued and outstanding shares of Common Stock compared to 59% prior to the Merger.

          - The Company has issued 25,000 shares of Series A Convertible Preferred Stock, and expects to issue an aggregate of 20,000 shares of Series B Convertible Preferred Stock. If the Stockholders approve the convertibility provisions of the Preferred Stock, then the undersigned, as holders of Preferred Stock, will have the right to convert their shares of Preferred Stock into Common Stock at a conversion price below the fair market value of the Common Stock at the time the Preferred Stock was issued.

          - Pursuant to the Merger Agreement, each of the undersigned will enter into new employment agreements with the Company providing for significant payments to each of us if there is a "change in control" of the Company. In addition, Albert Cozzi, who was recently appointed as the Company's Chief Operating Officer and Senior Vice President, will enter into an employment agreement with the Company under which, as additional consideration in connection with the Merger, he will receive warrants exercisable for 755,172 shares of Common Stock at exercise prices below the fair market value of the Common Stock on the date of the grant.

     The board of directors has unanimously approved the Merger and believes that the Merger is fair to, and in the best interests of, the Company and its Stockholders, and recommends that all Stockholders vote FOR the Merger. Stockholders do not have preemptive, subscription, conversion or redemption rights. See "Risk Factors -- Conflicts of Interest" and "Description of Capital Stock -- Common Stock."

     Approval of the amendments to the Company's certificate of incorporation requires the affirmative vote of the majority of the Company's outstanding shares of Common Stock entitled to vote thereon. With respect to the nominees for Director, the ten individuals receiving the highest number of votes will be elected as Directors. All of the other proposals described above must be approved by the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy and eligible to vote at the Annual Meeting, a quorum being present. Accordingly, whether or not you plan to attend the Annual Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting. If you attend the Annual Meeting, you may vote in person, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated. This solicitation is authorized by and is made on behalf of the Company's board of directors.

                                          Sincerely,

                                          METAL MANAGEMENT, INC.

                                          GERARD M. JACOBS
                                          President and Chief Executive Officer

                                          T. BENJAMIN JENNINGS
                                          Chairman of the Board and
                                          Chief Development Officer

                               November 20, 1997

                             METAL MANAGEMENT, INC.

                                PROXY STATEMENT

     This Proxy Statement ("Proxy Statement") is being furnished to the holders of common stock, par value $.01 per share (the "Common Stock"), of Metal Management, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the board of directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held at the Westin River North, 320 North Dearborn Street, Chicago, Illinois 60610, on November 29, 1997, at 9:00 a.m., central time, and any adjournments thereof (the "Annual Meeting").

     Proxies properly executed and returned in a timely manner will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated, they will be voted for the proposals set forth on the Notice of Annual Meeting and on any other matter in accordance with the judgment of the persons acting under the proxies on other matters presented for a vote. Any Stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the meeting, by written notice to the Company's Secretary or by delivery of a later-dated proxy.

     At the Annual Meeting, holders of Common Stock outstanding on September 30, 1997 (the "Record Date"; such holders, the "Stockholders") will be asked to consider and vote upon: (i) nominees to serve on the Company's Board of Directors; (ii) a proposal to concur in the selection of Price Waterhouse LLP as the Company's principal independent accountants for the fiscal year ending March 31, 1998; (iii) a proposal to approve and adopt a Merger Agreement, dated as of May 16, 1997, as amended (the "Merger Agreement"), by and among the Company, CIM Acquisition, Co., an Illinois corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), and Cozzi Iron & Metal, Inc. ("Cozzi") and its shareholders pursuant to which Merger Sub would merge with and into Cozzi (the "Merger") resulting in Cozzi becoming a wholly-owned subsidiary of the Company;
(iv) a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 40,000,000 to 80,000,000;
(v) a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of "blank check" preferred stock from 2,000,000 to 4,000,000; (vi) a proposal to amend the Company's 1995 Stock Plan for Employees and Consultants to increase the number of shares authorized under the plan from 1,300,000 to 2,600,000 ; (vii) a proposal to amend the Company's 1996 Director Option Plan to increase the number of shares authorized under the plan from 100,000 to 200,000; (viii) a proposal to approve the issuance of Common Stock issuable on conversion of Series A and Series B Convertible Preferred Stock; (ix) a proposal to ratify the issuance of Common Stock previously issued or issuable in private placements by the Company to, among others, officers, directors and affiliates of the Company; (x) a proposal to amend the Company's Certificate of Incorporation to eliminate cumulative voting; (xi) a proposal to amend the Company's Certificate of Incorporation by amending the Series A Preferred Stock Certificate of Designations; and (xii) to transact any other business as may properly come before the Annual Meeting, or any adjournment thereof.

     The Company's executive offices are located at 500 North Dearborn Street, Suite 405, Chicago, Illinois 60610 (telephone number (312) 645-0700). Proxy materials will be mailed to Stockholders on or about November 21, 1997.

     The Common Stock is included for quotation on The Nasdaq Stock Market ("Nasdaq") under the symbol "MTLM". On November 19, 1997, the last reported sales price for the Common Stock as reported by Nasdaq was $19.00 per share.

     The accompanying Proxy Statement provides a detailed description of the proposed Merger, the business of Cozzi, the business of the Company, and risks associated with the proposed Merger. Please give all of this information your careful attention.
                            ------------------------

             THE DATE OF THIS PROXY STATEMENT IS NOVEMBER 20, 1997

     STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR INCORPORATED BY REFERENCE. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION MADE BY THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROXY STATEMENT OR IN THE COMPANY'S AFFAIRS SINCE THE DATE HEREOF. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH THE SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE A SOLICITATION.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy materials and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies can be obtained by mail from the Commission at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is included for quotation on the Nasdaq National Market and copies of reports and other material concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1801 K Street, N.W., 8th Floor, Washington, D.C. 20006.

                               TABLE OF CONTENTS

SUMMARY.....................................................    6
  The Company...............................................    6
  Cozzi.....................................................    9
  Proposed Merger...........................................    9
  Recommendation of the Board of Directors..................   10
  Opinion of Salomon Brothers...............................   10
  Conflicts of Interest.....................................   10
  Effective Time of the Merger..............................   11
  Conditions to the Merger..................................   11
  Appraisal Rights..........................................   12
  Termination...............................................   12
  Termination Fees and Expenses.............................   12
  Alternatives to the Merger................................   12
  Accounting Treatment......................................   13
  No Solicitation of Other Transactions.....................   13
  Executive Officers and Directors after the Merger.........   13
  Distribution and Dividend Policy..........................   13
  Special Note on Forward-Looking Statements................   13
  Selected Historical Financial Data of the Company.........   14
  Selected Historical Financial Data of Cozzi...............   15
  Selected Pro forma Combined Financial Data (Unaudited)....   16
RISK FACTORS................................................   19
  Conflicts of Interest.....................................   20
MATTERS TO BE CONSIDERED BY STOCKHOLDERS....................   26
  Purpose of the Meeting....................................   26
  Quorum and Voting Rights; Proxies.........................   26
  PROPOSAL NUMBER ONE: TO ELECT TEN INDIVIDUALS AS DIRECTORS
                       TO HOLD OFFICE UNTIL THE NEXT ANNUAL
                       MEETING OF STOCKHOLDERS, OR OTHERWISE
                       AS PROVIDED IN THE COMPANY'S
                       CERTIFICATE OF INCORPORATION.........   28
  Director Compensation.....................................   30
  Executive Compensation....................................   31
  UNAUDITED PRO FORMA FINANCIAL INFORMATION.................   37
  PROPOSAL NUMBER TWO: TO CONCUR IN THE APPOINTMENT BY THE
                       BOARD OF DIRECTORS OF PRICE
                       WATERHOUSE LLP AS THE COMPANY'S
                       PRINCIPAL INDEPENDENT ACCOUNTANTS FOR
                       THE FISCAL YEAR ENDING MARCH 31,
                       1998.................................   51
  PROPOSAL NUMBER THREE: TO APPROVE AND ADOPT THE MERGER
                         AGREEMENT AND THE MERGER PURSUANT
                         TO WHICH COZZI WILL BECOME A
                         WHOLLY-OWNED SUBSIDIARY OF THE
                         COMPANY............................   52
  Background of and Reasons for the Merger..................   52
  Opinion of Salomon Brothers...............................   53
  Description of the Merger Agreement.......................   55
  PROPOSAL NUMBER FOUR: TO AMEND THE COMPANY'S CERTIFICATE
                        OF INCORPORATION TO INCREASE THE
                        NUMBER OF AUTHORIZED SHARES OF
                        COMMON STOCK FROM 40,000,000 TO
                        80,000,000..........................   60

  PROPOSAL NUMBER FIVE: TO AMEND THE COMPANY'S CERTIFICATE
                        OF INCORPORATION TO INCREASE THE
                        NUMBER OF AUTHORIZED SHARES OF
                        "BLANK CHECK" PREFERRED STOCK FROM
                        2,000,000 TO 4,000,000..............   61
  PROPOSAL NUMBER SIX: TO AMEND THE COMPANY'S 1995 STOCK
                       PLAN FOR EMPLOYEES AND CONSULTANTS TO
                       INCREASE THE NUMBER OF SHARES OF
                       COMMON STOCK AUTHORIZED FOR ISSUANCE
                       UNDER THE PLAN FROM 1,300,000 TO
                       2,600,000............................   61
  PROPOSAL NUMBER SEVEN: TO AMEND THE COMPANY'S 1996
                         DIRECTOR OPTION PLAN TO INCREASE
                         THE NUMBER OF SHARES AUTHORIZED FOR
                         ISSUANCE UNDER THE PLAN FROM
                         100,000 TO 200,000.................   64
  PROPOSAL NUMBER EIGHT: APPROVAL OF COMMON STOCK ISSUABLE
                         ON CONVERSION OF SERIES A AND
                         SERIES B CONVERTIBLE PREFERRED
                         STOCK..............................   65
  PROPOSAL NUMBER NINE: RATIFICATION AND AUTHORIZATION OF
                        THE ISSUANCE OF COMMON STOCK
                        PREVIOUSLY ISSUED OR ISSUABLE IN
                        PRIVATE PLACEMENTS BY THE COMPANY
                        TO, AMONG OTHERS, OFFICERS,
                        DIRECTORS AND AFFILIATES OF THE
                        COMPANY.............................   69
  PROPOSAL NUMBER TEN: TO AMEND THE COMPANY'S CERTIFICATE OF
                       INCORPORATION TO ELIMINATE CUMULATIVE
                       VOTING...............................   73
  PROPOSAL NUMBER ELEVEN: TO AMEND THE COMPANY'S CERTIFICATE
                          OF INCORPORATION BY AMENDING THE
                          SERIES A PREFERRED STOCK
                          CERTIFICATE OF DESIGNATIONS.......   74
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   75
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT...........   77
INFORMATION ABOUT THE COMPANY...............................   78
  Overview..................................................   78
  Business Operations.......................................   79
  Significant Customers.....................................   85
  Competition...............................................   86
  Employees.................................................   86
  Properties................................................   86
  Legal Proceedings.........................................   87
  Environmental Matters.....................................   87
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................   93
  Stock Price and Dividend Policy...........................  101
INFORMATION ABOUT COZZI.....................................  102
  Overview..................................................  102
  Business Operations.......................................  102
  Significant Customers.....................................  104
  Competition...............................................  104
  Employees.................................................  105
  Properties................................................  105
  Environmental Matters.....................................  105
  Legal Proceedings.........................................  106
  Management's Discussion and Analysis of Financial
     Condition and Results of Operation.....................  108
DESCRIPTION OF CAPITAL STOCK................................  113
  General...................................................  113
  Common Stock..............................................  113

  Preferred Stock...........................................  113
  Transfer Agent............................................  113
  Delaware Business Combination Statute.....................  113
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............  114
STOCKHOLDER PROPOSALS.......................................  115
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............  116
INDEX TO FINANCIAL STATEMENTS...............................  117
Annex A  --   Merger Agreement
Annex B  --   Opinion of Salomon Brothers
Annex C  --   Irrevocable Proxy (Isaac Stockholders)
Annex D  --   Irrevocable Proxy (Isaac Stockholders)
Annex E  --   Irrevocable Proxy (Directors)
              Amendment to Certificate of Incorporation (Common Stock
Annex F  --   increase)
              Amendment to Certificate of Incorporation (Preferred Stock
Annex G  --   increase)
Annex H  --   1995 Stock Plan
Annex I  --   1996 Director Option Plan
              Amendment to Certificate of Incorporation (Certificate of
Annex J  --   Designations)

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information herein, including the Consolidated Financial Statements and the related notes thereto, appearing elsewhere in this Proxy Statement. Unless the context otherwise requires, all references in this Proxy Statement to the "Company" refer to Metal Management, Inc., its predecessors and its and their subsidiaries, both before and after giving effect to the Acquisitions, as the context requires. The Company currently conducts its operating businesses through wholly-owned subsidiaries.

         MATTERS TO BE CONSIDERED BY STOCKHOLDERS AT THE ANNUAL MEETING

     The Annual Meeting of Stockholders of the Company will be held for the following purposes:

          1. To consider and vote upon ten nominees (the "Nominees") for election to the Company's Board of Directors;

          2. To concur in the appointment of Price Waterhouse LLP as the Company's principal independent accountants for the fiscal year ending March 31, 1998;

          3. To consider and vote upon a proposal to approve and adopt the Merger Agreement pursuant to which Merger Sub is to merge with and into Cozzi, resulting in Cozzi becoming a wholly-owned subsidiary of the Company;

          4. To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 40,000,000 to 80,000,000;

          5. To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of "blank check" preferred stock from 2,000,000 to 4,000,000;

          6. To consider and vote upon a proposal to amend the Company's 1995 Stock Plan for Employees and Consultants to increase the number of shares of Common Stock authorized for issuance under the plan from 1,300,000 to 2,600,000;

          7. To consider and vote upon a proposal to amend the Company's 1996 Director Option Plan to increase the number of shares authorized for issuance under the plan from 100,000 to 200,000;

          8. To consider and vote upon a proposal to approve the issuance of Common Stock issuable on conversion of Series A and Series B Convertible Preferred Stock;

          9. To consider and vote upon a proposal to ratify the issuance of Common Stock previously issued or issuable in private placements by the Company to, among others, officers, directors and certain affiliates of the Company;

          10. To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to eliminate cumulative voting;

          11. To consider and vote upon a proposal to amend the Company's Certificate of Incorporation by amending the Series A Preferred Stock Certificate of Designations; and

          12. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only Stockholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

                                  THE COMPANY

     The Company believes that, based on the weight of scrap metal processed, it is one of the largest processors and recyclers of scrap metal in North America. The Company collects industrial scrap and obsolete scrap, processes it into reusable forms, and supplies the recycled metals to mini-mills, integrated steel mills, foundries and other customers. The Company believes that it provides one of the broadest offerings of both ferrous and non-ferrous scrap metals in the industry. The Company's ferrous products include shredded, sheared, hot briquetted, cold briquetted, bundled scrap and broken furnace iron. The Company also processes non-ferrous metals, including aluminum, copper, brass and high-temperature alloys, using similar techniques. The Company is one of the most geographically diverse scrap processors in North America with twenty-six metal recycling facilities, including those operated through joint ventures, located in the States of Alabama, Arizona, California, Illinois, Mississippi, Ohio and Texas.

     The Company was founded in 1981 and re-incorporated in Delaware in June 1986. Prior to April 11, 1996, the Company was called General Parametrics Corporation ("GPC") and operated as a manufacturer and marketer of color thermal and dye sublimation printers and related consumables, including ribbons, transparencies and paper. This business was discontinued by the Company during fiscal 1997. On April 9, 1996, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation to change the name of the Company from General Parametrics Corporation to Metal Management, Inc. Effective April 15, 1996, the Company changed its Nasdaq stock symbol to "MTLM". On April 25, 1996, the Board of Directors of the Company approved a change in the Company's fiscal year end from October 31 to March 31, effective April 1, 1996.

     Completed Acquisitions. The Company has recently completed a number of acquisitions which are summarized below (the "Completed Acquisitions"). For more information about the terms of the Completed Acquisitions, see "Information about the Company -- Business Operations."

     - Proler. Proler Southwest Inc. and Proler Steelworks L.L.C. (collectively, "Proler"), were founded in 1992 and 1994, respectively, principally by William and Ronald Proler. Proler operates a facility in Houston, Texas (located on the Houston Ship Channel, adjacent to the HouTex facility) and a site in Jackson, Mississippi. The Company completed the acquisition of Proler on August 28, 1997.

     - The Isaac Group. The Isaac group of companies (collectively, "Isaac"), founded in 1899 by the Isaac family, operates four processing facilities located in Defiance, Bryan, Cleveland and Dayton, Ohio. The Company completed the acquisition of Isaac on June 23, 1997.

     - Reserve Iron & Metal, L.P. Reserve Iron & Metal, L.P. ("Reserve"), founded in 1978 and acquired in 1990 by the Joseph family, operates two processing facilities located in Cleveland, Ohio and Chicago, Illinois and has a 50% interest in a joint venture which operates a processing facility located in Attalla, Alabama. The Company completed the acquisition of Reserve on May 1, 1997.

     - HouTex Metals Company, Inc. HouTex Metals Company, Inc. ("HouTex"), founded in 1979 by the Melnik family, operates one processing facility on the Houston Ship Channel. The Company completed the acquisition of HouTex on January 7, 1997.

     - The MacLeod Group. The "MacLeod Group" of companies ("MacLeod"), founded in 1969 by Ian MacLeod, operates four processing facilities in Southern California. The Company completed the acquisition of MacLeod on January 1, 1997.

     - EMCO Recycling Corp. EMCO Recycling Corp., formed in 1993 by the combination of three companies, Empire Metals, Inc., Valley Steel and Copperstate Metals, Inc., operates processing facilities at ten sites in Phoenix, Arizona and two other sites in the State of Arizona. The Company completed the acquisition of EMCO on April 11, 1996.

     Potential Acquisitions. From time to time the Company engages in discussions with third parties regarding potential acquisitions of companies or businesses in the same or substantially similar lines of business as the Company. If the parties are able to agree generally on the nature, terms and conditions of a transaction, including the purchase price and form of consideration, a letter of intent is prepared to reflect this understanding. In many cases, these letters of intent are structured as "binding intents" to purchase the business, although each letter is still subject to a number of terms and conditions including but not limited to negotiation and execution of definitive purchase agreements. In addition, each potential acquisition may be subject to additional contingencies specific to that acquisition. There can be no assurance that any such potential acquisition will result in execution of a definitive agreement or that such acquisition(s) will be completed on terms and conditions acceptable to the Company, if at all. See "Risk Factors -- Inability to Complete Potential Acquisitions." As of the date of this Proxy Statement, the Company has entered into letters of intent to purchase the companies or businesses described below:

     - Superior Forge, Inc. The Company entered into a binding letter of intent on July 23, 1997 to acquire Superior Forge, Inc. ("Superior"). Superior, founded and owned by Ian Albert, uses and generates aluminum and aluminum scrap in its forging operations, located in Huntington Beach, California.

     - Goldin Industries, Inc. The Company entered into a binding letter of intent on August 5, 1997 to acquire certain scrap metal operations and assets of Goldin Industries, Inc., Goldin Industries Louisiana, Inc. and Goldin of Alabama, Inc. ("Goldin"). Goldin, founded and owned by the Goldin family, operates five processing facilities, including two in Gulfport, Mississippi, one in Harvey, Louisiana and two in Mobile, Alabama.

     - Houston Compressed Steel Corporation. The Company entered into a letter of intent on August 1, 1997 to acquire Houston Compressed Steel Corporation ("HCS"). HCS, owned by the Segal family, operates one processing facility in Houston, Texas.

     - Salt River Recycling, L.L.C. The Company entered into a binding letter of intent on August 4, 1997 to purchase Newell Phoenix, L.L.C.'s 50% membership interest in Salt River Recycling, L.L.C. ("Salt River"), an Arizona limited liability company with one facility in Phoenix, Arizona. Cozzi currently owns a 50% interest in Salt River which the Company will acquire upon the closing of the Merger. The acquisition of the 50% joint venture interest in Salt River is subject to completion of the Merger. See "Risk Factors -- Failure to Acquire Joint Venture Interests."

     - PerlCo, L.L.C. The Company entered into a binding letter of intent on August 6, 1997 to acquire: (i) FPX, Inc. ("FPX"), which has a 50% ownership interest in PerlCo, L.L.C. ("PerlCo"), a Tennessee limited liability company with one facility in Memphis, Tennessee; and (ii) Southern Tin Compress Corporation ("Southern Tin"), which owns the real estate and certain equipment associated with the PerlCo operations. Cozzi currently owns a 50% interest in PerlCo which the Company will acquire upon closing the Merger. The acquisition of FPX and Southern Tin is subject to completion of the Merger. See "Risk Factors -- Failure to Acquire Joint Venture Interests."

     - Aerospace Metals. The Company entered into a binding letter of intent on August 28, 1997 to purchase substantially all of the assets and business of, and to lease the real property used by, Aerospace Metals, Inc., Aerospace Parts Security, Inc. and Suisman Titanium Corp. (collectively, "Aerospace"). Aerospace, founded and owned by Michael Suisman, operates one facility located in Hartford, Connecticut.

     - Atlas Recycling Limited Partnership. The Company entered into a binding letter of intent on August 28, 1997 to purchase all of the scrap metal related business operations and assets of Atlas Recycling Limited Partnership ("Atlas"). Atlas operates two processing facilities in Texas, including one in Corpus Christi and one outside of Del Rio.

     - Yonack Iron & Metal Co. The Company entered into a binding letter of intent on August 28, 1997 to acquire, through merger, all of the scrap metal related business operations and assets of Yonack Iron & Metal Co. ("Yonack Iron"). Yonack, owned by Robert P. Yonack, operates five processing facilities, including four in Dallas, Texas and one in Lonoke, Arkansas.

     - Yonack Services, Inc. The Company entered into a binding letter of intent on August 28, 1997 to acquire, through merger, all of the scrap metal related business operations and assets of Yonack Services, Inc. ("Yonack Services"), a Texas corporation. Yonack Services operates one processing facility located in Forney, Texas.

     - Gold Metal Recyclers, Inc. The Company entered into a binding letter of intent on August 28, 1997 to acquire, through merger, all of the scrap metal related business operations and assets of Gold Metal

       Recyclers, Inc. ("Gold"), a Texas corporation. Gold, owned by Kenneth E. Goldberg and Neil A. Goldberg, operates one processing facility located in Dallas, Texas.

     - Spectrum Metal Recycling. The Company entered into a binding letter of intent on August 28, 1997 to acquire, through merger, all of the scrap metal related business operations and assets of GMY Corp., d/b/a Spectrum Metal Recycling ("Spectrum"), a Texas corporation. Spectrum operates one processing facility located in Houston, Texas.

     The Merger and the acquisition of Superior, Goldin, HCS, Salt River, PerlCo, Aerospace, Atlas, Yonack Iron, Yonack Services, Gold and Spectrum are referred to throughout this Proxy Statement as the "Potential Acquisitions"; the Potential Acquisitions and the Completed Acquisitions, the "Acquisitions." The acquisition of each of Atlas, Yonack Iron, Yonack Services, Gold and Spectrum (collectively, the "Related Texas Acquisitions") is subject to completion of the Merger and to the simultaneous completion of each of the other Related Texas Acquisitions. The terms and costs of the Acquisitions are more fully described under "Information about the Company -- Business Operations." The Company anticipates accounting for each of the Potential Acquisitions using the purchase method of accounting.

                                     COZZI

     Cozzi Iron & Metal, Inc. ("Cozzi"), founded by the Cozzi family in 1945, is a recycler of ferrous and non-ferrous scrap metal. Cozzi is headquartered in Chicago, Illinois and has built a network of processing facilities located in Chicago, Illinois, East Chicago, Indiana and the Pittsburgh, Pennsylvania area with interest in joint ventures operating in Memphis, Tennessee and Phoenix, Arizona. The Company has entered into binding letters of intent to acquire the 50% interest in each of these joint ventures not owned by Cozzi. See "The Company -- Business Operations." The Company believes that Cozzi's strengths include its excellent management, strong relationships with major industrial scrap suppliers, efficient shredding capacity, rapidly growing stainless and alloy steel business, broad product line, and geographic proximity to low cost transportation afforded by the Mississippi River and the Great Lakes. For the calendar year ended December 31, 1996, Cozzi sold approximately 1.2 million tons of ferrous metal and 116 million pounds of non-ferrous metal and had revenues of approximately $215.9 million. Subject to Stockholder approval, the Company has agreed to cause CIM Acquisition, Co., an Illinois corporation and a wholly-owned subsidiary of the Company ("Merger Sub") to merge with and into Cozzi, resulting in Cozzi becoming a wholly-owned subsidiary of the Company (the "Cozzi Acquisition"), pursuant to the Merger Agreement.

                                PROPOSED MERGER

     The Boards of Directors of the Company and Cozzi have approved the Merger and the Merger Agreement, a copy of which is attached hereto as Annex A. See "Matters to be Considered by Stockholders -- Proposal Number Three -- Conflicts of Interest." As of November 14, 1997, officers, directors and Nominees of the Company owned an aggregate of 6,726,495 shares of Common Stock, comprising 41% of the issued and outstanding Common Stock entitled to consider and vote on the Merger. Upon fulfillment (or waiver) of the conditions set forth in the Merger Agreement, at the Effective Time (as defined below): (i) Merger Sub will be merged with and into Cozzi, resulting in Cozzi becoming a wholly-owned subsidiary of the Company; (ii) all of the issued and outstanding shares of Cozzi common stock, no par value per share ("Cozzi Common Stock"), will be converted into 11,499,986 newly-issued shares of the Company's Common Stock; and
(iii) the holders of the Cozzi Common Stock will receive $6.0 million in cash and warrants to purchase 1,500,000 shares of Common Stock. Messrs. Albert A. Cozzi, Frank J. Cozzi and Gregory P. Cozzi, all of whom are officers and shareholders of Cozzi, will, if the Stockholders approve the Merger and elect them as Directors, take office at the Effective Time. See "Matters to be Considered by Stockholders -- Proposal Number One."

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Company's Board of Directors believes that the Merger is fair to, and in the best interests of, the Company and its Stockholders and has approved, and recommends that the Stockholders vote for, the Merger and the actions contemplated by the Merger Agreement including the election of the Nominees. See "Matters to be Considered by Stockholders -- Proposal Number Three -- Conflicts of Interests." The primary factors that the Board considered in reaching its recommendation were its belief that: the Merger with Cozzi will allow the Company to: (i) become the premier consolidator in the scrap metal recycling industry; (ii) derive substantial benefits from the depth and breadth of management and expertise at both companies; (iii) yield operational and financial synergies and cost savings; and (iv) more effectively access capital markets. See "Matters to be Considered by Stockholders -- Proposal Number
Three -- Background of and Reasons for the Merger," "-- Opinion of Salomon Brothers" and "-- Conflicts of Interest."

                          OPINION OF SALOMON BROTHERS

     On July 21, 1997, Salomon Brothers Inc. ("Salomon Brothers") delivered a written opinion to the Company to the effect that, as of that date, based upon the facts and circumstances as they existed at that time and subject to certain limitations, the consideration to be paid by the Company pursuant to the Merger is fair, from a financial point of view, to the Company. In rendering this opinion, Salomon Brothers reviewed and analyzed: (i) the Merger Agreement; (ii) a draft of this Proxy Statement; (iii) certain publicly available information concerning the Company, including the Annual Report on Form 10-K of the Company for the year ended March 31, 1997; (iv) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished by the Company; (v) certain publicly available information concerning the trading of, and the trading market for, the Common Stock; (vi) internal information, primarily financial in nature, including projections, concerning the business and operations of Cozzi furnished by the Company and Cozzi; (vii) certain internal information, primarily financial in nature, including projections, concerning the business and operations of Proler furnished by the Company; (viii) the financial terms of the Proler acquisition; (ix) certain publicly available information with respect to certain other companies believed to be comparable to Cozzi or the Company and the trading markets for certain of such other companies' securities; and (x) certain publicly available information concerning the nature and terms of certain other transactions or information, financial studies, analyses, investigations and financial, economic and market criteria considered relevant by Salomon Brothers. Salomon Brothers also met with certain officers and employees of Cozzi and the Company to discuss the foregoing, as well as other matters it believed relevant to its inquiry. A copy of the full text of the written opinion of Salomon Brothers, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached as Annex B to this Proxy Statement, and should be read in its entirety. See "Matters to be Considered by Stockholders -- Proposal Number Three -- Opinion of Salomon Brothers."

                             CONFLICTS OF INTEREST

     Pursuant to the Merger Agreement, each of Gerard M. Jacobs and T. Benjamin Jennings, who are currently officers and directors of the Company, will terminate their existing employment agreements with the Company and enter into new employment agreements with the Company at the closing of the Merger: (i) providing for significant payments in the event of a "change in control" of the Company; and (ii) granting each of Messrs. Jacobs and Jennings warrants to purchase 750,000 shares of Common Stock at exercise prices below the fair market value of the Common Stock at the date of the grant. In addition, pursuant to the Merger Agreement, Albert Cozzi, who was appointed Chief Operating Officer and Senior Vice President of the Company on September 1, 1997, will enter into an employment agreement with the Company at the closing of the Merger under which, as additional consideration in connection with the Merger, he will receive warrants exercisable for 755,172 shares of Common Stock at exercise prices below the fair market value of the Common Stock on the date of the grant. In addition, the Company has agreed in principle, subject to completion of the Merger, to pay George O. Moorehead, a Director and officer of the Company, $250,000 and certain insurance and other benefits. The Company also has agreed in principal to issue to Mr. Moorehead warrants to purchase 200,000 shares of Common Stock at $12.00 per share and to pay Mr. Moorehead amounts totalling $665,000, such issuance and payments to be triggered by the Company issuing certain warrants to Messrs. Jacobs and Jennings, including under the new employment agreements between each of Messrs. Jacobs and Jennings to be entered into at the Closing of the Merger. See "Matters to be Considered by Stockholders -- Proposal Number One -- Employment Agreements" and "-- Proposal Number Three -- Conflicts of Interest."

                          EFFECTIVE TIME OF THE MERGER

     The Merger will become effective at the time that Articles of Merger reflecting the merger of Merger Sub, an Illinois corporation, with and into Cozzi are filed in the Office of the Secretary of State of the State of Illinois (the date of the filing, the "Effective Date"; the time of filing, the "Effective Time").

                            CONDITIONS TO THE MERGER

     The obligations of each party to effect the Merger are conditioned on, among other things, the satisfaction or waiver of each of the following conditions: (i) the truth and accuracy of all of the representations and warranties made by each party; (ii) completion by each party of their respective obligations under the Merger Agreement; (iii) the absence of any material adverse change in the other party; (iv) the absence of any court order prohibiting or restricting completion of the Merger; and (v) receipt of all written consents, assignments, waivers or authorizations required to effect the Merger.

     In addition, the Company will not be obligated to proceed with the Merger unless: (i) the Company's Stockholders authorize and approve the Merger Agreement; (ii) no Cozzi Shareholder elects to exercise appraisal rights with respect to the Merger; (iii) Cozzi obtains a general release from the Estate of James H. Cozzi and Irene Cozzi (the "Estate") releasing the Company and its affiliates from all liability such parties may have to the Estate; and (iv) Cozzi receives the written consent of G.E. Capital Public Finance, Inc. to the transactions contemplated by the Merger Agreement. Cozzi and the Cozzi Shareholders will not be obligated to proceed with the Merger unless: (i) the Cozzi Shareholders receive an opinion from counsel to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (ii) Cozzi receives the written consent of Bank of America National Trust and Savings Association to the transactions contemplated by the Merger Agreement. See "Matters to be Considered by Stockholders -- Proposal Number Three -- Conditions to the Merger."

                 SUBSTANTIAL DILUTION TO EXISTING STOCKHOLDERS

     Upon completion of the Merger and the issuance of Common Stock upon conversion of the Series A Preferred Stock, existing Stockholders (including officers, directors and affiliates) will suffer substantial dilution of their voting interest in the Company.

     The following table illustrates the percentage of issued and outstanding Common Stock held by: (i) Stockholders other than the Cozzis, directors, officers or Nominees of the Company; (ii)directors, officers and Nominees (other than Messrs. Cozzi, Jacobs and Jennings); (iii) Gerard M. Jacobs and T. Benjamin Jennings, President and Chief Executive Officer, and Chairman of the Board and Chief Development Officer, respectively, of the Company; and (iv) the Cozzi shareholders, under four circumstances: (a) before the Merger is completed; (b) assuming the Merger is completed; (c) before the Merger is completed, assuming all outstanding shares of Series A and Series B Preferred Stock have been converted into Common Stock at conversion prices of $17.00 and $18.50 per share, respectively; and (d) after the Merger is completed assuming all outstanding shares of Series A and Series B Preferred Stock have been converted into Common Stock at conversion prices of $17.00 and $18.50 per share, respectively.

               PERCENTAGE OF ISSUED AND OUTSTANDING COMMON STOCK

                                                           OFFICERS,
                                                         DIRECTORS AND
                                                            NOMINEES
                                                          (OTHER THAN
                                                         MESSRS. COZZI,
                                         UNAFFILIATED      JACOBS AND      MESSRS. JACOBS       COZZI
                                         STOCKHOLDERS      JENNINGS)        AND JENNINGS     SHAREHOLDERS
                                         ------------    --------------    --------------    ------------
Pre-Merger...........................         59%              34%                7%               0%
Post Merger..........................         35%              20%                4%              41%
Pre-Merger/Post-Conversion...........         64%              29%                7%               0%
Post Merger/Post-Conversion..........         40%              18%                4%              38%

     See "Risk Factors -- Potential Substantial Dilution to Existing Stockholders; Registration Rights."

                                APPRAISAL RIGHTS

     Under the Delaware General Corporation Law ("Delaware Law"), Stockholders are not entitled to appraisal rights in connection with the Merger. See "Matters to be Considered by Stockholders -- Proposal Number Three -- Appraisal Rights."

                                  TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by: (i) mutual written consent of all parties to the Merger Agreement at any time prior to the closing of the Merger (the "Closing Date"); (ii) the Company, if Cozzi or the Cozzi Shareholders breach any material representation, warranty, covenant or agreement under the Merger Agreement;
(iii) the Cozzi Shareholders, if the Company or Merger Sub breaches any material representation, warranty, covenant or agreement under the Merger Agreement; (iv) either the Cozzi Shareholders or the Company if the Closing has not been consummated by December 15, 1997; (v) the Company, if the Merger Agreement and the transactions contemplated thereby fail to receive the requisite vote for approval and adoption by the Stockholders of the Company; (vi) the Company if it is not satisfied in its sole discretion with the results of its environmental assessment of Cozzi's properties; and (vii) the Cozzi Shareholders if they have not received an opinion from counsel to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. See "Matters to be Considered by
Stockholders -- Proposal Number Three -- Termination."

                         TERMINATION FEES AND EXPENSES

     Each party to the Merger Agreement is required to pay its own fees and expenses, including fees and expenses of counsel and its advisors.

                           ALTERNATIVES TO THE MERGER

     The Company has evaluated numerous acquisition and merger opportunities in the scrap metal recycling industry during the past twelve months. Management believes that Cozzi possesses unique strengths in its management team and customer relations, as well as the broad geographic scope of its operations. The Company's Board of Directors has concluded that none of the other candidates evaluated to date, except for the other Completed or Potential Acquisitions, possess this unique blend.

                              ACCOUNTING TREATMENT

     For financial reporting purposes, the Merger will be treated as a purchase transaction, with the Company as the acquiror of Cozzi. See "Historical and Unaudited Pro forma Condensed Consolidated Financial Data."

                     NO SOLICITATION OF OTHER TRANSACTIONS

     Under the Merger Agreement, Cozzi and the Cozzi Shareholders have agreed not to initiate, solicit or encourage any inquiries from any person or group with respect to any merger, consolidation or business combination involving Cozzi or any of its subsidiaries other than the transactions contemplated by the Merger Agreement.

               EXECUTIVE OFFICERS AND DIRECTORS AFTER THE MERGER

     From and after the Effective Time, assuming the election of the Nominees, and until their successors are duly elected or appointed and qualified in accordance with applicable law, the directors of the Company will be Albert A. Cozzi, Frank J. Cozzi, Gregory P. Cozzi, George A. Isaac, III, Gerard M. Jacobs,
T. Benjamin Jennings, Christopher G. Knowles, Donald F. Moorehead, Jr., William
T. Proler and Harold Rubenstein. Upon completion of the Merger, the following persons likely will be appointed as officers of the Company: T. Benjamin Jennings, Chairman of the Board and Chief Development Officer; Gerard M. Jacobs, Chief Executive Officer; Albert A. Cozzi, President and Chief Operating Officer; and Frank J. Cozzi, Vice President and President of Cozzi. In addition, the Company expects that George A. Isaac, III will continue to serve as a member of the Executive Committee and Executive Vice President, Robert C. Larry will continue to serve as Vice President, Finance, Chief Financial Officer and Treasurer, Daniel B. Burgess will continue to serve as Executive Vice President, and Xavier Hermosillo will continue to serve as Secretary, following the Merger. For information concerning these persons, see "Matters to be Considered by Stockholders -- Proposal Number One" and "-- Proposal Number Three."

                        DISTRIBUTION AND DIVIDEND POLICY

     Since September 1995 the Company has not paid, and the Company does not anticipate paying over the next twelve months, cash dividends on its Common Stock.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     Certain statements in this Proxy Statement that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Discussions containing such forward-looking statements may be found below and in the material set forth under "Summary," "Matters to be Considered by Stockholders -- Proposal Number Three," "Information about the Company" and "Information about Cozzi" as well as within the Proxy Statement generally. In addition, when used in the Proxy Statement, the words "believes," "intends," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties, including without limitation the following: cyclicality of the scrap metal recycling industry, price fluctuations in commodity markets, adverse economic conditions, inability to successfully access capital, unavailability of suitable acquisition opportunities, the cost of complying with environmental laws and regulations, the risk that announced mergers are not consummated, the risk of challenges by the Company's competition, and the risk that the Company will face difficulties in consolidating and controlling operations in diverse geographic locations. Actual results could differ materially from those projected in the forward-looking statements as a result of the factors set forth in the Proxy Statement generally and particularly in "Risk Factors." The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

               SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth summary historical financial data of the Company for the periods indicated. The summary historical data as of and for each of the four fiscal years in the period ended October 31, 1995, the five months ended March 31, 1996 and the year ended March 31, 1997 were derived from the audited consolidated financial statements of the Company. The summary historical financial data as of and for the six months ended September 30, 1996 and 1997 were derived from unaudited interim financial statements of the Company. In the opinion of management, such unaudited interim financial statements contain all adjustments (consisting of only normal recurring items) necessary to present fairly its financial position and results of operations as of and for the periods presented. The information contained in this table should be read in conjunction with "Information about the Company -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and the related notes thereto, appearing elsewhere in this Proxy Statement. The financial data included in the table below reflects the results of the Company's prior operations: designing, manufacturing and marketing electronic presentation products and color printers and related consumable products as discontinued operations. The Company sold the assets relating to these operations in July 1996. See "Information about the Company -- Overview."

                                          FISCAL YEAR                                    FISCAL          SIX MONTHS
                                       ENDED OCTOBER 31,               FIVE MONTHS     YEAR ENDED   ENDED SEPTEMBER 30,
                             -------------------------------------   ENDED MARCH 31,   MARCH 31,    --------------------
                              1992      1993      1994      1995          1996            1997        1996       1997
                             -------   -------   -------   -------   ---------------   ----------   --------   ---------
STATEMENT OF OPERATIONS
  DATA:
Net sales..................  $   -0-   $   -0-   $   -0-   $   -0-       $   -0-        $ 65,196     $29,942    $157,346
Gross profit...............      -0-       -0-       -0-       -0-           -0-           6,872       2,824      16,128
Operating income (loss)
  from continuing
  operations...............      -0-       -0-       -0-       -0-          (210)         (1,584)       (824)      4,278
Interest income (expense),
  net......................      968       310       229       312           142          (1,227)       (450)     (3,565)
Income (loss) from
  continuing operations....      968       310       228       261           (16)         (2,010)       (911)        526
Income (loss) from
  discontinued
  operations(1)............       78      (202)     (440)   (2,698)           22             847         294         208
Net income (loss)
  applicable to common
  stock....................    1,046       108      (212)   (2,437)            6          (1,163)       (617)        362
Fully diluted net income
  (loss) from continuing
  operations applicable to
  common stock.............  $  0.13   $  0.06   $  0.04   $  0.05       $  0.00        $  (0.22)    $ (0.10)   $   0.01
Cash dividends per share...  $  0.24   $  0.24   $  0.24   $  0.18       $  0.00        $   0.00     $  0.00    $   0.00
BALANCE SHEET DATA:
Cash and cash
  equivalents..............  $ 4,578   $   893   $   639   $ 3,032       $ 3,093        $  5,718     $ 4,348    $ 11,999
Working capital............   11,343     7,983     8,130     9,141         8,971         (13,555)      3,313       5,243
Total assets...............   16,665    15,304    13,486    10,130        10,349          70,125      33,860     267,669
Total debt(2)..............       --        --        --        --            --          36,441       8,593     100,541
Redeemable convertible
  preferred stock..........       --        --        --        --            --              --          --      24,323
Total stockholders'
  equity...................  $14,506   $13,759   $12,395   $ 9,314       $ 9,608        $ 23,148     $18,348    $ 88,637

---------------
(1) Operating results for fiscal 1992 to 1995 and the five month transitional period ended March 31, 1996 have been restated to reflect the results of the disposed businesses as discontinued operations.

(2) Total debt includes all current and long term portions of related party and third party debt as well as amounts outstanding under lines of credit.

                  SELECTED HISTORICAL FINANCIAL DATA OF COZZI
                             (DOLLARS IN THOUSANDS)

     The following table sets forth summary historical financial data of Cozzi. The summary historical statement of operations and balance sheet data as of and for each of the five fiscal years in the period ended December 31, 1996 were derived from the audited consolidated financial statements of Cozzi. The information contained in this table should be read in conjunction with "Information about Cozzi -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Cozzi, including the notes thereto, appearing elsewhere in this Proxy Statement. The summary historical financial data as of and for the nine months ended September 30, 1996 and 1997 are derived from unaudited interim financial statements of Cozzi. In the opinion of Cozzi, such unaudited interim financial statements contain all adjustments (consisting of only normal recurring items) necessary to present fairly its financial position and results of operations as of and for the periods presented.

                                                                                          NINE MONTHS
                                             YEAR ENDED DECEMBER 31,                  ENDED SEPTEMBER 30,
                               ----------------------------------------------------   -------------------
                                 1992       1993       1994       1995       1996       1996       1997
                               --------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
  Net sales..................  $107,965   $147,279   $199,717   $231,409   $215,908   $167,104   $191,296
  Gross profit...............     9,887     15,508     25,013     24,905     20,543     17,289     19,149
  Operating income (loss)....      (169)     3,951     11,522      8,989      5,948      5,803      5,454
  Interest expense, net......     1,676      1,305      1,664      1,985      1,762      1,546      2,105
  Net income (loss)..........  $ (1,424)  $  2,269   $  6,112   $  3,881   $  1,590   $  2,046   $  2,351
BALANCE SHEET DATA:
  Cash and cash
     equivalents.............  $    155   $    297   $    233   $     58   $     29   $     69   $     59
  Working capital............    (4,268)    (7,361)    16,154     19,709     20,523     17,134     21,762
  Total assets...............    41,580     45,755     62,252     77,658     78,592     78,047     85,989
  Total debt(1)..............    21,561     23,118     24,370     32,551     48,254     46,599     49,937
  Total stockholders'
     equity..................  $  7,631   $  9,900   $ 15,597   $ 19,478   $  7,349   $  7,803   $  9,700

---------------
(1) Total debt includes all current and long term portions of related party and third party debt as well as amounts outstanding under lines of credit.

             SELECTED PRO FORMA COMBINED FINANCIAL DATA (UNAUDITED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

     The following table sets forth summary unaudited pro forma combined financial data of the Company after giving effect to the Merger accounted for as a purchase transaction, to the sale of the Series A Convertible Preferred Stock to the expected issuance of the Series B Convertible Preferred Stock, to the acquisitions of Proler, Isaac, Reserve, HouTex and MacLeod and to certain equity and financing transactions as if all these transactions had occurred on April 1, 1996 with respect to the pro forma statement of operations data, and to the Merger, to the expected issuance of the Series B Convertible Preferred Stock, and to other financing transactions as if these transactions had occurred on September 30, 1997 with respect to the pro forma balance sheet data. The selected unaudited pro forma combined financial data were derived from the Company's unaudited combined condensed balance sheet as of September 30, 1997 and the unaudited combined condensed statement of operations for the six months ended September 30, 1997 (incorporated by reference to the Company's Form 10-Q, dated September 30, 1997, filed with the Commission on October 17, 1997), the Company's audited combined statement of operations for the year ended March 31, 1997 (incorporated by reference to the Company's Annual Report on Form 10-K, dated March 31, 1997, filed with the Commission on June 19, 1997), Cozzi's unaudited balance sheet as of September 30, 1997 and unaudited statement of operations for the six months ended September 30, 1997, and the twelve months ended March 31, 1997, Proler's unaudited statement of operations for the five months ended August 31, 1997, and the twelve months ended March 31, 1997, Reserve's unaudited statement of operations for the month ended April 30, 1997, and the twelve months ended March 31, 1997, Isaac's unaudited statement of operations for the twelve weeks ended June 23, 1997, and the twelve months ended March 31, 1997, HouTex's unaudited statement of operations for the nine months ended December 31, 1996 and MacLeod's unaudited statement of operations for the nine months ended December 31, 1996. The information contained in this table should be read in conjunction with "Information about the Company -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, including the related notes thereto, appearing elsewhere in this Proxy Statement. See "Information about the Company -- Overview."

                                                                YEAR ENDED      SIX MONTHS ENDED
                                                              MARCH 31, 1997   SEPTEMBER 30, 1997
                                                              --------------   ------------------
STATEMENT OF OPERATIONS DATA:
  Net sales.................................................    $  645,722         $  354,067
  Gross profit..............................................        64,594             37,421
  Operating income from continuing operations...............        10,776              8,032
  Interest expense, net.....................................        12,674              6,807
  Net loss from continuing operations applicable to common
     stock..................................................    $   (7,503)        $   (5,487)
  Fully diluted net loss from continuing operations per
     common share(2)........................................    $    (0.27)        $    (0.20)
  Fully diluted common shares used in computing per share
     amounts................................................    27,578,324         27,958,973

                                                              SEPTEMBER 30, 1997
                                                              ------------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................       $ 23,643
  Working capital...........................................         41,813
  Total assets..............................................        446,704
  Total debt(1).............................................        149,878
  Total stockholders' equity(3).............................       $214,782

---------------
(1) Total debt includes all current and long term portions of related party and third party debt as well as amounts outstanding under lines of credit.

(2) Net loss from continuing operations applicable to common stock is computed as follows:

                                                 YEAR ENDED       SIX MONTHS ENDED
                                               MARCH 31, 1997    SEPTEMBER 30, 1997
                                               --------------    ------------------
Net income from continuing operations........    $      242          $    1,115
Preferred stock dividends....................        (7,745)             (6,545)
Accretion of preferred stock discount(3).....             0                 (57)
                                                 ----------          ----------
Net loss from continuing operations
  applicable to common stock.................        (7,503)             (5,487)
Fully diluted weighted average shares
  outstanding................................    27,578,324          27,958,973
                                                 ----------          ----------
Net loss from continuing operations per
  common share...............................    $    (0.27)         $    (0.20)
                                                 ==========          ==========

    The Preferred Stock dividend rate assumes that the Stockholders have approved the issuance of the Common Stock underlying the Series A and Series B Preferred Stock. See "Matters to be considered by Stockholders -- Proposal Number Eight."

(3) Pro forma stockholders' equity includes $24.3 million relating to the Series A Convertible Preferred Stock which was reclassified to equity on a prospective basis upon execution of certain waivers and amendments to the terms of the Series A Convertible Preferred Stock. As a result of the reclassification, no additional accretion of the preferred stock discount will be recorded and no accretion beyond the historical amount recorded as of September 30, 1997 has been assumed for the pro forma fiscal year ended March 31, 1997 and six months ended September 30, 1997 earnings per share computation.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

     The following summary presents selected comparative per share information for: (i) the Company on a historical basis in comparison with pro forma information giving effect to the Merger, accounted for as a purchase; (ii) Cozzi on a historical basis in comparison with pro forma equivalent information after giving effect to the Merger, assuming that 11,499,986 shares of Common Stock are issued in exchange for the 108.75 outstanding shares of Cozzi's common stock. The historical and pro forma financial information should be read in conjunction with the historical consolidated financial statements of the Company and Cozzi and the related notes thereto and with the unaudited pro forma financial information and the related notes thereto, appearing elsewhere in this Proxy Statement or incorporated by reference herein.

                                                                  FISCAL            SIX MONTHS
                                                                YEAR ENDED            ENDED
                                                              MARCH 31, 1997    SEPTEMBER 30, 1997
                                                              --------------    ------------------
HISTORICAL-THE COMPANY
  Net income (loss) from continuing operations applicable to
     common stock(1)........................................   $     (0.22)        $      0.01
  Book value per share(4)...................................   $      2.28         $      5.36
HISTORICAL-COZZI(3)
  Net income from continuing operations per share(1)........   $ 11,503.45         $ 12,064.37
  Book value per share(4)...................................   $ 77,131.03         $ 89,195.40
PRO FORMA AND EQUIVALENT PRO FORMA COMBINED NET LOSS FROM
  CONTINUING OPERATIONS PER SHARE(2)
  Pro forma combined net loss from continuing operations per
     common share...........................................   $     (0.27)        $     (0.20)
  Equivalent pro forma combined net loss from continuing
     operations per Cozzi share(5)..........................   $(28,769.69)        $(20,753.04)

                                                                                      AS OF
                                                                                SEPTEMBER 30, 1997
                                                                                ------------------
PRO FORMA COMBINED BOOK VALUE PER COMMON SHARE(2)
  Pro forma combined book value per common share of common
     stock(6)...............................................                       $      7.66
  Equivalent pro forma combined book value per share of
     Cozzi common stock(5)..................................                       $809,714.78

Note: Dividend information is not provided since neither the Company nor Cozzi paid dividends for the periods presented.
---------------
(1) Income (loss) from continuing operations per share data is computed by dividing net income (loss) from continuing operations by the number of common equivalent shares outstanding during the period.

(2) The pro forma combined information also gives effect to the acquisitions of MacLeod, HouTex, Reserve, Isaac, Proler and certain financing and equity transactions as if these transactions occurred on April 1, 1996 with respect to net income (loss) information.

(3) Cozzi historical per share data reflects that only 108.75 shares are currently outstanding.

(4) The historical book value per share is computed by dividing total Stockholders' equity by the number of shares of Common Stock outstanding at the end of each period.

(5) The unaudited pro forma combined net loss from continuing operations per equivalent Cozzi share and the unaudited pro forma book value per equivalent Cozzi share is calculated by multiplying the respective unaudited pro forma combined per share amounts for the Company by the Exchange Ratio of 105,747 shares of Common Stock for each share of Cozzi common stock.

(6) Pro forma combined book value per share was calculated based on the outstanding shares upon consummation of the Merger (28,050,065) without giving effect to the conversion of the Series A and Series B Convertible Preferred Stock.

                                  RISK FACTORS

     Each Stockholder should carefully consider and evaluate the following factors, among others, before voting on the proposals set forth herein, including the Merger and the authorization to issue the shares of common stock underlying the Series A and Series B Preferred Stock.

INABILITY TO CONTROL OR MANAGE GROWTH OR TO SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES

     The Company intends to actively pursue acquisitions and mergers in the scrap metal recycling industry. There can be no assurance that the Company will be successful in acquiring other entities or that it will be able to effectively manage these acquired entities. The Company's ability to achieve its expansion objectives and to manage its growth effectively depends on a variety of factors, including the ability to identify appropriate acquisition targets and to negotiate acceptable terms for their acquisition, the integration of new businesses into the Company's operations, the achievement of cost savings and the availability of capital. The inability to control or manage growth effectively or to successfully integrate future new businesses into the Company's operations would have a material adverse effect on the Company's results of operations and financial condition. Depending on the nature and size of these transactions, if any, the Company may experience working capital and liquidity shortages. There can be no assurance that additional financing will be available on terms and conditions acceptable to the Company, if at all.

RECENT CHANGE IN STRATEGIC DIRECTION AND LIMITED OPERATING HISTORY

     The Company has undergone a significant change in strategic direction and emphasis in the last twelve to eighteen months. Given this substantial change, past financial performance should not be considered a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Prior to the EMCO merger in April 1996, the Company had no history of operations in the scrap metal recycling industry. Due to the limited experience of management in effecting a consolidation strategy, there can be no assurance that the Company will be able to successfully effect its consolidation strategy even if the Company is able to acquire other entities on acceptable terms and conditions. In addition, until being acquired by the Company, none of the Completed Acquisitions, the Potential Acquisitions nor, in some cases, potential future acquisitions have or will have previously operated as subsidiaries of a public holding company subject to formal accounting and reporting requirements. The Company will be required to continue devoting additional management time and capital to enhance information systems and to improve and monitor internal controls, as well as to recruit managers with appropriate skills to insure the timeliness and accuracy of financial reports. Further, the Company's management has limited experience in executing consolidation strategies on the scale being pursued by the Company. The success of the consolidation strategy depends in part on the ability of the Company's management to oversee diverse operations and to successfully integrate processing, marketing and other resources.

INABILITY TO COMPLETE POTENTIAL ACQUISITIONS

     From time to time the Company engages in discussions with third parties regarding potential acquisitions of companies or businesses in the same or substantially similar lines of business as the Company. If the parties are able to agree generally on the nature, terms and conditions of a transaction, a letter of intent is prepared to reflect this understanding. In many cases, these letters of intent are structured as "binding intents" to purchase the business, although each letter is still subject to a number of terms and conditions including but not limited to negotiation and execution of definitive purchase agreements. In addition, each potential acquisition may be subject to additional contingencies specific to that acquisition. There can be no assurance that any such potential acquisition will result in execution of a definitive agreement or that such acquisition will be completed on terms and conditions acceptable to the Company, if at all.

LACK OF CAPITAL AND LEVERAGE

     Implementing the Company's aggressive acquisition strategy requires substantial amounts of capital. For example, to complete the Potential Acquisitions, the Company needs to fund the cash portions of the purchase consideration, approximately $49.6 million, including approximately $6.0 million to be paid in connection with the Merger. There can be no assurance that sufficient funds for these acquisitions will become available on acceptable terms, if at all. See "Matters to be Considered by Stockholders -- Proposal Number Eight." Failure to raise sufficient capital when required or needed could adversely affect the Company's results of operations and financial condition.

     The Company intends to continue its strategy of financing its acquisitions in part by incurring indebtedness to sellers of acquired entities. This may require the Company to agree to certain restrictions on its operations which may adversely effect the Company's ability to integrate the acquired entities into the Company's structure. For example, in connection with the Proler, Isaac and Reserve acquisitions, the Company incurred short-term indebtedness to the sellers of these entities. These short-term notes restrict the Company's ability to unilaterally direct or control the operations of Proler, Isaac or Reserve until the notes are repaid. Failure to repay these notes or similar notes that the Company may issue in the future would have a material adverse effect on the Company's results of operations and financial condition and could cause the Company to cede control in or ownership of the acquired entity. As of September 30, 1997, the Company had approximately $154.7 million of total liabilities, including approximately $48.6 million of indebtedness owed in connection with the acquisitions of MacLeod, Reserve, Isaac and Proler. The degree to which the Company is leveraged could have adverse consequences to the Company including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion, if not all, of the Company's cash flow will be required to pay principal and interest; and (iii) the Company will be more vulnerable to an economic downturn in the scrap metal recycling industry which has historically been sensitive to changes in general economic conditions.

FAILURE TO COMPLY OR THE COST OF COMPLYING WITH ENVIRONMENTAL LAWS

     The Company is subject to extensive Federal, State and local laws, including various rules and regulations relating to environmental matters. Failure to comply, or the cost of complying, with these rules and regulations could have a material adverse effect on the Company's results of operations and financial condition. For a discussion of these rules and regulations as well as others governing the Company's business, see "Information about the Company -- Environmental Matters" and "Information about Cozzi -- Environmental Matters."

LACK OF MANAGEMENT DEPTH AND EXPERIENCE

     Due to the limited experience of the Company's senior management in the scrap metal recycling business, the Company relies substantially on the experience of the management team at each subsidiary on day-to-day operating matters. There can be no assurance that these individuals will continue to serve the subsidiaries. In addition, Albert A. Cozzi was appointed Chief Operating Officer and Senior Vice President of the Company on September 1, 1997. In connection with the Merger, the Company is required to appoint Mr. Cozzi as President. There can be no assurance that if the Merger does not close, Mr. Cozzi would continue to serve as Chief Operating Officer and Senior Vice President of the Company. See "Matters to be Considered by Stockholders -- Proposal Number Three." The loss of a significant number of managers, failure to complete the Merger or Mr. Cozzi's potential departure as an officer could have a material adverse effect on the Company's efforts to effectively manage and integrate the Completed Acquisitions or any future acquisitions, including Cozzi, and may also adversely impact the Company's ability to successfully implement its consolidation strategy.

CONFLICTS OF INTEREST

     Pursuant to the Merger Agreement, each of Gerard M. Jacobs and T. Benjamin Jennings, who are currently officers and directors of the Company, will terminate their existing employment agreements with the Company and enter into new employment agreements with the Company at the closing of the Merger: (i) providing for significant payments in the event of a "change in control" of the Company; and (ii) granting each of Messrs. Jacobs and Jennings warrants to purchase 750,000 shares of Common Stock at exercise prices below the fair market value of the Common Stock at the date of the grant. In addition, pursuant to the Merger

Agreement, Albert Cozzi, who was appointed Chief Operating Officer and Senior Vice President of the Company on September 1, 1997, will enter into an employment agreement with the Company at the closing of the Merger under which, as additional consideration in connection with the Merger, he will receive warrants exercisable for 755,172 shares of Common Stock at exercise prices below the fair market value of the Common Stock on the date of the grant. See "Matters to be Considered by Stockholders -- Proposal Number Three -- Conflicts of Interest."

ABILITY OF CERTAIN INDIVIDUALS TO IMPACT OWNERSHIP AND GOVERNANCE OF THE COMPANY

     Upon the closing of the Merger, the Stockholders Agreement (as defined herein) contemplates that one-half of the Company's Board of Directors will be comprised of directors nominated by the Cozzi Shareholders and one-half by Messrs. Jacobs and Jennings. Further, giving effect to the Merger, the Cozzi Shareholders and Messrs. Jacobs and Jennings will own approximately 45% of the Company's issued and outstanding shares of Common Stock. See "Matters to be Considered by Stockholders -- Proposal Number Three -- Description of the Merger Agreement" and "Security Ownership of Certain Beneficial Owners and Management." After the Merger is completed, the Cozzi Shareholders and Messrs. Jacobs and Jennings will have significant influence on the outcome of all matters (including the election of directors and future mergers, acquisitions or sale of assets) submitted to Stockholders for approval and may be deemed to have effective control over the affairs and management of the Company. This influence may not be consistent with the interests of the other Stockholders. Further, the changes made in the Company's governance structure to effect the Merger is an example of the Company's willingness to rapidly change the management and governance of the Company if necessary or desirable to complete an acquisition. There can be no assurance that the proposed changes in management and governance as contemplated in connection with the Merger or that may occur in connection with subsequent acquisitions or mergers will be favorable and in the best interests of all Stockholders.

     The parties to the Stockholders Agreement also have agreed to vote for proposals, if and when presented by the Company, to amend the Company's organizational documents to require the approval of at least two-thirds of the Board of Directors to, among other things: (i) amend the Company's certificate of incorporation or bylaws; (ii) liquidate or merge the Company; (iii) sell substantially all of the Company's assets; (iv) elect or remove officers; (v) adopt an annual budget; (vi) borrow funds, sell assets or make capital expenditures exceeding $5 million; (vii) issue or register the Company's securities; or (viii) declare or pay any dividends or distributions. If the Company's organizational documents are amended to reflect these restrictions, and the Directors cannot agree on the Company's strategic direction, a minority of three dissenting Directors could prevent the Company from taking any of the actions listed above. In addition, having an even number of Directors creates the possibility that a divided Board would be unable to take any action requiring majority approval. Should the Board be unable to act because of deadlock, or if a minority of dissenting Directors prevent the Board from taking a significant action, this could have a material adverse effect on the Company's results of operations and financial condition.

CYCLICALITY OF OPERATING RESULTS/OPERATING LOSSES

     The operating results of the scrap metal recycling processing industry in general, and the Company's operations specifically, are highly cyclical in nature as they tend to reflect and be amplified by general economic conditions. In periods of national recession or periods of minimal economic growth, the operations of scrap metal recycling companies have been materially adversely affected. For example, during recessions or periods of minimal economic growth, the automobile and the construction industries typically experience major cutbacks in production, resulting in decreased demand for steel, copper and aluminum and significant fluctuations in demand and pricing for the Company's products. Future economic downturns in the national economy would materially and adversely affect the Company's results of operations and financial condition. The ability of the Company to withstand significant economic downturns in the future will depend in part on the level of the Company's capital and liquidity. See "Information about the Company -- Management's Discussion and Analysis of Financial Conditions and Results of Operation."

     The Company's EMCO subsidiary has incurred operating losses and required capital infusions since the April 1996 merger. There can be no assurance that the Company will not be required to provide additional funding to EMCO. Further, there can be no assurance that existing or future subsidiaries will not require similar infusions, or that the Company will be able to provide such fundings if needed. The need to provide this funding or the inability to do so could have a material adverse effect on the Company's results of operations and financial condition.

FAILURE TO ACQUIRE JOINT VENTURE INTERESTS

     Assuming the Merger is approved and completed, the Company will, through Cozzi, be a member of, with a 50% interest in, two limited liability companies, one with operations in Phoenix, Arizona (Salt River) and the other in Memphis, Tennessee (PerlCo). The Company has binding signed letters of intent to acquire the remaining 50% interest in each of these joint ventures. However, there can be no assurance that the Company will acquire these remaining interests. If the Company is unable to acquire either of these joint venture interests, then the Company may be unable to realize some of the operational efficiencies anticipated in connection with the Merger and may be prohibited by the agreements governing the joint ventures from taking actions with respect to the joint ventures' assets or liabilities that may be in the Company's best interest.

DEPENDENCE ON SCRAP SUPPLIERS

     The profitability of the Company's scrap recycling operations depends, in part, on the availability of an adequate source of supply. The Company acquires its scrap inventory from numerous sources. These suppliers typically are not bound by long-term contracts and have no obligation to continue sending scrap materials to the Company. Decisions by a substantial number of scrap suppliers to cease sending scrap materials to the Company would have a material adverse effect on the Company's results of operations and financial condition.

CONCENTRATION OF CUSTOMERS AND CREDIT RISK

     On a pro forma basis, giving effect to the Completed Acquisitions and the Merger, the Company's five largest customers would have represented approximately 31% and 31% of pro forma combined revenues for the twelve months ended March 31, 1997 and the six months ended September 30, 1997, respectively. Accounts receivable balances from these customers represented approximately 30% of combined pro forma accounts receivable at September 30, 1997. On a pro forma basis, the Company's largest customer, David J. Joseph and Company accounted for approximately 12% and 13% of pro forma combined revenues for the twelve months ended March 31, 1997 and six months ended September 30, 1997, respectively, and accounted for approximately 17% of pro forma accounts receivable at September 30, 1997. The loss of any one of the Company's, or if the Merger is consummated Cozzi's, significant customers, could adversely affect the Company's results of operations and financial condition. See "Information about Cozzi -- Significant Customers."

     In connection with the sale of the Company's products, the Company generally does not require collateral as security for customer receivables. Certain of the Company's subsidiaries have significant balances owing from customers that operate in cyclical industries and under leveraged conditions that may impair the collectibility of these receivables. Failure to collect amounts due on these receivables could have a material adverse effect on the Company's results of operations and financial condition.

RELIANCE OF SALOMON BROTHERS ON MANAGEMENT'S FINANCIAL FORECAST AND VALUATION REPORT

     The opinion of Salomon Brothers that the consideration to be paid by the Company pursuant to the Merger is fair to the Company from a financial point of view is based, in part, upon projected financial results prepared by the Company's management. These projected results have not been reviewed or passed upon by an independent third party and are subject to contingencies beyond management's control. The Company's ability to actually realize the results projected in the information provided to Salomon Brothers depends upon numerous factors including, among other things, efficiently integrating the operations of each of Cozzi and the Company, and securing additional capital. All material events and circumstances cannot be anticipated or accurately predicted, and some unanticipated events and circumstances are likely to occur. Accordingly, there may be differences between the projected results of operations and the actual results of operations, and these differences could be material.

POTENTIAL SUBSTANTIAL DILUTION TO EXISTING STOCKHOLDERS; REGISTRATION RIGHTS

     Existing Stockholders do not have preemptive rights. Upon completion of the Merger and the issuance of Common Stock upon conversion of the Series A Preferred Stock, existing Stockholders (including officers, directors and affiliates) will suffer substantial dilution of their voting interest in the Company.

     The following table illustrates the percentage of issued and outstanding Common Stock held by: (i) Stockholders other than the Cozzis, directors, officers or Nominees of the Company; (ii)directors, officers and Nominees (other than Messrs. Cozzi, Jacobs and Jennings); (iii) Gerard M. Jacobs and T. Benjamin Jennings, President and Chief Executive Officer, and Chairman of the Board and Chief Development Officer, respectively, of the Company; and (iv) the Cozzi shareholders, under four circumstances: (a) before the Merger is completed; (b) assuming the Merger is completed; (c) before the Merger is completed, assuming all outstanding shares of Series A and Series B Preferred Stock have been converted into Common Stock at conversion prices of $17.00 and $18.50 per share, respectively; and (d) after the Merger is completed assuming all outstanding shares of Series A and Series B Preferred Stock have been converted into Common Stock at conversion prices of $17.00 and $18.50 per share, respectively.

               PERCENTAGE OF ISSUED AND OUTSTANDING COMMON STOCK

                                                           OFFICERS,
                                                         DIRECTORS AND
                                                            NOMINEES
                                                          (OTHER THAN
                                                         MESSRS. COZZI,
                                         UNAFFILIATED      JACOBS AND      MESSRS. JACOBS       COZZI
                                         STOCKHOLDERS      JENNINGS)        AND JENNINGS     SHAREHOLDERS
                                         ------------    --------------    --------------    ------------
Pre-Merger.............................       59%              34%               7%                0%
Post Merger............................       35%              20%               4%               41%
Pre-Merger/Post-Conversion.............       64%              29%               7%                0%
Post Merger/Post-Conversion............       40%              18%               4%               38%

     The Company may from time to time issue additional shares of Common Stock or securities convertible into Common Stock either as consideration for additional acquisitions or otherwise at prices below prevailing market prices of the Common Stock or at prices below the Company's book value. Common Stock sold at such a discount would result in dilution to the then-existing Stockholders of the Company. See "Matters to be Considered by Stockholders -- Proposal Number Nine" and "-- Proposal Number Eleven." Further, Stockholders are not granted preemptive rights to further issuances of shares and, therefore, these issuances would also reduce the existing Stockholders' percentage interest in the Company.

     After giving effect to the Pending and Completed Acquisitions, approximately 31,397,684 shares of Common Stock would have been outstanding as of September 30, 1997 and 3,822,544 shares are issuable on the exercise of warrants and options that will have vested and be exercisable on or before March 31, 1998. As of March 31, 1998, the Company will have approximately 3.5 million shares of Common Stock authorized or outstanding that will be eligible for sale pursuant to Rule 144 under the Securities Act. In addition, the Company has oral or written agreements to register substantially all of the unregistered shares of Common Stock which are currently outstanding and the shares of Common Stock issuable upon exercise of substantially all currently outstanding options and warrants to purchase shares of Common Stock. The utilization of Rule 144, and the exercise of registration rights by the holders of these shares will increase substantially the number of shares available for sale in the public market and may have an adverse impact on the market price of the Common Stock.

FAILURE TO APPROVE CONVERSION OF SERIES A AND SERIES B PREFERRED STOCK AND OTHER RISKS ASSOCIATED WITH SERIES A AND SERIES B PREFERRED STOCK

     On August 8, 1997, the Company issued 21,000 shares of Series A Convertible Preferred Stock and between August 21, 1997 and September 8, 1997, the Company issued 4,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (stated value of $1,000 per share) (the "Series A Preferred Stock"). Two thousand five hundred shares of the Series A Preferred Stock were purchased by Gerard M. Jacobs, T. Benjamin Jennings and Donald F. Moorehead, Jr., directors of the Company. On November 20, 1997, the Company agreed to issue an aggregate of 20,000 shares of Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"). See "Matters to be Considered by Stockholders -- Proposal Number Eight." If the convertibility provisions of the Series A Preferred Stock are not approved by the Stockholders by December 8, 1997, the dividend rate will increase from an annual rate of 9% to an annual rate of 13% of the stated value of $1,000 per share. If the Company has obtained Stockholder approval ("Stockholder Approval") of the convertibility provisions of the Series A and Series B Preferred Stock, but has not filed a registration statement (the "Registration Statement") covering the Common Stock issuable upon conversion of the applicable Series of Preferred Stock within thirty days of receiving Stockholder Approval, or if the Registration Statement is not declared effective within 120 days after Stockholder Approval is obtained, then the Company will be obligated to pay the holders of the applicable Series of Preferred Stock a monthly fee equal to 2.0% of the Stated Value of the applicable Series of Preferred Stock, in cash or in the form of additional shares of Preferred Stock. This monthly fee would be equal to $500,000, with respect to the Series A or Series C Preferred Stock and $400,000 with respect to the Series B Preferred Stock.

     The Company will also be obligated to redeem the shares of each Series of Preferred Stock at a redemption price equal to 120% of the sum of $1,000 per share plus all accrued and unpaid dividends if any of the following occur: (i) the Registration Statement is not declared effective within 120 days after Stockholder Approval is obtained (subject to extension to allow the Company to amend or supplement the Registration Statement, and during periods when disclosure would be detrimental to the Company's business) or if it has been declared effective but the effectiveness lapses or the Registration Statement becomes unavailable, except for permitted standstill periods as described in the registration rights agreement between the Company and the holders of the applicable Series of Preferred Stock, and such lapse or unavailability continues for ten business days; (ii) the Company breaches, in any material respect, certain agreements entered into in connection with the sale of the applicable Series of Preferred Stock and such breach continues for ten business days after written notice; or (iii) the Company sells all or substantially all of its assets, engages in a transaction or series of transactions in which more than 50% of the voting power of the Company is disposed of, or merges or consolidates with any entity other than Cozzi, immediately following which the Company's prior stockholders do not own at least 50% of the surviving entity. There can be no assurances that if the Company were required to redeem the shares of any Series of Preferred Stock it would have sufficient cash or be able to obtain financing on reasonable terms, if at all, to fund the redemption. If the Company were unable to redeem the shares of any Series of Preferred Stock, then the Company would be obligated to pay additional dividends and interest to the holders of the applicable Series of Preferred Stock. The payment of these additional dividends and interest could have a material adverse effect on the Company's results of operations and financial condition.

VOLATILITY OF TRADING PRICE

     The trading price of the Common Stock has been, and in the future is expected to be, volatile and subject to market fluctuation as a result of a number of factors, including, but not limited to, merger and acquisition announcements and developments, current and anticipated results of operations, future product offerings by the Company or its competitors and factors unrelated to the operating performance of the Company. The trading price of the Company's Common Stock may also vary as a result of changes in the business, operations, prospects or financial results of the Company, general market and economic conditions, additional future proposed acquisitions by the Company and other factors. Failure in any fiscal quarter to meet the investment community's revenues or earnings expectations, if any, could have an adverse impact on the trading price of the Common Stock, as could sales of large amounts of Common Stock by existing

Stockholders. In addition, sales of substantial amounts of the Company's Common Stock in the public market could adversely affect the market price of the Company's Common Stock. In the event the market price of Common Stock were adversely affected by such sales, the Company's access to equity capital markets could be adversely affected and issuances of Common Stock in connection with acquisitions, or otherwise, could dilute future earnings per share. Management believes that the Company's stock price reflects an assumption that the Potential Acquisitions, including the Merger, will be completed. If the Potential Acquisitions, including the Merger, are not completed, the trading price of the Common Stock could be adversely affected.

POTENTIAL RESTRICTIONS ON MERGERS AND OTHER ACTIONS.

     Section 203 of the Delaware General Corporation Law (the "Delaware Business Combination Statute") prohibits, under certain circumstances, "business combinations" between a Delaware corporation whose stock is publicly-traded and an "interested stockholder" of such corporation. The provisions prohibiting "business combinations" could delay or frustrate the removal of incumbent directors or a change in control of the Company. The provisions also could discourage, impede, or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interest of stockholders. See "Description of Capital Stock -- Delaware Business Combination Statute." In addition, the Company's certificate of incorporation authorizes the issuance of 4,000,000 shares (assuming approval of Proposal Number Five) of "blank check" preferred stock (the "Preferred Stock"), which the Board of Directors may cause the Company to issue in one or more series. The Board of Directors has designated 36,000 shares and 23,000 shares, respectively, of the Preferred Stock for issuance as Series A Convertible Preferred Stock ("Series A Preferred Stock") and Series B Convertible Preferred Stock ("Series B Preferred Stock"). See "Matters to be Considered by Stockholders -- Proposal Number Eight." The Board of Directors has the authority to fix the number of shares of Preferred Stock and determine or alter for each series, the voting powers, designations, preferences and rights of such shares. If the Company should ever issue Preferred Stock in addition to the Series A Preferred Stock, such Preferred Stock could contain voting or other rights which could discourage, impede, or prevent a merger, tender offer or proxy contest which could be favorable to the interests of the stockholders.

     So long as shares of Series A or Series B Preferred Stock are outstanding, the Company is required to obtain the prior approval of the holders of at least a majority of all shares of the applicable Series of Preferred Stock outstanding at the time before: (i) increasing the authorized number of shares of such Series of Preferred Stock; (ii) altering or changing the rights, preferences or privileges of such Series of Preferred Stock or any other capital stock of the Company so as to adversely affect such Series of Preferred Stock; or (iii) creating any new class or series of capital stock having a preference over such Series of Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company. This restriction could prevent the Company from taking actions which could be favorable to the interests of the stockholders.

                    MATTERS TO BE CONSIDERED BY STOCKHOLDERS

PURPOSE OF THE MEETING

     At the Annual Meeting, which will be held at the Westin River North, 320 North Dearborn Street, Chicago, Illinois 60610 on November 29, 1997, at 9:00 a.m., central time, Stockholders will be asked to consider and vote upon the following proposals (the "Proposals"):

     PROPOSAL NUMBER ONE: To elect ten individuals as Directors of the Company to hold office until the next Annual Meeting of Stockholders, or otherwise as provided in the Company's Certificate of Incorporation.

     PROPOSAL NUMBER TWO: To concur in the appointment by the Board of Directors of Price Waterhouse LLP as the Company's principal independent accountants for the fiscal year ending March 31, 1998.

     PROPOSAL NUMBER THREE: To approve and adopt the Merger Agreement and the Merger pursuant to which Cozzi will become a wholly-owned subsidiary of the Company.

     PROPOSAL NUMBER FOUR: To amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 40,000,000 to 80,000,000.

     PROPOSAL NUMBER FIVE: To amend the Company's Certificate of Incorporation to increase the number of authorized shares of "blank check" preferred stock from 2,000,000 to 4,000,000.

     PROPOSAL NUMBER SIX: To amend the Company's 1995 Stock Plan for Employees and Consultants to increase the number of shares authorized for issuance under the plan from 1,300,000 to 2,600,000.

     PROPOSAL NUMBER SEVEN: To amend the Company's 1996 Director Option Plan to increase the number of shares authorized for issuance under the Plan from 100,000 to 200,000.

     PROPOSAL NUMBER EIGHT: To approve the issuance of Common Stock issuable on conversion of Series A and Series B Convertible Preferred Stock.

     PROPOSAL NUMBER NINE: To ratify the issuance of Common Stock previously issued or issuable in private placements by the Company to, among others, officers, directors and affiliates of the Company.

     PROPOSAL NUMBER TEN: To amend the Company's Certificate of Incorporation to eliminate cumulative voting.

     PROPOSAL NUMBER ELEVEN: To amend the Company's Certificate of Incorporation by amending the Series A Preferred Stock Certificate of Designations.

QUORUM AND VOTING RIGHTS; PROXIES

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of election appointed for the meeting who will determine whether or not a quorum is present. The presence in person or by properly executed proxy of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be treated as shares that are present at the Annual Meeting for purposes of determining whether a quorum exists, but will not be counted as votes in favor of or votes opposed to approval of the Merger, since the vote to approve the Merger requires approval of a majority of shares present in person or represented by proxy and eligible to vote at the Annual Meeting. Abstentions and broker non-votes will not have an impact on the election of directors since the ten individuals receiving the highest number of votes will be elected directors. Since approval of the amendments to the Company's Certificate of Incorporation requires the affirmative vote of the majority of the Company's outstanding shares of Common Stock entitled to vote thereon, abstentions and broker non-votes will have the same effect as votes against the amendments to the Company's Certificate of Incorporation.

     Stockholders are entitled to one vote per share. Only holders of shares of Common Stock on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 16,550,079 shares of Common Stock were issued and outstanding. As of the Record Date, the existing directors and executive officers of the Company owned approximately 6,726,495 shares of Common Stock, representing approximately 41% of the issued and outstanding shares of Common Stock. See "-- Proposal Number One" and "-- Proposal Number Three."

     With respect to Proposal Number One, the ten individuals receiving the highest number of votes will be elected as directors. Stockholders shall be entitled to cumulate their votes for directors. Each Stockholder who elects to cumulate votes may vote the number of votes which, absent cumulative voting, he or she would be entitled to cast for the election of directors with respect to his or her shares of stock multiplied by ten (the number of directors to be elected at the Annual Meeting). A Stockholder may cast all of his or her votes for a single director, or may distribute them among one or more Nominees. The Company is soliciting discretionary authority to cumulate the votes of any Stockholder who does not provide contrary direction. All of the other proposals described above, except for the amendments to the Company's certificate of incorporation, must be approved by the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy and eligible to vote at the Annual Meeting, a quorum being present.

     The following is a summary of certain provisions of Irrevocable Proxies, conformed copies of which are included as Annexes C through H to this Proxy Statement. This summary is qualified in its entirety by reference to the Irrevocable Proxies.

     Pursuant to Irrevocable Proxies, the former shareholders of Isaac who received shares of Common Stock in connection with the Isaac acquisition have granted proxies to vote all these shares of Common Stock (1,942,857 shares, or 11.8% of the outstanding Common Stock) at the Annual Meeting to: (i) Gerard M. Jacobs and T. Benjamin Jennings, in connection with Proposal Numbers One, Three, Four and Five; and (ii) Kenneth Merlau, a Director of the Company, in connection with all other matters considered by Stockholders at the Annual Meeting. These proxies will remain in effect until June 23, 1999. Forms of each of these proxies are attached as Annexes C and D, respectively, to this Proxy Statement.

     Pursuant to an Irrevocable Proxy, Gerard M. Jacobs, T. Benjamin Jennings and Donald F. Moorehead, currently Directors and Stockholders of the Company, and Empire Metals, Inc., Ian MacLeod & Marilyn MacLeod Trust U/A 1/30/93 FBO Ian MacLeod & Marilyn MacLeod, William T. Proler & Gaile Proler Management Trust DTD 4/29/96, Ronald J. Proler, Copperstate Metals, Inc., Robert F. Smith, and Clend Investment Holdings Ltd. have granted or agreed to grant proxies to Allan Weine, Chris Purrier and Andrew Frost to vote all of the shares of Common Stock held by them (8,138,597 shares, or 49.17% of the outstanding Common Stock) at the Annual Meeting in favor of Proposal Number Eight. Messrs. Weine, Purrier and Frost are affiliated with the purchasers of 21,000 shares of Series A Convertible Preferred Stock and 20,000 shares of Series B Convertible Preferred Stock. See "Matters to be Considered by Stockholders -- Proposal Number Eight." This proxy will remain in effect until the Annual Meeting is held and Proposal Number Eight is voted on. A form of this Proxy is attached as Annex E to this Proxy Statement.

     All shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. Shares not represented by properly executed proxies will not be voted. If no instructions are indicated in an otherwise properly executed proxy, the shares of Common Stock will be voted in favor of the Proposals and the Nominees, and in accordance with the judgment of the persons acting under the proxies on other matters presented for a vote. A Stockholder who has given a proxy may revoke it at any time before it is exercised by: (i) giving written notice thereof to the Board of Directors of the Company before the proxy is voted at the Annual Meeting; (ii) signing and returning a later-dated proxy; or (iii) attending the Annual Meeting and voting the shares in person. Merely attending the Annual Meeting will not by itself revoke a proxy.

     The Company will bear the cost of soliciting proxies, although the Company currently does not intend to solicit proxies. Brokerage firms, fiduciaries, nominees and others holding shares of Common Stock for beneficial owners will be reimbursed for the out-of-pocket expenses in forwarding proxy materials to these beneficial owners. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of the Company who will not be specifically compensated for these services, by means of personal calls upon, or telephonic, telegraphic or telecopy communications with, Stockholders or their representatives.

PROPOSAL NUMBER ONE:  TO ELECT TEN INDIVIDUALS AS DIRECTORS TO HOLD OFFICE UNTIL
                      THE NEXT ANNUAL MEETING OF STOCKHOLDERS, OR OTHERWISE AS PROVIDED IN THE COMPANY'S CERTIFICATE OF INCORPORATION.

     A total of ten individuals will be elected at the Annual Meeting to serve as Directors of the Company until the next annual meeting of Stockholders or otherwise as provided in the Company's Certificate of Incorporation (the "Certificate"). Unless instructions to the contrary are given, the persons named as proxy voters in the accompanying proxy, or their substitutes, will vote for the following Nominees for Directors with respect to all proxies received by the Company. If any Nominee should become unavailable for any reason, the votes will be cast for a substitute nominee designated by the Nominating Committee of the Board. The members of the Board's Nominating Committee have no reason to believe that the Nominees named will be unable to serve if elected.

     The Nominees are Albert A. Cozzi, Frank J. Cozzi, Gregory P. Cozzi, George
A. Isaac, III, Gerard M. Jacobs, T. Benjamin Jennings, Christopher G. Knowles, Donald F. Moorehead, Jr., William T. Proler and Harold Rubenstein. Messrs. Isaac, Jacobs, Jennings, Knowles, Moorehead, Proler and Rubenstein will, if elected, take office as Directors effective with the adjournment of the Annual Meeting. If the Merger is approved, and Messrs. Albert A. Cozzi, Frank J. Cozzi and Gregory P. Cozzi are elected, they will take office as Directors at the Effective Time of the Merger. If the Merger is not approved by the Stockholders, then these individuals will not take office as Directors. The Board of Directors does not anticipate immediately filling the vacancies created by the failure of any of these Nominees to take office as Directors.

     Pursuant to a Stockholders Agreement to be entered into in connection with the Merger: (i) Albert A. Cozzi, Frank J. Cozzi and Gregory P. Cozzi have selected themselves, Christopher G. Knowles and William T. Proler as Nominees for Director; and (ii) Gerard M. Jacobs and T. Benjamin Jennings have selected themselves, George A. Isaac, III, Donald F. Moorehead, Jr. and Harold Rubenstein as Nominees for Directors. See "-- Proposal Number Three -- Stockholders Agreement."

     The table below contains certain information about members of the Board of Directors who also are Nominees, Nominees not currently serving as Directors, and the current executive officers of the Company. For a description of employment agreements and a stockholder's agreement to be entered into in connection with the Merger, see "-- Proposal Number Three."

NAME                                  AGE                         POSITIONS
----                                  ---                         ---------
T. Benjamin Jennings................  33     Director, Chairman of the Board, Member of Executive
                                             Committee and Chief Development Officer
Gerard M. Jacobs....................  42     Director, Member of Executive Committee, President
                                             and Chief Executive Officer
Donald F. Moorehead, Jr.............  47     Director, Vice Chairman of the Board
Albert A. Cozzi.....................  52     Chief Operating Officer, Senior Vice President,
                                             Nominee for Director
Frank J. Cozzi......................  47     Nominee for Director
Gregory P. Cozzi....................  43     Nominee for Director
George A. Isaac, III................  44     Director, Member of Executive Committee and
                                             Executive Vice President
William T. Proler...................  49     Director
Harold Rubenstein...................  69     Director
Christopher G. Knowles..............  54     Nominee for Director
George O. Moorehead.................  44     Director, Executive Vice President(1)
Robert C. Larry.....................  36     Vice President, Finance, Treasurer and Chief
                                             Financial Officer

NAME                                  AGE                         POSITIONS
----                                  ---                         ---------
Daniel B. Burgess...................  33     Executive Vice President
Xavier Hermosillo...................  46     Secretary

---------------
(1) Mr. George O. Moorehead, Executive Vice President of the Company, has not been re-nominated to serve as a Director. See "-- Employment Agreements" below.

     T. Benjamin Jennings has served as Director, Chairman of the Board and Chief Development Officer of the Company and its predecessor, GPC, since April 1996 and as a member of the Executive Committee of the Board of Directors since June 1996. From August 1995 through April 1996, Mr. Jennings served as Co-Chairman of the Board, Co-President and Co-Chief Executive Officer of the Company. From 1993 through 1995, Mr. Jennings was a Director of First Southwest Company, a private investment banking firm based in Dallas, Texas. From 1990 to 1993, Mr. Jennings was a Vice President of Kidder Peabody & Co. Inc., where he concentrated on asset management, investment banking, private debt and equity placements, and related financing activities. Mr. Jennings is a graduate of Rice University and serves as Chairman of Chicago Inner-City Games Foundation and is also a Director of the YMCA of Metropolitan Chicago.

     Gerard M. Jacobs has served as Director, President and Chief Executive Officer of the Company and its predecessor, GPC, since April 1996 and as a member of the Executive Committee of the Board of Directors since June 1996. From August 1995 through April 1996, Mr. Jacobs served as Co-Chairman of the Board, Co-President and Co-Chief Executive Officer of the Company. Mr. Jacobs is a Director of Crown Group, Inc., a publicly-traded company engaged in various businesses. From 1983 to 1995, Mr. Jacobs developed resource recovery, landfill and hydroelectric projects for his own account and for the investment banking firm of Russell, Rea & Zappala, Inc. in Pittsburgh, Pennsylvania. From 1978 to 1983 Mr. Jacobs practiced securities, corporate, and banking law with the firms of Reed, Smith, Shaw & McClay and Manion, Alder & Cohen, P.C., both in Pittsburgh, Pennsylvania. Mr. Jacobs is a graduate of Harvard University, where he was elected to Phi Beta Kappa, and The University of Chicago School of Law, which he attended as Weymouth Kirkland Law Scholar. Mr. Jacobs is an elected member of the Board of Education of District 200, Oak Park and River Forest High School, Oak Park, Illinois and is a Director of Chicago Inner-City Games Foundation.

     Donald F. Moorehead, Jr. joined the Board of Directors of the Company in 1996 following the Company's merger with EMCO. Mr. Moorehead is the founder of USA Waste Services, Inc. ("USA Waste"). USA Waste is the third largest solid waste management company in the United States as ranked by gross revenues. He served as Chief Executive Officer of USA Waste from 1990 through 1994 and as Chief Development Officer and Vice Chairman from 1994 through August 1997. Mr. Moorehead currently is serving as a consultant to USA Waste. Mr. Moorehead is currently a Director of FYI, Inc. From 1985 through 1990, he served as Chairman of the Board and Chief Executive Officer of MidAmerican Waste Systems, Inc. Mr. Moorehead is a graduate of the University of Tulsa. Mr. Moorehead is the brother of George O. Moorehead.

     Albert A. Cozzi, a Nominee for Director, has been employed by Cozzi since 1963, and since 1980 has served as Cozzi's President. Mr. Cozzi became Chief Operating Officer and Senior Vice President of the Company on September 1, 1997. Mr. Cozzi received an MBA from the University of Chicago in 1988. From 1990 to 1992 he served as Chairman of the Ferrous Committee of the Institute of Scrap Recycling Industries ("ISRI"), an industry association. Mr. Cozzi is the brother of Frank J. Cozzi and Gregory P. Cozzi.

     Frank J. Cozzi, a Nominee for Director, has been employed by Cozzi since 1967, and since 1981 has served as Cozzi's Secretary/Treasurer. From 1990 to 1991 he served as President of the Chicago Chapter of ISRI, and from 1988 to 1990 was national chairman of ISRI's transportation committee. Mr. Cozzi completed Harvard University's Owner President Management executive program in 1991. He also has served local and national positions with ISRI. Mr. Cozzi is the brother of Albert A. Cozzi and Gregory P. Cozzi.

     Gregory P. Cozzi, a Nominee for Director, has been employed by Cozzi since 1977 and currently serves as Cozzi's Vice President. Mr. Cozzi is a graduate of Northern Michigan University. Mr. Cozzi is the brother of Albert A. Cozzi and Frank J. Cozzi.

     George A. Isaac, III joined the Board of Directors of the Company, including the Executive Committee, and became an Executive Vice President of the Company in June 1997, following the Company's acquisition of Isaac. Since 1988, he has served as President and Chief Executive Officer of the four companies in the Isaac group of companies. Mr. Isaac is a Director of Capital Bank, NA, located in Sylvania, Ohio. From 1977 through 1988 he worked as a management consultant at Deloitte and Touche LLP, where he was elected a partner. He received a B.S. and an MBA with distinction from the University of Michigan.

     William T. Proler joined the Board of Directors of the Company in August 1997 following the Company's acquisition of Proler. Since 1994, he has served as President and Chief Executive Officer of Proler Southwest Inc. and as a managing member of Proler Steelworks L.L.C.

     Harold Rubenstein joined the Board of Directors of the Company in April 1996 following the Company's merger with EMCO. Prior to April 1996, he served as President and Chief Executive Officer of Empire Scrap Metals, Inc. Mr. Rubenstein has over 40 years of experience in owning and managing scrap metal operations.

     Christopher G. Knowles, a Nominee for Director, was employed by Insurance Auto Auctions, Inc. from January 1994 through March 1996 and from April 1994 through March 1996 served as its President and Chief Operating Officer. From 1980 to 1994 he was Chairman, Chief Executive Officer and principal owner of Underwriters Salvage Company. Mr. Knowles graduated from Indiana University. Mr. Knowles is a Director of Insurance Auto Auctions, Inc. and Zebra Technologies Corporation.

     George O. Moorehead joined the Board of Directors of the Company in 1996 following the Company's merger with EMCO. Since 1995 he has served as President, Chief Executive Officer and a Director of EMCO. Mr. Moorehead is also a Director of Eastern Environmental Services, Inc., a publicly-traded solid waste management company. From 1990 through 1995 he was a private investor in the solid waste management and scrap metal processing industries. Mr. Moorehead is the brother of Donald F. Moorehead, Jr. The Company and Mr. Moorehead have agreed that Mr. Moorehead will not be renominated to serve as a Director of the Company and have agreed in principle to enter into two agreements, a Separation Agreement and a Stock Warrant Settlement Agreement, resolving all outstanding issues between the Company and Mr. Moorehead. See "-- Employment Agreements."

     Robert C. Larry has served as Vice President, Finance, Treasurer and Chief Financial Officer of the Company since August 1996. He served as Director of Finance and Investments for Caremark International, Inc., a diversified, publicly-traded company engaged in providing health care services, from March 1995 to August 1996. In 1991, Mr. Larry co-founded The Grabscheid Group, Ltd., a professional services firm which specialized in financial restructuring and recapitalization services for private and publicly-held firms. Mr. Larry served as an accountant and consultant at Ernst & Young, L.L.P., an international professional services firm, from 1983 to 1991. He graduated from Purdue University and received an MBA from the University of Chicago. Mr. Larry is a certified public accountant.

     Daniel B. Burgess has served as an Executive Vice President of the Company since September 1995. Prior to the sale of the Spectra*Star business in July 1996, Mr. Burgess was the Executive Vice President responsible for operations. From June 1992 until September 1995, Mr. Burgess served as a Global Account and Marketing Manager for AT&T. Mr. Burgess graduated from Rice University and earned an MBA from Southern Methodist University.

     Xavier Hermosillo was appointed Secretary of the Company in August 1995. From August 1995 through September 7, 1997 he served as a Director of the Company. Since August 1995, he also has provided investor and public relations services to the Company through Xavier Hermosillo & Associates, a public relations, marketing and government affairs firm which Mr. Hermosillo founded in 1985.

DIRECTOR COMPENSATION

     Directors are paid a fee of $1,000 for each board or committee meeting attended in person (other than board and committee meetings held on the same day) and are reimbursed for their reasonable expenses in attending such meetings. Under the Company's 1996 Director Option Plan, each non-employee director of the Company is automatically granted an option to purchase 10,000 shares of Common Stock on the date of his or her election or appointment to the board plus an annual option, awarded on January 15 of each year, to purchase 2,500 shares of Common Stock. See
"-- Proposal Number Seven."

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of six meetings during the fiscal year ended March 31, 1997. During fiscal 1997, no Director attended fewer than 75% of these meetings. The Board of Directors has four standing committees: an Audit Committee, an Executive Compensation Committee, an Executive Committee and a Nominating Committee.

     The Audit Committee is comprised of T. Benjamin Jennings, Kenneth Merlau and Donald F. Moorehead, Jr. After the completion of the Merger, the Company expects the Audit Committee to be comprised of Messrs. Isaac, Knowles and D. Moorehead. This committee recommends engagement of the Company's independent accountants, approves services performed by these accountants, and reviews and evaluates the Company's accounting system and its system of internal accounting controls. This committee did not meet during fiscal 1997.

     The Executive Compensation Committee is comprised of Kenneth Merlau, Donald
F. Moorehead, Jr. and Harold Rubenstein. After the completion of the Merger, the Company expects this committee to be comprised of Messrs. Jennings, Knowles and
D. Moorehead. This committee reviews and administers the compensation of the officers of the Company. This committee did not meet during fiscal 1997.

     The Executive Committee is comprised of Messrs. Isaac, Jacobs and Jennings. After the completion of the Merger, the Company expects the Executive Committee to be comprised of Messrs. A. Cozzi, Isaac, Jacobs and Jennings. The Executive Committee is authorized to act on the Board's behalf, including in regard to certain significant corporate actions requiring the approval of at least two-thirds of the Board of Directors. See "-- Proposal Number Three." This committee did not meet during fiscal 1997.

     The Nominating Committee is comprised of Messrs. Jacobs, Jennings and Merlau. After the completion of the Merger, the Company expects this committee to be comprised of Messrs. A. Cozzi, Jacobs and Jennings who, pursuant to the Stockholders Agreement, have agreed to nominate for election individuals designated by the Cozzi Shareholders and by Messrs. Jacobs and Jennings. See "-- Proposal Number Three." This committee nominates candidates for the Board, and will consider nominees recommended by Stockholders. This committee did not meet during fiscal 1997.

     Under the bylaws of the Company, nominations for the election of Directors may be made by any Stockholder entitled to vote in the election of directors, but only if written notice of such Stockholder's intent to make such nominations has been received by the Company at its principal executive office not less than 60 days nor more than 90 days prior to the meeting at which Directors are to be elected; provided, however, that in the event that less than 50 days' notice or prior public disclosure of the date of the meeting is given or made to Stockholders, notice by the Stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The Stockholder's notice must set forth: (i) with respect to each proposed nominee, the name, age, business and residence address, principal occupation or employment, class and number of shares of stock of the Company owned and any other information that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Regulation 14A of the Securities Exchange Act of 1934; and (ii) with respect to the Stockholder giving the notice, the name, address and class and number of shares of the Company that are beneficially owned by such Stockholder. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

EXECUTIVE COMPENSATION

     The following tables set forth information with respect to those persons who: (i) served as the chief executive officer of the Company during the fiscal year ended March 31, 1997; and (ii) were the most highly compensated executive officers of the Company at March 31, 1997 whose total annual salary and bonus exceeded $100,000 for the year. Compensation paid to these individuals for the year ended March 31, 1997, the five months ended March 31, 1996 and the year ended October 31, 1995 is as follows:

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM COMPENSATION
                                                                         --------------------------------------------------------
                                            ANNUAL COMPENSATION                   AWARDS                       PAYOUTS
                                     ---------------------------------   -------------------------   ----------------------------
            (A)               (B)      (C)        (D)         (E)            (F)           (G)          (H)             (I)
                                                                                        SECURITIES
                                                                          RESTRICTED    UNDERLYING
                                                          OTHER ANNUAL      STOCK        OPTIONS/       LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY     BONUS    COMPENSATION   AWARD(S)($)     SARS(#)     PAYOUTS($)   COMPENSATION($)
---------------------------   ----   --------   -------   ------------   ------------   ----------   ----------   ---------------
T. Benjamin Jennings(1).....  1997   $177,500        --           --             --           --            --        $9,841(4)
Chairman of the Board         1996   $ 30,000   $75,000           --             --      200,000            --        $1,623
and Chief Development         1995        -0-
Officer
Gerard M. Jacobs(1).........  1997   $177,500        --           --             --           --            --        $8,450(5)
President and Chief           1996   $ 30,000   $75,000                          --      200,000            --        $1,623
Executive Officer             1995        -0-
Daniel B. Burgess(2)........  1997   $105,000   $17,750           --             --           --            --        $4,296(6)
Executive Vice President      1996   $ 42,500        --           --             --       30,000            --        $1,790
                              1995   $ 12,750   $25,000           --             --       50,000            --        $  537
George O. Moorehead(3)......  1997   $173,089        --           --             --      150,000            --        $6,819(7)
Executive Vice President      1996        n/a
of the Company,               1995        n/a
President of EMCO

---------------
(1) Messrs. Jacobs and Jennings served without compensation from the Company during the time from their appointment to their respective positions in August 1995 through December 31, 1995. During the five months ended March 31, 1996, Messrs. Jacobs and Jennings each received a $75,000 bonus for their services during the period August 1995 through December 31, 1995.

(2) Mr. Burgess joined the Company on September 11, 1995 and was appointed Executive Vice President.

(3) Mr. Moorehead was appointed as an Executive Vice President of the Company and the President of EMCO upon the Company's consummation of the merger with EMCO, which occurred on April 6, 1996.

(4) During fiscal 1997, Mr. Jennings received the following payments: $945 in parking reimbursement, $5,574 of health insurance premiums, $2,902 of other health benefits and $420 of long-term disability insurance premiums. During fiscal 1996, Mr. Jennings received $1,623 of health insurance premiums.

(5) During fiscal 1997, Mr. Jacobs received the following payments: $945 in parking reimbursement, $6,941 of health insurance premiums, and $564 of long-term disability insurance premiums. During fiscal 1996, Mr. Jacobs received $1,623 of health insurance premiums.

(6) During fiscal 1997, 1996 and 1995, Mr. Burgess received $3,744, $1,560 and $468, respectively, in health insurance premiums, and $552, $230 and $69, respectively, in long-term disability premiums.

(7) During fiscal 1997, Mr. Moorehead received $5,323 of health insurance premiums and $1,496 of matching contributions under EMCO's 401(k) Plan.

              OPTION/SAR GRANTS DURING FISCAL 1996 AND FISCAL 1997

                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                           AT ASSUMED ANNUAL RATES
                              NUMBER OF          % OF TOTAL                                    OF STOCK PRICE
                              SECURITIES      OPTIONS/WARRANTS                             APPRECIATION FOR OPTION
                              UNDERLYING         GRANTED TO                                       TERM (2)
                           OPTIONS/WARRANTS     EMPLOYEES IN     EXERCISE   EXPIRATION   ---------------------------
          NAME                GRANTED(1)        FISCAL YEAR       PRICE        DATE          5%             10%
          ----             ----------------   ----------------   --------   ----------   -----------   -------------
Fiscal 1997:
  none...................          -0-                --             --           --              --              --
Fiscal 1996:
  T. Benjamin Jennings...      200,000             30.0%          $4.00       1/4/06        $503,116      $1,274,994
  Gerard M. Jacobs.......      200,000             30.0%          $4.00       1/4/06        $503,116      $1,274,994
  George O. Moorehead....      150,000             22.5%          $4.00       1/4/06        $377,337      $  956,245
  Daniel B. Burgess......       30,000              4.5%          $4.00      11/1/05        $ 75,467      $  191,249

---------------
(1) All options are 100% vested.

(2) The potential realizable value is calculated based on the term of the option at its time of grant (ten years) assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term.

     The following table sets forth the employee stock options exercised during fiscal year 1997 by the executive officers listed below and the number and value of securities underlying unexercised options held by the executive officers at March 31, 1997.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                             NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN
                                SHARES                      UNDERLYING UNEXERCISED         THE MONEY OPTIONS AT
                              ACQUIRED ON      VALUE      OPTIONS AT FISCAL YEAR END         FISCAL YEAR END
            NAME               EXERCISE     RECEIVED(1)   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE(2)
            ----              -----------   -----------   --------------------------   ----------------------------
T. Benjamin Jennings........       0          $   --              200,000/0                      $950,000
Gerard M. Jacobs............       0          $   --              200,000/0                      $950,000
Daniel B. Burgess...........       0          $   --               80,000/0                      $417,500
George O. Moorehead.........       0          $   --              150,000/0                      $831,250

---------------
(1) Value Realized is determined by multiplying the number of shares by the difference between the closing price on the trade date and the exercise price.

(2) Based on March 31, 1997 closing price of Common Stock of $8.75.

STOCK PERFORMANCE GRAPH

     The following graph compares total return of the Company's Common Stock during the five year period beginning March 31, 1992, with the Nasdaq Composite Index and the Russell 2000 Index. Each index assumes that $100 was invested at the close of trading on March 31, 1992 and dividends were reinvested. Mr. Jacobs and Mr. Jennings were appointed as Co-Chairman of the Board, Co-President, and Co-Chief Executive Officer of the Company in August 1995. In April 1996, Mr. Jacobs was appointed President and Chief Executive Officer, and Mr. Jennings was appointed Chairman of the Board and Chief Development Officer, of the Company.

        Measurement Period
      (Fiscal Year Covered)               MTLM              NASDAQ          Russell 2000
3/31/92                                        100.00             100.00             100.00
3/31/93                                         95.85             114.30             112.52
3/31/94                                         90.73             123.14             123.25
3/31/95                                         69.34             135.35             128.02
3/31/96                                        194.40             182.86             162.38
3/31/97                                        372.82             202.35             171.31

EMPLOYMENT AGREEMENTS

     The Company currently has employment agreements, each dated April 9, 1996 (or April 11, 1996, in the case of George O. Moorehead), with certain of the executive officers named above. Under these agreements, Mr. Jacobs serves as President and Chief Executive Officer, Mr. Jennings serves as Chairman of the Board and Chief Development Officer and George O. Moorehead serves as Executive Vice President. Each employment agreement contains substantially identical terms. In particular, each agreement: (i) has a term of five years, which is automatically extended each year for one additional year unless either the Company or the individual elects not to extend the term; and (ii) provides for an annual base salary of $168,000 per year (increased to $275,000 per year for Messrs. Jacobs and Jennings effective June 1, 1997). In addition, the employment agreements with Messrs. Jacobs and Jennings acknowledge that they may devote a portion of their time to entities other than the Company. Each agreement restricts the employee from competing, directly or indirectly, with the Company for five years following termination of employment. In the event of a "Change in Control" (defined in each employment agreement) the term of the employment agreement will be extended for an additional two years, and each employee will receive, in addition to other benefits, a cash payment equal to: (i) the employee's current annual base salary plus the highest annual bonus for the previous three years; times (ii) the number of years remaining until the employee would reach the age of 65, but no more than five.

     At the closing of the Merger, the Company expects to enter into new employment agreements with each of Messrs. Jacobs and Jennings. See "Matters to be Considered by Stockholders -- Proposal Number Three." In connection with the Proler acquisition, the Company entered into employment agreements with five employees of Proler, including William T. Proler. In connection with the Isaac acquisition, the Company entered into an employment agreement with George A. Isaac, III. In connection with the Reserve acquisition, the Company entered into an employment agreement with Paul Joseph. For a description of each of these agreements, see "Information about the Company -- Business
Operations -- Completed Acquisitions." In connection with the Superior acquisition, two officers of Superior have agreed to enter into employment agreements with the Company to serve as Superior's executive officers. In connection with the Goldin acquisition, the Company and two officers of Goldin will enter into employment agreements. For a description of each of these agreements, see "Information about the Company -- Business
Operations -- Potential Acquisitions."

     George O. Moorehead has served as a Director and Executive Vice President of the Company and as a director and President of EMCO since the Company's acquisition of EMCO. Mr. Moorehead previously advised the Company that he anticipated terminating his employment agreement following completion of the Merger since he believed that the Merger constituted a "change of control" under his employment agreement with the Company entitling him to the benefits described above. Later, Mr. Moorehead asserted to the Company his position that he was entitled to additional compensation under the terms of this employment agreement, including warrants, on substantially the same terms and conditions as those which the Company anticipates entering into with Messrs. Jacobs and Jennings at closing of the Merger. The Company disagreed with Mr. Moorehead's assertions. The Company and Mr. Moorehead subsequently agreed that Mr. Moorehead will not be re-nominated to serve as a Director of the Company and agreed in principle to enter into two agreements, a Separation Agreement and a Stock Warrant Settlement Agreement resolving all outstanding issues between the Company and Mr. Moorehead. Pursuant to the Separation Agreement: (i) effective upon the closing of the Merger, Mr. Moorehead will (a) resign from his employment by the Company, from his employment by EMCO and from his directorship of EMCO, and (b) deliver a Non-Compete, Non-Solicitation and Confidentiality Covenant and Agreement; and (ii) subject to completion of the Merger, the Company will (a) pay Mr. Moorehead $250,000 upon the closing of the Merger, (b) provide Mr. Moorehead certain insurance and other benefits during a five-year period beginning on the date the Merger is completed, (c) pay certain legal fees to Mr. Moorehead's counsel, and (d) permit Mr. Moorehead to exercise any options or warrants to acquire Common Stock previously granted to him, on a "net cashless" basis, subject to the Company's right to refuse "net cashless" exercises under certain circumstances. Pursuant to the Stock Warrant Settlement Agreement, the Company will agree to issue to Mr. Moorehead warrants to purchase 200,000 shares of Common Stock at $12.00 per share, exercisable for a period of five years, and to pay Mr. Moorehead amounts totalling $665,000, such issuance and payments to be triggered by the Company issuing certain warrants to Messrs. Jacobs and Jennings. Mr. Moorehead would be permitted to exercise the warrants issued under this Agreement on a "net cashless" basis subject to the Company's right to refuse "net cashless" exercises under certain circumstances.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     The Company's Compensation Committee is currently comprised of Kenneth Merlau, Donald F. Moorehead, Jr. and Harold Rubenstein. In establishing and monitoring executive compensation, the Committee focuses on the Company's mission to continually improve its position in the scrap metal industry, with a strong focus on improving cashflow and increasing shareholder value. The Company's executive compensation policy is designed to enable the Company to attract, retain and motivate the high caliber executives which the Board and the Committee believe are required in order to achieve the Company's objective. Each executive officer's compensation, including that of Messrs. Jacobs and Jennings, is comprised of three elements: (i) base salary; (ii) annual bonus; and (iii) incentive compensation. Executive compensation levels are established based on the Committee's evaluation of market terms and conditions coupled with the Board's view of what is necessary to attract and retain key executive officers. Adjustments are made to each executive officer's total compensation package based on changes in market factors as well as each individual's contribution to Company performance. Further, the Company grants stock options as an additional element of compensation. These stock options are designed to closely align each executive officer's future compensation to the Company's long-term financial success, as measured by stock performance. The total number of options awarded each executive is based on a subjective evaluation of the performance of each executive under consideration without regard to the number of options held by or previously granted to each executive. At no point during the last completed fiscal year did the Company's board modify or reject in any material way any action or recommendation of the Compensation Committee.

                                          The Compensation Committee:

                                          Kenneth Merlau
                                          Donald F. Moorehead, Jr.
                                          Harold Rubenstein

     RECOMMENDATION OF THE BOARD: The Board, acting on recommendations of the Nominating Committee, hereby recommends and nominates Albert A. Cozzi, Frank J. Cozzi, Gregory P. Cozzi, George A. Isaac, III, Gerard M. Jacobs, T. Benjamin Jennings, Christopher G. Knowles, Donald F. Moorehead, Jr., William T. Proler and Harold Rubenstein, for election as Directors of the Company by the Stockholders at the Annual Meeting to serve until the next annual meeting of Stockholders or as otherwise provided in the Certificate. See "Risk
Factors -- Conflicts of Interest."

     Vote Required. The ten individuals receiving the highest vote totals will be elected as Directors of the Company. Stockholders shall be entitled to cumulate their votes for directors. Each Stockholder who elects to cumulate votes may vote the number of votes which, absent cumulative voting, he or she would be entitled to cast for the election of directors with respect to his or her shares of stock multiplied by ten (the number of directors to be elected at the Annual Meeting). A Stockholder may cast all of his or her votes for a single director, or may distribute them among one or more nominees.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial statements give effect to the Merger of the Company and Cozzi using the purchase method of accounting. An unaudited pro forma combined condensed balance sheet is provided as of September 30, 1997, giving effect to the Merger, to the expected issuance of Series B Convertible Preferred Stock and to other financing transactions(as described below) as if these transactions occurred on September 30, 1997. Unaudited pro forma combined condensed statements of operations are provided for the six months ended September 30, 1997 and the year ended March 31, 1997, giving effect to the Merger, to the issuance of Series A Convertible Preferred Stock and the expected issuance of Series B Convertible Preferred Stock, to the acquisitions of Proler, Reserve, Isaac, HouTex and MacLeod, and to other significant equity and financing transactions (as described below) as if these transactions had occurred on April 1, 1996. The effect of the transactions are reflected for the period up to the effective date of each transaction, and thereafter, the effect of the transactions are included in the Company's historical financial statements. The effective date for the transactions were as follows:

                 TRANSACTION                    EFFECTIVE DATE
                 -----------                    --------------
Proler........................................  September 1, 1997
Series A Convertible Preferred Stock..........  August and September 1997
Isaac.........................................  June 23, 1997
Reserve.......................................  May 1, 1997
Private offering of 2,025,000 shares of Common
  Stock.......................................  April and May 1997
HouTex........................................  January 7, 1997
MacLeod.......................................  January 1, 1997

     Other significant financing and equity transactions completed subsequent to March 31, 1997 include:

      DATE                        TRANSACTION                     AMOUNT
      ----                        -----------                     ------
11/14/97          Short-term loan from a commercial bank, 30
                  day maturity at prime rate of interest......  $10,000,000
11/14/97          Payment of short-term debt obligations
                  incurred from Isaac acquisition.............  $10,600,000
8/11/97           Payment of a short-term loan obtained from a
                  commercial bank.............................  $ 6,500,000
5/29/97           Revolving and term loan obtained from a
                  commercial bank.............................  $ 4,500,000
April & May 1997  Payment and refinancing of debt obligations incurred from Houtex acquisition............  $ 6,655,000
April & May 1997  Payment and refinancing of debt obligations incurred from MacLeod acquisition...........  $ 9,600,000

     These transactions are described in detail in the notes to the unaudited pro forma financial information.

     The following unaudited pro forma combined condensed statements of operations do not reflect the operating results from discontinued operations. As previously disclosed, the discontinued operations include: (i) the Spectra*Star printer and consumables business, which was sold during the first quarter of fiscal 1997 and (ii) the VideoShow and related product lines business, which was sold during the third quarter of fiscal 1997.

     On October 24, 1997, all of the holders of the Series A Redeemable Convertible Preferred Stock executed waivers of certain mandatory conversion and redemption conditions. The accompanying unaudited pro forma combined condensed balance sheet gives effect to the change in classification of the Series A Redeemable Convertible Preferred Stock from "temporary equity" to shareholders' equity as if the waiver had been obtained on September 30, 1997. See "Matters to be Considered by Stockholders -- Proposal Number Eight" and "Proposal Number Eleven."

     The accompanying unaudited pro forma combined condensed financial statements have been derived from: (i) the Company's unaudited combined condensed balance sheet as of September 30, 1997 and the unaudited combined condensed statement of operations for the six months ended September 30, 1997 (incorporated by reference to the Company's Quarterly Report on Form 10-Q, dated September 30, 1997, filed with the Commission on October 17, 1997), and the Company's audited statement of operations for the year ended March 31, 1997 (incorporated by reference to the Company's Annual Report on Form 10-K, dated March 31, 1997, filed with the Commission on June 19, 1997); (ii) Cozzi's unaudited balance sheet as of September 30, 1997 and unaudited statements of operations for the six months ended September 30, 1997 and the twelve months ended March 31, 1997; (iii) Proler's unaudited statements of operations for the five months ended August 31, 1997 and the twelve months ended March 31, 1997;
(iv) Isaac's unaudited statements of operations for the twelve weeks ended June 23, 1997 and the twelve months ended March 31, 1997; (v) Reserve's unaudited statements of operations for the one month ended April 30, 1997 and the twelve months ended March 31, 1997; (vi) HouTex's unaudited statement of operations for the nine months ended December 31, 1996; and (vii) MacLeod's unaudited statement of operations for the nine months ended December 31, 1996.

     The excess of the acquisition costs over the fair value, as estimated by the Company, of the net assets to be acquired from Cozzi has been allocated to goodwill. The Company considers all intangible assets in the allocation of purchase price. Such allocation of the purchase price may change upon the final determination of the fair value of assets acquired (including other intangibles) and liabilities assumed.

     The unaudited pro forma combined condensed statements of operations do not include the incremental shares that would be issued upon exercise of all stock options and warrants issued or to be issued and the conversion of the convertible preferred stock issued, as their inclusion would be anti-dilutive.

     The unaudited pro forma combined condensed financial statements are presented for comparative purposes only and do not purport to be indicative of the combined financial position or results of operations which would have been realized had the Merger, the issuance of Series A Convertible Preferred Stock and the expected issuance of the Series B Convertible Preferred Stock, the acquisitions of Proler, Isaac, Reserve, HouTex and MacLeod, and other significant financing and equity transactions (as described above) been consummated as of the date or during the periods for which the unaudited pro forma financial statements are presented or for any future period or date.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                                      COZZI
                                                               THE COMPANY        SEPTEMBER 30,      PRO FORMA       PRO FORMA
                                                            SEPTEMBER 30, 1997        1997         ADJUSTMENTS(1)    COMBINED
                                                            ------------------    -------------    --------------    ---------
                                                            ASSETS
Current assets:
  Cash and cash equivalents...............................       $ 11,999            $    59          $ (6,000)  2.    $ 23,643
                                                                                                          (915)  12.
                                                                                                        19,100   14.
                                                                                                          (600)  15.
  Accounts receivable, net................................         50,518             37,789                             88,307
  Inventories.............................................         34,978             11,270             3,313   7.      49,561
  Other current assets....................................          2,831              1,584                              4,415
                                                                 --------            -------          --------         --------
  Total current assets....................................        100,326             50,702            14,898          165,926
Property and equipment, net...............................         57,479             25,142            10,651   8.      93,272
Goodwill and other intangibles............................        107,953              1,263            68,760   6.     176,713
                                                                                                        (1,263)  6.
Other assets..............................................          1,911              8,882                             10,793
                                                                 --------            -------          --------         --------
         Total Assets.....................................       $267,669            $85,989          $ 93,046         $446,704
                                                                 ========            =======          ========         ========

                                                    LIABILITIES AND EQUITY
Current liabilities:
  Operating lines of credit...............................       $ 14,297            $     0                           $ 14,297
  Accounts payable........................................         34,220             20,071               690   5.      54,981
  Other accrued liabilities...............................         10,446              5,606                             16,052
  Current portion of debt.................................         36,120              3,263              (600)  15.     38,783
                                                                 --------            -------          --------         --------
         Total current liabilities........................         95,083             28,940                90          124,113
Long term debt, less current..............................         50,124             46,674                             96,798
Deferred taxes............................................          7,462                675             5,586   9.       8,971
                                                                                                        (3,746)  11.
                                                                                                        (1,006)  12.
Other liabilities.........................................          2,040                  0                              2,040
                                                                 --------            -------          --------         --------
         Total liabilities................................        154,709             76,289               924          231,922
Redeemable convertible preferred stock....................         24,323                  0           (24,323)  13.         -0-
                                                                 --------            -------          --------         --------
Stockholders' equity:
  Convertible preferred stock -- Series A.................                                              24,323   13.     24,323
  Convertible preferred stock -- Series B.................                                              19,100   14.     19,100
  Common stock, warrants and additional paid in capital...         83,208                 13            67,965   3.     178,402
                                                                                                        10,920   4.
                                                                                                           (13)  10.
                                                                                                         9,364   11.
                                                                                                         1,600   12.
                                                                                                         3,723   13.
                                                                                                         1,622   14.
  Retained earnings.......................................          5,429              9,687            (9,687)  10.     (7,043)
                                                                                                        (5,618)  11.
                                                                                                        (1,509)  12.
                                                                                                        (3,723)  13.
                                                                                                        (1,622)  14.
                                                                 --------            -------          --------         --------
  Total stockholders' equity..............................         88,637              9,700           116,445          214,782
                                                                 --------            -------          --------         --------
         Total liabilities and stockholders' equity.......       $267,669            $85,989          $ 93,046         $446,704
                                                                 ========            =======          ========         ========

             See notes to unaudited pro forma financial information

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                       (in thousands, except share data)

                                                   THE COMPANY    RESERVE       ISAAC         PROLER
                                                   SIX MONTHS    ONE MONTH   TWELVE WEEKS   FIVE MONTHS
                                                      ENDED        ENDED        ENDED          ENDED
                                                     9/30/97      4/30/97      6/23/97        8/31/97
                                                   -----------   ---------   ------------   -----------
Net sales........................................  $  157,346     $9,304       $44,361        $13,466
Cost of sales....................................     141,218      8,448        42,786         11,023
                                                   ----------     ------       -------        -------
Gross profit.....................................      16,128        856         1,575          2,443
Expenses:
  General and administrative.....................       8,197        489         3,461          1,511
  Depreciation and amortization..................       3,653        186           377            152
                                                   ----------     ------       -------        -------
Operating income (loss) from continuing
  operations.....................................       4,278        181        (2,263)           780
Interest expense.................................      (3,565)      (226)         (682)           (27)
Other income (expense)...........................         411         22            50            190
                                                   ----------     ------       -------        -------
Income (loss) from continuing operations before
  income taxes...................................        1124        (23)       (2,895)           943
Provision (benefit) for income tax...............         598          0             0            312
                                                   ----------     ------       -------        -------
Net income (loss) from continuing operations.....         526        (23)       (2,895)           631
Accretion of preferred stock to redemption
  value..........................................          57
Preferred stock dividends........................         315
                                                   ----------     ------       -------        -------
Net income (loss) from continuing operations
  applicable to common stock.....................  $      154     $  (23)      $(2,895)       $   631
                                                   ==========     ======       =======        =======
Net income (loss) from continuing operations per
  common share...................................  $     0.01        n/a           n/a            n/a
Weighted average shares outstanding..............  18,060,000        n/a           n/a            n/a

    See notes to unaudited pro forma combined condensed financial statements

                       (in thousands, except share data)


                                                             OTHER
                          PRE-COZZI       OTHER           TRANSACTIONS     COZZI
     PRE-COZZI            PRO FORMA    TRANSACTIONS        PRO FORMA     SIX MONTHS        COZZI           PRO FORMA
     PRO FORMA             COMBINED     PRO FORMA           COMBINED       ENDED         PRO FORMA         COMBINED
    ADJUSTMENTS            9/30/97     ADJUSTMENTS          9/30/97       9/30/97       ADJUSTMENT         9/30/97
    -----------           ---------    ------------       ------------   ----------     ----------         ---------
     $       0            $  224,477     $      0          $  224,477    $  129,590   $        0          $  354,067
                             203,475                          203,475       115,429       (2,258)  35.       316,646
     ---------            ----------     --------          ----------    ----------   ----------          ----------
            --                21,002            0              21,002        14,161        2,258              37,421
          (436) 16.           13,222                           13,222         9,195          (75)  36.        22,430
                                                                                              88   37.
          (554) 17.            5,115                            5,115         1,351         (312)  38.         6,959
           580  17.                                                                          805   39.
           156  18.
            (9) 19.
           521  20.
            53  21.
     ---------            ----------     --------          ----------    ----------   ----------          ----------
          (311)                2,665            0               2,665         3,615        1,752               8,032
           (12) 22.           (5,217)          36  26.         (5,361)       (1,446)                          (6,807)
          (264) 23.                            60  27.
           (44) 24.                            48  28.
                                              (64) 29.
                                             (425) 32.
                                              201  34.
            --                   673           --                 673           (39)          --                 634
     ---------            ----------     --------          ----------    ----------   ----------          ----------
        (1,028)               (1,879)        (144)             (2,023)        2,130        1,752               1,859
        (1,662) 41.             (752)                            (752)          818          678   41.           744
     ---------            ----------     --------          ----------    ----------   ----------          ----------
           634                (1,127)        (144)             (1,271)        1,312        1,074               1,115
                                  57                               57            --                               57
                                 315        4,158  30.          6,545            --                            6,545
                                            2,072  31.
     ---------            ----------     --------          ----------    ----------   ----------          ----------
     $     634            $   (1,499)    $ (6,374)         $   (7,873)   $    1,312   $    1,074          $   (5,487)
     =========            ==========     ========          ==========    ==========   ==========          ==========
                          $    (0.07)                                    $12,064.37                       $    (0.20)
     2,362,033  25.       20,422,033      393,651  33.     20,815,684        108.75   11,499,986   40.    27,958,973
                                                                                         (108.75)  40.
                                                                                      (4,356,697)  42.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                       (in thousands, except share data)

                              AUDITED       MACLEOD       HOUTEX         RESERVE          ISAAC          PROLER
                            THE COMPANY   NINE MONTHS   NINE MONTHS   TWELVE MONTHS   TWELVE MONTHS   TWELVE MONTHS
                            FISCAL YEAR      ENDED         ENDED          ENDED           ENDED           ENDED
                              3/31/97      12/31/96      12/31/96        3/31/97         3/31/97         3/31/97
                            -----------   -----------   -----------   -------------   -------------   -------------
Net sales.................   $  65,196      $22,608       $14,707       $119,579        $176,072         $30,709
Cost of sales.............      58,324       22,135        10,495        110,255         161,685          25,317
                             ---------      -------       -------       --------        --------         -------
Gross profit..............       6,872          473         4,212          9,324          14,387           5,392
Expenses:
  General and
     administrative.......       6,174        1,403         4,010          5,035           8,148           5,594
  Depreciation and
     amortization.........       2,282          121           251          2,249           1,738             360
                             ---------      -------       -------       --------        --------         -------
Operating income (loss)
  from continuing
  operations..............      (1,584)      (1,051)          (49)         2,040           4,501            (562)
Interest expense..........      (1,449)         (54)         (364)        (2,330)           (993)            (88)
Other income (expense)....         181          335            85            598             695             479
                             ---------      -------       -------       --------        --------         -------
Income (loss) from
  continuing operations
  before income taxes.....      (2,852)        (770)         (328)           308           4,203            (171)
Provision (benefit) for
  income tax..............        (842)        (272)         (132)            --              --             (58)
                             ---------      -------       -------       --------        --------         -------
  Net income (loss) from
     continuing
     operations...........      (2,010)        (498)         (196)           308           4,203            (113)
Preferred stock
  dividends...............          --           --            --             --              --              --
                             ---------      -------       -------       --------        --------         -------
Net income (loss) from
  continuing operations
  applicable to common
  stock...................   $  (2,010)     $  (498)      $  (196)      $    308        $  4,203         $  (113)
                             =========      =======       =======       ========        ========         =======
Net income (loss) from
  continuing operations
  per common share........   $   (0.22)         n/a           n/a            n/a             n/a             n/a
Weighted average shares
  outstanding.............   9,106,000          n/a           n/a            n/a             n/a             n/a

    See notes to unaudited pro forma combined condensed financial statements

                       (in thousands, except share data)

                                                 OTHER
                  PRE-COZZI       OTHER       TRANSACTIONS       COZZI                       PRO FORMA
     PRE-COZZI    PRO FORMA    TRANSACTIONS    PRO FORMA     TWELVE MONTHS      COZZI      TWELVE MONTHS
     PRO FORMA     COMBINED     PRO FORMA       COMBINED         ENDED        PRO FORMA        ENDED
    ADJUSTMENTS    3/31/97     ADJUSTMENTS      3/31/97         3/31/97      ADJUSTMENTS      3/31/97
    -----------   ---------    ------------   ------------   -------------   -----------   -------------
     $            $  428,871    $        0     $  428,871     $  216,851     $        0    $   645,722
            --       388,211                      388,211        193,889           (972)35.    581,128
     ---------    ----------    ----------     ----------     ----------     ----------    -----------
            --        40,660            --         40,660         22,962            972         64,594
        (5,221)16.     5,143                       25,143         15,315           (481)36.     40,329
                                                                                    352 37.
        (3,749)17.     9,756                        9,756          2,459           (393)38.     13,489
         3,463 17.                                                                 1,66739.
           899 18.
          (110)19.
         2,023 20.
           229 21.
     -------------   -------    ----------     ----------     ----------     ----------    -----------
         2,466         5,761            --          5,761          5,188           (173)        10,776
          (139)22.    (8,678)        (126) 26.     (9,795)        (2,879)                      (12,674)
        (2,202)23.                      40 27.
        (1,059)24.                      92 28.
                                      (383)29.
                                      (850)32.
                                       110 34.
                       2,373                        2,373            (72)                        2,301
     ---------    ----------    ----------     ----------     ----------     ----------    -----------
          (934)         (544)       (1,117)        (1,661)         2,237           (173)           403
         1,086 41.      (218)                        (218)           986           (607)41.        161
     ---------    ----------    ----------     ----------     ----------     ----------    -----------
        (2,020)         (326)       (1,117)        (1,443)         1,251            434            242
            --            --         5,223 30.      7,745             --                         7,745
                                     2,522 31.
     ---------    ----------    ----------     ----------     ----------     ----------    -----------
     $  (2,020)   $     (326)   $   (8,862)    $   (9,188)    $    1,251     $      434    $    (7,503)
     =========    ==========    ==========     ==========     ==========     ==========    ===========
                  $    (0.02)                                 $11,503.45                   $     (0.27)
     4,947,338 25.14,053,338     2,025,000 33. 16,078,338         108.75     11,499,986 40. 27,578,324
                                                                                (108.75)40.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma combined condensed financial statements as of September 30, 1997 and for the six months ended September 30, 1997 and the year ended March 31, 1997 are based on the following assumptions and adjustments:

     Items 1 - 10 represent pro forma adjustments to the Company's balance sheet as of September 30, 1997 giving effect to the acquisition of Cozzi, using the purchase method of accounting as if the acquisition had occurred on September 30, 1997.

     1. The purchase consideration for Cozzi is comprised of the following ($ in 000's):

Shares of restricted Common Stock to be issued..............   11,499,986
Warrants to purchase Common Stock to be issued..............    1,500,000
Cash payment to be made.....................................  $     6,000
Value of restricted common stock to be issued...............       67,965
Value of warrants to be issued..............................       10,920
Cash payment for transaction costs..........................        1,500
                                                              -----------
Total estimated consideration...............................  $    86,385
                                                              ===========

     The estimated consideration will be allocated for pro forma purposes as follows ($ in 000's):

Current assets..............................................  $   54,015
Noncurrent assets...........................................      44,675
Current liabilities.........................................     (28,940)
Long term debts/other liabilities...........................     (47,349)
Deferred taxes..............................................      (5,586)
Goodwill....................................................      69,570
                                                              ----------
                                                              $   86,385
                                                              ==========

     The above allocation of the estimated consideration is preliminary and may change upon final determination of the fair value of assets acquired and liabilities assumed. Pro forma adjustments assume that goodwill will be amortized over 40 years.

     2. Reflects the cash consideration to be paid to the shareholders of Cozzi.

     3. Reflects the issuance of 11,499,986 shares of common stock at an average price of $5.91 per share in partial consideration for all the outstanding shares of Cozzi. The shares of common stock provided to the Cozzi shareholders are valued at a discount from the closing price of the Common Stock on March 17, 1997, the day preceding public announcement of the Merger. The shares to be issued are subject to significant restrictions as identified in the Stockholders' Agreement which is included in Exhibit B to the Merger Agreement. For example, in addition to trading restrictions imposed under Rule 144, the stock is also subject to Rights of First Refusal in which selling stockholders are required to offer shares to be sold in a bona fide written offer from a third party to other shareholders which are a party to the Stockholders' Agreement. The discount applied to the market price of the common stock in recognition of the restrictions on sale or other disposition of the common stock is 25%.

     4. Reflects the estimated value of 750,000 warrants to be issued to the Cozzi shareholders to acquire restricted common stock at an exercise price of $5.91 per share and the estimated value of 750,000 warrants to be issued to these individuals at an exercise price equal to 75% of the market price on the date of closing. For pro forma presentation purposes, the warrants to be issued at 75% of the market price on the date of closing were valued based on the closing stock price as of November 12, 1997, which was $20.00 per share. The value of all warrants were estimated using the Black-Scholes option pricing model using the following assumptions:

                                   EXPECTED      EXPECTED     DIVIDEND      RISK FREE        VALUE
                                  VOLATILITY    LIFE (YRS)     YIELD      INTEREST RATE    (IN 000'S)
                                  ----------    ----------    --------    -------------    ----------
750,000 warrants @ $5.91........       55%          5            0%           6.20%         $ 2,880
750,000 warrants @ 75% of
  market........................       66%          5            0%           5.81%           8,040
                                                                                            -------
                                                                                            $10,920
                                                                                            =======

     The expected volatility was calculated based on the Company's daily stock price over a 52 week period up to the measurement date of each warrant. The risk free interest rate was based on the five year treasury bond rate on the measurement date of each warrant.

     5. Reflects estimated transaction costs remaining to be incurred for Cozzi (in 000's):

Estimated transaction costs.........................  $1,500
Incurred through September 30, 1997.................     810
                                                      ------
          Remaining costs to be paid................  $  690
                                                      ======

     The remaining costs to be incurred is presented as an increase in accounts payable.

     6. Reflects the goodwill, net of transaction costs already capitalized, related to the acquisition of Cozzi ($68,760,000) and the elimination of Cozzi's goodwill and other intangibles ($1,263,000) which will not be purchased.

     7. Reflects the adjustment of LIFO inventory for Cozzi to a FIFO basis to conform to the Company's accounting policy for inventory valuation.

     8. Reflects the write-up of Cozzi's fixed assets to fair market value (in 000's):

Fair market value..................................  $35,793
Book value.........................................   25,142
                                                     -------
Write-up of real and personal assets...............  $10,651
                                                     =======

     Land comprises approximately $7.8 million of the fixed asset value.

     9. Reflects the increase in deferred taxes as a result of the write-up of fixed assets and inventory of Cozzi. Deferred taxes were calculated assuming a 40% combined Federal and State effective tax rate.

     10.  Reflects the elimination of the equity accounts of Cozzi.

     11. Upon closing of the Cozzi merger, the Company will record special charges for non-recurring expenses related to warrants to be issued to Gerard M. Jacobs, T. Benjamin Jennings, Daniel B. Burgess and Xavier Hermosillo. Messrs. Jacobs and Jennings will each receive warrants to purchase 750,000 shares of restricted common stock, of which 375,000 warrants are exercisable at $5.91 per share and 375,000 warrants are exercisable at the lesser of $12.00 or 75% of the market price on the closing date of the Cozzi merger. Mr. Burgess will receive 30,000 warrants exercisable at $4.00 per share and Mr. Hermosillo will receive 25,000 warrants exercisable at $5.00 per share. The value of the warrants will be calculated based on the intrinsic value method as prescribed under APB 25 "Accounting for Stock issued to Employees" as follows:

          a. The measurement date for the $5.91 warrants to be issued to Messrs. Jacobs and Jennings will be May 16, 1997, which represents the date of board approval of the $5.91 warrants. The aggregate compensation expense to be recorded for these warrants is estimated on a pro forma basis to be $2,392,000;

          b. Compensation expense for the warrants to be issued to Messrs. Jacobs and Jennings is estimated on a pro forma basis to be $6,000,000, for pro forma presentation purposes, based on an assumed exercise price of $12.00 and the Company's closing stock price of $20.00 on November 12, 1997;

          c. The measurement date for the warrants to be issued to Messrs. Burgess and Hermosillo will be September 8, 1997, which represents the date of board approval of these warrants. The aggregate compensation expense to be recorded with respect to the warrants to be issued to Messrs. Burgess and Hermosillo is estimated on a pro forma basis to be $972,000.

     Based on the above, the non-recurring expense charge expected to be incurred by the Company will be approximately $9.4 million. Presented as a $9.4 million increase to warrants, a $5.6 million decrease to retained earnings (net of taxes at an assumed 40% effective tax rate) and a $3.8 million decrease to deferred taxes.

     12. The Company has reached an agreement in principle with George O. Moorehead, President and a director of EMCO, Executive Vice President and a Director of the Company, pursuant to which Mr. Moorehead would resign from his employment by the Company, from his employment by EMCO and from his directorship of EMCO, subject to completion of the Merger and certain other conditions, in exchange for separation and other benefits. Upon the execution of a definitive Separation Agreement, and the closing of the Merger, Mr. Moorehead will receive a cash payment of $250,000, and certain insurance and other benefits during a five-year period following the Merger. Upon the execution of a definitive Stock Warrant Settlement Agreement and subject to the Company issuing certain warrants to Messrs. Jacobs and Jennings, Mr. Moorehead will be entitled to receive warrants to purchase up to 200,000 shares of Common Stock at an exercise price of $12.00 per share and to receive from the Company amounts totalling $665,000. The pro forma adjustment reflects an exercise price of $12.00 per share with respect to these warrants. The value of these warrants, calculated based on the intrinsic value method prescribed under APB 25 "Accounting for Stock issued to Employees," is $1.6 million based on the November 12, 1997 closing price of $20.00 per share of Common Stock. For pro forma presentation purposes, the non-recurring charge is reflected on the pro forma balance sheet as an increase to warrants of $1,600,000, a decrease to cash of $915,000, a decrease to retained earnings of $1,509,000, (net of taxes at an assumed 40% effective tax rate), and a decrease to deferred taxes of $1,006,000. See "Matters to be Considered by Stockholders -- Proposal Number One -- Employment Agreements."

     Items 13 - 15 reflect pro forma adjustments to the Company's consolidated balance sheet for significant equity and financing transactions completed by the Company subsequent to September 30, 1997 assuming these transactions were completed on September 30, 1997.

     13. On October 16, 1997 and October 24, 1997 all of the holders of the Series A Redeemable Convertible Preferred Stock executed waivers of certain mandatory conversion and redemption conditions. The waivers and consent to amendment permanently and irrevocably waived all provisions of the Preferred Stock that could require it to be redeemed in cash at or prior to maturity. The changes in the terms of the Series A Preferred Stock require the balance sheet classification of such securities to change prospectively from "temporary equity" to a component of shareholders' equity. As a result of the reclassification, no additional accretion of the preferred stock discount will be recorded and no accretion is assumed for the pro forma fiscal year ended March 31, 1997 earnings per share computation. The Series A Convertible Preferred Stock will convey a beneficial conversion feature which will be recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to paid in capital. The benefit will be measured as the difference between the market value of the common stock and the conversion price multiplied by the number of shares into which the security is convertible. The benefit will be recorded as a non-cash dividend, upon the approval by stockholders of the common stock issuable on conversion of preferred stock. The pro forma balance sheet reflects the beneficial conversion feature through a reduction to retained earnings and an increase to additional paid in capital by an amount equal to $3,723,000.

     14. The Company has agreed to issue an aggregate of 20,000 shares of Series B Convertible Preferred Stock, par value $.01 per share (stated value $1,000 per share) to two institutional investors. The Company expects to receive net proceeds of $19.1 million. Dividends are expected to accrue at an annual rate of 4.5% of the stated value of the Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock will convey a beneficial conversion feature which will be recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to paid in capital. The benefit will be measured as the difference between the market value of the common stock and the conversion price multiplied by the number of shares into which the security is convertible. The benefit will be recorded as a non-cash dividend, upon the approval by stockholders of the common stock issuable on conversion of preferred stock. The pro forma balance sheet reflects the beneficial conversion feature through a reduction to retained earnings and an increase to additional paid in capital by an amount equal to $1,622,000.

     15. On November 14,1997, the Company obtained a $10.0 million, short-term loan from a commercial bank. This loan, which matures on December 15, 1997 and accrues interest at the prime rate, was personally guaranteed by Gerard M. Jacobs, T. Benjamin Jennings and Donald F. Moorehead Jr., Directors and officers of the Company. On November 14, 1997, the Company used the proceeds from the $10.0 million loan, in part, to pay $10.6 million of short-term debt obligations issued in connection with the acquisition of Isaac. The adjustment is reflected as a net $600,000 decrease to cash and current portion of debt.

     Items 16 - 25 reflect pro forma adjustments to the Company's statement of operations giving effect to the Company's acquisitions of MacLeod, HouTex, Reserve, Isaac and Proler as if these acquisitions had occurred on April 1, 1996.

     16. Reflects the reduction in compensation expense for the former shareholders of Isaac and Proler who have signed new employment agreements with the Company. The pro forma adjustment includes only the historical compensation expense that has been contractually eliminated, and is reflected for the period up to the effective date for each respective acquisition (in 000's):

                                                             6 MO.       YTD
                                                            9/30/97    3/31/97
                                                            -------    -------
Proler shareholders.......................................   $391      $3,134
Isaac shareholders........................................     45       2,087
                                                             ----      ------
          Total...........................................   $436      $5,221
                                                             ====      ======

     17. Reserve and Isaac recorded depreciation expense based on accelerated lives. The Company calculates depreciation expense using the straight line method. Reflects the reversal of depreciation expense recognized based on the accelerated lives and the recognition of depreciation expense based on the straight-line method. Depreciation expense is calculated based on the fair market value of the fixed assets acquired using an average useful life of 30 years for buildings and improvements, 7 to 19 years for operating machinery and equipment and 5 years for office equipment. The pro forma adjustment is reflected for the period up to the effective date for each respective acquisition (in 000's):

REVERSAL OF ACCELERATED DEPRECIATION EXPENSES:     STRAIGHT-LINE DEPRECIATION EXPENSE:
----------------------------------------------     -----------------------------------
                           6 MO.         YTD                             6 MO.       YTD
                          9/30/97      3/31/97                          9/30/97    3/31/97
                         ---------    ---------                         -------    -------
Reserve................     $177        $2,139     Reserve............   $170      $1,545
Isaac..................      377         1,610     Isaac..............    410       1,918
                            ----        ------                           ----      ------
          Total........     $554        $3,749     Total..............   $580      $3,463
                            ====        ======                           ====      ======

     18. MacLeod, HouTex and Proler used the straight line method for recording depreciation expense. Reflects additional depreciation expense on the write-up of the fixed assets to fair market value. Incremental depreciation expense was computed assuming an average useful life of 30 years for buildings and improvements and 7 years for machinery and equipment. Pro forma adjustment is reflected for the period up to the effective date for each respective acquisition (in 000's):

INCREMENTAL DEPRECIATION EXPENSE
--------------------------------
                                             6 MO.       YTD
                                            9/30/97    3/31/97
                                            -------    -------
MacLeod...................................    n/a       $193
HouTex....................................    n/a        332
Proler....................................    156        374
                                             ----       ----
          Total...........................   $156       $899
                                             ====       ====

     19. Reflects the elimination of existing goodwill amortization for Reserve. Pro forma adjustment is reflected for the period up to the effective date of the Reserve acquisition.

     20. Reflects goodwill amortization associated with the Company's acquisition of each respective company. Pro forma adjustments are reflected for the period up to the effective date of each respective acquisition (in 000's):

GOODWILL AMORTIZATION
---------------------
                                             6 MO.       YTD
                                            9/30/97    3/31/97
                                            -------    -------
MacLeod...................................    n/a      $  104
HouTex....................................    n/a         109
Reserve...................................      9         112
Isaac.....................................    242       1,050
Proler....................................    270         648
                                             ----      ------
          Total...........................   $521      $2,023
                                             ====      ======

     21. Reflects amortization expense on the $1.8 million non-compete intangible asset from the acquisition of Isaac. The non-compete intangible asset is being amortized over 8 years which represents the term of the non-compete agreement. Pro forma adjustment is reflected up to the effective date of the Isaac acquisition.

     22. In connection with the Reserve acquisition, the Company issued a $1.5 million, 9%, one year note payable to the former shareholders of Reserve. Reflects interest expense on the notes payable for the period up to the effective date of the Reserve acquisition.

     23. In connection with the Isaac acquisition, the Company issued $10.6 million, 8.5%, five month notes payable, and $25.9 million, 8.5%, three year notes payable ($9.9 million due in eight months) to the former shareholders of Isaac. On November 14, 1997, the Company repaid the $10.6 million, 8.5% notes payable (See note 15). Reflects interest expense on the $25.9 million notes payable for the period up to the effective date of the Isaac acquisition and the reversal of interest expense accruing on the $10.6 million notes payable (in 000's):

                                                             6 MO.       YTD
                                                            9/30/97    3/31/97
                                                            -------    -------
Reversal of interest recognized on $10.6 million note.....   $ 244         n/a
Interest on $25.9 million note............................    (508)    $(2,202)
                                                             -----     -------
          Total...........................................   $(264)    $(2,202)
                                                             =====     =======

     24. In connection with the Proler acquisition, the Company issued a $8.1 million, six month note payable and a $2.4 million, 7%, two year note payable to the former shareholders of Proler. The $8.1 million note payable accrues interest at 8% for the first three months and increases to 10% in month four, 12% in month five and 14% in month six. For pro forma presentation purposes, interest expense on the $8.1 million note is calculated at 11% which represents the average interest rate on the note. Reflects interest expense on the notes payable for the period up to the effective date of the Proler acquisition (in 000's):

                                                             6 MO.       YTD
                                                            9/30/97    3/31/97
                                                            -------    -------
Interest on $8.1 million note.............................   $(371)    $  (891)
Interest on $2.4 million note.............................     (70)       (168)
                                                             -----     -------
          Total...........................................   $(441)    $(1,059)
                                                             =====     =======

     25. Reflects the pro forma adjustment to weighted average shares outstanding to increase the Company's historical weighted average shares outstanding such that shares issued with each respective acquisition are considered outstanding for the entire period as if the transactions had occurred on April 1, 1996:

                                                          6 MO.         YTD
                                                         9/30/97      3/31/97
                                                        ---------    ---------
MacLeod...............................................        n/a      546,000
HouTex................................................        n/a      366,000
Isaac.................................................    881,187    1,942,857
Proler................................................  1,415,301    1,750,000
Debt Conversion.......................................     65,545      342,481
                                                        ---------    ---------
                                                        2,362,033    4,947,338
                                                        =========    =========

     On April 15, 1997, a note holder of the Company converted a $1.0 million note payable into 182,481 shares of restricted common stock (see Note 28(c)). On May 30, 1997, a note holder of the Company converted a $1.0 million note payable into 160,000 shares of restricted common stock (see Note 26(c)). For the six months ended September 30, 1997, the 182,481 shares issued on April 15, 1997 were outstanding for 169 of the 183 days in the period, and the 160,000 shares issued on May 30, 1997 were outstanding for 124 days of the 183 days in the period. The adjustment of 65,545 represents the shares to be added to the Company's historical weighted average shares outstanding to reflect these shares to be outstanding for the entire period. For the year ended March 31, 1997, these shares issued are assumed to be outstanding for the entire period.

     Items 26 - 34 reflect pro forma adjustments relating to significant financing and equity transactions completed by the Company subsequent to March 31, 1997. The pro forma adjustments give effect to these transactions on the Company's statement of operations as if each transaction occurred on April 1,1996.

     26. In connection with the MacLeod acquisition, the Company issued a $6.0 million, 8%, five month note payable and a $600,000, 8%, five year note payable to the former shareholders of MacLeod. Between March 1997 and May 1997, the
Company: a) paid the $600,000 note payable; b) paid $2.0 million of the $6.0 million note payable and; c) converted $1.0 million of the $6.0 million note payable into 160,000 shares of common stock. On May 29,1997, the Company refinanced the remaining $3.0 million due on the $6.0 million note payable into a five year, 8.5% note payable. Adjustment reflects the reversal of interest expense associated with the notes payable which have been repaid and refinanced and the recognition of interest expense on the new $3.0 million, 8.5%, five year note payable (in 000's):

                                             6 MO.       YTD
                                            9/30/97    3/31/97
                                            -------    -------
Reversal of interest expense..............   $ 79       $ 129
Interest on new note payable..............    (43)       (255)
                                             ----       -----
          Total...........................   $ 36       $(126)
                                             ====       =====

     27. On January 1, 1997, the Company issued a $3.0 million, 8%, five month note payable to a third party in exchange for the real estate on which the MacLeod operations are conducted. In May 1997, the Company repaid this obligation. Adjustment reflects the reversal of interest expense recognized on this note payable.

     28. In connection with the HouTex acquisition, the Company issued a $1.655 million, 6%, four month note payable and a $5.0 million, 6%, six month note payable to the former shareholders of HouTex. During April and May 1997, the
Company: a) repaid the $1.655 million note payable; b) repaid $3.28 million of the $5.0 million note payable; c) converted $1.0 million of the $5.0 million note payable into 182,481 shares of common stock; and d) utilized the remaining $720,000 due on the $5.0 million note payable to satisfy the cash portion related to a warrant exercise by a former shareholder of HouTex. Adjustment reflects the reversal of interest expense recognized on the notes payable.

     29. On May 29, 1997, the Company obtained a $4.5 million revolving and term loan, at the prime rate of interest. Adjustment represents interest expense for the period up to the date of the term loan.

     30. On August 8, 1997, the Company issued 21,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (stated value of $1,000 per share) to two institutional investors for an aggregate purchase price of $21.0 million. The Company received net proceeds of $19.95 million. Between August 21, 1997 and September 8, 1997, the Company issued 4,000 additional shares of Series A Convertible Preferred Stock to six individuals for an aggregate purchase price of $4.0 million. 2,500 of the shares were collectively purchased by Gerard M. Jacobs, T. Benjamin Jennings and Donald F. Moorehead, Jr., directors of the Company. Adjustment reflects the dividends on the preferred stock, which accrues at 9% until shareholder approval is obtained at which time the dividend will be reduced to 6%, and the non-cash dividend charge as described in Note 13 (in thousands).

                                             6 MO.       YTD
                                            9/30/97    3/31/97
                                            -------    -------
Dividends @ 6%............................  $  435     $1,500
Non-cash dividend charge..................   3,723      3,723
                                            ------     ------
                                            $4,158     $5,223
                                            ======     ======

     31. Reflects dividends on the 20,000 shares of Series B Convertible Preferred Stock at an annual rate of 4.5% and the non-cash dividend charge as described in Note 14 (in thousands).

                                             6 MO.       YTD
                                            9/30/97    3/31/97
                                            -------    -------
Dividends @ 4.5%..........................  $  450     $  900
Non-cash dividend charge..................   1,622      1,622
                                            ------     ------
                                            $2,072     $2,522
                                            ======     ======

     32. Reflects interest expense on the $10.0 million short-term note payable obtained on November 14, 1997 (See Note 15). Interest expense was calculated at the prime rate of interest of 8.5%.

     33. In April and May 1997, the Company completed a private offering of 2,025,000 shares of common stock at $7.25 per share. Adjustment represents the shares issued in the private offering assuming the shares were outstanding, for the year ended March 31, 1997 and the incremental shares outstanding for the periods prior to issuance, for the six months ended September 30, 1997.

     34. In August 1997, the Company repaid a $6.5 million term loan using the proceeds of the Series A Preferred Stock. Adjustment represents the reversal of interest expense recognized on the term loan.

     Items 35 - 40 reflect pro forma adjustments to the Company's statement of operations giving effect to the Company's acquisition of Cozzi as if it occurred on April 1, 1996.

     35. Reflects the adjustment of LIFO cost of goods sold for Cozzi to a FIFO basis to conform to the Company's accounting policy for inventory valuation.

     36. Reflects the reduction of contractually eliminated compensation expense relating to the shareholders of Cozzi who will enter into new employment agreements upon closing of the Merger.

     37. Reflects additional compensation expense for Messrs. Jacobs and Jennings pursuant to new employment agreements which will become effective upon closing of the Merger.

     38. Cozzi records depreciation expense based on accelerated lives. The Company's depreciation expense is calculated using the straight line method. Reflects the reversal of depreciation expense recognized based on the accelerated lives and the recognition of depreciation expense based on the straight-line method. Depreciation expense is calculated based on the fair market value of the fixed assets acquired using an average useful life of 30 years for buildings and improvements, 7 to 19 years for operating machinery and equipment and 5 years for office equipment (in 000's):

                                                            6 MO.       YTD
                                                           9/30/97    3/31/97
                                                           -------    -------
Reversal of accelerated depreciation.....................  $(1,286)   $(2,340)
Recording of straight-line depreciation..................      974      1,947
                                                           -------    -------
          Total..........................................  $  (312)   $  (393)
                                                           =======    =======

     39. Reflects the elimination of existing goodwill amortization of Cozzi and recognition of goodwill amortization associated with the Company's acquisition of Cozzi (in 000's):

                                                             6 MO.       YTD
                                                            9/30/97    3/31/97
                                                            -------    -------
Reversal of existing goodwill amortization................   $(65)     $  (72)
Recognition of goodwill amortization......................    870       1,739
                                                             ----      ------
          Total...........................................   $805      $1,667
                                                             ====      ======

     40. Reflects the number of shares of restricted Common Stock to be issued to Cozzi shareholders in exchange for the outstanding Cozzi shares.

     41. Adjustment to income tax provision to reflect the combined results of operations of the Company and the acquired companies assuming a combined 40% federal and state effective tax rate.

     42. The Company's weighted average shares outstanding at September 30, 1997 (18,060,000) includes 4,356,697 shares of dilutive stock options and warrants. Due to the pro forma net loss for the six months ended September 30, 1997, these dilutive stock options and warrants are reduced from the pro forma weighted average shares outstanding as their inclusion would make them anti-dilutive.

PROPOSAL NUMBER TWO:  TO CONCUR IN THE APPOINTMENT BY THE BOARD OF DIRECTORS OF
                      PRICE WATERHOUSE LLP AS THE COMPANY'S PRINCIPAL INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 1998.

     The Board believes that Price Waterhouse LLP is knowledgeable about the Company's operations and accounting practices and is well-qualified to act in the capacity of its principal independent accountants. Therefore, the Board has selected Price Waterhouse LLP to act as the Company's principal independent accountants to examine its consolidated financial statements for the fiscal year ending March 31, 1998. Although the selection of independent accountants does not require the approval of the Stockholders, the Board believes it is desirable to obtain the concurrence of the Stockholders to this selection. Due to the difficulty and expense involved in retaining another independent accounting firm on short notice, the Board does not contemplate appointing another firm to act as the Company's independent accountants for the fiscal year ending March 31, 1998 if the Stockholders do not concur in the appointment of Price Waterhouse LLP. Instead, the Board will consider the vote as advice in making its selection of independent accountants for the following year.

     Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     RECOMMENDATION OF THE BOARD: The Board recommends that the Stockholders concur in the following resolution which will be presented for a vote of the Stockholders at the Annual Meeting:

     RESOLVED, that the Stockholders concur in the appointment by the Board of Price Waterhouse LLP as the Company's principal independent accountants for the fiscal year ending March 31, 1998.

     Vote Required. The affirmative vote of a majority of the votes cast by Stockholders present in person or by proxy and eligible to vote at the Annual Meeting, a quorum being present, is required to adopt the foregoing resolution; provided, however, that if this resolution is not approved by the Stockholders, the Board will not appoint another firm to act as the Company's independent accountants, but will consider the failure to pass the resolution in making its selection of independent accountants for the following year.

PROPOSAL NUMBER THREE:  TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER
                        PURSUANT TO WHICH COZZI WILL BECOME A WHOLLY-OWNED SUBSIDIARY OF THE COMPANY.

BACKGROUND OF AND REASONS FOR THE MERGER

     General. The Merger Agreement provides for the merger of Merger Sub, a newly formed, wholly-owned subsidiary of the Company with and into Cozzi, with Cozzi to be the surviving entity of the Merger. The discussion in this Proxy Statement of the Merger and the description of the principal terms of the Agreement are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference.

     Background of the Merger. In April 1996, following the EMCO merger, Messrs. Jacobs and Jennings arranged a meeting with Mr. Albert A. Cozzi to generally discuss the potential consolidation of the scrap metal recycling industry and specifically discuss each company's intentions with regard to their respective investments in scrap metal recycling companies in Phoenix, Arizona. The April 1996 meeting was exploratory and brief and did not lead to additional merger or other business discussions between the parties for several months.

     Mr. Jennings contacted Mr. Cozzi by telephone in early October 1996 to discuss the national consolidation of the fragmented scrap metal recycling industry as evidenced by several announcements made by the Company and certain other entities. That conversation led to a meeting at Mr. Cozzi's office in early October. At that meeting Messrs. Jennings and Cozzi concluded that they shared the same strategic vision for the direction of the scrap metal recycling industry which they believed should be consolidated. On or about October 16, 1996 a telephonic meeting occurred among Gerard M. Jacobs, T. Benjamin Jennings, Donald F. Moorehead, Jr., George O. Moorehead, and Harold Rubenstein to briefly discuss the benefits and risks of a potential merger with Cozzi. At the conclusion of that meeting Messrs. Jacobs and Jennings were authorized to initiate efforts to explore the possibility of a merger with Cozzi. On October 23, 1996 a meeting was conducted in the offices of Mr. Cozzi which concluded in the execution of an "Exchange of Information and Nondisclosure Agreement" to facilitate the exchange of confidential information between the Company and Cozzi. Beginning in late October, representatives of the Company and Cozzi commenced performance of their financial, operational, environmental and legal due diligence activities. At the same time, Messrs. Jacobs, Jennings, and Cozzi and their advisors commenced negotiations on the terms of a potential merger.

     On December 5, 1996, Gerard M. Jacobs, T. Benjamin Jennings, Robert C. Larry (for the Company), and Albert A. Cozzi, Frank J. Cozzi, Michael Mitchell, and Burton Reif (for Cozzi) met at the Company's offices to discuss the terms of a potential merger between the companies. At that meeting a preliminary term sheet was presented by Messrs. Jacobs and Jennings that summarized in broad terms a potential merger of the companies. At the conclusion of the meeting both parties agreed to continue to explore the potential for a merger but no agreements as to terms and conditions were reached. Messrs. Jacobs, Jennings, and Albert Cozzi had numerous conversations from December 4, 1996 through December 10, 1996 to exchange ideas and provide feedback with respect to the terms for a potential merger. On December 11, 1996 a non-binding letter of intent was executed between the Company and Cozzi which highlighted the main points of a potential merger transaction. The non-binding letter of intent was subject to various conditions precedent including but not limited to the completion of due diligence, receipt of corporate and third-party approvals, and negotiation and execution of binding agreements.

     On February 24, 1997, Messrs. Jacobs and Jennings presented financial and operational information regarding Cozzi to the Company's Board of Directors and summarized the terms and conditions contemplated in the non-binding letter of intent. Thereafter, discussions between the principals continued and on March 14, 1997, a binding letter of intent was executed between the Company and Cozzi. The March 14, 1997 letter of intent differed in a number of respects from the December 11, 1996 letter. In particular, the March letter: (i) provided for consideration equal to 11,500,000 shares of Common Stock and $6 million in cash, compared with 11,000,000 shares of Common Stock and $5 million in cash provided in the December letter; (ii) provided that the consideration would be reduced by any additional amounts payable by Cozzi as a result of the Merger under an agreement with the Estate of James H. Cozzi; (iii) included the purchase of the shares of Cozzi Building Corporation not owned by Cozzi, which were not included in the acquisition described in the December letter; (iv) required Cozzi to use its "best efforts" to negotiate the purchase of the interests in PerlCo and Salt River not owned by Cozzi, while the December letter only required that Cozzi "attempt to negotiate" these acquisitions; (v) was intended to be binding upon the parties, while the December letter was not, except with respect to confidentiality and non-disclosure obligations; (vi) unlike the December letter, set forth the number and exercise prices and terms of warrants to be granted to Messrs. Cozzi, Jacobs and Jennings; (vii) set out in greater detail than did the December letter the terms of the stockholders agreement to be entered into by Messrs. Cozzi, Jacobs and Jennings in connection with the Merger, including by listing major corporate actions which would require a two-thirds vote of the Board of Directors; (viii) unlike the December letter, required the Cozzis to deal exclusively with the Company until June 30, 1997 with respect to the proposed transaction; and (ix) included a form of press release which Cozzi and the Company agreed to issue jointly. See "-- Employment Agreement" and "-- Stockholders Agreement" below.

     On May 14, 1997 the Board of Directors discussed the definitive agreements with respect to a contemplated merger agreement with Cozzi. The Board of Directors also considered the recent financial performance of Cozzi and the important operational expertise that Messrs. Cozzi may offer the Company and authorized Messrs. Jacobs and Jennings to execute the Merger Agreement and ancillary agreements. The Company did not retain the services of a financial advisor in connection with the negotiations leading to the Merger Agreement.

     Reasons for the Transaction. The Board of Directors believes that the Merger with Cozzi will: (i) allow the Company to become the premier consolidator in the scrap metal recycling industry; (ii) allow the Company to derive substantial benefits from the depth and breadth of management and expertise at both companies; (iii) yield operational and financial synergies and cost savings; and (iv) allow the Company to more effectively access capital markets.

     The Board of Directors also considered a number of potentially negative factors in its deliberations concerning the Merger, including but not limited to: (i) the possibility that the Company's existing cash and cash equivalents will not be sufficient to fund the Company's obligations under the Merger Agreement, and a failure to raise sufficient cash to close the Merger could adversely affect the Company and the market price of the Common Stock; (ii) the fact that the Company has not previously operated under a Chief Operating Officer or under an Executive Committee, both of which are required by the Merger Agreement; (iii) the possibility that the operating efficiencies and other benefits anticipated following the Merger might not be achieved; and (iv) the other risks described under "Risk Factors."

     After considering the foregoing factors, the Board of Directors approved the Merger with Cozzi, including the Merger Agreement, and recommended that the stockholders of the Company approve and adopt the Merger Agreement and the Merger. In view of the wide variety of factors considered, both positive and negative, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors it considered. See "-- Conflicts of Interest."

OPINION OF SALOMON BROTHERS

     The Company retained Salomon Brothers pursuant to a letter agreement dated May 9, 1997 (the "Engagement Letter") to render an opinion relating to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the Merger. Neither the Company's Board nor its management imposed any limitations on Salomon Brothers with respect to the investigations made or procedures followed by Salomon Brothers in preparing and rendering its opinion. Pursuant to the Engagement Letter, Salomon Brothers rendered an opinion to the Board of Directors of the Company on July 21, 1997 to the effect that, based upon and subject to the considerations set forth in such opinion, as of such date, the consideration to be paid by the Company in the Merger was fair to the Company from a financial point of view.

     The full text of Salomon Brothers' fairness opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex B to this Proxy Statement. The summary of Salomon Brothers' opinion set forth below is qualified in its entirety by reference to the full text of such opinion included as Annex B. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

     In connection with rendering its opinion, Salomon Brothers reviewed and analyzed the following material bearing upon the financial and operating conditions and prospects of Cozzi and the Company: (i) the Merger Agreement;
(ii) a draft of this Proxy Statement, including the historical and pro forma financial statements included herein; (iii) certain publicly available information concerning the Company, including the Annual Report on Form 10-K of the Company for the year ended March 31, 1997; (iv) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to Salomon Brothers by the Company for purposes of Salomon Brothers' analysis; (v) certain publicly available information concerning the trading of, and the trading market for, the Common Stock; (vi) certain internal information, primarily financial in nature, including projections, concerning the business and operations of Cozzi furnished to Salomon Brothers by Cozzi and the Company for purposes of Salomon Brothers' analysis; (vii) certain internal information, primarily financial in nature, including projections, concerning the business and operations of Proler furnished to Salomon Brothers by the Company for purposes of Salomon Brothers' analysis; (viii) the financial terms of the Proler acquisition; (ix) certain publicly available information with respect to certain other companies that Salomon Brothers believed to be comparable to Cozzi or the Company and the trading markets for certain of such other companies' securities; and (x) publicly available information concerning the nature and terms of certain other transactions that Salomon Brothers considered relevant to its inquiry. Salomon Brothers also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant. Salomon Brothers also met with certain officers and employees of Cozzi and the Company to discuss the foregoing, as well as matters Salomon Brothers believed relevant to its inquiry.

     In its review and analysis and in arriving at its opinion, Salomon Brothers assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed responsibility for verifying any of such information. Salomon Brothers did not conduct a physical inspection of any of the properties or facilities of Cozzi or the Company and it did not make or obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any such properties or facilities. With respect to projections, Salomon Brothers assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of each of Cozzi and the Company as to the future financial performance of Cozzi and the Company. Salomon Brothers expressed no view with respect to such projections or the assumptions on which they were based. Salomon Brothers assumed that the conditions precedent to the Merger in the Merger Agreement will be satisfied and that the Merger will be consummated in accordance with the terms of the Merger Agreement and that Company will acquire Proler on the terms described herein.

     In conducting its analysis and arriving at its opinion, Salomon Brothers considered the following financial and other factors as it deemed appropriate under the circumstances: (i) the historical and current financial position and results of operations of Cozzi and the Company; (ii) the business prospects of Cozzi and the Company; (iii) the historical and current market for the Common Stock and for the equity securities of certain other companies that Salomon Brothers believed to be comparable to Cozzi or the Company; and (iv) the nature and terms of certain other acquisition transactions that Salomon Brothers believed to be relevant. Salomon Brothers also took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuation generally. Salomon Brothers' opinion necessarily was based on conditions as they existed and could be evaluated on the date thereof and Salomon Brothers assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after such date. Salomon Brothers did not consider any acquisition that had not closed before the date of its opinion, other than the Proler acquisition and the Merger. Salomon Brothers' opinion did not constitute an opinion or imply any conclusion as to the likely trading range for the Common Stock following consummation of the Merger. Salomon Brothers' opinion was for the sole benefit of the

Company (including its management and Board of Directors) in considering the Merger and was, in any event, limited to the fairness, from a financial point of view, of the consideration to be paid by the Company in the Merger and did not address the Company's underlying business decision to effect the Merger or constitute a recommendation to any holder of the Common Stock as to how such holder should vote with respect to the Merger.

     Salomon Brothers has advised the Board of Directors that, based on an express disclaimer in the Engagement Letter, it does not believe that any person (including a Stockholder of the Company), other than the Company (including its management and Board of Directors), has a legal right to rely upon Salomon Brothers' fairness opinion to support any claims against Salomon Brothers arising under applicable state law and that, should any such claims be brought against Salomon Brothers by any such person, this assertion will be raised as a defense. In the absence of applicable state law authority, the availability of such a defense will be resolved by a court of competent jurisdiction. Resolution of the question of the availability of such a defense, however, will have no effect on the rights and responsibilities of the Company's Board of Directors under applicable state law, nor would the availability of such a state law defense to Salomon Brothers have any effect on the rights and responsibilities of either Salomon Brothers or the Company's Board of Directors under the federal securities laws.

     Salomon Brothers is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Company selected Salomon Brothers to act as its financial advisor on the basis of Salomon Brothers' international reputation. In addition, in the ordinary course of its business, Salomon Brothers may actively trade the debt and equity securities of the Company for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to the Engagement Letter, the Company paid Salomon Brothers $350,000 in cash after Salomon Brothers delivered its fairness opinion. The Company has also agreed to reimburse Salomon Brothers up to $25,000 for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement (including the reasonable fees and disbursements of its counsel) and to indemnify Salomon Brothers against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

DESCRIPTION OF THE MERGER AGREEMENT

     The following summarizes the material terms and provisions of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement.

     General. The Boards of Directors of Cozzi and the Company, meeting separately, each authorized the execution and performance of the Merger Agreement. In addition, all of the shareholders of Cozzi have approved and adopted the Merger Agreement. In connection with the Merger, Merger Sub, a wholly-owned subsidiary of the Company, will be merged with and into Cozzi, resulting in Cozzi becoming a wholly-owned subsidiary of the Company.

     Effective Time. If the Merger Agreement is approved and adopted by the requisite vote of the Stockholders of the Company, and all other conditions to the obligations of the parties to consummate the Merger are satisfied or waived, the Merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Illinois.

     Conversion of Shares. In connection with the Merger, each share of Cozzi common stock will be converted into 105,747 shares of Common Stock and $55,172.41 and the Company will issue to the Cozzi Shareholders an aggregate of 11,499,986 shares of Common Stock and $6.0 million in cash.

     Warrants. As additional consideration in connection with the Merger, pursuant to their respective employment agreements, all Shareholders will receive warrants exercisable for the following number of shares of Common Stock: 755,172 shares (Albert A. Cozzi), 582,759 shares (Frank J. Cozzi) and 162,069 shares (Gregory P. Cozzi). The warrants will be exercisable for a period of five years from the Closing Date. One-half of the warrants issued to each of the Cozzi Shareholders will have an exercise price of $5.91 per share, and one-half will have an exercise price per share equal to 75% of the last sales price of a share of Common Stock on the day before the Effective Date.

     Certain Covenants. The Company and Cozzi each have agreed to: (i) afford each other party reasonable access to financial, operating and other information; (ii) give prompt notice of breaches of any covenant or condition in the Merger Agreement; (iii) make no public announcement related to the Merger without the prior consent of the other parties except as required by law or any securities exchange; (iv) cooperate in preparing and filing all forms, reports and notifications required by any stock exchange on which the Common Stock is listed and to use their best efforts to overcome any objections by any governmental authority to the Merger; (v) use its best efforts to obtain the authorizations required to consummate the transactions contemplated by the Merger Agreement; and (vi) take all necessary action to pre-clear the Merger with the Secretary of State of the State of Illinois.

     Each of the Company and Cozzi has agreed that prior to consummation of the Merger or the termination of the Merger Agreement each entity shall conduct their respective business only in the ordinary course consistent with past practice. In addition, Cozzi and the Cozzi Shareholders have agreed not to: (i) initiate or encourage initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale or other disposition of any substantial part of the assets, business or properties of Cozzi; or (ii) enter into any agreement or commitment with respect to any of the foregoing transactions.

     The Merger Agreement requires the Company to seek approval from the Cozzi Shareholders before taking certain actions prior to approval of the Stockholders, including without limitation: (i) amendments to or changes of the Company's certificate of incorporation or bylaws; (ii) issuance of equity, except in connection with certain acquisitions, private placements of Common Stock up to $15 million in the aggregate, private placement of up to $50 million of securities convertible into Common Stock or the sale of up to $200 million of non-convertible high yield debt; (iii) changes in management of the Company or changes in the compensation provided to officers and directors of the Company;
(iv) acquisitions of companies, except for mergers or acquisitions involving, among others, Isaac or Proler or other acquisitions involving less than $5 million in consideration; (v) incurrence of any indebtedness or other significant financing transactions.

     Following the Effective Date of the Merger, the Cozzi Shareholders have agreed not to compete against the Company or its affiliates in certain specified territories for a period of thirty-six (36) months following the later of the Closing Date or the date each such Cozzi Shareholder ceases to be an employee, officer or Director of the Company.

     Conditions to the Merger. The obligations of each party to effect the Merger are conditioned on, among other things, the satisfaction or waiver of each of the following conditions: (i) the truth and accuracy of all of the representations and warranties made by each party; (ii) completion by each party of its respective obligations under the Merger Agreement; (iii) the absence of any material adverse change in the other party; (iv) the absence of any court order prohibiting or restricting completion of the Merger; and (v) receipt of all written consents, assignments, waivers or authorizations required to effect the Merger

     In addition, the Company will not be obligated to proceed with the Merger unless: (i) the Company's Stockholders authorize and approve the Merger Agreement; (ii) no Cozzi Shareholder elects to exercise appraisal rights with respect to the Merger; (iii) Cozzi obtains a general release from the Estate of James H. Cozzi and Irene Cozzi (the "Estate") releasing the Company and its affiliates from all liability such parties may have to the Estate; and (iv) Cozzi receives the written consent of G.E. Capital Public Finance, Inc. to the transactions contemplated by the Merger Agreement. Cozzi and the Cozzi Shareholders will not be obligated to proceed with the Merger unless: (i) the Cozzi Shareholders receive an opinion from counsel to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (ii) Cozzi receives the written consent of Bank of America National Trust and Savings Association to the transactions contemplated by the Merger Agreement.

     Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by: (i) mutual written consent of all parties to the Merger Agreement at any time prior to the Closing Date;
(ii) the Company, if Cozzi or the Cozzi Shareholders breach any material representation, warranty, covenant or agreement under the Merger Agreement;
(iii) the Cozzi Shareholders, if the Company or Merger Sub breaches any material representation, warranty, covenant or agreement under the Merger Agreement; (iv) either the Cozzi Shareholders or the Company if the Closing has not been consummated by December 15, 1997; (v) the Company, if the Merger Agreement and the transactions contemplated thereby fail to receive the requisite vote for approval and adoption by the Stockholders of the Company; (vi) the Company, if it is not satisfied in its sole discretion with the results of its environmental assessment of the Cozzi properties; and (vii) the Cozzi Shareholders, if they have not received an opinion from counsel to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. See "Matters to be Considered by
Stockholders -- Proposal Number Three -- Termination."

     Indemnification. The Company and the Cozzi Shareholders each have agreed to indemnify the other party against any expenses, liabilities and damages incurred or suffered by such party (collectively, "Indemnifiable Damages") resulting from or arising out of any breach of a representation or warranty made by the indemnifying party under the Merger Agreement. However, the indemnifying party will be liable only for Indemnifiable Damages in excess of $500,000 in the aggregate. In addition, the liability of the Cozzi Shareholders will be limited to the 1,150,000 shares of Common Stock held in escrow as security for their indemnification obligations.

     Expenses. Each party to the Merger Agreement is required to pay its own fees and expenses, including fees and expenses of counsel and its other advisors.

     Alternatives to the Merger. The Company has evaluated numerous acquisition and merger opportunities in the scrap metal recycling industry during the past twelve months. Management believes that Cozzi possesses unique strengths in its management team and customer relations, as well as the broad geographic scope of its operations. The Company's Board of Directors has concluded that none of the other candidates evaluated to date, except for the other Completed or Potential Acquisitions, possess this unique blend.

     Regulatory Approvals. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules and regulations thereunder provide that certain transactions may not be consummated until required information and materials have been furnished to the Department of Justice and the Federal Trade Commission and certain waiting periods have expired or been terminated. The Company filed a Notification and Report Form on July 8, 1997 and on July 18, 1997 received notice that the waiting period under the HSR Act was terminated.

     Notwithstanding the termination of the waiting period under the HSR Act, at any time before or after the consummation of the Merger either the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws if deemed necessary or desirable in the public interest, or certain other persons could take action under the antitrust laws, including seeking to prevent the Merger.

     Cozzi and the Company are not currently aware that any other material governmental permits, approvals, consents or similar actions are required for consummation of the Merger, except for compliance with applicable federal and state securities laws and the rules and regulations of the Nasdaq Stock Market.

     Accounting Treatment. For financial reporting purposes, the Merger will be treated as a purchase transaction, with the Company as the acquiror of Cozzi. See "Historical and Unaudited Pro forma Condensed Consolidated Financial Data."

     Employment Agreements. In connection with the Merger, the Company anticipates entering into employment agreements with the following persons who will serve in the following positions with the Company and, in the case of Frank
J. Cozzi, with Cozzi:

T. Benjamin Jennings.....  Chairman of the Board, Member of the Executive
                           Committee and Chief Development Officer
Gerard M. Jacobs.........  Director, Member of the Executive Committee and
                           Chief Executive Officer
Albert A. Cozzi..........  Director, Member of the Executive Committee,
                           President and Chief Operating Officer
Frank J. Cozzi...........  Director, President of Cozzi and Vice President
                           of the Company

     The Board expects that each employment agreement will: (i) have a term beginning on the closing date of the Merger and continuing for five years, provided that on each anniversary of the closing date of the Merger, the term automatically will be extended by one-year periods unless either the Company or the employee elects prior to such anniversary not to extend the term; and (ii) provide for an annual base salary payable to each individual of at least $275,000, plus a minimum cash bonus payable to each employee equal to at least 25% of the employee's base salary. Each agreement will restrict the employee's ability to compete with the Company for three years following termination of employment. The agreements will provide that each of Messrs. Jacobs and Jennings will receive identical salary, bonus, vacation, disability and other benefits. In addition, the employment agreements with Messrs. Jacobs and Jennings acknowledge that they may devote a portion of their time to entities other than the Company.

     As additional compensation under their employment agreements, each of Messrs. Jacobs and Jennings will receive warrants to purchase 750,000 shares of Common Stock, exercisable for a period of five years from the Effective Date. One-half of these warrants will be exercisable at $5.91 per share, and one-half will be exercisable at a price equal to the lesser of $12.00 or 75% of the last sales price of a share of Common Stock on the day before the Effective Date. For a description of the warrants to be issued to the Cozzi Shareholders in connection with the employment agreements, see "-- Description of the Merger Agreement -- Warrants."

     In the event of a "change in control" of the Company, the term of each employment agreement will be extended for two years, and each employee will receive, in addition to other benefits, a cash payment equal to: (i) the employee's current annual base salary plus the highest annual bonus for the previous three years; times (ii) the number of years remaining until the employee would reach the age of 65, but in no event less than five. If a change in control were to occur immediately after the Merger, Messrs. Jacobs and Jennings, as well as Albert A. Cozzi and Frank J. Cozzi, each would be entitled to receive at least $1,720,000 as severance pay, for total payments exceeding $6,880,000.

     Under the employment agreements described above, a "change in control" of the Company is deemed to have occurred if, without the vote of the Executive
Committee: (a) any "person" (as defined in the Exchange Act) other than Albert
A. Cozzi, Frank J. Cozzi or Gregory P. Cozzi becomes a beneficial owner of securities representing thirty percent (30%) or more of the combined voting power of all outstanding shares of the Company; (b) during any two consecutive years the majority of the Board of Directors is no longer comprised of individuals who were approved by at least two thirds ( 2/3) of the Directors at the beginning of the employment period; (c) the stockholders approve a merger or consolidation of the Company with any other corporation, other than the Merger, and other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (d) the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

     In connection with the Merger, the Company anticipates entering into an employment agreement with Gregory P. Cozzi to serve as Vice President of Cozzi. The Board expects that Gregory Cozzi's employment agreement will likely: (i) have a term of five years, after which the term automatically will be extended by one-year periods unless either the Company or Mr. Cozzi elects prior to such anniversary not to extend the term; and (ii) provide for an annual base salary of at least $135,000, plus a minimum cash bonus equal to at least twenty-five percent of the base salary. The agreement will also restrict Mr. Cozzi's ability to compete with the Company for three years following termination of his employment. For a description of the warrants to be issued to Mr. Cozzi in connection with his employment agreement, see "-- Description of the Merger Agreement -- Warrants."

     Stockholders Agreement. In connection with the Merger, Albert A. Cozzi, Frank J. Cozzi and Gregory P. Cozzi (collectively, the "Cozzi Stockholders") and Gerard M. Jacobs and T. Benjamin Jennings (collectively, the "MTLM Stockholders") have agreed to enter into a stockholders agreement having a term of ten years from the Closing Date, unless renewed or extended (the "Stockholders Agreement"). After giving effect to the Merger, the Cozzi Stockholders and the MTLM Stockholders together will own 45% of the Company's issued and outstanding stock (without giving effect to the issuance of Common Stock issuable upon exercise of warrants and options previously granted by the Company).

     Under the Stockholders Agreement, the Cozzi Stockholders and the MTLM Stockholders have agreed that each group will be able to nominate one-half of the total number of directors slated for election at each annual meeting of the Company, provided that each group must nominate one individual, independent and unaffiliated from each group or the Company, as part of its slate. See
"-- Proposal Number One." The Stockholders Agreement further requires each group to vote for the other group's nominees for election to the Board. The parties to the Stockholders Agreement also have agreed to vote for proposals, if and when presented by the Company, to amend the Company's organizational documents to require the approval of at least two-thirds of the Board of Directors to, among other things: (i) amend the Company's certificate of incorporation or bylaws;
(ii) liquidate or merge the Company; (iii) sell substantially all of the Company's assets; (iv) elect or remove officers; (v) adopt an annual budget;
(vi) borrow funds, sell assets or make capital expenditures exceeding $5 million; (vii) issue or register the Company's securities; or (viii) declare or pay any dividends or distributions.

     Under the Stockholders Agreement, if any of the Cozzi Stockholders or the MTLM Stockholders desire to sell their respective shares of Common Stock, the selling stockholder must generally offer its shares to members of its own stockholder group, members of the other stockholder group, and the Company, in that order, before selling to a third party. Also, if either group receives an offer to buy its shares from a third party, it generally must offer the other group's members the right to participate in the offer on the same terms and conditions.

     In connection with the Proler acquisition, the former equity owners of Proler (the "Proler Stockholders") have entered into a two-year stockholders agreement with T. Benjamin Jennings pursuant to which the parties agreed to vote their shares of Common Stock in favor of William T. Proler (or, if he is unable to serve, another individual chosen by the Proler Stockholders) as a Director of the Company. See "Information About the Company -- Business
Operations -- Completed Acquisitions."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Based on representations, terms and conditions in the Merger Agreement, the Merger of the Merger Sub with and into Cozzi, and the conversion of shares of common stock of Cozzi into shares of the Company's Common Stock and rights to receive a cash payment upon surrender of Cozzi stock certificates will not result in the Company's recognizing any material gain or loss for federal income tax purposes.

CONFLICTS OF INTEREST

     Pursuant to the Merger Agreement, each of Gerard M. Jacobs and T. Benjamin Jennings, who are currently officers and directors of the Company, will enter into employment agreements with the Company at the closing of the Merger. In addition, pursuant to the Merger Agreement, Albert Cozzi, who was appointed Chief Operating Officer and Senior Vice President of the Company on September 1, 1997, will enter into an employment agreement with the Company at the closing of the Merger under which, as additional consideration in connection with the Merger, he will receive warrants exercisable for 755,172 shares of

Common Stock at exercise prices below the fair market value of the Common Stock on the date of the grant. See "-- Employment Agreements" above.

     RECOMMENDATION OF THE BOARD: THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN. SEE "MATTERS TO BE CONSIDERED BY STOCKHOLDERS -- PROPOSAL NUMBER THREE -- BACKGROUND OF AND REASONS FOR THE MERGER" AND "RISK FACTORS -- CONFLICTS OF INTEREST."

     RESOLVED, that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement be and hereby are approved, and that the Company be and hereby is authorized to complete the Merger and the transactions contemplated by the Merger Agreement, and to perform all of its obligations under the Merger Agreement.

     Vote Required. The affirmative vote of a majority of the votes cast by Stockholders present in person or by proxy and eligible to vote at the Annual Meeting, a quorum being present, is required to adopt the foregoing proposal.

PROPOSAL NUMBER FOUR:  TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO
                       INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 40,000,000 TO 80,000,000.

     Under the Company's existing Certificate of Incorporation, the Board of Directors is authorized to issue up to 40,000,000 shares of Common Stock, of which 16,550,079 million were issued as of the Record Date. Immediately following the completion of the Merger, a total of 28,050,065 shares of Common Stock will be outstanding, and 6,877,544 will be reserved for issuance upon exercise of warrants or options that will vest within sixty days of the Record Date, leaving only 5,072,391 shares of Common Stock authorized and available for future issuance.

     The Board of Directors believes that the amendment is necessary to allow the Company sufficient flexibility in making acquisitions and raising additional capital. The Board of Directors believes that the use of shares of Common Stock as consideration in an acquisition is beneficial to Stockholders because it preserves cash and does not in itself result in the Company incurring indebtedness and may allow the Company to make acquisitions at lower prices than if the consideration consisted entirely of cash. Any future issuances of Common Stock would, however, dilute the ownership interest of existing Stockholders because the Stockholders are not entitled to preemptive rights. If the amendment is approved, the Company would be authorized to issue 80,000,000 shares of Common Stock. A copy of the proposed amendment is attached as Annex F to this Proxy Statement.

     In addition to potentially diluting the ownership interest of existing Stockholders, an increase in the number of authorized shares of Common Stock may, in conjunction with Section 203 of the Delaware General Corporation Law (prohibiting certain "business combinations" between a Delaware corporation whose stock is publicly-traded and an "interested shareholder"), the lack of cumulative voting rights of Common Stock and certain "Change of Control" provisions of the Employment Agreements of affiliates of the Company, render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities and the removal of incumbent management, even if such actions would be beneficial to the interests of existing Stockholders.

     RECOMMENDATION OF THE BOARD: The Board recommends that the Stockholders concur in the following resolution which will be presented for a vote of the Stockholders at the Annual Meeting:

     RESOLVED, that the second sentence of subparagraph (a) of Paragraph 4 of the Company's Amended and Restated Certificate of Incorporation be and it hereby is amended by deleting the phrase "Forty Million (40,000,000)" and substituting in its place the phrase "Eighty Million (80,000,000)."

     Vote Required. The affirmative vote of a majority of the Company's outstanding shares of Common Stock are required to adopt the foregoing proposal.

PROPOSAL NUMBER FIVE:  TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO
                       INCREASE THE NUMBER OF AUTHORIZED SHARES OF "BLANK CHECK" PREFERRED STOCK FROM 2,000,000 TO 4,000,000.

     Under the Company's existing Certificate of Incorporation, the Board of Directors is authorized to issue up to 2,000,000 shares of "blank check" preferred stock, par value $.01 per share ("Preferred Stock"). The Board of Directors has designated 36,000 shares of Preferred Stock as Series A Convertible Preferred Stock, 25,000 shares of which were issued as of the Record Date. See "-- Proposal Number Eight" below for a description of the terms of the Series A Convertible Preferred Stock. The Certificate as amended in accordance with this proposal would authorize the Board of Directors to issue up to 4,000,000 shares of Preferred Stock, an increase of 2,000,000 shares, in one or more series, with such rights and preferences as determined by the Board of Directors. Pursuant to this provision, the Board may, without Stockholder approval, authorize the issuance of preferred stock which ranks senior to the Common Stock with respect to the payment of dividends and the distribution of assets upon liquidation and may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The Board of Directors believes that the amendment is necessary to allow the Company the flexibility to raise additional capital. A copy of the proposed amendment is attached as Annex G to this Proxy Statement.

     In addition to potentially diluting the ownership interest of existing Stockholders, an increase in the number of authorized shares of "Blank Check" Preferred Stock may, in conjunction with Section 203 of the Delaware General Corporation Law (prohibiting certain "business combinations" between a Delaware corporation whose stock is publicly-traded and an "interested shareholder"), the lack of cumulative voting rights of Common Stock and certain "Change of Control" provisions of the Employment Agreements of affiliates of the Company, render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities and the removal of incumbent management, even if such actions would be beneficial to the interests of existing Stockholders. The authorization of the Preferred Stock may be used by management of the Company to create voting impediments or to frustrate persons seeking to effect a merger or otherwise gain control of the Company. Such use is not currently contemplated by the Company.

     RECOMMENDATION OF THE BOARD: The Board recommends that the Stockholders concur in the following resolution which will be presented for a vote of the Stockholders at the Annual Meeting.

     RESOLVED, that the second sentence of subparagraph (a) of Paragraph 4 of the Company's Amended and Restated Certificate of Incorporation be and it hereby is amended by deleting the phrase "Two Million (2,000,000)" and substituting in its place the phrase "Four Million (4,000,000)."

     Vote Required. The affirmative vote of a majority of the Company's outstanding shares of Common Stock is required to adopt the foregoing proposal.

PROPOSAL NUMBER SIX:  TO AMEND THE COMPANY'S 1995 STOCK PLAN FOR EMPLOYEES AND
                      CONSULTANTS TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN FROM 1,300,000 TO 2,600,000.

     The 1995 Stock Plan (the "Plan") was initially approved by the Company's stockholders in March 1995 and was amended on April 9, 1996. The Plan grants the Board of Directors the authority to grant options to the Company's employees and consultants to purchase up to 1,300,000 shares of the Company's Common Stock. The options granted under the Plan may be incentive stock options ("ISOs") or non-statutory stock options ("NSOs"). A copy of the Plan is attached as Annex H to this Proxy Statement.

REASONS FOR INCREASE AND DESCRIPTION OF PLAN

     The Board believes that the Plan helps the Company to attract and retain personnel for positions of substantial responsibility, provides additional incentive to the Company's employees and consultants and promotes the success of the Company's business. The Company is seeking to increase the number of shares of Common Stock issuable under the Plan in order to have a sufficient number of shares of Common Stock available to grant additional options to current and future employees, executive officers and consultants. Incentive stock options may be granted only to employees, including officers of the Company and its current and future subsidiaries. Nonstatutory stock options may be granted to employees or consultants of the Company.

     Each option granted under the Plan is evidenced by a written agreement between the Company and the participant. Options granted under the Plan generally vest in equal increments over a four year period although the Board has discretion to change the vesting rate or terms of exercise of options granted in the future. The Plan provides for "cashless" exercise procedures for each option which must contain an exercise price equal to not less than 100% of the fair market value of the Common Stock on the date the option is granted, provided that the exercise price on options granted to participants who own more than 10% of the Common Stock or the common stock of any parent or subsidiary of the Company, may not be less than 110% of fair market value on the date of the grant. In the case of a nonstatutory option granted to any other eligible person, the per share exercise price is determined by the Board in its discretion.

     The Plan also contains provisions addressing the ability of a participant to exercise options in the event of termination of employment, death or disability. If the participant's employment or consulting relationship with the Company or its subsidiaries is terminated for any reason other than death or disability, the participant may, but only within such period of time after such termination as is determined by the Board, not exceeding three months in the case of an incentive stock option, exercise his or her option to the extent the option was exercisable at the date of termination. To the extent the participant was not entitled to exercise the option at the date of termination, or if he or she does not exercise the option within the time specified above, the option terminates. If a participant is unable to continue his or her employment or consulting relationship with the Company or its subsidiaries as a result of his or her total and permanent disability, the participant may, but only within twelve months from the date of termination, exercise the option to the extent the option was exercisable at the date of termination. To the extent the participant was not entitled to exercise the option at the date of termination, or if he or she does not exercise the option within the time specified above, the option terminates. If a participant should die while employed by or consulting for the Company or its subsidiaries, the option may be exercised at any time within twelve months of the date of death, but only to the extent the option was exercisable at the date of death. Any exercise following the death of a participant may only be effected by the participant's estate or by a person who acquired the right to exercise the option by bequest or inheritance.

     All incentive stock options granted under the Plan expire not later than ten years after the date of grant. However, options granted to a participant who, immediately before the grant of such option, owns stock representing more than 10% of the voting power of all the Company's classes of stock or any subsidiary of the Company expire not later than five years after the date of grant unless otherwise provided in the participant's option agreement. Options granted under the Plan are not transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and are exercisable during the participant's lifetime only by the participant. Finally, the Board may not grant any one individual person an option to purchase more than 500,000 shares of Common Stock in any one year.

     Options granted under the Plan are subject to adjustment to reflect events such as a stock split or payment of a stock dividend, if these events increase or decrease the number of outstanding shares of Common Stock without receipt of consideration by the Company. In the event of a proposed dissolution or liquidation of the Company, each outstanding option will terminate immediately prior to the consummation of the proposed action. If the Company merges with or into another corporation and is not the surviving corporation, or if the Company sells all or substantially all of its assets, each option granted under the Plan may be assumed or an equivalent option may be substituted by the successor corporation or by a parent or subsidiary of the successor corporation. The Plan permits the Board, in lieu of assumption or substitution, to allow the participant immediately to exercise all outstanding options.

     The Board is granted the authority to amend, alter, suspend or discontinue the Plan at any time. The Board may also accelerate any option or waive any conditions or restrictions pertaining to an option or shares of stock relating thereto at any time as well as substitute new options for previously granted options, including previously granted options and may reduce the exercise price of any option to the then current fair market value if the fair market value of the Common Stock covered by such option shall have declined since the date the option was granted. The Plan will continue in effect until 2005 unless sooner terminated.

     Federal Income Tax Aspects of the Plan. The following is a brief summary of the federal income tax consequences of transactions under the Plan based on federal income tax laws in effect on the Record Date. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside.

  Nonstatutory Options:

     General Rules. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon exercise of the option, the optionee will generally recognize compensation income for federal tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is an officer, director or 10% shareholder, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service under
Section 83(b) of the Code.

     Withholding. Any compensation income recognized by an optionee who is also an employee will be treated as wages and will be subject to tax withholding by the Company out of the current compensation paid to the optionee. If such current compensation is insufficient to pay the withholding tax, the optionee will be required to make direct payment to the Company for the tax liability.

     Gain or Loss on Sale. Upon a resale of shares issued on the exercise of a nonstatutory option by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as described above, will be treated as capital gain or loss. The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of a nonstatutory option.

  Incentive Stock Options:

     General Rules. If an option granted under the Plan is treated as an incentive stock option under the Code, the optionee will recognize no income upon grant of the option, and will recognize no income upon exercise of the option unless the alternative minimum tax rules apply. The Company will not be allowed a deduction for federal tax purposes in connection with the exercise of an incentive stock option.

     Holding Periods. Upon the sale of the shares at least two years after the grant of the option and one year after exercise of the option (the "statutory holding periods"), any gain will be taxed to the optionee as capital gain. If the statutory holding periods are not satisfied, the optionee will recognize compensation income equal to the difference between the exercise price and the lower of: (i) the fair market value of the stock at the date of exercise; or
(ii) the sale price of the stock, and the Company will be entitled to a deduction in the same amount. Any additional gain or loss recognized on a disqualifying disposition of the shares will be characterized as capital gain or loss. A different rule for measuring ordinary income may apply if shares are purchased by an optionee who is subject to Section 16(b) of the Exchange Act, and the optionee subsequently disposes of the shares prior to expiration of statutory holding periods. In the event of a disqualifying disposition, the Company may be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized in excess of the amount treated as ordinary income will be characterized as capital gain.

     RECOMMENDATION OF THE BOARD: The Board recommends that the Stockholders concur in the following resolution which will be presented for a vote of the Stockholders at the Annual Meeting.

     RESOLVED, that Paragraph Three of the Company's 1995 Stock Option Plan for Employees and Consultants be and it hereby is amended by deleting the phrase "1,300,000 Shares" and substituting in its place the phrase "2,600,000 Shares."

     Vote Required. The affirmative vote of a majority of the votes cast by Stockholders present in person or by proxy and eligible to vote at the Annual Meeting, a quorum being present, is required to adopt the foregoing resolution.

PROPOSAL NUMBER SEVEN:  TO AMEND THE COMPANY'S 1996 DIRECTOR OPTION PLAN TO
                        INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PLAN FROM 100,000 TO 200,000.

     Under the Company's 1996 Director Option Plan ("the Director Plan"), each non-employee director of the Company ("Outside Director") is automatically granted an option to purchase 10,000 shares of Common Stock on the date of his or her appointment as an Outside Director plus an annual option, awarded on January 15 of each year, to purchase 2,500 shares of Common Stock. The Company is currently authorized to issue up to 100,000 shares of Common Stock under the Director Plan, which the Board of Directors adopted in January 1996 and which the stockholders approved on April 9, 1996. A copy of the Director Plan is attached as Annex I to this Proxy Statement.

REASONS FOR INCREASE

     The purposes of the Director Plan are to attract and retain the best available personnel for service as Outside Directors and to provide additional incentive to individuals to serve as directors and encourage their continued service on the Board. The Board is seeking to increase the number of shares of Common Stock authorized for issuance under the Director Plan in order to have a sufficient number of shares of Common Stock available for grants under the Director Plan.

     Each option granted under the Director Plan is evidenced by a written agreement between the Company and the participant. The price to be paid for each share of Common Stock upon the exercise of an option granted under the Director Plan is 100% of the fair market value of a share of Common Stock. For so long as the Common Stock is traded on the Nasdaq National Market, the fair market value of a share of Common Stock is the closing sales price for such stock (or the closing bid if no sales were reported) on the last trading day prior to the date of grant.

     Options granted under the Director Plan are fully vested and exercisable at the time of grant, but may be exercised no later than ten years after the date of grant. The type of consideration to be paid for the shares of Common Stock issued upon exercise of an option is determined by the Board and is set forth in the option agreement. The form of consideration may vary for each option, and may consist entirely of: (i) cash; (ii) check; (iii) other shares of the Company's Common Stock; or (iv) delivery of documentation to effect a "cashless" exercise and sale of shares to pay the exercise price.

     The Director Plan also contains provisions addressing the ability of a participant to exercise options in the event of termination as a Director, disability or death. If an optionee ceases to serve as a Director, the optionee may exercise options within twelve months after the date the optionee ceases to be a Director, provided that in the case of death, the options may be exercised by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance. Options granted under the Director Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

     Options granted under the Director Plan are subject to adjustments to reflect events such as stock splits, reverse stock splits, stock dividends, combinations or reclassifications. In the event of a proposed dissolution or liquidation of the Company, all outstanding options will terminate immediately prior to the consummation of the proposed action. In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option may be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation does not agree to assume the option or to substitute an equivalent option, the optionees will have the right to exercise outstanding options as to all of the Common Stock subject to such options, including shares as to which such options would not otherwise be exercisable.

     The Board is granted the authority to amend, alter, suspend or terminate the Director Plan which will terminate by its terms in January 2006.

     Federal Income Tax Aspects of the Director Plan. Options granted under the Director Plan are non-statutory options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

     The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Director Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

     RECOMMENDATION OF THE BOARD: The Board recommends that the Stockholders concur in the following resolution which will be presented for a vote of the Stockholders at the Annual Meeting.

     RESOLVED, that Paragraph Three of the Company's 1996 Director Option Plan be and it hereby is amended by deleting the phrase "100,000 Shares" and substituting in its place the phrase "200,000 Shares."

     Vote Required. The affirmative vote of a majority of the votes cast by Stockholders present in person or by proxy and eligible to vote at the Annual Meeting, a quorum being present, is required to adopt the foregoing resolution.

PROPOSAL NUMBER EIGHT:  APPROVAL OF COMMON STOCK ISSUABLE ON CONVERSION OF
                        SERIES A AND SERIES B CONVERTIBLE PREFERRED STOCK

THE PROPOSAL

     On August 8, 1997, the Company issued 16,000 shares of Series A Convertible Preferred Stock, par value $.01 per share ("Stated Value" of $1,000 per share) (the "Series A Preferred Stock"), to Advantage Fund Limited and 5,000 shares of Series A Preferred Stock to Proprietary Convertible Investment Group, Inc. (the "Series A Purchasers") for an aggregate purchase price of $21,000,000 pursuant to a Securities Purchase Agreement dated as of August 8, 1997 (the "Series A Purchase Agreement"). Between August 21, 1997 and September 8, 1997, the Company issued an additional 4,000 shares of Series A Convertible Preferred Stock to several individuals including the sales of 2,500 shares to Gerard M. Jacobs, T. Benjamin Jennings and Donald F. Moorehead, Jr., directors of the Company. On November 20, 1997, the Company entered into a Securities Purchase Agreement (the "Series B Purchase Agreement") pursuant to which the Company agreed to issue an aggregate of 20,000 shares of Series B Convertible Preferred Stock, par value $.01 per share ("Stated Value" of $1,000 per share) (the "Series B Preferred Stock"), to Proprietary Convertible Investment Group, Inc. and Capital Ventures International (the "Series B Purchasers") for an aggregate purchase price of $20,000,000. The Company is authorized to issue up to an aggregate of 36,000 shares of Series A Preferred Stock and 23,000 shares of Series B Preferred Stock. See "Description of Capital Stock."

     Conversion of the Series A and Series B Preferred Stock into Common Stock may require the Company to issue a number of shares of Common Stock that could equal or exceed 20% of the number of shares of

Common Stock outstanding before the issuance of Common Stock. As a result, Rule 4460(i)(1) of the National Association of Securities Dealers, Inc. Conduct Rules requires that the Company obtain Stockholder approval before issuing the Common Stock underlying the Series A and Series B Preferred Stock. The Certificates of Designations, Preferences and Rights setting forth the terms of each Series of Preferred Stock provide that the applicable Series of Preferred Stock cannot be converted into Common Stock until the Stockholders approve issuance of the Common Stock underlying such Series of Preferred Stock. Stockholder approval of the resolution relating to the issuance of the Series A and Series B Preferred Stock is referred to as the "Stockholder Approval."

TERMS OF THE SERIES A PREFERRED STOCK

     The Series A Preferred Stock has a "Liquidation Preference" equal to $1,000 per share plus any accrued and unpaid dividends. Upon the liquidation, dissolution or winding up of the Company, holders of the Series A and Series B Preferred Stock are entitled to receive payment of the Liquidation Preference on a pro rata basis based on the Liquidation Preference of the Preferred Stock held by each holder before any payment is made to holders of Common Stock or any stock of the Company junior to the Series A and Series B Preferred Stock.

     Dividends on the Series A Preferred Stock accrue, whether or not declared by the Board of Directors: (i) before Stockholder Approval is obtained, at an annual rate of 9% of the Stated Value of each outstanding share of Series A Preferred Stock; and (ii) after Stockholder Approval is obtained, at an annual rate of 6% of the Stated Value of each outstanding share of Series A Preferred Stock. Dividends are payable in cash or, at the Company's option, and upon satisfaction of certain conditions, in additional shares of Series A Preferred Stock. If Stockholder Approval is not obtained by December 8, 1997, the Company will be obligated to redeem the shares of Series A Preferred Stock at a redemption price equal to the Stated Value plus accrued and unpaid dividends thereon, together with interest at the rate of 15% per annum on the Stated Value from August 8, 1997 to the redemption date. However, as of October 16, 1997, all of the holders of the Series A Preferred Stock executed a Waiver of Mandatory Redemption Event waiving any right to require the Company to redeem the Series A Preferred Stock if the convertibility provisions are not approved by the Stockholders by December 8, 1997. See "-- Proposal Number Eleven." If Stockholder Approval is not obtained by December 8, 1997, the dividend rate will increase to an annual rate of 13% of the Stated Value of each outstanding share of Series A Preferred Stock.

     If Stockholder Approval is obtained, the holders of Series A Preferred Stock will be able to convert the shares of Series A Preferred Stock into Common Stock at a price equal to the lower of: (i) $18.30 (to be adjusted to reflect stock splits, stock dividends or similar events); or (ii) 85% of the average closing bid price for the Common Stock for the five trading days prior to the date of the conversion notice. Since the conversion price for the Series A Preferred Stock may vary depending on when the holder delivers a conversion notice, it is not possible to specify the maximum number of shares of Common Stock that the Company might be required to issue upon conversion of the Series A Preferred Stock. In addition, if at any time before the earlier to occur of August 8, 1998 or 90 days after the Registration Statement (defined below) is declared effective, the Company issues convertible stock with a lower conversion price than the then-applicable conversion price of the Series A Preferred Stock, or with limitations on conversion rights that are proportionately less restrictive than those imposed on the holders of the Series A Preferred Stock, then the conversion price of the Series A Preferred Stock will be adjusted, or the limitations on conversion rights will be modified, to be consistent with those of the additional convertible stock.

     Subject to Stockholder Approval, the holders of Series A Preferred Stock have the right to convert the Series A Preferred Stock at any time after the earlier to occur of November 8, 1997 or the effectiveness of the Registration Statement (defined below). If the conversion of the Series A Preferred Stock would result in the holders receiving more than 2,500,000 Shares of Common Stock, then the Company may redeem any shares of Series A Preferred Stock in excess of 2,500,000 shares at a redemption price equal to: (i) 117% of the Stated Value of the shares; plus (ii) any accrued and unpaid dividends on such shares. Any shares of Series A Preferred Stock which have not been converted on or before August 8, 2000 (the "Maturity Date") will automatically be converted to shares of Common Stock at the Maturity Date. However, if, at the Maturity Date any of the Mandatory Conversion Conditions is not satisfied, then the Company will be required to pay to the holders of Series A Preferred Stock, in cash, an amount equal to the Liquidation Preference for the shares of Series A Preferred Stock which they own. "Mandatory Conversion Conditions" include: (i) the market value of the outstanding shares of Common Stock (other than those issuable upon conversion of the Series A Preferred Stock) is greater than $75,000,000; (ii) the Common Stock had an average daily trading volume of more than 30,000 shares during the six-month period ending on the 15th day of the calendar month immediately prior to the calendar month in which the Maturity Date occurs; (iii) the Common Stock is designated for quotation on the Nasdaq National Market, the New York Stock Exchange or another national securities exchange; and (iv) a registration statement covering the resale of all of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be effective, or such resale may be made under Rule 144(k) under the Securities Act. The Mandatory Conversion Conditions identified in (i) through (iii) above are referred to as the "Specified Mandatory Conversion Conditions."

     As of October 24, 1997, all of the holders of the Series A Preferred Stock executed a Waiver of Mandatory Conversion Conditions, Waiver of Redemption Event, and Consent to Amendment. Pursuant to this waiver, the holders waived any rights to avoid a conversion of such holder's Series A Preferred Stock into Common Stock at the Maturity Date by reason of the Company's failure to satisfy any of the Specified Mandatory Conversion Conditions. In addition, the holders waived any rights to require the Company to redeem their Series A Preferred Stock in the event the Common Stock is no longer designated for quotation on the Nasdaq National Market or another national securities exchange (a "Listed Stock Event"). If the Common Stock fails to be designated for quotation on the Nasdaq National Market or listed on the New York Stock Exchange or other national securities exchange (the "Listed Stock Condition") or there is an occurrence of the Listed Stock Event, the holders, at their option, may convert their shares of Series A Preferred Stock into the number of shares of Common Stock obtained by dividing the Stated Value of the Series A Preferred Stock to be converted by the Delisting Price as of the conversion date. The "Delisting Price" would be the lowest traded price of the Common Stock during the time when the Common Stock is not listed on the Nasdaq National Market or listed on the New York Stock Exchange or other national securities exchange. See "-- Proposal Number Eleven."

     The Series A Preferred Stock does not grant holders voting rights except that, so long as shares of Series A Preferred Stock are outstanding, without the prior approval of the holders of at least a majority of all shares of the Series A Preferred Stock outstanding at the time, the Company may not: (i) increase the number of shares of Series A Preferred Stock which the Company is authorized to issue; (ii) alter or change the rights, preferences or privileges of the Series A Preferred Stock or any other capital stock of the Company so as to adversely affect the Series A Preferred Stock; or (iii) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company. Approval of holders of the Series A Preferred Stock as to actions described in (ii) and (iii) above will not be required if the average closing price for the Common Stock on the five trading days immediately preceding the effective date of such a change is equal to or exceeds $27.45.

     Pursuant to a Registration Rights Agreement by and among the Company and the purchasers of the Series A Preferred Stock (the "Series A Registration Rights Agreement"), the Company has agreed to file a registration statement (the "Registration Statement") under the Securities Act covering shares of Common Stock issuable upon conversion of Series A Preferred Stock, within 30 days after Stockholder Approval is obtained, subject to extension for an aggregate of 30 days in certain circumstances (the "Filing Deadline"). If the Company has not filed the Registration Statement by the Filing Deadline or if the Registration Statement is not declared effective within 120 days after Stockholder Approval is obtained, then the Company will be obligated to pay the holders of the Series A Preferred Stock a fee of $500,000 per month, equal to 2.0% of the Stated Value of the Series A Preferred Stock, in cash or in the form of additional shares of Series A Preferred Stock.

     The Company will be obligated to redeem the shares of Series A Preferred Stock at a redemption price equal to 120% of the Liquidation Preference if any of the following occur: (i) the Registration Statement is not declared effective within 120 days after Stockholder Approval is obtained or if it has been declared effective but the effectiveness lapses or the Registration Statement becomes unavailable, except for permitted standstill periods as described in the Series A Registration Rights Agreement, and such lapse or unavailability continues for a period of ten business days; (ii) the Company breaches in any material respect the Series A Purchase Agreement, the Series A Registration Rights Agreement or certain other documents defined in the Series A Purchase Agreement and such breach continues for ten business days after written notice; or (iii) the Company sells all or substantially all of its assets, engages in a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or merges or consolidates with any entity other than Cozzi, immediately following which the Company's prior stockholders do not own at least 50% of the surviving entity.

TERMS OF THE SERIES B PREFERRED STOCK

     The Series B Preferred Stock has a "Liquidation Preference" equal to $1,000 per share plus any accrued and unpaid dividends. Upon the liquidation, dissolution or winding up of the Company, holders of the Series A and Series B Preferred Stock are entitled to receive payment of the Liquidation Preference on a pro rata basis based on the Liquidation Preference of the Preferred Stock held by each holder before any payment is made to holders of Common Stock or any stock of the Company junior to the Series A and Series B Preferred Stock.

     Dividends on the Series B Preferred Stock will accrue, whether or not declared by the Board of Directors, at an annual rate of 4.5% of the Stated Value of each outstanding share of Series B Preferred Stock. Dividends are payable in cash or, at the Company's option, and upon satisfaction of certain conditions, in additional shares of Series B Preferred Stock.

     If Stockholder Approval is obtained, the holders of Series B Preferred Stock will be able to convert the shares of Series B Preferred Stock into Common Stock at a price equal to the lowest of: (i) 120% of the closing bid price for the Common Stock on the date of purchase of the Series B Preferred Stock (to be adjusted to reflect stock splits, stock dividends or similar events) (the "Fixed Conversion Price"); (ii) 92.5% of the average closing bid price for the Common Stock for the five trading days prior to the date of the conversion notice; or
(iii) if applicable, the lowest traded price of the Common Stock during the time when the Common Stock is not listed on the Nasdaq National Market or listed on the New York Stock Exchange or other national securities exchange. Since the conversion price for the Series B Preferred Stock may vary depending on when the holder delivers a conversion notice, it is not possible to specify the maximum number of shares of Common Stock that the Company might be required to issue upon conversion of the Series B Preferred Stock. In addition, if at any time before the earlier to occur of one year after the date of issuance of the Series B Preferred Stock or 90 days after the Registration Statement (defined below) is declared effective, the Company issues convertible stock with a lower conversion price than the then-applicable conversion price of the Series B Preferred Stock, or with limitations on conversion rights that are proportionately less restrictive than those imposed on the holders of the Series B Preferred Stock, then the conversion price of the Series B Preferred Stock will be adjusted, or the limitations on conversion rights will be modified, to be consistent with those of the additional convertible stock.

     Subject to Stockholder Approval, the holders of Series B Preferred Stock will have the right to convert the Series B Preferred Stock at any time after the earlier to occur of November 8, 1997 or the effectiveness of the Registration Statement (defined below). If the conversion of the Series B Preferred Stock would result in the holders receiving more than 2,000,000 Shares of Common Stock, then the Company may redeem any shares of Series B Preferred Stock in excess of 2,000,000 shares at a redemption price equal to: (i) 117% of the Stated Value of the shares; plus (ii) any accrued and unpaid dividends on such shares. Any shares of Series B Preferred Stock which have not been converted on or before three years after the date the Series B Preferred Stock was issued (the "Maturity Date") will automatically be converted to shares of Common Stock at the Maturity Date. However, if, at the Maturity Date, a registration statement covering the resale of all of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock is not effective, and such resale may not be made under Rule 144(k) under the Securities Act, then the Company will be required to pay to the holders of Series B Preferred Stock, in cash, an amount equal to the Liquidation Preference for the shares of Series B Preferred Stock which they own.

     The Series B Preferred Stock does not grant holders voting rights except that, so long as shares of Series B Preferred Stock are outstanding, without the prior approval of the holders of at least a majority of all shares of the Series B Preferred Stock outstanding at the time, the Company may not: (i) increase the number of shares of Series B Preferred Stock which the Company is authorized to issue; (ii) alter or change the rights, preferences or privileges of the Series B Preferred Stock or any other capital stock of the Company so as to adversely affect the Series B Preferred Stock; or (iii) create any new class or series of capital stock having a preference over the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company. Approval of holders of the Series B Preferred Stock as to actions described in (ii) and (iii) above will not be required if the average closing price for the Common Stock on the five trading days immediately preceding the effective date of such a change is equal to or exceeds 150% of the Fixed Conversion Price.

     Pursuant to a Registration Rights Agreement by and among the Company and the purchasers of the Series B Preferred Stock (the "Series B Registration Rights Agreement"), the Company has agreed to file a registration statement (the "Registration Statement") under the Securities Act covering shares of Common Stock issuable upon conversion of Series B Preferred Stock, within 30 days after Stockholder Approval is obtained, subject to extension for an aggregate of 30 days in certain circumstances (the "Filing Deadline"). If the Company has not filed the Registration Statement by the Filing Deadline or if the Registration Statement is not declared effective within 120 days after Stockholder Approval is obtained, then the Company will be obligated to pay the holders of the Series B Preferred Stock a fee of $400,000 per month, equal to 2.0% of the Stated Value of the Series B Preferred Stock, in cash or in the form of additional shares of Series B Preferred Stock.

     The Company will be obligated to redeem the shares of Series B Preferred Stock at a redemption price equal to 120% of the Liquidation Preference if any of the following occur: (i) the Registration Statement is not declared effective within 120 days after Stockholder Approval is obtained or if it has been declared effective but the effectiveness lapses or the Registration Statement becomes unavailable, except for permitted standstill periods as described in the Series B Registration Rights Agreement, and such lapse or unavailability continues for a period of ten business days; (ii) the Company breaches in any material respect the Series B Purchase Agreement, the Series B Registration Rights Agreement or certain other documents defined in the Series B Purchase Agreement and such breach continues for ten business days after written notice; or (iii) the Company sells all or substantially all of its assets, engages in a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or merges or consolidates with any entity other than Cozzi, immediately following which the Company's prior stockholders do not own at least 50% of the surviving entity.

     RECOMMENDATION OF THE BOARD: The Board of Directors of the Company recommends that the Stockholders vote for approval of the issuance of Common Stock upon conversion of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock.

     RESOLVED, that the Company be and hereby is authorized to issue the number of shares of Common Stock required to effect the conversion of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, and the Company's executive officers and any one of them, be and hereby are authorized to execute, deliver and cause the Company to perform any and all obligations necessary to effect this resolution and the issuance of the shares of Common Stock underlying the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock.

     Vote Required. Approval of Proposal Number Eight will require the affirmative vote of the holders of a majority of shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting, a quorum being present.

PROPOSAL NUMBER NINE:  RATIFICATION AND AUTHORIZATION OF THE ISSUANCE OF COMMON
                       STOCK PREVIOUSLY ISSUED OR ISSUABLE IN PRIVATE PLACEMENTS BY THE COMPANY TO, AMONG OTHERS, OFFICERS, DIRECTORS AND AFFILIATES OF THE COMPANY

     The Company is seeking ratification and authorization by Stockholders of the issuance of shares of Common Stock previously issued by the Company in various private placements to, among others, officers, directors and affiliates of the Company or which are issuable on the exercise of warrants or options to, among others, officers, directors and affiliates of the Company. Specifically: (i) in connection with the acquisition of Proler, the Company issued 1,750,000 shares of Common Stock and warrants to purchase 375,000 shares of Common Stock at an exercise price of $6.00 per share, including warrants to purchase 159,375 shares issued to William T. Proler, a Director of the Company; (ii) in connection with the acquisition of Isaac, the Company issued 1,942,857 shares of Common Stock and warrants to purchase 826,923 shares of Common Stock at exercise prices ranging from $10.80 to $13.00 per share, including warrants to purchase 826,923 shares issued to George A. Isaac, III, a Director of the Company; (iii) in connection with the acquisition of Reserve, the Company issued warrants to purchase 1,400,000 shares of Common Stock at exercise prices ranging from $3.50 to $4.00 per share subject to certain adjustments (including warrants to purchase 840,000 shares issued to Paul D. Joseph, a Director of the Company) and a $1.541 million promissory note convertible into 171,295 shares of Common Stock at the election of the holder of the note; (iv) the Company has issued warrants to purchase 175,000 shares of Common Stock at an exercise price of $9.90 per share to certain key employees of Reserve; (v) in connection with the acquisition of HouTex, the Company issued 657,482 shares of Common Stock and warrants to purchase 430,000 of Common Stock at an exercise price of $4.00 per share, including warrants to purchase 87,000 shares issued to Mike Melnik, a Director of the Company; and (vi) in connection with the acquisition of MacLeod, the Company issued 885,000 shares of Common Stock and warrants to purchase 175,000 shares of Common Stock at exercise prices ranging from $3.96 to $4.75 per share, including warrants to purchase 175,000 shares issued to Ian MacLeod, a Director of the Company. See "Information about the Company -- Business Operations."

     To facilitate a loan to the Company from a commercial bank, on January 7, 1997, Gerard M. Jacobs, T. Benjamin Jennings, Donald F. Moorehead, Jr., George
O. Moorehead, Harold Rubenstein and Raymond F. Zack, each of whom is or was a Director at the time of issuance, provided personal guarantees to the bank. In consideration of the guarantees, the Company issued warrants to these individuals (the "Guaranty Warrants") to purchase an aggregate of 500,000 shares of Common Stock at $4.00 per share (subject to certain restrictions). The Guaranty Warrants expire on or about January 7, 2002. See "Certain Relationships and Related Transactions."

     In connection with the Merger, the Company anticipates entering into employment agreements with the Cozzi Shareholders and Messrs. Jacobs and Jennings. See "-- Proposal Number Three." In connection with their employment agreements, these individuals will receive warrants (the "Cozzi Warrants") to purchase an aggregate of 3,000,000 shares of Common Stock, exercisable for a period of five years from the Effective Date. Of the warrants issued to each of the Cozzi Shareholders, one-half will have an exercise price of $5.91 per share, and one-half will have an exercise price equal to 75% of the last sales price of a share of Common Stock on the day before the Effective Date. Of the warrants issued to Messrs. Jacobs and Jennings, one-half will have an exercise price of $5.91 per share, and one-half will have an exercise price equal to the lesser of $12.00 or 75% of the last sales price of a share of Common Stock on the day before the Effective Date.

     The Company has agreed to issue to Daniel B. Burgess, an Executive Vice President of the Company, upon completion of the Merger, warrants to purchase 30,000 shares of Common Stock at an exercise price of $4.00 per share. The Company also has agreed to issue to Xavier Hermosillo, the Company's Secretary:
(i) upon the completion of the Merger, warrants to purchase 25,000 shares of Common Stock at an exercise price of $5.00 per share; and (ii) as a finder's fee in connection with the Superior acquisition, and conditioned upon the closing of the Superior acquisition, warrants to purchase 20,000 shares of Common Stock at an exercise price of $15.00 per share.

     The Company has agreed to issue Common Stock and warrants and options to purchase Common Stock in connection with the Potential Acquisitions, as described below. For additional information about the Potential Acquisitions, see "Information about the Company -- Business Operations." See also "Risk Factors -- Inability to Complete Potential Acquisitions."

     In connection with the acquisition of Superior, the Company anticipates:
(i) issuing 1,080,000 shares of Common Stock; and (ii) entering into five-year employment agreements with two individuals pursuant to which these individuals collectively could earn the right to receive options to purchase a maximum of

1,000,000 shares of Common Stock. The number of options to be awarded would depend on Superior's annual after-tax net income, and the exercise price would be the Common Stock's trading price when Superior's annual financial statements are accepted by the Company's chief financial officer.

     In connection with the acquisition of Goldin, the Company anticipates: (i) issuing 112,500 shares of Common Stock; and (ii) entering into eighteen-month employment agreements with two individuals pursuant to which these individuals collectively would be entitled to receive warrants to purchase an aggregate of 150,000 shares of Common Stock.

     In connection with the acquisition of HCS, the Company anticipates issuing 310,345 shares of Common Stock, subject to adjustment depending on the trading price of the Common Stock at the time the HCS acquisition is completed.

     In connection with the acquisition of the interests in Salt River not owned by Cozzi, the Company anticipates issuing 100,000 shares of Common Stock. In connection with the acquisition of the interests in PerlCo not owned by Cozzi, the Company anticipates: (i) issuing 789,740 shares of Common Stock (subject to adjustment based on PerlCo's inventory levels and net worth at the closing of the acquisition); and (ii) entering into employment agreements with three individuals pursuant to which the Company would be required to issue warrants to purchase an aggregate of 125,000 shares at an exercise price equal to 130% of the closing price of Common Stock the day before the closing of the PerlCo acquisition.

     In connection with the acquisition of Aerospace, the Company will be required to issue approximately 284,091 shares of Common Stock, which is equal to $6,250,000 divided by $22, the closing price of the Common Stock on the day the letter of intent was signed. The purchase price, including the number of shares of Common Stock to be issued, will be adjusted to reflect changes in the net value of the assets of Aerospace between August 31, 1997 and the closing date of the acquisition.

     In connection with the acquisition of Atlas, the Company anticipates: (i) issuing 22,000 shares of Common Stock; and (ii) entering into a five-year employment agreement pursuant to which a key employee of Atlas would be entitled to receive options to purchase 25,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the day before the closing of the Atlas acquisition.

     In connection with the acquisition of Yonack Iron, the Company anticipates:
(i) issuing 444,444 shares of Common Stock (subject to adjustment if the closing price of the Common stock on the day before the closing is less than $22.00 or more than $26.50); and (ii) entering into five-year employment agreements with two of Yonack Iron's key employees pursuant to which these individuals collectively would be entitled to receive warrants to purchase an aggregate of 80,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the day before the closing of the acquisition. In connection with the acquisition of Yonack Services, the Company anticipates issuing 17,500 shares of Common Stock.

     In connection with the acquisition of Gold, the Company anticipates: (i) issuing 167,000 shares of Common Stock; (ii) issuing options to purchase $500,000 worth of Common Stock (as determined by the trading price of the Common Stock on the day before closing); and (iii) entering into employment agreements with two individuals pursuant to which the Company would be required to issue warrants to purchase an aggregate of 60,000 shares of Common Stock at an exercise price equal to the closing price of Common Stock the day before the closing of the Gold acquisition.

     In connection with the acquisition of Spectrum, the Company anticipates issuing 20,000 shares of Common Stock.

     At various times from April 29, 1997 through June 19, 1997, the Company sold an aggregate of 2,025,000 shares of Common Stock at $7.25 per share to various individuals in a private placement exempt from registration under federal or state securities law. The proceeds were used to fund acquisition related expenses and to repay certain short-term notes. The purchase price of the shares issued in this placement was less than the market value of the Common Stock at the time of issuance, which the Board of Directors believes was reasonable in recognition of the transfer restrictions placed on these shares. The purchasers in this placement included five individuals who were directors of the Company at the time of issuance: Messrs. Jacobs, Jennings, and Rubenstein as well as Donald F. and George O. Moorehead. These individuals collectively purchased 260,000 shares. Mr. Merlau, who is currently a Director, purchased 137,931 shares of common stock in the private placement.

     On August 4, 1997, the Board of Directors authorized the Company to purchase the real estate on which the HouTex operations are conducted from a corporation owned in part by Mike Melnik, currently a Director of the Company. Subject to negotiation of definitive agreements and certain other conditions, the Company intends to purchase this parcel for 225,000 shares of Common Stock.

     The Company has agreed in principle to enter into a Stock Warrant Settlement Agreement pursuant to which the Company will issue to George O. Moorehead, a Director and Executive Vice President of the Company, warrants to purchase 200,000 shares of Common Stock at $12.00 per share, exercisable for a period of five years, such issuance to be triggered by the Company issuing certain warrants to Messrs. Jacobs and Jennings. See "Matters to be Considered by Stockholders -- Proposal Number One -- Employment Agreements."

     From time to time the Board of Directors deems it advisable to issue warrants or options to purchase shares of Common Stock to directors, officers, and third parties at exercise prices below the fair market value of the Common Stock on the date of the grants. The ability to grant such warrants or options helps the Company to attract and retain personnel for positions of substantial responsibility, provides additional incentive to the Company's employees and consultants and promotes the success of the Company's business. The Board of Directors is seeking Stockholder approval to issue to officers, directors and third parties warrants or options to acquire up to 500,000 shares of Common Stock, at exercise prices that may be less than the fair market value of the Common Stock on the date of the grant, with such other terms, conditions, vesting requirements and other features as the Board of Directors may determine, in its sole discretion.

     The sum of the shares of Common Stock: (i) issued or issuable in connection with the Proler, Isaac, Reserve, HouTex and MacLeod acquisitions, including those issuable on exercise of warrants; (ii) issuable upon exercise of warrants issued to key employees of Reserve and Isaac; (iii) issuable upon exercise of the Guaranty Warrants; (iv) issuable upon exercise of the Cozzi Warrants; (v) issued in connection with the private placement completed in June 1997; (vi) issuable in connection with the purchase of the HouTex real state; (vii) issuable in connection with the Potential Acquisitions, including those issuable on exercise of warrants and options; and (viii) issuable upon the exercise of warrants which the Company has agreed in principle to issue to George Moorehead, and upon the exercise of other warrants or options approved by the Board of Directors in their sole discretion, aggregated 19,990,332 shares of Common Stock (subject to increase in the case of HCS, PerlCo, Aerospace, Salt River, Superior, Gold and Yonack Iron).

     Under the rules governing issuers such as the Company whose common stock is included for quotation on the Nasdaq, certain issuances of common stock require stockholder approval as a condition to Nasdaq approving the listing or inclusion of such shares in the Nasdaq system. These include issuances: (i) in connection with the acquisition of the stock or assets of another company if the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before such issuance, or the number of shares of common stock to be issued is or will equal or exceed 20% of the number of shares of common stock outstanding before such issuance; (ii) issuances at a price less than the greater of book or market value and which equals 20% or more of the outstanding common stock; or (iii) which may result in officers or directors of the Company acquiring the greater of 1% of the number of outstanding shares of the Company or 25,000 shares. In certain cases, the Nasdaq may also view individual issuances which do not exceed the thresholds set forth herein as "related issuances" if they exceed the thresholds in the aggregate, particularly if the proceeds of an issuance are utilized to fund consideration due to the selling holders in the case of an acquisition or to repay indebtedness incurred in connection with an acquisition. Failure to secure stockholder approval for any issuance requiring such approval could result in the removal of the entity's shares from the Nasdaq system. Although the Company does not believe that the issuances described in this section require approval of the Stockholders, the Board believes that ratification of the issuances is in the Company's best interest.

     RECOMMENDATION OF THE BOARD: The Board recommends that the Stockholders concur in the following resolution which will be presented for a vote of the Stockholders at the Annual Meeting:

     RESOLVED, that the issuance by the Company of: (i) 1,750,000 shares of Common Stock and 375,000 shares of Common Stock upon exercise of warrants issued in connection with the acquisition of Proler; (ii) 1,942,857 shares of Common Stock and 826,923 shares of Common Stock upon exercise of warrants issued in connection with the acquisition of Isaac; (iii) 1,571,296 shares of Common Stock upon exercise of warrants or a convertible promissory note in connection with the Reserve acquisition; (iv) 175,000 shares of Common Stock upon exercise of warrants held by certain key employees of Reserve; (v) 657,482 shares of Common Stock and 430,000 shares of Common Stock upon exercise of warrants issued in connection with the acquisition of HouTex; (vi) 885,000 shares of Common Stock and 175,000 shares of Common Stock upon exercise of warrants issued in connection with the acquisition of MacLeod; (vii) 500,000 shares of Common Stock upon exercise of the Guaranty Warrants; (viii) 1,500,000 shares of Common Stock upon exercise of the Cozzi Warrants; (ix) 75,000 shares of Common Stock upon exercise of warrants issued to Messrs. Burgess and Hermosillo; (x) 2,025,000 shares of Common Stock in the private placement completed in June 1997; (xi) up to 14,847,605 shares of Common Stock and 4,442,727 shares of Common Stock upon exercise of warrants or options issued in connection with the Potential Acquisitions (subject to increase in the case of HCS, PerlCo, Aerospace, Salt River, Superior, Gold and Yonack Iron, and subject to reallocation or adjustment among the Potential Acquisitions); (xii) 225,000 shares of Common Stock issuable in connection with the purchase of the HouTex real estate are hereby ratified, confirmed and approved in all respects; (xiii) 200,000 shares of Common Stock issuable upon exercise of warrants which the Company has agreed in principle to issue to George Moorehead; and (ix) 500,000 shares of Common Stock issuable upon exercise of warrants or options approved by the Board of Directors in their sole discretion.

     Vote Required. The affirmative vote of the majority of the votes cast by Stockholders present in person or by proxy and eligible to vote at the Annual Meeting, a quorum being present, is required to adopt the foregoing resolution.

PROPOSAL NUMBER TEN:  TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO
                      ELIMINATE CUMULATIVE VOTING

     The Board has approved, subject to Stockholder approval, adoption of an amendment to the Company's Certificate of Incorporation to eliminate cumulative voting in elections of directors. Currently, in all elections of directors, each holder of shares of Common Stock is entitled to cast the number of votes equal to the number of shares owned by such holder multiplied by the number of individuals slated for election. The holder may cast all of his or her votes for a single candidate or may distribute them among any two or more candidates in such proportions as he or she may desire.

     If the proposal to eliminate cumulative voting is adopted, then effective with elections occurring after the 1997 Annual Meeting, a holder or holders of shares representing a majority of the votes entitled to be cast in an election of directors for the Company will be able to elect all individuals standing for election.

     The absence of cumulative voting could have the effect of preventing representation of minority stockholders on the Board. In addition, the elimination of cumulative voting may, under certain circumstances, discourage or render more difficult a merger, tender offer proxy contest or acquisition of large blocks of the Company's shares by persons who would not make such acquisition without assurance of the ability to place a representative on the Board; deter or delay the assumption of control by a holder of a large block of the Company's shares; or render more difficult the replacement of incumbent directors and management.

     The Board believes, however, that, in general, and especially in publicly-held corporations, each director should represent the interests of all stockholders rather than the interests of a special constituency, and the presence on the Board of one or more directors representing such a constituency could disrupt and impair the efficient management of the Company. The Board believes that eliminating cumulative voting will best ensure that the Board will act for the benefit of all holders. Accordingly, the Board believes that it is in the best interests of the Company and all of its stockholders to eliminate cumulative voting.

     RECOMMENDATION OF THE BOARD: The Board recommends that the Stockholders concur in the following resolution which will be presented for a vote of the Stockholders at the Annual Meeting.

     RESOLVED, that Article Ten of the Company's Amended and Restated Certificate of Incorporation be and it hereby is deleted in its entirety and replaced by the following: "In voting for the election of directors of the corporation, holders of stock shall not have the right to accumulate their votes."

     Vote Required. The affirmative vote of a majority of the Company's outstanding shares of Common Stock is required to adopt the foregoing proposal.

PROPOSAL NUMBER ELEVEN:  TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION BY
                         AMENDING THE SERIES A PREFERRED STOCK CERTIFICATE OF DESIGNATIONS

     The Company is authorized to issue up to an aggregate of 36,000 shares of Series A Convertible Preferred Stock, 25,000 shares of which were issued and outstanding as of the Record Date. For a description of the terms of the Series A Preferred Stock, see "-- Proposal Number Eight" and "Description of Capital Stock."

     The Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the "Series A Certificate") entitles the holders of the Series A Preferred Stock to require the Company to redeem their shares of Series A Preferred Stock under certain circumstances. As of October 16, 1997, all of the holders of the Series A Preferred Stock executed a Waiver of Mandatory Redemption Event waiving any right to require the Company to redeem the Series A Preferred Stock if the convertibility provisions are not approved by the Stockholders by December 8, 1997. In addition, as of October 24, 1997, all of the holders of the Series A Preferred Stock executed a Waiver of Mandatory Conversion Conditions, Waiver of Redemption Event, and Consent to Amendment. Pursuant to this waiver, the holders waived any rights to avoid a conversion of the Series A Preferred Stock into Common Stock at the Maturity Date of August 8, 2000 by reason of the Company's failure to satisfy any of the Specified Mandatory Conversion Conditions. In addition, the holders waived any rights to require the Company to redeem their Series A Preferred Stock in the event the Common Stock is no longer designated for quotation on the Nasdaq National Market or another national securities exchange. See "-- Proposal Number Eight." A copy of the proposed amendment is attached as Annex J to this Proxy Statement.

     The Board has approved, subject to Stockholder approval, adoption of an amendment to the Series A Certificate to reflect the waivers described in the foregoing paragraph. As of October 24, 1997, all of the holders of all of the outstanding shares of the Series A Preferred Stock consented to the amendment to the Series A Certificate described in this Proposal Number Eleven.

     RECOMMENDATION OF THE BOARD: The Board recommends that the Stockholders approve the following resolution which will be presented for a vote of the Stockholders at the Annual Meeting.

     RESOLVED, that the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock be and it hereby is amended by deleting in their entirety Sections 4(g)(ii)(1), 4(g)(ii)(2), 4(g)(ii)(3), 6(d)(v) and 6(d)(vii).

     Vote Required. The affirmative vote of a majority of the Company's outstanding shares of Common Stock and Series A Preferred Stock is required to adopt the foregoing proposal. As of October 24, 1997, the holders of all of the outstanding shares of the Series A Preferred Stock approved the foregoing proposal.
\

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of November 14, 1997 by: (i) each person who is known by the Company to own more than 5% of the Company's Common Stock; (ii) the directors, the Nominees, the chief executive officer and each of the executive officers of the Company named in the Summary Compensation Table; and (iii) all current officers and directors as a group. Share amounts and percentages shown for each person or entity are adjusted to give effect to shares of the Company's Common Stock that are not outstanding but may be acquired by a person or entity upon exercise of all options and warrants exercisable by such entity or person within 60 days of November 14, 1997. However, those shares of Common Stock are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

                                                                   AS OF NOVEMBER 14, 1997
                                                              ---------------------------------
                SHARES BENEFICIALLY OWNED(1)                                        PERCENT OF
            NAME AND ADDRESS OF BENEFICIAL OWNER              NUMBER OF SHARES     TOTAL SHARES
            ------------------------------------              ----------------     ------------
Harold Rubenstein...........................................     2,758,883(2)          16.0%
  2010 W. Lower Buckeye Dr.
  Phoenix, AZ 85009
George A. Isaac III.........................................     1,373,779(3)           7.9%
  1645 Indian Wood Circle
  Maumee, OH 43537
Robert F. Smith.............................................     1,280,000              7.7%
  2211 York Rd.
  Oak Brook, IL 60521
Ian MacLeod.................................................     1,074,700(4)           6.4%
  9309 Rayo Avenue
  South Gate, CA 90280
Gerard M. Jacobs............................................       863,333(5)           5.1%
  500 North Dearborn, Suite 405
  Chicago, IL 60610
T. Benjamin Jennings........................................       863,333(5)           5.1%
  500 North Dearborn, Suite 405
  Chicago, IL 60610
Donald F. Moorehead, Jr.....................................       769,513(6)           4.6%
  2141 Looscan Lane
  Houston, TX 77019
William T. Proler...........................................       743,750              4.5%
  90 Hirsh Road
  Houston, TX 77020
George O. Moorehead.........................................       671,016(7)           4.0%
  3700 W. Lower Buckeye
  Phoenix, AZ 85009
Paul D. Joseph..............................................       210,000(8)           1.3%
  4431 W. 130th St.
  Cleveland, OH 44135
Kenneth Merlau..............................................       147,931(9)             *
  6505 LeRoy Avenue
  Lincolnwood, IL 60646
Mike Melnik.................................................       146,289                *
  21 Japhet Street
  Houston, TX 77020
Daniel B. Burgess...........................................        85,056(10)            *
  500 North Dearborn, Suite 405
  Chicago, IL 60610

                                                                   AS OF NOVEMBER 14, 1997
                                                              ---------------------------------
                SHARES BENEFICIALLY OWNED(1)                                        PERCENT OF
            NAME AND ADDRESS OF BENEFICIAL OWNER              NUMBER OF SHARES     TOTAL SHARES
            ------------------------------------              ----------------     ------------
Xavier Hermosillo...........................................        15,000(11)            *
  1621 W. 21st Street
  San Pedro, CA 90732
Albert A. Cozzi.............................................           -0-                *
  2232 South Blue Island Ave.
  Chicago, IL 60608
Frank J. Cozzi..............................................           -0-                *
  2232 South Blue Island Ave.
  Chicago, IL 60608
Gregory P. Cozzi............................................           -0-                *
  2232 South Blue Island Ave.
  Chicago, IL 60608
Christopher G. Knowles......................................           -0-                *
  305 Ridge Road
  Barrington Hills, IL 60010
All current officers, directors and the Nominees as a group
  (18 persons)..............................................     9,755,916             49.8%

---------------
  *  Less than 1%

 (1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

 (2) Consists of 2,112,650 shares owned directly by Mr. Rubenstein and warrants to purchase 646,233 shares of Common Stock exercisable at exercise prices ranging from $4.00 to $6.48 per share.

 (3) Consists of 546,856 shares owned directly by Mr. Isaac and warrants to purchase 826,923 shares of Common Stock at exercise prices ranging from $10.80 to $13.00 per share.

 (4) Consists of 899,700 shares owned directly by Mr. MacLeod and warrants to purchase 175,000 shares of Common Stock at exercise prices ranging from $3.96 to $4.75 per share.

 (5) Consists of 580,000 shares owned directly by each of Messrs. Jacobs and Jennings and options to purchase 200,000 shares of Common Stock at an exercise price of $4.00 per share and warrants to purchase 83,333 shares of Common Stock at an exercise price of $4.00 per share, held by each of Messrs. Jacobs and Jennings.

 (6) Consists of 605,100 shares owned directly by Mr. Moorehead and options to purchase 12,500 shares of Common Stock at exercise prices ranging from $4.00 to $4.81 per share and warrants to purchase 151,913 shares of Common Stock at exercise prices ranging from $4.00 to $6.48 per share.

 (7) Consists of 369,163 shares owned directly by Mr. Moorehead and options to purchase 150,000 shares of Common Stock at an exercise price of $4.00 per share and warrants to purchase 151,853 shares of Common Stock at exercise prices ranging from $4.00 to $6.48 per share.

 (8) Consists entirely of warrants to purchase 210,000 shares of Common Stock at exercise prices ranging from $3.50 to $4.00 per share.

 (9) Consists of 137,931 shares owned directly by Mr. Merlau and options to purchase 10,000 shares of Common Stock at $22.50 per share.

(10) Consists of 5,056 shares owned directly by Mr. Burgess and options to purchase 80,000 shares of Common Stock at exercise prices ranging from $2.50 to $4.00 per share.

(11) Consists entirely of options to purchase 15,000 shares of Common Stock at exercise prices ranging from $4.00 to $4.88 per share.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and the NASDAQ. These officers, directors and individuals, entities or groups holding ten percent or more of the Company's outstanding Common Stock ("Ten Percent Shareholders") are also required by SEC rules to furnish the Company with copies of all forms they file.

     Based solely on its review of the copies of the forms received by the Company, or written representations from certain reporting persons the Company believes that, during fiscal 1997 all Section 16(a) filing requirements applicable to its officers, directors and Ten Percent Shareholders were complied with, except that: (i) Donald F. Moorehead, Jr., a Director of the Company, submitted late two report on Form 4's relating to a single transaction that occurred on April 29, 1997; (ii) Xavier Hermosillo, a former Director of the Company, submitted a late Form 3 relating to his becoming a Director in August 1995 and two late Form 4's relating to two option grants in January 1996 and one option grant on April 29, 1997; (iii) Raymond Zack, a former Director of the Company, submitted a late Form 4 relating to the transfer to him of a warrant to purchase shares of Common Stock in April 1997, before he resigned from the Board of Directors in May 1997; and (iv) Robert C. Larry, the Company's Vice President, Finance, Chief Financial Officer and Treasurer, submitted late a Form 4 relating to an option grant on April 29, 1997.

                         INFORMATION ABOUT THE COMPANY

OVERVIEW

     The Company was founded in 1981 and re-incorporated in Delaware in June 1986. Prior to April 11, 1996, the Company was called General Parametrics Corporation and operated as a manufacturer and marketer of color thermal and dye sublimation printers and related consumables, including ribbons, transparencies and paper. This business was discontinued by the Company during fiscal 1997. On April 9, 1996, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation to change the name of the Company from General Parametrics Corporation to Metal Management, Inc. Effective April 15, 1996, the Company changed its Nasdaq stock symbol to "MTLM". On April 25, 1996, the Board of Directors of the Company approved a change in the Company's fiscal year end from October 31 to March 31, effective April 1, 1996.

     The Company entered the scrap metal recycling industry on April 11, 1996, through its merger with EMCO, headquartered in Phoenix, Arizona. As part of the strategic redirection, in April 1996 management announced plans to exit the Spectra*Star printer and consumables business. On July 16, 1996, Mannesmann Tally ("Tally") acquired the inventory and related production equipment of the Spectra*Star business for approximately $1.3 million in cash and provided additional contingent consideration in the form of royalties on future sales of Spectra*Star printers and related consumables. The Company discontinued and sold its VideoShow and related products lines business ("VideoShow") in December 1996 for consideration substantially in the form of royalties on future sales of VideoShow equipment. The VideoShow consideration is not expected to be material to the Company. On January 1, 1997, the Company acquired MacLeod, headquartered in South Gate, California. On January 7, 1997, the Company acquired HouTex, headquartered in Houston, Texas. On May 1, 1997, the Company acquired Reserve, headquartered in Cleveland, Ohio, with operations in Cleveland and Chicago and, through a 50% joint venture interest, Attalla, Alabama. On June 23, 1997, the Company acquired Isaac, headquartered near Toledo, Ohio. On August 28, 1997, the Company acquired Proler, headquartered in Houston, Texas.

     The Company and its wholly-owned subsidiaries are engaged in the business of dismantling, processing, marketing, brokering and recycling of both ferrous and non-ferrous metals with the goal of becoming one of the largest recyclers of scrap metal in North America. The Company operates or participates in joint ventures operating twenty-six recycling centers in seven states and resells processed scrap metal and other materials to domestic and foreign customers. The Company intends to continue its expansion principally through acquisitions. The Company believes that the scrap metal recycling industry is highly fragmented, and that no single company is a significant processor of scrap metal on a national scale, although certain companies are significant processors on a local or regional scale.

ACQUISITION STRATEGY

     The Company believes that similar to the solid waste industry, the scrap metal recycling industry has recently begun to experience market consolidation due to, among other things: (i) significant capital requirements caused by expanding equipment needs and by more stringent environmental regulations; and
(ii) a desire of owners of independent scrap metal processors to sell closely-held businesses to companies with access to public capital markets.

     The Company seeks to acquire significant processors of scrap metal in large metropolitan markets which will serve as regional platform companies and to follow these acquisitions with "tuck-in" acquisitions of smaller processors. The Company believes that this consolidation strategy will allow the Company to improve its operating margins and profitability by: (i) increasing its market share, which is expected to enhance customer relationships and enhance supply capabilities; (ii) spreading the cost of management and administrative staff, and utilizing equipment and other assets, across larger operations; and (iii) transferring technology and best demonstrated processing and marketing strategies among acquired recycling operations. The Company is continuously evaluating acquisition opportunities.

BUSINESS OPERATIONS

     Since adopting its consolidation strategy in August 1995, the Company has completed or has agreed to complete, subject to various closing conditions, the Potential Acquisitions and Completed Acquisitions summarized below.

     Completed Acquisitions. The Company has recently completed a number of acquisitions which are summarized below.

     PROLER. Proler, founded and owned principally by William and Ronald Proler, operates a facility in Houston, Texas (located on the Houston Ship Channel next to the HouTex facility) and a site in Jackson, Mississippi. The Company acquired Proler on August 28, 1997 for consideration consisting of: (i) $7.5 million in cash; (ii) promissory notes in the aggregate amount of $2,400,000 maturing two years from the closing date and bearing interest at 7% per year; (iii) promissory notes in the aggregate amount of $8,100,000 maturing March 1, 1998 and bearing interest at 8% per year for the first ninety days following closing, and increasing to 10%, 12% and 14% per year for each of the subsequent thirty-day periods; (iv) 1,750,000 shares of Common Stock; and (v) warrants exercisable for a period of five years to purchase up to 375,000 shares of Common Stock at an exercise price of $6.00 per share.

     In connection with the acquisition of Proler, William T. Proler has joined the Company as a Director and entered into a five-year employment agreement with the Company. The employment agreements with Mr. Proler and with four other previous shareholders of Proler extend for five year terms followed by non-competition periods of three years. The salary of Mr. William T. Proler, a director of the Company is $225,000. If a "change in control" (as defined in his employment agreement) were to occur, Mr. Proler would be entitled to receive an amount in cash equal to his annual salary times the number of years remaining under the term of his employment agreement plus any earned bonuses for the year in which the change of control occurred.

     In connection with the Proler acquisition, the former equity owners of Proler (the "Proler Stockholders") have entered into a two-year stockholders agreement with T. Benjamin Jennings pursuant to which the parties agreed to vote their shares of Common Stock in favor of William T. Proler (or, if he is unable to serve, another individual chosen by the Proler Stockholders) as a Director of the Company.

     THE ISAAC GROUP. Isaac, founded in 1899 by the Isaac family, operates four processing facilities located in Defiance, Bryan, Cleveland and Dayton, Ohio. On June 23, 1997, the Company completed the acquisition of four companies under common ownership which comprise the Isaac operation. The consideration paid in connection with the Isaac acquisition consisted of: (i) 1,942,857 shares of Common Stock; (ii) warrants to purchase 462,500 shares of Common Stock at exercise prices ranging from $10.80 to $11.70 per share, exercisable from time to time on or before June 23, 2002; and (iii) promissory notes, each bearing interest at 8.5% (subject to adjustment equal to changes in the prime rate; provided, however, that this rate may not be more than 1% above or below the prime rate at June 23, 1997) as follows: (a) $10,600,000 due and payable to the shareholders of Isaac on November 15, 1997, subject to extension for three one-month periods upon delivery of warrants to purchase an aggregate of 100,000 shares of Common Stock per extension at an exercise price of $14.0875 per share, exercisable from time to time on or before June 23, 2002; (b) $2,000,000 due and payable to George A. Isaac, III on February 15, 1998; and (c) an aggregate of $23,496,901 due and payable to the shareholders of Isaac, Ferrex Ohio, Paulding and Briquetting in three equal principal payments on February 15, 1998 and February 15, 1999 with a final maturity date of February 15, 2000. In addition, Isaac had promissory notes payable to two of its shareholders outstanding in the aggregate principal amounts of $8,544,201, which remain obligations of Isaac, as a subsidiary of the Company.

     In connection with the Isaac acquisition, George A. Isaac, III joined the Company as a Director and entered into an employment agreement pursuant to which he will serve as Executive Vice President of the Company and President and Chief Executive Officer of each of the Isaac Companies. Mr. Isaac's employment agreement, dated as of June 23, 1997: (i) has a term of five years, after which the term automatically will be extended by one-year periods unless either the Company or Mr. Isaac elects prior to such anniversary not to extend the term; and (ii) provides for annual compensation of at least $275,000, plus a minimum cash bonus equal to at least 25% of the base salary. The employment agreement restricts Mr. Isaac's ability to compete with the Company for three years after expiration of the agreement. Mr. Isaac will also be a member of the Board of Directors' Executive Committee and Office of the President. In consideration of Mr. Isaac entering into the employment agreement, the Company issued to Mr. Isaac warrants to purchase: (i) 76,923 shares of Common Stock at an exercise price of $13.00 per share, exercisable from time to time on or before February 15, 1998; and
(ii) 287,500 shares of Common Stock at an exercise price of $11.70 per share, exercisable from time to time on or before June 23, 2002.

     In the event of a "change in control" of the Company, Mr. Isaac will be entitled to receive, in addition to other benefits, a cash payment equal to the greater of: (i) Mr. Isaac's then current salary and annual cash bonus for the balance of the term of the employment agreement; or (ii) the product of 2.99 multiplied by the highest total annual cash compensation for the previous three years. In no event will the formula used to calculate this cash payment to Mr. Isaac be less than that for any other member of the Executive Committee. If a "change in control" were to occur immediately after the Merger, Mr. Isaac would be entitled to receive at least $1,720,000 in severance pay.

     Under Mr. Isaac's employment agreement, a "change in control" of the Company is deemed to have occurred if: (a) any "person" (as defined in the Exchange Act) other than Albert A. Cozzi, Frank J. Cozzi or Gregory P. Cozzi becomes a beneficial owner of securities representing thirty percent (30%) or more of the combined voting power of all outstanding shares of the Company; (b) Gerard M. Jacobs ceases to serve as the Company's Chief Executive Officer or T. Benjamin Jennings ceases to serve as Chairman of the Company's Board of Directors; (c) during any two consecutive years the majority of the Board of Directors is no longer comprised of individuals who were approved by at least two thirds ( 2/3) of the Directors at the beginning of the employment period;
(d) the stockholders approve a merger or consolidation of the Company with any other corporation, other than the Merger, and other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (e) the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

     RESERVE IRON & METAL, L.P. Reserve, founded in 1978 and acquired in 1990 by the Joseph family, operates two processing facilities located in Cleveland, Ohio and Chicago, Illinois and has a 50% interest in a joint venture which operates a processing facility located in Attalla, Alabama. On May 1, 1997, the Company acquired all of the limited partnership interests and all of capital stock of the general partner (the "General Partner") of the limited partnership which owns Reserve's facilities. Reserve was acquired for approximately $7.4 million, comprised of: (i) $5.875 million in cash; and (ii) a promissory note for $1,541,660 bearing interest at a rate of 9% due one year after the closing date and convertible into shares of Common Stock at $9.00 per share. In connection with the Company's acquisition of Reserve, the Company issued to the shareholders of Reserve's general partner and to certain key employees of Reserve warrants to purchase 1.575 million shares of Common Stock, at exercise prices ranging from $3.50 to $9.90 per share (exercise prices are subject to adjustment). A total of 840,000 of the warrants were issued to Paul D. Joseph, a Director of the Company.

     In connection with the acquisition of Reserve, the Company entered into a ten-year employment agreement (subject to automatic one-year extensions unless terminated by either party) with Paul Joseph, to serve as Chief Executive Officer of Reserve at a base salary of $168,000 per year, plus a fifty percent guaranteed bonus.

     HOUTEX METALS COMPANY, INC. HouTex, founded in 1979 by the Melnik family, operates a facility located adjacent to Proler on the Houston Ship Channel. The Company acquired HouTex on January 7, 1997 for approximately $9.0 million, comprised of: (i) $750,000 in cash; (ii) 475,000 shares of Common Stock; (iii) warrants to purchase up to 250,000 shares of Common Stock at an exercise price of $4.00 per share exercisable from time to time for a period of five years; and
(iv) promissory notes in the amounts of $960,055 and $695,213, each due April 30, 1997, and a note in the amount of $5.0 million due June 30, 1997 (the "Clend Note"), all of which were secured by a pledge of the shares of common stock of HouTex.

     THE MACLEOD GROUP. MacLeod, founded in 1969 by Ian MacLeod, operates four processing facilities located in Southern California. The Company completed the acquisition of MacLeod on January 1, 1997. The Company acquired MacLeod and a related real estate parcel on January 1, 1997 for approximately $9.3 million and $3.5 million, respectively, comprised of: (i) $500,000 in cash; (ii) 725,000 shares of Common Stock; (iii) warrants to purchase up to 175,000 shares of Common Stock at exercise prices ranging from $3.96 to $4.75 per share exercisable from time to time for a period of three years; and (iv) promissory notes in the amounts of $6.0 million and $600,000 due March 14, 1997 (subject to extension through May 31, 1997) and January 1, 2002 (with payments due January 1 of each year beginning in 1998), respectively, secured by a pledge of the shares of common stock of MacLeod; and (v) a promissory note in the amount of $3.0 million, secured by the real property purchased by the Company.

     EMCO RECYCLING CORP. EMCO was formed in 1993 by the combination of three companies, Empire Metals, Inc., Valley Steel and Copperstate Metals, Inc. EMCO's twelve processing facilities are located in Arizona, with ten located in and around Phoenix. The Company acquired EMCO on April 11, 1996 in a merger valued at approximately $12.8 million. During the third quarter of fiscal 1997, the Company began efforts to restructure EMCO's operations. See "-- Management's Discussion and Analysis of Financial Condition and Results of Operations."

     POTENTIAL ACQUISITIONS. From time to time the Company engages in discussions with third parties regarding potential acquisitions of companies or businesses in the same or substantially similar lines of business as the Company. If the parties are able to agree generally on the nature, terms and conditions of a transaction, a letter of intent is prepared to reflect this understanding. In many cases, these letters of intent are structured as "binding intents" to purchase the business, although each letter is still subject to a number of terms and conditions including but not limited to negotiation and execution of definitive purchase agreements. In addition, each potential acquisition may be subject to additional contingencies specific to that acquisition. There can be no assurance that any such potential acquisition will result in execution of a definitive agreement or that such acquisition(s) will be completed on terms and conditions acceptable to the Company, if at all. See "Risk Factors -- Inability to Complete Potential Acquisitions." As of the date of this Proxy Statement, the Company has entered into letters of intent to purchase Superior, Goldin, HCS, Salt River, PerlCo, Aerospace, Atlas, Yonack Iron, Yonack Services, Gold and Spectrum. The acquisition of each of Atlas, Yonack Iron, Yonack Services, Gold and Spectrum (collectively, the "Related Texas Acquisitions") is subject to completion of the Merger and to the simultaneous completion of each of the other Related Texas Acquisitions.

     SUPERIOR. Superior, founded and owned by Ian Albert, forges aluminum using a variety of methods at its facility located in Huntington Beach, California. Superior sells forged aluminum products to customers in the aerospace and other industries. The letter of intent with Superior requires the Company to pay consideration consisting of: (i) 1,080,000 shares of Common Stock; and (ii) $1.8 million in cash. The Company has agreed to issue to Xavier Hermosillo, the Company's Secretary, as a finder's fee in connection with the Superior acquisition, and conditioned upon the closing of the Superior acquisition, warrants to purchase 20,000 shares of Common Stock at an exercise price of $15.00 per share. See "Matters to be Considered by the Stockholders -- Proposal Number Nine."

     In connection with the acquisition, two officers of Superior will enter into five-year employment agreements (subject to automatic one-year extensions unless terminated by either party) with the Company to serve as Superior's executive officers. Under their employment agreements, such officers could be eligible to receive an aggregate annual cash bonus of $95,000 to $380,000 (or, at their election, options to purchase up to an aggregate maximum of 200,000 shares of Common Stock), depending on the amount by which Superior's annual after-tax net income exceeds $2.5 million. If Superior's annual after-tax net income was less than $2.5 million, neither of such officers would be eligible to receive a bonus. The exercise price of any options granted to such officers in lieu of cash bonuses would be equal to the trading price of the Common Stock on the second business day after Superior's annual financial statements are accepted by the Company's chief financial officer.

     GOLDIN. Goldin, founded and owned by the Goldin family, operates five processing facilities, including two in Gulfport, Mississippi; one in Harvey, Louisiana and two in Mobile, Alabama. The letter of intent with Goldin requires the Company to pay consideration consisting of: (i) 112,500 shares of Common Stock; and (ii) $7,150,000 in cash. In connection with the acquisition, the Company will receive options to purchase two real estate parcels on which certain of Goldin's operations are conducted.

     In connection with the Goldin acquisition, the Company and two officers of Goldin will enter into eighteen month employment agreements (which may be extended for an additional twelve months at the Company's option). Under these employment agreements, such officers collectively would be entitled to receive warrants to purchase 150,000 shares of Common Stock at an exercise price of $10.00 per share.

     HCS. HCS, owned by the Segal family, operates one processing facility in Houston, Texas. The letter of intent with HCS requires the Company to pay consideration consisting of 310,345 shares of Common Stock, subject to increase or decrease if the closing price of the Common Stock on Nasdaq on the trading day before the merger is less than $13.50 or greater than $15.50.

     In connection with the merger, an officer of HCS will enter into a two-year employment agreement with HCS (subject to extension upon mutual agreement of such officer and William T. Proler or the Company), followed by a three-year consulting arrangement with HCS. In addition, another officer of HCS will enter into a five-year employment agreement with HCS.

     SALT RIVER. Salt River, a limited liability company 50%-owned by Cozzi, was formed in 1996 to operate a ferrous and non-ferrous metal processing plant in Phoenix, Arizona which includes an auto shredding machine. The letter of intent requires the Company to pay consideration of $1,500,000 for the 50% limited liability company interest not owned by Cozzi. The purchase price will be comprised of 100,000 shares of Common Stock. In connection with the Merger, the Company will acquire the 50% interest in Salt River which Cozzi currently owns. The acquisition of the remaining 50% interest in Salt River is subject to completion of the Merger.

     PERLCO. PerlCo, a limited liability company 50%-owned by Cozzi, was formed in 1995 to operate a ferrous and non-ferrous metal processing plant in Memphis, Tennessee. Cozzi completed installation of a new auto shredder at the Memphis facility in 1996. The Company has signed a binding letter of intent to acquire:
(i) FPX, which has a 50% ownership interest in PerlCo; and (ii) Southern Tin, which owns the real estate and certain equipment associated with the PerlCo operations. The letter of intent requires the Company to pay consideration, subject to adjustment depending on PerlCo's inventory levels and net worth on the closing date, of $7,150,000, payable in the form of 789,740 shares of Common Stock which was determined by the prevailing stock price on the date on which agreement was reached with respect to the principal terms of the acquisition. In connection with the Merger, the Company will acquire the 50% interest in PerlCo which Cozzi currently owns. The PerlCo acquisition is subject to completion of the Merger.

     In connection with the PerlCo acquisition, the Company will enter into three-year employment agreements with three officers of PerlCo under which these officers collectively will be entitled to receive warrants for the purchase of 125,000 shares of Common Stock (to be divided among these three individuals as they direct) at an exercise price equal to 130% of the closing price of the Common Stock the day before the closing date.

     AEROSPACE. Aerospace, founded and owned by Michael Suisman, operates one facility located in Hartford, Connecticut. The letter of intent requires the Company to pay a purchase price of $24,250,000 (subject to adjustment), consisting of: (i) $18,000,000 in cash; and (ii) approximately 284,000 shares of Common Stock (equal to $6,250,000 divided by $22, the closing price of the Common Stock on the day the letter of intent was signed). The purchase price will be adjusted to reflect changes in the net value of the assets of Aerospace between August 31, 1997 and the closing date. The Company also has agreed to lease from the sole shareholders of Aerospace the property on which Aerospace conducts its operations under a ten-year lease (with three five-year renewal options) requiring the Company to pay rent of $150,000 per year for the first two years and $300,000 per year for the remaining eight years of the initial lease term. The Company will have an option to purchase the property at the end of the fifth lease year for the property's fair market value less the net book value of any tenant improvements, but no less than $4,900,000.

     In connection with the acquisition of Aerospace, the Company will enter into three-year employment agreements with six currents officers of Aerospace. It is expected that each of the employment contracts will contain stock option and bonus arrangements. In addition, the Company will enter into a one-year employment contract with Michael Suisman.

     ATLAS. Atlas operates two facilities, one in Corpus Christi, Texas and one in Del Rio, Texas. The letter of intent requires the Company to pay a purchase price consisting of: (i) $2,760,000 in cash; and (ii) 22,000 shares of Common Stock. Twenty five percent of the purchase price will be subject to a holdback provision and will be released provided Atlas achieves certain pre-tax earnings targets during the first two years immediately following the acquisition. The Company also has agreed to lease the Del Rio, Texas site from an entity owned by one of Atlas's shareholders for two years for $2,000 per month.

     YONACK IRON. Yonack Iron, operates two facilities, one in Dallas, Texas and one in Lonoke, Arkansas. The letter of intent requires the Company to pay a purchase price consisting of: (i) $10,880,000 in cash; and (ii) 444,444 shares of Common Stock (subject to adjustment if the closing price of the Common Stock on the day before closing is less than $22 or more than $26.50).

     YONACK SERVICES. Yonack Services operates one facility located in Forney, Texas. The letter of intent requires the Company to pay a purchase price of: (i) $350,000 in cash; and (ii) 17,500 shares of Common Stock.

     GOLD. Gold operates one facility located in Dallas, Texas. The letter of intent requires the Company to pay a purchase price consisting of: (i) $2,650,000 in cash; (ii) a promissory note in the principal amount of $700,000;
(iii) options to purchase $500,000 worth of Common Stock (as determined by the trading price of the Common Stock on the day before closing); and (iv) 167,000 shares of Common Stock. At closing, the Company will also repay liabilities of Gold totaling $1,400,000. The Company also has agreed to enter into a lease agreement with Gold's stockholders to lease the property on which Gold conducts its operations for an initial two-year term at a monthly rental of $15,000 per month in the first year and $16,500 per month thereafter.

     In connection with the acquisition of Gold, the Company will enter into five-year employment agreements with two of Gold's key employees. In connection with the employment agreements, the Company will grant the employees options to purchase an aggregate of 60,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the day before closing.

     SPECTRUM. Spectrum operates one facility located in Houston, Texas. The letter of intent requires the Company to pay a purchase price of 20,000 shares of Common Stock, fifty percent of which will be subject to a holdback provision which shall be released upon Spectrum achieving certain revenue levels during the first two years after the date of closing.

     Recycling Operations. The recycling operations involve buying, processing, and selling scrap metals. The principal forms in which scrap metals are generated include industrial scrap and obsolete scrap. Industrial scrap results from residual materials from manufacturing processes. Obsolete scrap consists primarily of residual metals from old or obsolete consumer and industrial products such as appliances and automobiles.

     Ferrous Operations -- Ferrous Scrap Purchasing. The Company purchases ferrous scrap from two primary sources: (i) manufacturers who generate steel and iron ("industrial scrap"); and (ii) junkyards, demolition firms, railroads, the military and others who generate steel and iron scrap ("obsolete scrap"). In addition to these sources, the Company purchases, at auction, furnace iron from integrated steel mills and obsolete steel and iron from government and large industrial accounts. Finally, the Company purchases materials from small dealers, peddlers and auto wreckers who deliver directly to the Company's processing facilities. Prices are determined primarily by market demand and the composition, quality, size, and weight of the materials.

     Ferrous Scrap Processing. The Company prepares ferrous scrap metal for resale through a variety of methods including sorting, shredding, shearing or cutting, baling, briquetting or breaking. The Company produces a number of differently sized and shaped products depending upon customer specifications and market demand.

     Sorting. After purchasing ferrous scrap metal, the Company inspects the material to determine how it should be processed to maximize profitability. In some instances, scrap may be sorted and sold without further processing. The Company separates scrap for further processing according to its size and composition by using conveyor systems, front-end loaders, crane-mounted electromagnets or claw-like grapples.

     Shredding. Obsolete consumer scrap such as automobiles, home appliances and other consumer goods, as well as certain light gauge industrial scrap, is processed in the Company's shredding operation. These items are fed into a shredder that quickly breaks the scrap down into fist-size pieces of ferrous metal. The shredding process uses magnets and other technologies to separate ferrous, non-ferrous and non-metallic materials. The ferrous material is sold to the Company's customers including mini-mills and the non-metallic by-product of the shredding operations, referred to as "shredder fluff," is disposed of in third party landfills.

     Shearing or Cutting. Pieces of oversized ferrous scrap which are too large for other processing, such as obsolete steel girders and used drill pipe, are cut with hand torches, crane-mounted alligator shears or stationary guillotine shears. After being reduced to more manageable size, the scrap is then sold to those customers who can accommodate larger materials, such as mini-mills.

     Baling. The Company processes light gauge ferrous metals such as clips and sheet iron, and by-products from industrial manufacturing processes, such as stampings, clippings and excess trimmings, by baling these materials into large, uniform blocks. The Company uses cranes, front-end loaders and conveyors to feed the metal into hydraulic presses which compress the materials into uniform blocks at high pressure.

     Briquetting. The Company processes borings and turnings made of steel and iron into briquettes using both hot and cold briquetting methods, and subsequently sells these briquettes to steel mills or foundries. The Company possesses the technology to control the metallurgical content of briquettes to meet customer specifications. The majority of the Company's cold briquetting capacity is located at Isaac's facility in Defiance, Ohio.

     Breaking of Furnace Iron. The Company processes furnace iron which includes blast furnace iron, steel pit scrap, steel skulls, beach iron and pit scrap. Large pieces of iron are broken down by the impact of eight-to ten-ton forged steel balls dropped from cranes. The fragments are then sorted and screened according to size and iron content.

     Ferrous Scrap Sales. The Company sells processed ferrous scrap to end users such as mini-mills, integrated steel makers and foundries and to brokers who aggregate materials for other large users. Most of the Company's customers purchase processed ferrous scrap according to a monthly plan which establishes the quantity purchased for the month. The Company sells its products to end users and brokers through its sales force of approximately fifteen people. The price charged by the Company for ferrous scrap depends upon market demand, as well as quality and grade of the scrap. The Company believes profitability may be enhanced by offering a broad product line to its customers. The Company believes that its consolidation strategy will allow it to be a premier supplier of scrap since it will be able to fill larger quantity orders due to increased ability to secure large amounts of raw materials. The Company's sales of processed ferrous scrap accounted for 32% of the Company's revenues for the twelve months ended March 31, 1997, representing approximately 152,000 tons of ferrous metals.

     Non-Ferrous Operations -- Non-Ferrous Scrap Purchasing. The Company purchases non-ferrous scrap from three primary sources: (i) manufacturers and other non-ferrous scrap sources who generate or sell waste aluminum, copper, stainless steel, brass, high-temperature alloys and other metals; (ii) telecommunications, aerospace, defense, and recycling companies that generate obsolete scrap consisting primarily of copper wire, exotic metal alloys and used aluminum beverage cans; and (iii) peddlers who deliver, directly to the Company's facilities, material which they collect from a variety of sources. The Company collects non-ferrous scrap from sources other than those that deliver directly to the Company's processing facilities by placing retrieval bins near these sources. Once full, the bins are transported to the Company's processing facilities.

     The Company also generates non-ferrous scrap as a by-product of its ferrous scrap processing operations. Nonferrous scrap is recovered from the Company's ferrous operations through two primary activities: (i) non-ferrous materials, generally a mixture of aluminum, zinc, die-cast metal, stainless steel and copper, are recovered as a byproduct of the shredding process; and (ii) non-ferrous materials are identified visually and by using magnets.

     A number of factors can influence the continued availability of non-ferrous scrap such as the level of manufacturing activity and the quality of the Company's supplier relationships. Consistent with industry practice, the Company has certain long-standing supply relationships (not the subject of written agreements) that management believes will improve as a result of implementing its consolidation strategy.

     Non-Ferrous Scrap Processing. The Company prepares non-ferrous scrap metal for resale by sorting, shearing, cutting, chopping or baling.

     Sorting. The Company's sorting operations separate non-ferrous scrap using conveyor systems and front-end loaders. In addition, many non-ferrous metals are sorted and identified using grinders, hand torches, eddy current separation systems and spectrometers. The Company's ability to identify metallurgical composition is critical to maintaining high margins and profitability. Due to the high value of many non-ferrous metals, the Company can afford to utilize more labor intensive sorting techniques than are employed in its ferrous operations. The Company sorts nonferrous scrap for further processing according to type, grade, size and chemical composition. Throughout the sorting process, the Company determines whether the material requires further processing before being sold.

     Copper. Copper scrap may be processed in several ways. The Company processes copper scrap predominately by using wire choppers which grind the wire into small pellets. During chopping operations, the plastic casing of the wire is separated from the copper using a variety of techniques. In addition to wire chopping, the Company processes scrap copper by baling and other repacking to meet customer specifications. For the twelve months ended March 31, 1997, the Company sold approximately 22.6 million pounds of copper.

     Aluminum. The Company processes aluminum based on the size of the pieces and customer specifications. Large pieces of aluminum are cut using crane mounted alligator shears and stationary guillotine shears and are baled along with small aluminum stampings to produce large bales of aluminum. Smaller pieces of aluminum are repackaged to meet customer specifications. For the twelve months ended March 31, 1997, the Company sold approximately 34.4 million pounds of aluminum.

     Other Non-Ferrous Materials. The Company processes other non-ferrous metals using similar cutting, baling and repacking techniques as it uses to process aluminum. Among other significant non-ferrous metals the Company processes are brass and high-temperature alloys.

  Non-Ferrous Scrap Sales

     The Company sells processed non-ferrous scrap to end users such as specialty steel-makers, foundries, aluminum sheet and ingot manufacturers, copper refineries and smelters, and brass and bronze ingot manufacturers. The Company sells its products to end users and brokers through its sales force of fifteen people. Prices for the majority of nonferrous scrap metals change based upon the daily publication of spot and futures prices on the COMEX or London Metal Exchange. The Company's sales of processed non-ferrous scrap accounted for 67% of the Company's revenues for the twelve months ended March 31, 1997, representing approximately 65 million pounds of non-ferrous metals.

SIGNIFICANT CUSTOMERS

     On a pro forma basis, giving effect to the Completed Acquisitions and the Merger, the Company's five largest customers would have represented 31% and 31% of pro forma combined revenues for the twelve months ended March 31, 1997 and the six months ended September 30, 1997, respectively. Accounts receivable balances from these customers represented approximately 30% of combined pro forma accounts receivable balances at September 30, 1997. On a pro forma basis, the Company's largest customer, David
J. Joseph and Company accounted for 12% and 13% of pro forma combined revenues for the twelve months ended March 31, 1997 and the six months ended September 30, 1997, respectively, and accounted for 17% of pro forma accounts receivable at September 30, 1997. Any cancellation of or reduction in orders from such customers could have a material adverse effect on the Company's results of operations and financial condition.

COMPETITION

     The Company faces competition for sales from producers of finished steel products, such as integrated steel mills and mini-mills, many of which have substantially greater financial, marketing and other resources, which may vertically integrate their current operations by entering the scrap metals recycling business. The scrap market is also regionally competitive both in the purchase of raw scrap and the sale of processed scrap. The Company competes for purchases of raw scrap with numerous independent recyclers as well as with smaller scrap yards. The Company's primary competition for processed scrap sales to its customers are other regional or local scrap metal recyclers.

     Scrap metal processors face competition from substitutes for prepared steel scrap, such as pre-reduced iron pellets, hot briquetted iron, pig iron, iron carbide and other forms of processed iron. Substitutes for ferrous scrap could result in a decreased demand for processed ferrous scrap, which could result in lower prices for such products. Any decrease in the demand or price for the Company's product may have a material adverse effect on the Company's results of operations and financial condition.

EMPLOYEES

     As of September 30, 1997, the Company employed approximately 686 persons (primarily through the Company's wholly-owned subsidiaries), 96 of whom were covered by collective bargaining agreements. The management of the Company believes that it has good relations with its employees.

PROPERTIES

     The Company's recycling facilities generally are comprised of: (i) administrative offices; (ii) warehouses for the storage of repair parts and certain types of raw and processed scrap; (iii) covered and open storage areas for raw and processed scrap; (iv) a machine or repair shop for the maintenance and repair of the facility's vehicles and equipment; (v) scales for weighing scrap; and (vi) loading and unloading facilities. Each facility has specialized equipment for processing all grades of raw scrap which may include a heavy duty automotive shredder to process both ferrous and non-ferrous scrap, crane mounted alligator or stationary guillotine shears to process large pieces of heavy scrap, wire stripping and chopping equipment, baling equipment and torch cutting facilities.

     The Company's principal offices are located in an office building at 500 North Dearborn St., Suite 405, Chicago, Illinois, which the Company leases. As of November 12, 1997, the Company conducts operations at twenty-six locations. The Company's recycling operations are performed in the following locations:

     Proler owns one operating facility located in Houston, Texas and one operating facility located in Jackson, Mississippi.

     Isaac owns operating facilities in Defiance, Cleveland and Bryan, Ohio and leases operating facilities in Miamisburg and Paulding, Ohio. Isaac's administrative offices are located in Maumee, Ohio and are leased from an entity of which George A. Isaac III, a Director of the Company, is a shareholder.

     Reserve leases sites in Cleveland, Ohio and Chicago, Illinois. Reserve owns a 50% interest in a joint venture with operations in Attalla, Alabama. The joint venture leases the site on which its operations are performed.

     HouTex leases a 45 acre processing site located in Houston, Texas from a limited partnership affiliated with Mike Melnik, a current Director of the Company. The facility is located on the Houston Shipping Channel and all of the HouTex operations are performed at this facility.

     Metal Management Realty, Inc., a wholly-owned subsidiary of the Company, owns a seven acre site in South Gate, California where the main offices and principal processing operations of MacLeod are located. In addition, MacLeod conducts processing operations at three leased sites in the Los Angeles metropolitan area.

     EMCO owns a twenty-five acre site in an industrial area of Phoenix, Arizona, at which it performs its main administrative activities and principal processing operations. In addition, EMCO leases nine collection centers in the Phoenix metropolitan area and two additional collection centers, one in Prescott, Arizona and one in Yuma, Arizona.

     Metal Management Realty, Inc. owns two parcels of real property in Tucson, Arizona. This property is leased to Ellis Metals, Inc., which is principally owned by Harold Rubenstein, a Director of the Company.

     Giving effect to the Completed Acquisitions, the Company's scrap metal recycling operations, including those conducted through joint ventures, are conducted from facilities in the States of Alabama, Arizona, California, Illinois, Mississippi, Ohio and Texas.

LEGAL PROCEEDINGS

     The Company's Reserve subsidiary is currently involved in a legal proceeding in which Reserve Iron & Metal Limited Partnership (a Delaware Limited Partnership) and P. Joseph Iron & Metal, Inc. (its sole general partner) are named as defendants. The court in which such proceedings are pending and the date of the proceeding is: George Abboud v. Reserve Iron & Metal Limited Partnership, Cuyahoga County Court of Common Pleas, Case No. 304772, George Abboud v. P. Joseph Iron & Metal, Inc., Cuyahoga County Court of Common Pleas, Case No. 304772, March 27, 1996.

     Claimant George Abboud, who lost both his legs in an accident that occurred at Reserve's facility, has alleged that Reserve Iron & Metal, as his employer, intentionally required Mr. Abboud to work under conditions in which an injury to Mr. Abboud was substantially certain to occur. Reserve Iron & Metal has denied this allegation and believes evidence will show that Mr. Abboud negligently performed his work, which caused his injury. Claimant George Abboud seeks money damages in an amount in excess of $25,000 to be determined at trial. Discovery is still pending.

     Certain of the sellers of Reserve (the "Indemnifying Parties") have agreed to indemnify the Company and its affiliates against a portion of specified potential liabilities. As is customary with certain types of potential liabilities, Reserve's insurance carriers have accepted the defense of Reserve, but have done so subject to reserving their respective rights to deny coverage under certain circumstances. Assuming, for hypothetical purposes, that insurance coverage would not be available or would be inadequate, such potential liabilities, were they to become actual liabilities, could be significant. Any amounts payable by the Indemnifying Parties will be funded solely by reducing the purchase price note owed by the Company and/or by increasing the exercise price on warrants issued to such Indemnifying Parties as part of the original terms of the Purchase Agreement and the ten-year employment agreements, respectively. With reference to these certain potential liabilities, Reserve has advised the Company that it believes it has adequate insurance coverage and has denied any liability for these potential liabilities. There can be no assurance, however, that Reserve will not suffer actual liability or that it will have adequate insurance to cover the liability and in such case, the Company could be materially and adversely affected.

ENVIRONMENTAL MATTERS

     Comprehensive Regulatory Requirements. The Company is subject to significant government regulation including stringent environmental laws and regulations. Among other things, these laws and regulations impose comprehensive local, state, federal, foreign and supranational statutory and regulatory requirements concerning, among other matters, the treatment, acceptance, identification, storage, handling, transportation and disposal of industrial by-products, hazardous and solid waste materials, waste water, stormwater effluent, air emissions, soil contamination, surface and ground water pollution, employee health and safety, operating permit standards, monitoring and spill containment requirements, zoning, and land use, among others. Various laws and regulations set prohibitions or limits on the release of contaminants into the environment. Such laws and regulations also require permits to be obtained and manifests to be completed and delivered in connection with any shipment of prescribed materials so that the movement and disposal of such material can be traced and the persons responsible for any mishandling of such material can be identified. This regulatory framework imposes significant compliance burdens, costs and risks on the Company. Violation of such laws and regulations may give rise to significant liability to the Company, including fines, damages, fees and expenses.

     Releases of certain industrial by-products and waste materials are subject to particular laws and regulations. Although the specific provisions of laws and regulations related to such releases vary among jurisdictions, such laws and regulations typically require that the relevant authorities be notified promptly, that the release be cleaned up promptly, and that remedial action be taken by the responsible party and/or owner of the site to restore the environment to levels protective of human health and the environment. Generally, the governmental authorities are empowered to act to clean up and remediate releases and environmental damage and to charge the costs of such cleanup to one or more of the owners of the property, the person responsible for the spill, the generator of the contaminant and certain other parties or to direct the responsible party to take such action. Such authorities may also impose a tax or other liens to secure such parties' reimbursement obligations. Environmental laws and regulations impose strict operational requirements on the performance of certain aspects of hazardous or toxic substances remedial work. These requirements specify complex methods for identification, monitoring, storage, treatment and disposal of waste materials managed during a project. Failure to meet these requirements could result in substantial fines and other penalties.

     Environmental legislation and regulations have changed rapidly in recent years, and it is likely that the Company will be subject to even more stringent environmental standards in the future. For example, the ultimate effect of the regulations to be implemented under the Clean Air Act Amendments of 1990 (the "Clean Air Act") on the Company, and the actual amount of any capital expenditures required thereby, will depend on how the Clean Air Act is interpreted and implemented pursuant to regulations that are currently being developed and on such additional factors as the evolution of environmental control technologies and the economic viability of such operations at the time. For these reasons, future capital expenditures for environmental control facilities cannot be predicted with accuracy; however, one may expect that environmental control standards will become increasingly stringent and that the expenditures necessary to comply with them could increase substantially.

     Local, state, federal, foreign and supranational governments and agencies have also from time to time proposed or adopted other types of laws, regulations or initiatives with respect to the scrap metal recycling industry. Included among them are laws, regulations and initiatives intended to ban or restrict the intrastate, interstate or international shipment of wastes, to impose higher taxes or fees on certain shipments of waste, or to classify or reclassify certain categories of non-hazardous wastes as hazardous. Certain local, state, federal, foreign and international governments and agencies have promulgated "flow control" or other regulations, which attempt to require that all waste (or certain types of waste) generated within the jurisdiction in question must go to certain disposal sites. From time to time legislation is considered that would enable or facilitate such laws, regulations or initiatives. Due to the complexity of regulation of the industry and to public and political pressure, implementation of existing or future laws, regulations or initiatives by different levels of governments may be inconsistent and are difficult to foresee.

     The principal services of the Company are detailed in and regulated by various permits and licenses governing its scrap metal recycling operations. Government agencies continually monitor the performance of a permit or license holder in relation to the terms of its permit or license. The Company's facilities are subject to periodic unannounced inspection by local, state and federal authorities to ensure compliance with permit and license terms and applicable laws and regulations. The Company works with the authorities to remedy any deficiencies found during such inspections. If serious violations are found or deficiencies, if any, are not remedied, the Company could incur substantial fines and could be required to suspend operations or close a site.

     Governmental authorities have a wide variety of powerful administrative enforcement actions and remedial orders available to them to cause compliance with environmental laws or to remedy or punish violations of such laws. Such orders may be directed to various parties, including present or former owners or operators of the concerned sites, or parties that have or had control over the sites. In certain instances, fines and treble damages may be imposed. In the event that administrative actions fail to cure a perceived problem or where the relevant regulatory agency so desires, an injunction or temporary restraining order or damages may be sought in a court proceeding. Some laws give private parties the right, in addition to existing common laws claims, to file claims for injunctive relief or damages against the owners or operators of the site.

     The Company believes that with heightened legal, political and citizen awareness and concerns, all companies in the scrap metal recycling industry may be faced, in the normal course of operating their businesses, with fines and penalties and the need to expend substantial funds for capital projects, remedial work and operating activities, such as environmental contamination monitoring, soil removal, groundwater treatment, creation of engineered barriers, establishing institutional controls and related activities. Regulatory or technological developments relating to the environment may require companies engaged in the scrap metal recycling industry to modify, supplement or replace equipment and facilities at costs which may be substantial. Because the scrap metal recycling industry has the potential for discharge of materials into the environment, a material portion of the capital expenditures by the Company is expected to relate, directly or indirectly, to such equipment and facilities. Moreover, it is possible that future developments, such as increasingly strict requirements of environmental laws and regulations, and enforcement policies will require even more significant capital investments in this regard.

     Due to the nature of the scrap metal recycling business, it is possible that inquiries or claims based upon environmental laws may be made in the future by governmental bodies or individuals against the Company and any other scrap metal recycling entities that the Company may acquire. The location of the Company's facilities in large urban areas may increase the risk of scrutiny and claims. The Company is unable to predict whether any such future inquiries or claims will in fact arise or the outcome of such matters. Additionally, it is not possible to predict the total size of all capital expenditures or the amount of any increases in operating costs or other expenses that may be incurred by the Company to comply with the environmental requirements applicable to the Company and its operations, or whether all such cost increases can be passed on to customers through product price increases. Moreover, environmental legislation has been enacted, and may in the future be enacted, to create liability for past actions that were lawful at the time taken but that have been found to affect the environment and to create public rights of action for environmental conditions and activities. As is the case with scrap recyclers in general, if damage to persons or the environment has been caused, or is in the future caused, by hazardous materials activities of the Company, the Company may be fined and held liable for such damage. In addition, the Company may be required to remedy such conditions and/or change procedures. Thus, there can be no assurance that potential liabilities, expenditures, fines and penalties associated with environmental laws and regulations will not be imposed on the Company in the future or that such liabilities, expenditures, fines or penalties will not have a material adverse effect on the Company.

     In addition, public interest groups, local citizens, local municipalities and other persons or organizations may have a right to seek judicial relief for purported violations of law. In some jurisdictions, recourse to the courts by individuals under common law principles such as trespass or nuisance have been or may be enhanced by legislation providing members of the public with statutory rights of action to protect the environment. In such cases, even if a scrap metal recycling facility is operated in full compliance with applicable laws and regulations, local citizens and other persons and organizations may seek compensation for damages allegedly caused by the operation of the facility. In some cases, the operation of scrap metal recycling facilities is subjected to heightened public scrutiny because of residential or other non-industrial property uses that have developed around such facilities. So-called "Not In My Backyard" ("NIMBY") grass roots community opposition to such facilities can materially interfere with such facilities' on-going operations and growth.

     Significant Potential Environmental Liability: General. The Company is subject to potential liability and may also be required from time to time to clean up or take certain remedial action with regard to sites currently or formerly used in connection with its operations. Furthermore, the Company may be required to pay for all or a portion of the costs to clean up or remediate sites the Company never owned or on which it never operated if it is found to have arranged for transportation, treatment or disposal of pollutants or hazardous or toxic substances on or to such sites. The Company also is subject to potential liability for environmental damage that their assets or operations may cause nearby landowners, particularly as a result of any contamination of drinking water sources or soil, including damage resulting from conditions existing prior to the acquisition of such assets or operations. Any substantial liability for environmental damage could materially adversely affect the operating results and financial condition of the Company, and could materially adversely affect the marketability and price of the Company's stock. Risk factors include the following:

     Incompleteness of Site Investigations. As part of its pre-transaction "due diligence" investigations, the Company typically hires an environmental consulting firm to conduct transaction screen reviews, or Phase I and/or Phase II site assessments of the sites owned or leased by particular acquisition or merger candidates (the "Pre-Transaction Site Assessments"). However, such Pre-Transaction Site Assessments have not covered (and will not in the future cover) all of the sites owned or leased by the companies which are acquired by or merge with the Company. Moreover, such Pre-Transaction Site Assessments which have occurred have not been designed or expected (and will not in the future be designed or expected) to disclose all material contamination or liability that may be present. For example, the Company does not include soil sampling or core borings as a standard part of its Pre-Transaction Site Assessments, even though such sampling and core borings might increase the chances of finding contamination on a particular site. Failure to conduct soil sampling and core borings on a particular site could result in the Company failing to identify a seriously contaminated site prior to an acquisition or merger, and could materially adversely affect the Company.

     Likelihood of Contamination at Some Sites. Pre-Transaction Site Assessments of the Company's current sites conducted by independent environmental consulting firms have revealed that some soil, surface water and/or groundwater contamination is likely at certain of such sites, and have recommended that certain additional investigations and remediation be conducted. Based upon its review of these reports, the Company believes that it is likely that contamination exists at certain of its sites and that it is likely that additional investigation, monitoring and remediation will be required at some of the sites. Also based upon its review of these reports, the Company believes that such contamination is likely to include, but not be limited to: polychlorinated biphenyls (PCBs); total petroleum hydrocarbons; volatile organic compounds (VOCs); antimony; arsenic; cadmium; copper; lead; mercury; silver; zinc; waste oil; toluene; meta-and para-xylenes; baghouse dust; and/or aluminum dross. The ultimate extent of such contamination cannot be stated with any certainty at this point, and there can be no assurance that the cost of remediation will be immaterial. The existence of such contamination could result in federal, state, local or private enforcement or cost recovery actions against the Company, possibly resulting in disruption of Company operations, the need for proactive remedial measures, and substantial fines, penalties, damages, costs and expenses being imposed against the Company.

     The Company has supplied its Pre-Transaction Site Assessments to the management of its subsidiaries, who are responsible for reviewing them, examining ongoing operations, and taking any necessary steps to achieve and/or maintain compliance with the environmental laws, including but not limited to any necessary remedial measures or operational changes. The Company expects to require future cash outlays as it incurs the actual costs relating to the remediation of environmental liabilities. No assurance can be provided that such costs will not be significant. The Company expects cash flows from operations to provide the funds for environmental capital, operating and remediation expenditures; however, no assurance can be given that such cash flows will be adequate for this purpose.

     Uncertain Costs of Environmental Compliance and Remediation. Many factors affect the level of expenditures the Company will be required to make in the future to comply with environmental requirements, including: (i) new local, state and federal laws and regulations; (ii) the developing nature of administrative standards promulgated under Superfund and other environmental laws, and changing interpretations of such laws; (iii) uncertainty regarding adequate control levels, testing and sampling procedures, new pollution control technology and cost benefit analysis based on market conditions; (iv) the incompleteness of information regarding the condition of certain sites; (v) the lack of standards and information for use in the apportionment of remedial responsibilities; (vi) the numerous choices and costs associated with diverse technologies that may be used in remedial actions at such sites; (vii) the possible ability to recover indemnification or contribution from third parties; and (viii) the time periods over which eventual remediation may occur. Therefore, the estimated costs, and the timing of such costs, for future environmental compliance (capital expenditures or increases in operating costs or other expenditures) and remediation cannot be accurately predicted and are necessarily imprecise; however, such costs could be material to future quarterly or annual results of operations of the Company. In addition, it is not possible to predict whether or not such costs can be passed on to customers through price increases.

     Lack of Environmental Impairment Insurance. The Company does not carry environmental impairment liability insurance. The Company operates under general liability insurance policies, which the Company's management considers to be adequate to protect the Company's assets and operations from other risks but which does not cover environmental damage. If the Company were to incur significant liability for environmental damage not covered by environmental impairment insurance, or for other claims in excess of its general liability insurance and umbrella coverage, the Company's results of operations and financial condition could be materially adversely affected.

     Risks Associated With Certain By-Products. Although the majority of the Company's metal products are currently exempt from applicable solid waste regulations, the Company's scrap metal recycling operations produce significant amounts of by-products. Heightened environmental risk is associated with certain of these by-products. For example, certain of the Company's subsidiaries operate shredders for which the primary feed materials are automobile hulks and obsolete household appliances. Approximately 20% of the weight of an automobile hulk consists of material (shredder fluff) which remains after the segregation of ferrous and saleable non-ferrous metals. Federal environmental regulations require shredder fluff to pass a toxic leaching test to avoid classification as a hazardous waste. The Company endeavors to have hazardous contaminants removed from the feed material prior to shredding and as a result the Company believes the shredder fluff generated is properly not considered a hazardous waste. Should the laws, regulations or testing methods change with regard to shredder fluff disposal, the Company may incur additional significant expenditures.

     Potential Superfund Liability. The Company's Reserve subsidiary has received a notice from the United States Environmental Protection Agency (the "EPA") that Reserve and numerous other parties are considered potentially responsible parties (a "PRP") and may be obligated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("Superfund" or "CERCLA") to pay a portion of the cost of remedial investigation, feasibility studies and ultimately remediation to correct alleged releases of hazardous substances at the Standard Scrap Metal/Chicago International Exporting Removal Action Site. Superfund may impose joint and several liability for the costs of remedial investigations and actions on the entities that arranged for disposal of certain wastes, the waste transporters that selected the disposal sites, and the owners and operators of such sites. Responsible parties (or any one of them) may be required to bear all of such costs regardless of fault, legality of the original disposal, or ownership of the disposal site. Based upon its analysis of the situation, the management of Reserve currently does not expect such potential liability to be in excess of $100,000. There can be no assurance, however, that the potential liability may not be greater than $100,000.

     Underground Storage Tanks. Underground storage tanks (UST's) exist at several of the Company's sites. UST's are subject to various federal, state and local laws on their operation. In the event a release of regulated product has occurred, the Company may incur significant costs to investigate and remediate the release.

     Environmental consultants to the Company have reported that a UST located at one of the Company's EMCO subsidiary's yards had not been reported to the Arizona environmental authorities as required by law. EMCO, as the lessee, reported the matter to the owner of the property, and believes that such report is the extent of its obligations with respect to this matter. However, there can be no assurance that any failure of the owner to report will not result in liability or the assessment of penalties against the Company or EMCO. Environmental consultants to the Company have also reported that an above-ground storage tank at the Company's HouTex subsidiary is required to be registered but is not yet registered.

     Employee Health and Safety Issues. The Company is regulated by federal, state and local agencies responsible for employee health and safety, including OSHA. A total of two accidental deaths of, and one serious accidental injury to, employees have occurred at the Company's HouTex and Reserve subsidiaries during the past three years. Reserve has been fined by OSHA in regard to such incidents. HouTex has also been cited and fined by OSHA for alleged failure to establish energy control procedures and employee training in regard to mobile shearing equipment. No assurance can be given that potential liabilities of the Company in regard to such death and injuries, or in regard to any future deaths of or injuries to the Company's employees will not be material.

     Recommendations of Environmental Consultants. Environmental consultants to the Company have recommended that a variety of remedial actions be undertaken, including: the sampling of soil, surface and ground water at its various facilities; the remediation of any existing contamination under applicable regulations; the development of Spill Prevention Control and Countermeasure Plans ("SPCC"); the completion of certain actions in regard to Storm Water Pollution Prevention Plans; the timely completion and/or filing of certain annual reports and summaries required by governmental agencies; the completion of Oil Discharge and Response Plans; and the remediation of certain materials suspected of containing asbestos. If the Company did not follow these recommendations for an indefinite period of time, one or more of the sites might, potentially, be subject to a governmental enforcement action, the imposition of fines, penalties and damages, and/or require remediation at some future time at a cost which may have an adverse effect on the Company's results of operations and financial condition.

     Compliance History. The Company has, in the past, been found not to be in compliance with certain environmental laws and regulations, and has incurred fines associated with such violations which have not been material in amount. The Company has also paid a portion of the costs of certain remediation actions at certain sites. No assurance can be given that additional compliance issues and liabilities will not occur in the future, or that the fines, penalties, damages and expenses might not be material.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     The following discussion should be read in connection with the Consolidating Financial Statements of the Company and the notes related thereto and "Selected Historical Financial Data of the Company" included elsewhere in this Proxy Statement.

     In April 1996, the Company completed its first acquisition in the scrap metal recycling business by merging with EMCO. This was followed by the acquisitions of MacLeod and HouTex in January 1997. On May 1, 1997, the Company acquired Reserve. On June 23, 1997, the Company acquired Isaac. On August 28, 1997, the Company acquired Proler. These transactions were accounted for by the purchase method of accounting and their results are included from the time of acquisition. On May 16, 1997, the Company executed a definitive agreement to merge a subsidiary of the Company with Cozzi. The Merger with Cozzi is subject to stockholder and certain other approvals and conditions precedent. See "Matters to be Considered by Stockholders -- Proposal Number
Three -- Description of the Merger Agreement." The Company has announced letters of intent to acquire the following companies: Superior, announced in July 1997, and Goldin, HCS, Salt River, PerlCo, Aerospace, Atlas, Yonack Iron, Yonack Services, Gold and Spectrum, all announced in August 1997. These transactions are expected to close during the third quarter of fiscal 1998 and will be accounted for under the purchase method of accounting, but no assurance can be provided that any of these transactions will close.

     The financial statements of the Company do not reflect significant accruals or charges with respect to environmental matters or legal proceedings. The Company is not aware of any material liabilities with respect to such claims.

RESULTS OF OPERATIONS

  Six Months Ended September 30, 1997 to Six Months Ended September 30, 1996

     The Company's results for the three and six months ended September 30, 1997 include the operations of the Acquired Companies since the effective date of each respective acquisition. The Company's results from operations during the three and six months ended September 30, 1996 include only the operations of EMCO, which was acquired in April 1996.

     Consolidated net sales for the three months ended September 30, 1997 and 1996 in broad product categories were as follows ($ in thousands):

                                      9/30/97 (FISCAL 1998)             9/30/96 (FISCAL 1997)
                                  ------------------------------    ------------------------------
COMMODITY                           WEIGHT      NET SALES     %       WEIGHT      NET SALES     %
---------                         ----------    ---------    ---    ----------    ---------    ---
Ferrous metals (tons)...........     458,000    $ 53,607      52%       44,000     $ 4,706      34%
Non-ferrous metals (pounds).....  33,888,000      18,344      18    22,500,000       9,000      64
Brokerage (tons)................     247,000      28,674      28            --           0       0
Other...........................          --       2,286       2            --         257       2
                                                --------     ---                   -------     ---
                                                $102,911     100%                  $13,963     100%
                                                ========     ===                   =======     ===

     Consolidated net sales for the six months ended September 30, 1997 and 1996 in broad product categories were as follows ($ in thousands):

                                      9/30/97 (FISCAL 1998)             9/30/96 (FISCAL 1997)
                                  ------------------------------    ------------------------------
COMMODITY                           WEIGHT      NET SALES     %       WEIGHT      NET SALES     %
---------                         ----------    ---------    ---    ----------    ---------    ---
Ferrous metals (tons)...........     675,000    $ 79,992      51%       71,900     $ 9,650      32%
Non-ferrous metals (pounds).....  62,161,000      35,980      23    41,500,000      19,835      67
Brokerage (tons)................     390,000      37,785      24            --           0       0
Other...........................          --       3,589       2            --         457       1
                                                --------     ---                   -------     ---
                                                $157,346     100%                  $29,942     100%
                                                ========     ===                   =======     ===

     Ferrous sales represented 52% and 51% of consolidated net sales for the three and six months ended September 30, 1997, respectively, as compared to 34% and 32% of consolidated net sales in the comparable prior period. The increase in ferrous sales, both in tons sold and as a percentage of total net sales, is due to the acquisitions HouTex, Reserve, Isaac and Proler, which primarily sell ferrous metals.

     Non-ferrous sales represented 18% and 23% of consolidated net sales for the three and six months ended September 30, 1997, respectively, as compared to 64% and 67% of consolidated net sales in the comparable prior period. The decrease in percentage of non-ferrous sales is due to the acquisitions of HouTex, Reserve, Isaac and Proler, which primarily sell ferrous metals. The increase in pounds of non-ferrous metals sold is due to the acquisition of MacLeod, which primarily sells non-ferrous metals.

     A portion of Reserve and Isaac's business involves the brokering of scrap iron and other metals for sale to foundries, mills and other brokers. Brokered metals are shipped directly to the customer from the supplier, thereby, eliminating processing costs and inventory holding costs. For the three and six months ended September 30, 1997, the Company realized a 5% and 6% gross profit margin, respectively, on brokered sales. Gross margins on brokered sales will vary depending on the type of metals and markets in which metals are brokered.

     Consolidated gross margin represented 10% of consolidated net sales for the three and six months ended September 30, 1997, versus 6% and 9% for the comparable prior periods. Results for the six months ended September 30, 1996 only reflect the operations of EMCO which operated in a particularly competitive market during the period. The price of scrap metal is affected by regional and seasonal variations. Furthermore, prices for scrap metal are also impacted by broad and global cyclical movements in supply and demand.

     Consolidated general and administrative expenses were $5.1 million (5% of net sales) and $8.2 million (5% of net sales) for the three and six months ended September 30, 1997, respectively, versus $1.4 million (10% of net sales) and $2.7 million (9% of net sales) for the comparable prior periods. The increase in general and administrative expenses reflects the administrative expenses incurred at the operations of Company's recent acquisitions. Corporate overhead has also increased due to additions in corporate staff and corporate expenses (i.e. legal, audit, travel, etc.) to support the acquisition strategy the Company is pursuing. The reduction in general administrative expenses as a percent of consolidated net sales reflects the large scale of operations at Reserve and Isaac that provides for more efficient allocation of administrative expenses.

     Depreciation and amortization expense was $2.4 million and $3.6 million for the three and six months ended September 30, 1997, respectively, versus $390,000 and $912,000 for the comparable prior periods. The increase is attributed to goodwill amortization and depreciation of fixed assets arising from the acquisitions completed since the fourth quarter of fiscal 1997.

     Interest expense was $2.3 million and $3.6 million for the three and six months ended September 30, 1997, respectively, versus $216,000 and $450,000 for the comparable prior periods. This increase is due to the issuance of notes to sellers and the assumption of debt associated with the Completed Acquisitions.

     Income tax expense for the three and six months ended September 30, 1997 was $382,000 and $598,000, respectively, which yields an effective tax rate of 53% for the six months ended September 30, 1997. The effective tax rate differs from the statutory rate primarily due to the permanent difference represented by non-deductible goodwill amortization.

     Net loss from continuing operations, after accretion of preferred stock to redemption value and preferred stock dividends, was $67,000 ($0.00 per share) for the three months ended September 30, 1997 versus a loss of $915,000 ($0.10 per share) for the comparable prior period. For the six months ended September 30, 1997, net income from continuing operations, after accretion of preferred stock to redemption value and preferred stock dividends, was $154,000 ($0.01 per share) versus a loss of $911,000 ($0.10 per share) for the comparable prior period.

     Income from discontinued operations was $107,000 ($.01 per share) for the three months ended September 30, 1997 as compared to $147,000 ($.02 per share) for the comparable prior period. For the six months ended September 30, 1997, income from discontinued operations was $208,000 ($.01 per share) as compared to $294,000 ($0.03 per share) for the comparable prior period. Income during the current fiscal year mainly reflects the royalty income recognized by the Company from the sale of its Spectra*Star business, net of certain expenses paid. The three and six months ended September 30, 1996 includes the full operation of the Spectra*Star business through its July 1996 sale, and the related gain recognized on the sale of the Spectra*Star business.

  Year Ended March 31, 1997

     Consolidated revenues for the year ended March 31, 1997 by broad product categories were as follows ($ in thousands):

COMMODITY                                          WEIGHT      AMOUNT      %
---------                                        ----------    -------    ---
Ferrous metals (tons)..........................     151,782    $20,744     32%
Non-ferrous metals (pounds)....................  64,898,364     43,531     67%
Other..........................................          --        921      1%
                                                               -------    ---
                                                               $65,196    100%
                                                               =======    ===

     Consolidated revenues for the fiscal year ended March 31, 1997 reflect twelve months of results for EMCO and three months for MacLeod and HouTex, respectively. Revenues in the scrap metal industry during fiscal 1997 were negatively impacted by market conditions that reduced prices for scrap metals. Prices for ferrous scrap metals sold by the Company declined significantly in the third quarter of fiscal 1997. In addition, prices for non-ferrous metals consisting principally of copper and aluminum also declined during fiscal 1997.

     The selling price of scrap metal is impacted by regional and seasonal variations. Furthermore, selling prices for scrap metal are also impacted by broad and global cyclical movements which equalize supply and demand. The Company believes one of the factors in fiscal 1997 that contributed to the decline in selling prices for nonferrous metals was the negative reaction of non-ferrous scrap customers to the much publicized speculative trading losses sustained by a major copper trader. The Company believes one of the factors during the third quarter of fiscal 1997 that contributed to the price decline in ferrous metals was the weak export markets for ferrous metals.

     Consolidated gross margin for fiscal 1997 was $6.8 million, or 10.4% of net sales. As indicated above, gross margins in fiscal 1997 for scrap processors were negatively impacted by general declines in scrap prices. Gross margins were also impacted by losses at the Company's EMCO subsidiary. During the third quarter of fiscal 1997, the Company initiated efforts to restructure the operations at EMCO to reduce future operating expenses. No provisions were recorded on the balance sheet for the restructuring costs. Restructuring costs are being expensed as incurred.

     Consolidated operating expenses for the 1997 fiscal year of $8.5 million consist of general and administrative costs of $6.2 million and depreciation and amortization of $2.3 million. Approximately $2.0 million of the general and administrative costs represents corporate overhead expenses. The Company's EMCO subsidiary has initiated an operational restructuring plan to reduce certain overhead expenses.

     During fiscal 1997, no accruals were established in connection with the EMCO restructuring, although the Company incurred costs totaling approximately $25,000. The Company does not expect to incur additional expenses in connection with the EMCO Restructuring. Management believes the losses at EMCO may be abated and the EMCO operations returned to profitability by the end of fiscal 1998.

     Net interest and other expense for the 1997 fiscal year was $1.3 million. This was comprised of $1.6 million in interest expense, offset by $.2 million in interest income and $.1 million of other income. In the prior fiscal years, the Company had excess cash invested in government and corporate bonds which generated interest income for the Company. During the current fiscal year, the Company began to incur interest expense associated with the financing of its acquisitions. See "-- Liquidity and Capital Resources" for further discussion.

     Net loss from continuing operations for the 1997 fiscal year was $2.0 million ($.22 per share). The net loss from continuing operations was mainly due to losses incurred at the Company's EMCO subsidiary and corporate overhead costs, partially offset by operating income at the Company's HouTex and MacLeod subsidiaries. The financial results for HouTex and MacLeod are only included from their acquisition dates in January 1997. Losses at EMCO were due mainly to unfavorable market conditions, inefficient operating processes and inefficient machinery and equipment.

     Income from discontinued operations for the 1997 fiscal year was $847,000 ($.09 per share). During the 1997 fiscal year, the Company realized an after-tax gain, including royalty income of $351,000, of $500,000 on the sale of assets of the Spectra*Star and VideoShow businesses. The results of discontinued operations reflect the operations of the Spectra*Star business up to the divestiture date (July 16, 1996) as well as severance and other costs incurred to discontinue the business. Severance costs were not material to the Company.

  Five Months Ended March 31, 1996 to Year Ended October 31, 1995

     Fiscal 1996 represents the five month period from November 1, 1995 to March 31, 1996. Net loss from continuing operations resulted from certain corporate overhead costs offset by interest income and a tax benefit.

     Interest and other income remained consistent during fiscal year 1996 as compared to fiscal year 1995. Interest and other income was $142,000 for the five months ended March 31, 1996, an average of $28,000 per month compared to interest and other income of $312,000 for fiscal year 1995, an average of $26,000 per month.

     Income from discontinued operations was $22,000 ($.00 per share) for the five months ended March 31, 1996, versus a loss of $2.7 million ($.53 per share) in fiscal year 1995. Fiscal year 1995 results reflect one time charges of $2.2 million relating to restructuring of the color printer business and the discontinuance of a portion of the electronic presentation business. The results for fiscal year 1996 were negatively impacted by lower shipments of the Company's products due to competitive pressures in the market. This was slightly offset by lower operating expenses as a result of planned reductions in payroll and related expenditures, as well as lower costs incurred by the Company for research and development.

  Year Ended October 31, 1995 to Year Ended October 31, 1994

     Income from continuing operations of $261,000 ($.05 per share) represents interest income and a provision for income taxes. Interest income was $312,000 during fiscal year 1995, compared to $229,000 during fiscal 1994. The increase was primarily attributed to the recording of a loss during fiscal year 1994 of $78,000 for certain of the Company's investments.

     Loss from discontinued operations was $2.7 million ($.53 per share) in fiscal year 1995 versus a loss of $440,000 ($.08 per share) in fiscal year 1994. Fiscal year 1995 results reflect one time charges of approximately $2.2 million relating to the restructuring of the color printer business and the discontinuance of a portion of the electronic presentation business. Without the one time charges, net loss from discontinued operations for fiscal year 1995 would have been $500,000. The Company's color printer business remained unchanged from the prior fiscal year. The electronic presentation business experienced weakness due to competitive product pressures, softness in governmental purchases and lower sales outside the United States. The Company was able to control expenses through reductions in staff and lower costs incurred for research and development.

  Year Ended October 31, 1994 to Year Ended October 31, 1993

     Interest income was $229,000 during fiscal year 1994, compared to $310,000 during fiscal year 1993. The decrease was primarily attributed to the recording of a loss of $78,000 on certain of the Company's investments.

     Loss from discontinued operations was $440,000 ($.08 per share) in fiscal year 1994 versus a loss of $202,000 ($.04 per share) in fiscal year 1993. The Company's net sales decreased from fiscal year 1993 primarily due to lower unit shipments of the Company's electronic presentation products, competitive product pressures, softness in governmental purchases and lower sales outside the United States. The Company incurred lower costs for research and development in fiscal year 1994 versus fiscal year 1993 as a result of the completion of several major development projects and the Company replaced only a portion of the personnel who left through normal attrition. Certain expenses were also incurred in fiscal year 1994 including an $81,000 termination fee paid to cancel the Company's existing plant and office space.

LIQUIDITY AND CAPITAL RESOURCES

     The Company will continue to pursue acquisitions in the scrap metal recycling industry and anticipates financing these acquisitions through the issuance of debt and equity. The Company will require substantial capital to fund future acquisitions and current operations. There can be no assurance that any additional financing will be available on terms acceptable to the Company, if at all.

  Six Months Ended September 30, 1997 to Six Months Ended September 30, 1996

     Cash Flows from Continuing Operations. The Company utilized $1.4 million of cash flows in its continuing operations during the six months ended September 30, 1997 versus $34,000 of cash flows which were generated from continuing operations in the comparable period in 1996. The decrease mainly reflects a decrease in accounts payable, offset by lower inventory levels in the Company's scrap metal operations.

     Cash Flows from Investing Activities. During the six months ended September 30, 1997, the Company purchased approximately $1.8 million of property and equipment and utilized cash of approximately $14.1 million for the acquisitions of and transaction costs related to Reserve, Isaac and Proler. Management anticipates the Company will continue to make acquisitions, make capital expenditures for new equipment, and upgrade and expand existing equipment and facilities. The Company expects that these expenditures may increase in the future due to the internal growth of the Company and business combinations.

     Cash Flows From Financing Activities. During the six months ended September 30, 1997, the Company received proceeds from a private offering of 2,025,000 shares of restricted common stock which aggregated to $14.7 million and received proceeds from the issuance of 25,000 shares of convertible preferred stock which aggregated $23.9 million (collectively, the "Private Placements"). The proceeds from the Private Placements were used to fund the acquisitions of Reserve and Proler and used to pay debt associated with the acquisitions of MacLeod and HouTex. The Company also repaid a $6.5 million term loan from a commercial bank. Borrowings on lines-of-credit increased to fund working capital requirements. The Company anticipates growing through acquisitions and will require additional debt or equity to fund Potential Acquisitions and future acquisitions. On November 14, 1997, the Company obtained a $10.0 million line of credit from a commercial bank. The loan accrues interest at the prime rate (which was 8.5% on November 20, 1997) and is due on December 15, 1997 but can be extended for sixty days for a fee of $50,000. The Company used the proceeds of the loan towards the payment on November 14, 1997 of approximately $11.0 million to former shareholders of Isaac in repayment of certain notes. On November 20, 1997 the Company agreed to issue 20,000 shares of Series B Convertible Preferred Stock, from which the Company expects to receive net proceeds of approximately $19.1 million.

     Cash Flows From Discontinued Operations. The Company's cash flows from discontinued operations for the six months ended September 30, 1997 reflects royalty income received from the sale of the Spectra*Star business. Cash flows during the comparable period last year reflect the cash generated by the operations of the Spectra*Star business.

  Year Ended March 31, 1997

     Cash Flows from Continuing Operations. The Company's net cash flows from continuing operations decreased significantly during fiscal year 1997 as a result of significant losses incurred by EMCO and an increase in accounts receivable balances as a result of the acquisitions of EMCO, MacLeod and HouTex.

     Cash Flows from Investing Activities. The Company made capital expenditures of approximately $5.7 million during fiscal year 1997 which included purchases of property and equipment ($3.2 million) and cash paid for the acquisitions of EMCO, MacLeod and HouTex ($2.5 million). These cash outflows were partially offset by $2.8 million of proceeds received from the sale of marketable securities. Management anticipates continuing to make acquisitions, capital expenditures for new equipment, and upgrading and expanding existing equipment and facilities. The Company expects that these expenditures may increase in the future due to the internal growth of the Company and requirements of business combinations.

     Cash Flows from Financing Activities. During fiscal year 1997, the Company obtained $7.8 million from the proceeds of term debt. A total of $6.5 million of this term debt is due on June 30, 1997, but may be extended at the Company's option upon payment of an extension fee of $100,000, to July 1, 1998. Proceeds from the term debt were utilized to fund capital expenditures, acquisitions and make payments on existing debt. The Company also made net payments of $926,000 on its various lines of credit. As of March 31, 1997, the Company had used substantially all of the funds available under its lines of credit. The Company anticipates obtaining proceeds from additional convertible preferred equity, issuances of common stock, or debt financing to fund its additional acquisitions as well as provide additional working capital for its existing operations.

     Cash Flows from Discontinued Operations. The Company generated $2.7 million of cash flows from discontinued operations during fiscal year 1997. The cash flows generated are a result of proceeds received from the sale of assets of the Spectra*Star business, royalty income received from the sale of products from the discontinued businesses and collection of accounts receivable related to the discontinued operations.

FINANCIAL CONDITION

     The Company's principal sources of cash are its existing cash and cash equivalents balances, collections of accounts receivable and proceeds from lines of credit and other borrowings. At September 30, 1997, the Company had $12.0 million in cash and cash equivalents versus $5.7 million at March 31, 1997.

  Six Months Ended September 30, 1997

     Significant Cash Transactions During the Six Months ended September 30, 1997. During the six months ended September 30, 1997, the Company completed certain significant debt and equity transactions. The Company raised approximately $14.7 million in cash from the issuance of restricted common stock and raised approximately $23.9 million in cash from the issuance of convertible preferred stock. The Company also entered into a $6.0 million revolving and term loan with a commercial bank and received proceeds of $4.5 million from that loan. The Company utilized a portion of the cash to pay approximately $10.0 million of notes which were issued in connection with the acquisitions of MacLeod and HouTex, to pay a $6.5 million term loan from a commercial bank and to fund $13.4 million of the cash consideration for the acquisitions of Reserve and Proler.

     Cash Requirements for Potential Acquisitions. In connection with each of the Potential Acquisitions, the Company has agreed that the cash portion (excluding transaction costs) of the purchase price will not exceed (in thousands):

Cozzi..............................................  $ 6,000
Superior...........................................    1,800
Goldin.............................................    7,150
Aerospace..........................................   18,000
Atlas..............................................    2,760
Yonack Iron........................................   10,880
Yonack Services....................................      350
Gold...............................................    2,650
                                                     -------
          Total....................................  $49,590
                                                     =======

     There can be no assurance that any of these acquisitions will close. The Company's existing cash and cash equivalents will not be sufficient to fund all of these acquisitions. The Company is seeking other financing sources to meet such obligations but no assurances can be provided that such financing will be available when needed, or that, if available, it will be on satisfactory terms.

     Cash Requirements for Maturing Debt Obligations. In connection with the Isaac acquisition, the Company issued approximately $20.6 million of short-term notes of which $10.6 million is due on November 15, 1997 and $10.0 million is due on February 15, 1998. In addition, the Company assumed $8.5 million of notes payable to two former shareholders of Isaac, of which $2.8 million is due on February 15, 1998. The Company may extend the due date on the $10.6 million note by three one-month periods by issuing to the note holders warrants to purchase 100,000 shares of common stock per extension period. In connection with the Proler acquisition, the Company issued approximately $8.1 million of short-term notes which are due in March 1998. The Company's existing cash and cash equivalents may not be sufficient to fund these obligations. The Company is seeking other financing sources to meet such obligations but no assurances can be provided that such financing will be available when needed, or that, if available, it will be on satisfactory terms.

     Working Capital Availability and Requirements. Accounts receivable balances increased from $9.6 million at March 31, 1997 to $50.5 million at September 30, 1997 due to the recent acquisitions of Reserve, Isaac and Proler. Accounts payable increased from $5.2 million at March 31, 1997 to $34.2 million at September 30, 1997 due to the recent acquisitions.

     Inventory levels vary at each of the Company's subsidiaries based on levels determined by managers of each respective subsidiary. Inventory on hand consisted of the following ($ in thousands):

                                                      SEPTEMBER 30,       MARCH 31,
                                                           1997             1997
                                                      --------------    -------------
                     COMMODITY                         VALUE      %     VALUE      %
                     ---------                        -------    ---    ------    ---
Ferrous metals......................................  $29,801     85%   $2,707     32%
Non-ferrous metals..................................    4,604     13%    4,754     57%
Other...............................................      573      2%      954     11%
                                                      -------    ---    ------    ---
                                                      $34,978    100%   $8,415    100%
                                                      =======    ===    ======    ===

     The value of the inventory represents the carrying cost on the balance, which does not necessarily indicate fair value. The increase in carrying cost of inventory at September 30, 1997 is primarily due to the acquisitions of Reserve and Isaac, which mainly sell ferrous metals and carry significant amounts of inventory.

     Property and equipment increased from $20.2 million at March 31, 1997 to $57.5 million at September 30, 1997, as a result of the acquisitions and increased capital expenditures at the Company's businesses. The Company expects to make substantial investments in additional equipment and property for expansion, for replacement of assets, and in connection with future acquisitions. In particular, EMCO may require substantial capital investment to replace old equipment and to put into service additional processing equipment.

     The Company and its wholly-owned subsidiaries have various revolving lines of credit with commercial lenders which provide for revolving credit at interest rates that range from 0% to 1.75% in excess of the lenders' prime rates. The Company's ability to borrow under the lines of credit is based primarily on its accounts receivable and inventory balances. At September 30, 1997, the Company had approximately $8.8 million available under its various lines of credit.

     Scrap metal recycling companies have substantial ongoing working capital and capital equipment requirements in order to continue to operate and grow. For example, through September 30, 1997, the Company advanced approximately $6.9 million to EMCO for working capital and equipment requirements. As a result, the Company will seek equity or debt financing to fund future improvements and expansion of its scrap metal recycling businesses as well as to make other acquisitions of scrap metal recycling facilities. There can be no assurance that such financing will be available when needed, or that, if available, it will be on satisfactory terms. The failure to obtain financing may cause the Company to default on certain existing debt obligations and would hinder the Company's ability to make continued investments in capital equipment and pursue expansions, which could materially adversely affect results of operations and financial condition. Any equity financing which is undertaken would result in dilution to the then-existing stockholders of the Company. See "Risk Factors -- Potential Substantial Dilution to Existing Stockholders; Registration Rights."

  Year Ended March 31, 1997

     Significant Cash Transactions Subsequent to Year-End. In June 1997, the Company concluded its private sale of 2,025,000 shares of restricted Common Stock which raised approximately $14.75 million in cash. In connection with the Company's acquisition of Reserve on May 1, 1997, a cash payment of $5.9 million was made.

     Cash Requirements for Maturing Debt Obligations. The Company has a loan from a commercial bank in the principal amount of $10.0 million ($9.5 million is currently outstanding) which is due and payable on September 30, 1997, but which can be extended, at the Company's option, to July 1, 1998, upon payment of a nominal extension fee. The Company also has a $5.0 million line of credit ($3.4 million is currently outstanding and available) which matures in August 1999. In connection with the Reserve acquisition, the Company assumed certain debt of approximately $26.0 million of which $1.5 million is a current liability. These loans accelerate if Paul D. Joseph no longer serves as Reserve's Chief Executive Officer or in a similar capacity or if his employment agreement is terminated.

     In connection with the acquisition of Isaac, the Company issued promissory notes in the following aggregate amounts: (i) $10,600,000 due and payable on November 15, 1997, subject to extension for up to three months upon issuance of additional warrants; (ii) $2,000,000 due and payable on February 15, 1998; and
(iii) $23,496,901 due and payable in three equal principal installments on February 15, 1998, February 15, 1999 and February 15, 2000. In addition, Isaac has promissory notes outstanding in the aggregate principal amount of $8,544,201. In connection with the acquisition of Proler, the Company issued a promissory note in the amount of $2,000,000 maturing two years from the closing date. See "-- Business Operations" above.

     Working Capital Availability and Requirements. Accounts receivable balances increased from $1.5 million at March 31, 1996 to $9.6 million at March 31, 1997. The increase in accounts receivable is attributable to the acquisitions of EMCO, MacLeod and HouTex, offset by collections of accounts receivable from the Spectra*Star business. Accounts payable increased from $0.3 million at March 31, 1996 to $5.2 million at March 31, 1997. The increase in accounts payable is attributable to the acquisitions of EMCO, MacLeod and HouTex.

     Inventory levels vary at each of the Company's subsidiaries. Inventory on hand as of March 31, 1997 consisted of the following ($ in thousands):

                                                                                 % OF
                       COMMODITY                          WEIGHT      AMOUNT    AMOUNT
                       ---------                         ---------    ------    ------
Ferrous (tons).........................................     39,983    $2,707      32%
Non-ferrous (pounds)...................................  9,073,387     4,754      57%
Other..................................................         --       954      11%
                                                                      ------     ---
                                                                      $8,415     100%
                                                                      ======     ===

     The Company expects to make substantial investments in additional equipment and property for expansion, for replacement of assets, and in connection with future acquisitions. In particular, the Company's EMCO subsidiary requires substantial capital investment to replace old equipment and to put into service additional processing equipment.

     The Company has various revolving lines of credit with commercial lenders which provide for revolving credit at interest rates that range from 0% to 1.75% in excess of the lenders' prime rates. The Company's ability to borrow under the lines of credit is based primarily on its accounts receivable and inventory balances. As of March 31, 1997, the Company had fully drawn substantially all of the available funds under the lines of credit. The lines of credit expire at various dates through August 1998. On May 30, 1997, the Company entered into a $6.0 million revolving and term loan agreement with a commercial bank under which the Company received proceeds of $4.5 million, repayment of which is due on July 1, 1998. The loan has an interest rate equal to 1% above the lender's prime rate.

     The weighted average interest rate on the Company's borrowings outstanding as of March 31, 1997 was 9.59%. Average borrowings under the Company's various lines of credit during fiscal year 1997 were approximately $4.7 million. During fiscal year 1997, amounts outstanding under the various lines of credit ranged from $2.5 million to $7.9 million.

STOCK PRICE AND DIVIDEND POLICY

     The Common Stock is included for quotation on the Nasdaq National Market under the symbol "MTLM". The following table sets forth the quarterly high and low closing sale prices per share for the Common Stock for the periods indicated, as reported by Nasdaq. (1) These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission.

                                                              HIGH SALE    LOW SALE
                                                              ---------    --------
FISCAL YEAR 1995 (YEAR ENDED 10/31/95)
  First Quarter (3/31/95)...................................     1.88        1.25
  Second Quarter (6/30/95)..................................     2.00        1.50
  Third Quarter (9/30/95)...................................     2.13        1.44
  Fourth Quarter (12/31/95).................................     3.63        1.75
FISCAL YEAR 1996 (FIVE MONTHS ENDED 3/31/96) (2)
  First Quarter (11/1/95 to 1/31/96)........................     5.00        3.00
  Second Quarter (2/1/96 to 3/31/96)........................     5.00        4.25
FISCAL YEAR 1997 (YEAR ENDED 3/31/97)
  First Quarter (6/30/96)...................................     5.56        4.38
  Second Quarter (9/30/96)..................................     4.50        3.25
  Third Quarter (12/31/96)..................................     4.19        3.38
  Fourth Quarter (3/31/97)..................................    10.38        3.81
FISCAL YEAR 1998 (YEAR ENDED 3/31/97)
  First Quarter (6/30/97)...................................    15.25        8.50
  Second Quarter (9/30/97)..................................    30.00       13.88

---------------
(1) The Company changed its name from "General Parametrics Corporation" to "Metal Management, Inc." in April 1996 and the Common Stock symbol was changed from "GPAR" to "MTLM".

(2) The Company changed its fiscal year-end to March 31 effective April 11,
1996.

     The last reported sale price for the Common Stock on November 19, 1997 was $19.00 per share. The sale price for the Common Stock on March 14, 1997, the last business day before the Company publicly announced the Merger, was $7.63 per share. The number of record holders of the Common Stock at the Record Date was 261. This number does not include an indeterminate number of Stockholders whose shares of Common Stock are held by brokers in "street name."

     On August 31, 1995, the Company announced that its Board of Directors decided to discontinue the Company's payment of dividends. The Company does not anticipate paying dividends over the next twelve months. None of the documents governing the Company's indebtedness restrict the Company from paying dividends.

                            INFORMATION ABOUT COZZI

OVERVIEW

     Cozzi, founded by the Cozzi family in 1945, is a leading recycler of ferrous and non-ferrous scrap metal in the Midwest. Cozzi has built a network of processing facilities located in Chicago, Illinois; East Chicago, Indiana and the Pittsburgh, Pennsylvania area, with joint ventures operating in Memphis, Tennessee and Phoenix, Arizona. The Company believes that Cozzi's strengths include its strong relationships with major industrial scrap suppliers, efficient shredding capacity, rapidly growing stainless and alloy steel business, broad product line, and geographic proximity to low cost transportation afforded by the Mississippi River and the Great Lakes.

     Cozzi has expanded its operations and increased its processing capacity through a combination of joint ventures, asset acquisitions and internal expansion. In 1996, Cozzi entered into a joint venture (in the form of a limited liability company of which Cozzi owns 50%) to operate a ferrous and non-ferrous metal processing plant in Phoenix, Arizona which includes an auto shredding machine. In 1995, Cozzi entered into a joint venture (in the form of a limited liability company of which Cozzi owns 50%) to operate a ferrous and non-ferrous metal processing plant in Memphis, Tennessee. Cozzi completed installation of a new auto shredder at the Memphis facility in 1996. The Company has signed binding letters of intent to acquire the 50% joint venture interests owned by parties other than Cozzi in each of these joint ventures. See "Information about the Company -- Business Operations."

     In 1995, Cozzi acquired a stainless steel and alloy operation in Bedford Park, Illinois, allowing Cozzi to enter into a business in which it previously had little experience. In addition to equipment, Cozzi acquired the previous owner's list of scrap metal suppliers. In 1994, Cozzi acquired an automobile shredding operation in Chicago, Illinois, and in 1997, completed construction of its fourth automobile shredding facility in the Chicago area. In 1997, Cozzi also completed construction of a non-ferrous eddy current separation system in Chicago, Illinois.

BUSINESS OPERATIONS

     Recycling Operations. Cozzi's recycling operations involve buying, processing, and selling scrap metals. The principal forms in which scrap metals are generated include industrial scrap and obsolete scrap. Industrial scrap results from residual materials from manufacturing processes. Obsolete scrap consists primarily of residual metals from old or obsolete consumer and industrial products such as appliances and automobiles.

     Ferrous Operations -- Ferrous Scrap Purchasing. Cozzi purchases ferrous scrap from two primary sources: (i) manufacturers who generate industrial scrap; and (ii) junkyards, demolition firms, railroads, the military and others who generate obsolete scrap. In addition to these sources, Cozzi purchases, at auction, furnace iron from integrated steel mills and obsolete steel and iron from government and large industrial accounts. Finally, Cozzi purchases materials from small dealers, peddlers and auto wreckers who deliver directly to Cozzi's processing facilities. Prices are determined primarily by market demand and the composition, quality, size, and weight of the materials.

  Ferrous Scrap Processing

     Cozzi prepares ferrous scrap metal for resale through a variety of methods including sorting, shredding, shearing or cutting, baling or breaking. Cozzi produces a number of differently sized and shaped products depending upon customer specifications and market demand.

     Sorting. After purchasing ferrous scrap metal, Cozzi inspects the material to determine how it should be processed to maximize profitability. In some instances, scrap may be sorted and sold without further processing. Cozzi separates scrap for further processing according to its size and composition by using conveyor systems, front-end loaders, crane-mounted electromagnets or claw-like grapples.

     Shredding. Obsolete consumer scrap such as automobiles, home appliances and other consumer goods, as well as certain light gauge industrial scrap, is processed in Cozzi's shredding operation. These items are fed into a shredder that quickly breaks the scrap down into fist-size pieces of ferrous metal. The shredding process uses magnets and other technologies to separate ferrous, non-ferrous and non-metallic materials. The ferrous material is sold to Cozzi's customers including mini-mills and the non-metallic by-product of the shredding operations, referred to as "shredder fluff," is disposed of in third party landfills. Cozzi operates four automobile shredding facilities in Chicago, Illinois and, through its joint ventures, one in Phoenix, Arizona and one in Memphis, Tennessee. The Company has signed binding letters of intent to acquire the 50% joint venture interests owned by parties other than Cozzi in each of these joint ventures. See "Information about the Company -- Business Operations."

     Shearing or Cutting. Pieces of oversized ferrous scrap which are too large for other processing, such as obsolete steel girders and used drill pipe, are cut with hand torches, crane-mounted alligator shears and/or stationary hydraulic guillotine shears. After being reduced to more manageable size, the scrap is then sold to those customers who can accommodate larger materials, such as mini-mills. Cozzi operates four stationary hydraulic guillotine shears at its facilities in Chicago, Illinois.

     Baling. Cozzi processes light gauge ferrous metals such as clips and sheet iron, and by-products from industrial manufacturing processes, such as stampings, clippings and excess trimmings, by baling these materials into large, uniform blocks. Cozzi uses cranes, front-end loaders and conveyors to feed the metal into hydraulic presses which compress the materials into uniform blocks at high pressure. Cozzi operates seven high capacity balers, each of which is capable of producing 2000 pound bundles of scrap metal; six of these balers are located in Chicago, Illinois and one near Pittsburgh, Pennsylvania.

     Breaking of Furnace Iron. Cozzi processes furnace iron which includes blast furnace iron, steel pit scrap, steel skulls, beach iron and pit scrap. Large pieces of iron are broken down by the impact of eight-to-ten-ton forged steel balls dropped from cranes. The fragments are then sorted and screened according to size and iron content.

  Ferrous Scrap Sales

     Cozzi sells processed ferrous scrap to end users such as mini-mills, integrated steel makers and foundries and to brokers who aggregate materials for other large users. Most of Cozzi's customers purchase processed ferrous scrap according to a monthly plan which establishes the quantity purchased for the month. Cozzi sells its products to end users and brokers through its sales force of approximately five people. The price charged by Cozzi for ferrous scrap depends upon market demand, as well as quality and grade. Cozzi's sales of processed ferrous scrap accounted for approximately 80% of Cozzi's revenues for the twelve months ended March 31, 1997, representing approximately 1.2 million tons of ferrous metals.

NON-FERROUS OPERATIONS

     Non-Ferrous Scrap Purchasing. Cozzi purchases non-ferrous scrap from three primary sources: (i) manufacturers and other non-ferrous scrap sources who generate or sell waste aluminum, copper, stainless steel, brass, high-temperature alloys and other metals; (ii) telecommunications, aerospace, defense, and recycling companies that generate obsolete scrap consisting primarily of copper wire, exotic metal alloys and used aluminum beverage cans; and (iii) peddlers who deliver, directly to Cozzi's facilities, material which they collect from a variety of sources. Cozzi collects non-ferrous scrap from sources other than those that deliver directly to Cozzi's processing facilities by placing retrieval bins near these sources. Once full, the bins are transported to Cozzi's processing facilities.

     Cozzi also generates non-ferrous scrap as a by-product of its ferrous scrap processing operations. Non-ferrous scrap is recovered from Cozzi's ferrous operations through two primary activities: (i) non-ferrous materials, generally a mixture of aluminum, zinc, die-cast metal, stainless steel and copper, are recovered as a by-product of the shredding process; and (ii) non-ferrous materials are identified visually and by using magnets.

     A number of factors can influence the continued availability of non-ferrous scrap such as the level of manufacturing activity and the quality of Cozzi's supplier relationships. Cozzi has certain long-standing supply relationships which, consistent with industry practice, are not the subject of written agreements.

     Non-Ferrous Scrap Processing. Cozzi prepares non-ferrous scrap metal for resale by sorting, shearing, cutting, stripping and baling.

     Sorting. Cozzi's sorting operations separate non-ferrous scrap using conveyor systems and front-end loaders. In addition, many non-ferrous metals are sorted and identified using grinders, hand torches, eddy current separation systems and spectrometers. Cozzi's ability to identify metallurgical composition is critical to maintaining high margins and profitability. Due to the high value of many non-ferrous metals, Cozzi can afford to utilize more labor intensive sorting techniques than are employed in its ferrous operations. Cozzi sorts non-ferrous scrap for further processing according to type, grade, size and chemical composition. Throughout the sorting process, Cozzi determines whether the material requires further processing before being sold.

     Copper. Cozzi processes scrap copper using a variety of techniques including stripping (separating plastic casing from wire) and by using baling and other repacking methods to meet customer specifications. For the twelve months ended March 31, 1997, Cozzi sold approximately 17 million pounds of copper.

     Stainless Steel and Aluminum. Cozzi uses similar techniques to process stainless steel and aluminum, based on the size of the pieces and customer specifications. Large pieces of stainless steel are cut using alligator shears, stationary guillotine shears and hand torches and are baled, while smaller pieces of stainless steel are repackaged to meet customer specification. Large pieces of aluminum are cut using alligator shears, stationary guillotine shears and hand torches and are baled along with small aluminum stampings to produce large bales of aluminum. Smaller pieces of aluminum are repackaged to meet customer specifications. For the twelve months ended March 31, 1997, Cozzi sold approximately 50 million pounds of stainless steel and 16 million pounds of aluminum, respectively.

     Other Non-Ferrous Materials. Cozzi processes other non-ferrous metals using similar cutting, baling and repacking techniques as it uses to process aluminum. Among other significant non-ferrous metals Cozzi processes are brass and high-temperature alloys.

     Non-Ferrous Scrap Sales. Cozzi sells processed non-ferrous scrap to end users such as specialty steel-makers, foundries, aluminum sheet and ingot manufacturers, copper refineries and smelters, and brass and bronze ingot manufacturers. Cozzi sells its products to end users and brokers through its sales force of three people. Prices for the majority of non-ferrous scrap metals change based upon the daily publication of spot and futures prices on the COMEX or London Metal Exchange. Cozzi's sales of processed non-ferrous scrap accounted for approximately 20% of Cozzi's revenues for the twelve months ended March 31, 1997, representing approximately 104 million pounds of non-ferrous metals.

SIGNIFICANT CUSTOMERS

     Each of Cozzi's facilities sells a significant portion of its processed scrap production to a relatively small number of customers who typically are not bound by long-term purchase contracts. One of Cozzi's customers, David J. Joseph Company, accounted for approximately 20% of Cozzi's revenue for the twelve months ended March 31, 1997. David J. Joseph Company is a scrap metal broker, and Cozzi believes that a significant portion of the scrap metal purchased by David J. Joseph Company is resold to Nucor Corporation. Any cancellation of or reduction in orders from this customer could have a material adverse effect on Cozzi's results of operations and financial condition.

COMPETITION

     Cozzi faces competition for sales from producers of finished steel products, such as integrated steel mills and mini-mills, many of which have substantially greater financial, marketing and other resources, which may vertically integrate their operations by entering the scrap metals recycling business. The scrap market is also regionally competitive both in terms of the purchase of raw scrap and the sale of processed scrap. Cozzi competes for purchases of raw scrap with numerous independent recyclers as well as with smaller scrap yards.

Cozzi's primary competition for processed scrap sales to its customers are other regional or local scrap metal recyclers.

     Scrap metal processors face competition from substitutes for prepared steel scrap, such as pre-reduced iron pellets, hot briquetted iron, pig iron, iron carbide and other forms of processed iron. Substitutes for ferrous scrap could result in a decreased demand for processed ferrous scrap, which could result in lower prices for such products. Any decrease in the demand or price for Cozzi's products may have a material adverse effect on Cozzi's results of operations and financial condition.

EMPLOYEES

     As of September 30, 1997, Cozzi employed approximately 450 persons, 314 of whom were covered by collective bargaining agreements. The management of Cozzi believes that it has good relations with its employees.

PROPERTIES

     Cozzi's principal offices are located at 2232 South Blue Island Avenue, Chicago, Illinois which Cozzi owns. Cozzi owns or leases nineteen other properties.

     Cozzi owns fourteen parcels of property in Chicago, Illinois. Several of these parcels are scrap yards and the other properties contain warehouses and/or office buildings. Additionally, Cozzi owns a 7 acre site in Bedford Park, Illinois; a 13.5 acre site in East Chicago, Indiana; and a four acre site in Monongahela, Pennsylvania, near Pittsburgh. Cozzi leases to a third party a 30,000 square foot site on the southwest corner of 26th and Paulina, Chicago and a 120,000 square foot site along the Calumet River, located in Chicago.

     Cozzi leases or subleases three parcels located in industrial areas of Chicago, Illinois, one of which houses a scrap yard and two of which are used as employee parking lots.

ENVIRONMENTAL MATTERS

     Comprehensive Regulatory Requirements. Like the Company, Cozzi is subject to significant government regulation, including stringent environmental laws and regulations. For a description of certain of these laws and regulations, See "Information about the Company -- Environmental Matters -- Comprehensive Regulatory Requirements."

     Significant Potential Environmental Liability. Like the Company, Cozzi is subject to significant potential environmental liability. Following the Merger, any substantial liability of Cozzi for environmental damage could materially adversely affect the marketability and price of the Company's stock. For a general description of such significant potential environmental liability, as well as a description of certain environmental risk factors which management of the Company currently believes are generally applicable to both the Company and Cozzi, See "Information about the Company -- Environmental
Matters -- Significant Potential Environmental Liability: General; Incompleteness of Site Investigations; Likelihood of Contamination at Some Sites; Uncertain Costs of Environmental Compliance and Remediation; Lack of Environmental Impairment Insurance; Risks Associated with Certain By-Products; Potential Superfund Liability; Underground Storage Tanks; Employee Health and Safety Issues; Recommendation of Environmental Consultants; and Compliance History."

     On-Going Environmental Due Diligence Investigation. The Company is performing an on-going due diligence investigation of Cozzi's environmental matters, but such investigation has not yet been completed. No assurance can be given that all material adverse information regarding Cozzi's environmental matters will be discovered by such due diligence investigation prior to the closing of the Merger, if at all.

     Limited Environmental Indemnification from Cozzi Shareholders. Even if the Company's on-going due diligence investigation of Cozzi discovers material adverse information regarding Cozzi environmental matters, the Company may elect to proceed to close the Merger. In such event, the Company's potential to recover damages from, or to receive indemnification from, the Cozzi Shareholders in regard to such material adverse information is quite limited. Under the terms of the Merger Agreement, the Cozzi Shareholders have excepted from their representations and warranties a broad list of events, circumstances and conditions in regard to potential environmental contamination. These exceptions would make it quite difficult for the Company to recover damages from, or to receive indemnification from, the Cozzi Shareholders in regard to many environmental matters which, in the case of certain of the Company's Completed Acquisitions and Potential Acquisitions, might trigger such a recovery of damages or receipt of indemnification by the Company under similar circumstances.

     Particular Concerns. Without limiting the generality of the foregoing risk factors, the Company to date has identified and is evaluating the following items of particular environmental concern regarding Cozzi, among others:

     1.  Potential Superfund Liabilities.

          (a) Like the Company's Reserve subsidiary, Cozzi has received a notice from the EPA that Cozzi is a PRP under Superfund in regard to the Standard Scrap Metal/Chicago International Exporting Removal Action Site. Based upon its analysis of the situation, Cozzi currently does not expect such potential liability to be in excess of $50,000. There can be no assurance, however, that the potential liability may not be greater than $50,000.

          (b) Cozzi has received a notice from the EPA that Cozzi is a PRP under Superfund in regard to the site referred to as H&H Recycling in Gary, Indiana. Cozzi is not currently in a position to determine its potential liability in regard to this site. There can be no assurance that such potential liability will not be material.

          (c) Cozzi was served in a private cost recovery action alleging that Cozzi is a PRP under Superfund in regard to the site referred to as Gould Battery Site in Pennsylvania. Based upon its analysis of the situation, including transaction documentation and indemnifications, Cozzi currently expects that its ultimate liability in regard to this matter will be de minimus, but there can be no assurance this will be the case.

     2. Employee Health and Safety Issues. Like the Company, Cozzi is regulated by federal, state and local agencies responsible for employee health and safety, including OSHA. A total of two accidental deaths of, and one serious accidental injury to, Cozzi employees have occurred at three of Cozzi's facilities during the past three years. Cozzi has been fined by OSHA in regard to the two accidental deaths. No assurance can be given that potential liabilities of the Company in regard to such deaths and injury, or in regard to any future deaths of or injuries to the Company's employees will not be material.

     3. Compliance History. Like the Company, Cozzi's operations are subject to a variety of permits, consents, licenses and approvals issued by various federal, state and local agencies. Cozzi has, in the past, been not in compliance with certain environmental laws and regulations, has incurred fines associated with such violations which have not been material in amount, and may in the future incur additional fines associated with such violations. No assurance can be given that compliance issues and liabilities will not occur in the future, nor that any fines, penalties, damages and expenses associated therewith will not be material.

LEGAL PROCEEDINGS

     On November 7, 1995, Employers Insurance of Wausau ("Wausau") filed suit against Cozzi for non-payment of worker's compensation premiums totaling $1,695,760 for the policy year October 15, 1993, to October 15, 1994. (Employers Insurance of Wausau v. Cozzi Iron & Metal, Inc., case no. 95 CH 10750 in the Circuit Court of Cook County, Illinois.) Cozzi has filed a jury demand, a second amended answer and a first amended counterclaim seeking damages for Wausau's violation of the Illinois Consumer Fraud and Deceptive Business Practices Act for Wausau's failure to disclose fully various premiums and policy options available to Cozzi. Document discovery began in August 1996.

     There is pending in the 40th Judicial District Court for the Parish of St. John the Baptist in the State of Louisiana consolidated class actions (case nos. 26392 c/w 27528, c/w 27529, c/w 34355, consolidated June 7,

1995) in which plaintiffs assert causes of action against various defendants, including Great Lakes Turnings, Ltd., in which Cozzi is a 50% shareholder ("GLTL"), arising out of alleged noxious odors resulting from a February 11, 1990, fire aboard a ship carrying GLTL scrap. Should the case go to trial, and judgment be entered against GLTL, it is possible that the plaintiffs might: (i) seek to pierce GLTL's corporate veil on the basis that GLTL has no significant assets; and (ii) seek judgment against GLTL's two shareholders, including Cozzi.

     In June 1996, Henry Garcia, an employee of American Scrap Processing, Inc., a wholly-owned subsidiary of Cozzi, suffered a workplace injury in East Chicago, Indiana, resulting in a double leg amputation above the knee. On June 28, 1996, Mr. Garcia filed a worker's compensation claim with the Indiana Worker's Compensation Board. Because Cozzi owned the crane and magnet allegedly involved in the accident, it anticipates being sued and has notified its liability carrier.

     Esther Gonzalez Romo's husband, an employee of Scrap Processing, Inc., a wholly-owned subsidiary of Cozzi, died after being in a coma for eighteen months following a workplace accident. A worker's compensation claim has been filed. On February 10, 1995, a suit was filed in the Circuit Court of Cook County, Illinois (Esther Gonzalez Romo v. Scrap Processing, Inc., case no. 95 L 2516 consolidated on March 1, 1995 with case no. 95 L 4544 as Esther Gonzalez Romo v. Pettibone, et al). The subject shredder manufacturer has filed a third-party claim against Scrap Processing, Inc. and Cozzi, claiming they modified the equipment.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATION

     The following discussion should be read in conjunction with the Financial Statements of Cozzi and the notes related thereto and "Selected Historical Financial Data of Cozzi" included elsewhere in this Proxy Statement.

     Cozzi's Financial Statements do not reflect significant accruals with respect to environmental matters or legal proceedings. Cozzi is not aware of any material liabilities with respect to such claims.

RESULTS OF OPERATIONS

     Cozzi's results of operations depend upon demand for its products, scale prices for scrap metals in the domestic markets and overall steel production. While ferrous scrap prices have on average increased historically, such prices are subject to market cycles. Cozzi's operating income declined in calendar year 1996 as a slowdown in economic activity, coupled with an increase in imported scrap substitutes, resulted in declining demand and prices for scrap metals and steel products. Increasing steel demand and prices have led to improved profitability since 1993, although Cozzi experienced softening in its markets in calendar year 1996 and the first half of 1997.

     The following table sets forth information regarding the income from operations (in millions) for Cozzi:

                                                                               NINE MONTHS ENDED
                                          FISCAL YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                       ------------------------------------    ------------------
                                        1993      1994      1995      1996      1996       1997
                                       ------    ------    ------    ------    -------    -------
Sales................................  $147.3    $199.7    $231.4    $215.9     $167.1     $191.2
Cost of Goods Sold...................   131.8     174.7     206.5     195.4      149.8      172.1
                                       ------    ------    ------    ------     ------     ------
          Gross Profit...............    15.5      25.0      24.9      20.5       17.3       19.1
Selling, General & Administrative
  Expense............................    11.4      13.5      15.9      14.6       11.5       13.7
Interest Expense -- Net..............     1.3       1.7       2.0       1.8        1.6        2.1
Income (Loss) on Futures Contracts...      --        --        --       (.2)       (.4)        .1
Equity in Net Income (Loss) of Joint
  Venture............................      --        --       (.7)     (1.1)       (.4)        .4
                                       ------    ------    ------    ------     ------     ------
          Pre-Tax Income.............  $  2.8    $  9.8    $  6.3    $  2.8     $  3.4     $  3.8
                                       ======    ======    ======    ======     ======     ======

  Nine months ended September 30, 1997 compared to Nine months ended September 30, 1996

     Revenues -- Revenues for the nine months ended September 30, 1997 increased $24.1 million (14.4%) compared to the nine months ended September 30, 1996, due to an increase in ferrous metal revenue coupled with an increase of non-ferrous metal revenues and brokerage revenues. Revenues from ferrous operations increased approximately $11.7 million (8.8%) reflecting lower average selling prices with an increase in shipments of approximately 118,000 tons (13.6%). Revenues from non-ferrous operations increased approximately $12.4 million (35.9%) reflecting increased shipments (31,000 tons) with lower average selling prices. Brokerage revenues increased $3.2 million (112.4%) mainly due to a purchase of European generated scrap metal.

     Cost of Goods Sold -- Overall, cost of goods sold increased $22.3 million (14.9%) to $172.1 million, although as a percentage of scrap revenues increased from 89.8% to 90.0%.

     Selling and Administrative Expenses -- Selling and Administrative expenses increased $2.2 million (19.1%) to $13.7 million primarily due to freight costs increasing $1.5 million due to an increase in tons shipped of ferrous and non-ferrous metal and an increase in the number of sales contracts of freight delivered "Free on Board" (F.O.B.).

     Interest Expense -- Interest Expense for the nine months ended September 30, 1997 increased $.5 million (31.3%) compared to the nine months ended September 30, 1996, primarily due to the interest charges related to debt incurred for the purchase of treasury stock entered into in late June 1996.

     Gain/Loss on Futures Contract -- The futures contracts purchased for aluminum commodities for the nine months ended September 30, 1997 resulted in a gain of $83,000.

     Equity in Net Income of Joint Ventures -- Equity in income from Joint Ventures for the nine months ended September 30, 1997 increased $.8 million compared to the nine months ended September 30, 1996. The increase was primarily due to the installation of the metal recovery system in February 1997 in Memphis, Tennessee.

  Year Ended December 31, 1996 to Year Ended December 31, 1995 .

     Revenues. Revenues in calendar year 1996 decreased $15.5 million (6.7%) compared to calendar year 1995, due to a decrease in ferrous and non-ferrous metal revenues. Revenues from ferrous operations decreased $11.8 million (6.5%) reflecting minimal decrease in shipments (34,000 tons) and lower average selling prices. Revenues from non-ferrous operations decreased $3.7 million (7.5%) reflecting increased shipments (4,000 tons) offset by lower average selling prices. Average selling prices of ferrous scrap decreased approximately $5 per ton (3.3%) to approximately $145 per ton as a result of what Cozzi believes to be short term market conditions. Additionally, average selling prices of nonferrous scrap decreased in 1996.

     Cost of Goods Sold. Overall cost of goods sold decreased $11.1 million (5.4%) to $195.4 million and increased as a percentage of scrap revenues from 89.2% to 90.5%.

     Selling and Administrative Expenses. Selling and administrative expenses decreased $1.3 million (8.3%) to $14.6 million for calendar year 1996 compared to calendar 1995, primarily due to freight costs decreasing $.4 million due to fewer shipments, administrative costs decreasing $.3 million due to a reduction in bonuses paid and a gain on disposition of obsolete assets of $.3 million.

     Interest Expense. Interest expense for calendar year 1996 decreased $.2 million compared with calendar year 1995 as a result of capitalizing interest associated with purchases of equipment for its joint ventures and Cozzi's construction of shredders and eddy current systems.

     Loss on Future Contracts. In 1996, Cozzi entered into futures contracts for aluminum commodities in anticipation of risk reduction on price fluctuations in its raw materials inventory. Cozzi lost $.2 million on these contracts during 1996.

     Loss from Joint Ventures. Losses due to joint ventures for calendar year 1996 increased $.4 million compared to the prior year primarily due to losses incurred at the new joint venture operations in Phoenix, Arizona.

  Year Ended December 31, 1995 to Year Ended December 31, 1994.

     Revenues. Revenues in calendar year 1995 increased $31.7 million (15.9%) compared to calendar year 1994, due to an increase in ferrous and non-ferrous metal revenues. Revenues from ferrous operations increased $13.6 million (8.1%) reflecting increased shipments (43,000 tons) and higher average selling prices. Revenues from non-ferrous operations increased $18.1 million (58.0%) reflecting increased shipments (11,500 tons) and higher average selling prices. Average selling prices of ferrous scrap increased approximately $6 per ton (4.2%) to approximately $150 per ton. Additionally, average selling prices of non-ferrous scrap increased in 1995.

     Cost of Goods Sold. Overall cost of goods sold increased $31.8 million (18.2%) to $206.5 million and increased as a percentage of scrap revenues from 87.5% to 89.2%.

     Selling and Administrative Expenses. Selling and administrative expenses increased $2.4 million (18.0%) to $15.9 million for calendar year 1995 compared to calendar year 1994, primarily due to freight costs increasing $2.0 million due to an increase in shipments.

     Interest Expense. Interest expense for calendar year 1995 increased $.3 million compared with calendar year 1994 as a result of additional debt incurred for the Chicago and Memphis transactions and the purchase of capital assets.

     Loss from Joint Ventures. Losses due to joint ventures for calendar year 1995 increased $.7 million compared to the prior year due to losses incurred at new joint venture operations in Memphis, Tennessee. A portion of the loss was due to initial start-up costs.

  Year Ended December 31, 1994 to Year Ended December 31, 1993.

     Revenues. Revenues in calendar year 1994 increased $52.4 million (35.6%) compared to calendar year 1993, due to an increase in ferrous and non-ferrous metal revenues. Revenues from ferrous operations increased $33.3 million (24.7%) reflecting increased shipments (101,000 tons) and higher average selling prices. Revenues from non-ferrous operations increased $19 million (157.0%) reflecting increased shipments (15,300 tons) and higher average selling prices. Average selling prices of ferrous scrap increased approximately $17 per ton (13.4%) to approximately $144 per ton. Additionally, average selling prices of non-ferrous scrap increased in 1994.

     Cost of Goods Sold. Overall cost of goods sold increased $42.9 million (32.6%) to $174.7 million and decreased as a percentage of scrap revenues from 89.5% to 87.5%.

     Selling and Administrative Expenses. Selling and administrative expenses increased $2.1 million (18.4%) to $13.5 million for calendar year 1994 compared to calendar year 1993, primarily due to freight costs increasing $1.8 million due to an increase in shipments and administrative costs increasing $.6 million due to an increase in profit sharing and deferred compensation plan benefits to employees.

     Interest Expense. Interest expense for calendar year 1994 increased $.4 million compared with calendar year 1993 as a result of increased borrowings to fund working capital needs.

LIQUIDITY AND CAPITAL RESOURCES

     Cozzi assesses its overall need for liquidity in terms of its ability to support ongoing operating needs, including, but not limited to, capital expenditures and investments in joint venture companies. While operating activities have generally generated excess cash, a line of credit has been utilized to support cash requirements. Beginning in 1995, Cozzi embarked upon a strategy to expand its existing operations through acquisition of equipment and facilities as well as through investments in joint ventures. This expansion strategy is expected to continue. The expansion has been funded through operating cash flows and bank borrowings. Cozzi believes that cash flows from operations and amounts available under Cozzi's existing credit facilities ($8.0 million at September 30, 1997) are sufficient to meet its short-term and long-term operating and capital expenditure requirements.

     Cash flows from operating activities -- Cash flows from operating activities represent Cozzi's principal source of funding. Cash flows from operating activities were $2.1 million for the nine months ended September 30, 1997 as compared to $9.3 million for the same period of 1996. The decrease in operating cash flow for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996 resulted primarily from an increase in accounts receivable of $11.3 million in 1997 versus a decrease of $10.2 million in 1996. The increase in accounts receivable was a result of higher non-ferrous sales, which have longer credit terms, and large sales of scrap in September, 1997.

     Cozzi had positive cash flows from operating activities of $5.1 and $2.1 million for the years ended December 31, 1996 and 1995, respectively, and negative cash flows of ($0.3) million for the year ended December 31, 1994. Cash flows benefited from a decrease in accounts receivable of $8.3 million for the year ended December 31, 1996, while experiencing a detriment from increases in accounts receivable of $10.8 and $13.1 million for the years ended December 31, 1995 and 1994, respectively. Additionally, Cozzi experienced deficits in cash flows from operations for the years ended December 31, 1996 and 1994 as inventories increased $5.6 and $5.7 million, respectively, and benefited in 1995 with decreasing inventories of $(2.4) million.

     Cash flows from investing activities -- Cash flows from investing activities consist of capital expenditures for expansion and additions to existing property and equipment as well as capital outlays for investment in new joint venture operations. Cozzi's capital expenditures for property and equipment were $5.7 and $6.1 million for the nine months ended September 30, 1997 and 1996, respectively. Additionally, Cozzi had a net increase of $1.2 million through September 30, 1997 and net decrease of $2.8 million through September 30, 1996 of investments in and loans to their joint ventures.

     Cozzi's capital expenditures for property and equipment were $9.3, $7.4 and $0.9 for the years ended December 31, 1996, 1995 and 1994, respectively. During 1996, Cozzi received proceeds of $7.6 million from the sale of equipment. In addition, Cozzi invested $5.0 and an additional $0.2 million in its joint ventures for the years ended December 31, 1996 and 1995, respectively.

     Cash flows from financing activities -- Cash flows from financing activities consist primarily of lines of credit and various equipment loans. Cozzi's net borrowings were $1.6 and $1.5 million for the nine months ended September 30, 1997 and 1996, respectively. Cozzi paid cash of $1.2 million towards the repurchase of treasury stock and the stock of a subsidiary from the estate of a deceased shareholder during the nine months ended September 30, 1996.

     Cozzi's net borrowings were $3.2, $4.6 and ($0.4) million for the years ended December 31, 1996, 1995 and 1994, respectively. Cozzi paid cash of $1.2 and $0.2 million of treasury stock and the stock of a subsidiary in 1996 and 1994, respectively, in order to buy out shares of previous owners.

FINANCIAL CONDITION

     Assets -- Cozzi's total assets as of September 30, 1997 increased $7.9 million over September 30, 1996. Cozzi's working capital increased by $4.6 million primarily due to an increase of accounts receivable of $13.2 million and a decrease in inventories of $5.2 million. Cozzi's property and equipment decreased $6.4 million primarily due to the sale of equipment of $7.0 million to a finance company. Investments in joint ventures as of September 30, 1997 increased $5.4 million over September 30, 1996. This increase was predominately for investments in equipment for the Memphis joint venture.

     Cozzi's total assets as of December 31, 1996 increased $0.9 million over December 31, 1995 and increased $15.4 million from December 31, 1994 to December 31, 1995. Cozzi's net assets decreased and working capital increased $2.6 million and $6.6 million as of December 31, 1996 and 1995, respectively. The increase from December 31, 1995 to December 31, 1996 was from a $8.3 million decrease in accounts receivable and a $5.6 million increase in inventory. The increase from December 31, 1994 to December 31, 1995 was from a $10.8 million increase in accounts receivable and $2.9 million decrease in inventories. Cozzi's property and equipment decreased $5.2 million from December 31, 1995 to December 31, 1996 and increased $8.9 million from December 31, 1994 to December 31, 1995. The decrease from December 31, 1995 to December 31, 1996 was the result of the sale of equipment to the joint venture partner for $4.8 million. The increase from December 31, 1994 to December 31, 1995 was a result of the acquisition of equipment and an additional facility.

     Liabilities -- Cozzi's total liabilities as of September 30, 1997 increased $6.0 million over September 30, 1996. Cozzi's current liabilities increased by $3.7 million due to a $2.4 million increase in accounts payable and accrued liabilities which primarily resulted from increased purchases and the timing of disbursements. Cozzi's long term debt increased $2.1 million. This increase was a result of the $3.9 million increase in the line of credit for operating activities and a $3.0 million increase in borrowings for equipment purchases for joint ventures. Cozzi had $8.0 million available on their lines of credit as September 30, 1997.

     Cozzi's total liabilities as of December 31, 1996 increased $13.1 million over December 31, 1995 and increased $11.5 million from December 31, 1994 to December 31, 1995. Cozzi's current liabilities as of December 31, 1996 decreased $3.4 million from December 31, 1995 and increased $3.1 million from December 31, 1994 to December 31, 1995. Cozzi had customer deposits amounting to $3.0 million at December 31, 1995 which Cozzi did not have at December 31, 1996 or 1994 attributing to the majority of the fluctuation within the three years. Cozzi's long term debt increased $15.7 million and $8.2 million as of

December 31, 1996 and 1995, respectively. The increase from December 31, 1995 to December 31, 1996 was from a $12.7 million financing for the purchase of treasury stock and $5.0 million of capital equipment financing. The increase from December 31, 1994 to December 31, 1995 was attributable to $7.3 million increase in the working capital line of credit for operations and $1.3 million of capital equipment financing.

     Stockholders' Equity -- Cozzi's total equity as of September 30, 1997 increased $2.1 million from September 30, 1996. The increase was the net income for the period September 30, 1996 to September 30, 1997.

     Cozzi's total equity as of December 31, 1996 decreased $12.1 million from December 31, 1995 and increased $3.9 million from December 31, 1994 to December 31, 1995. The decrease from December 31, 1995 to December 31, 1996 was attributable to the purchase of $13.7 million of treasury stock and the stock of a subsidiary and retained earnings increasing $1.6 million due to Cozzi's income for the period. The increase from December 31, 1994 to December 31, 1995 was a result of Cozzi's net income of $3.9 million that increased retained earnings.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of: (i) 40,000,000 shares of Common Stock, par value $0.01 per share, 16,550,079 of which shares were outstanding as of the Record Date; and (ii) 2,000,000 shares of Preferred Stock without designation, par value $0.01 per share. The Board of Directors has designated: (i) 36,000 shares of Preferred Stock as Series A Convertible Preferred Stock, face amount of $1,000 per share (the "Series A Preferred Stock"), 25,000 shares of which were outstanding as of the Record Date; and (ii) 23,000 shares of Preferred Stock as Series B Convertible Preferred Stock, face amount of $1,000 per share (the "Series B Preferred Stock"), no shares of which were outstanding as of the Record Date. If Proposal Number Four and Proposal Number Five are approved, the authorized capital stock of the Company will consist of 80,000,000 shares of Common Stock and 4,000,000 shares of Preferred Stock.

COMMON STOCK

     Each share of Common Stock is entitled to one vote. There are no preemptive, subscription, conversion or redemption rights pertaining to the shares of Common Stock. Stockholders are entitled to receive dividends as declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company available upon liquidation. Holders of Common Stock may cumulate their votes by voting the number of shares which, absent cumulative voting, they would be entitled to cast for the election of directors with respect to their shares of Common Stock multiplied by the number of Directors to be elected at an Annual Meeting. If the Stockholders approve Proposal Number Ten, then the Company's Certificate of Incorporation will be amended to eliminate cumulative voting.

PREFERRED STOCK

     The Company's certificate of incorporation grants the Board of Directors the right to cause the Company to issue, from time to time, all or part of the preferred stock remaining undesignated in one or more series, and to fix the number of shares of preferred stock remaining undesignated and determine or alter for each series, the voting powers, full, limited, or none, and other designations, preferences, or relative, participating, optional or other special rights and such qualifications, limitations, or restrictions thereof. On August 8, 1997, the Company designated 36,000 shares of preferred stock as "Series A Convertible Preferred Stock," par value $.01 per share (Stated Value of $1,000 per share). On November 20, 1997, the Company designated 23,000 shares of preferred stock as "Series B Convertible Preferred Stock," par value $.01 per share (Stated Value of $1,000 per share). For a description of the dividend and liquidation rights and other preferences of the Series A and Series B Preferred Stock, see "Matters to be Considered by Stockholders -- Proposal Number
Eight -- Terms of the Preferred Stock" and "-- Proposal Number Eleven."

TRANSFER AGENT

     The Company's transfer agent is LaSalle National Bank.

DELAWARE BUSINESS COMBINATION STATUTE

     Section 203 of the Delaware General Corporation Law (the "The Delaware Business Combination Statute") prohibits certain "business combinations" between a Delaware corporation whose stock is generally publicly-traded and an "interested stockholder" of the corporation for a three-year period following the date that the person or entity became an interested stockholder, unless: (i) the corporation has elected, in its certificate of incorporation, not to be governed by the Delaware Business Combination Statute; (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder; (iii) upon consummation of the transaction which resulted in the person or entity becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or
(iv) the business combination was approved by the board of directors of the corporation and ratified by the holders of 66 2/3% of the voting stock of the Company exclusive of that owned by the interested stockholders. The Company has not opted out of the Delaware Business Combination Statute.

     The three-year prohibition described in the preceding paragraph also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined, generally, as those stockholders who become beneficial owners of 15% or more of a corporation's voting stock.

     The provisions of the Delaware Business Combination Statute could delay or frustrate the removal of incumbent directors or a change in control of the Company. These provisions also could discourage, impede, or prevent a merger, tender offer or proxy contest, even if such an event would be favorable to the interests of the stockholders.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For a description of agreements, including promissory notes, with current Directors and Nominees which the Company entered into in connection with the Completed Acquisitions or intends to enter into in connection with the Merger, see "Information about the Company -- Business Operations" and "Matters to be Considered by Stockholders -- Proposal Number Three."

     Since August 1995, Xavier Hermosillo, an officer and Director of the Company, has provided investor and public relations services for the Company through his firm, Xavier Hermosillo & Associates. Under an agreement with Mr. Hermosillo's firm, the Company pays up to $4,000 per month for these services. The Company paid fees of $36,000 for the year ended March 31, 1997 for these services. The Company has agreed to issue to Xavier Hermosillo, a Director and the Company's Secretary, as a finder's fee in connection with the Superior acquisition, and conditioned upon the closing of the Superior acquisition, warrants to purchase 20,000 shares of Common Stock at an exercise price of $15.00 per share. See "Matters to be Considered by the Stockholders -- Proposal Number Nine."

     On April 11, 1996, the Company and Harold Rubenstein, a Director of the Company and the Company's largest stockholder, entered into a five-year consulting agreement. Under this Agreement, Mr. Rubenstein provides the Company with consulting and management assistance with respect to operations, strategic planning and other aspects of the Company's business. Fees paid for these services amounted to $84,000 for the year ended March 31, 1997.

     The Company has issued a promissory note due April 11, 1999 bearing interest at 9% per year with a balance outstanding as of March 31, 1997 of $547,000, to H&S Broadway, an entity principally owned by Harold Rubenstein. The Company has also issued a promissory note due April 11, 1999 with a balance as of March 31, 1997 of $403,000 to Harold Rubenstein. During the fiscal year ended March 31, 1997, the Company paid $78,000 of interest to H&S Broadway and Harold Rubenstein. Harold Rubenstein also is a 9.91% shareholder of Waste Manufacturing and Leasing, a company that leases equipment to EMCO and from which EMCO purchases manufactured containers.

     The Company has entered into various transactions with Ellis Metals, Inc. ("Ellis Metals") and Empire Metals ("Empire"), which are principally owned by Harold Rubenstein. On April 11, 1996, the Company entered into a five year exclusive supply agreement with Ellis Metals, which requires Ellis Metals to sell all of its inventory to EMCO or to EMCO's customers through a direct shipment arrangement. In the latter arrangement, EMCO receives a brokerage fee. In consideration for entering into this agreement, Ellis Metals receives a fee of $2,500 per month. During the 1997 fiscal year, the Company paid Ellis Metals $30,000 under the terms of this agreement. The Company also has advanced $300,000 to Ellis Metals under an unsecured note. The Company purchases inventory from Empire, from time to time, at prices equivalent to market value. During the 1997 fiscal year, the Company purchased $3.9 million and $.3 million of inventory from Ellis Metals and Empire, respectively, and also had sales of $.3 million to Ellis Metals. As of March 31, 1997, the Company had accounts payable of $93,000 and $84,000 to Ellis Metals and Empire, respectively.

     The Company leases certain land to Ellis Metals. During the 1997 fiscal year, the Company received $78,000 in rent payments from Ellis Metals. The Company has a five year option, beginning June 1, 1999, to purchase certain assets of Ellis Metals for $1.364 million, subject to certain adjustments.

     To facilitate a loan to the Company from a commercial bank, on January 7, 1997, Gerard M. Jacobs, T. Benjamin Jennings, Donald F. Moorehead, Jr., George
O. Moorehead, Harold Rubenstein and Raymond F. Zack, each of whom is or was a Director at the time of issuance, provided personal guarantees to the bank. In consideration of the guarantees, the Company issued warrants to these individuals (the "Guaranty Warrants") to purchase an aggregate of 500,000 shares of Common Stock at $4.00 per share (subject to certain restrictions). The Guaranty Warrants expire on or about January 7, 2002.

     The Company and George O. Moorehead, a Director and Executive Vice President of the Company, have agreed in principal to enter into two agreements, a Separation Agreement and a Stock Warrant Settlement Agreement, resolving all outstanding issues between the Company and Mr. Moorehead. Pursuant to the Separation Agreement: (i) effective upon the closing of the Merger, Mr. Moorehead will (a) resign from his employment by the Company, from his employment by EMCO and from his directorship of EMCO, and (b) deliver a Non-Compete, Non-Solicitation and Confidentiality Covenant and Agreement; and
(ii) subject to completion of the Merger, the Company will (a) pay Mr. Moorehead $250,000 upon the closing of the Merger, (b) provide Mr. Moorehead certain insurance and other benefits during a five-year period beginning on the date the Merger is completed, (c) pay certain legal fees to Mr. Moorehead's counsel, and
(d) permit Mr. Moorehead to exercise any options or warrants to acquire Common Stock previously granted to him, on a "net cashless" basis, subject to the Company's right to refuse "net cashless" exercises under certain circumstances. Pursuant to the Stock Warrant Settlement Agreement, the Company will agree to issue to Mr. Moorehead warrants to purchase 200,000 shares of Common Stock at $12.00 per share, exercisable for a period of five years, and to pay Mr. Moorehead amounts totalling $665,000, such issuance and payments to be triggered by the Company issuing certain warrants to Messrs. Jacobs and Jennings. Mr. Moorehead would be permitted to exercise the warrants issued under this Agreement on a "net cashless" basis subject to the Company's right to refuse "net cashless" exercises under certain circumstances. See "Matters to be Considered by Stockholders -- Proposal Number One -- Employment Agreements."

     MacLeod leases certain land from Ian MacLeod, a Director of the Company under a five-year lease (subject to three five-year extensions) providing for an annual base rent of $48,000. The Company owns the real property on which MacLeod's principal activities are performed.

     Isaac leases certain property from a company in which George A. Isaac III, a Director of the Company, is a shareholder. The property is subject to a lease which commenced with the acquisition of Isaac as of June 23, 1997. The annual base rent for the property is approximately $317,000.

     HouTex leases a 45 acre processing facility located in Houston, Texas from a limited partnership affiliated with Mike Melnik, a current Director of the Company for an annual rent of $228,000.

     Kenneth Merlau, who became a Director of the Company on September 7, 1997 received from Isaac consulting fees of approximately $230,000 in connection with the acquisition of Isaac.

                             STOCKHOLDER PROPOSALS

     Any Stockholder who wishes to submit a proposal for consideration at the Company's 1998 Annual Meeting of Stockholders must have submitted the proposal to the Company, 500 North Dearborn Street,

Suite 405, Chicago, Illinois 60610, Attention: Secretary. A stockholder's proposal must be received not later than July 20, 1998 for inclusion, if appropriate, in the Company's proxy statement and form of proxy relating to its 1998 Annual Meeting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates by reference herein the following documents filed pursuant to the Exchange Act under the Company's Exchange Act File No. 0-14836:
(i) the Company's Annual Report on Form 10-K (as amended) for the fiscal year ended March 31, 1997; (ii) the Company's Quarterly Reports on Form 10-Q for the periods ended June 30, 1997 and September 30, 1997; (iii) the Company's Current Report on Form 8-K dated May 1, 1997 (relating to the Reserve acquisition and including historical and proforma financial statements of Reserve); (iv) the Company's Current Report on Form 8-K dated June 23, 1997 (relating to the Isaac acquisition and including historical and pro forma financial statements of Isaac); (v) the Company's Current Report on Form 8-K dated August 28, 1997 (relating to the Proler acquisition); and (vi) the Company's Current Report on Form 8-K dated October 24, 1997 (relating to the reclassification of amounts received from the sale of the Series A Preferred Stock). All reports and other documents filed by the Company pursuant to Section 13(a)(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement also shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing these reports and documents. Any statement incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement. The Company will not update this Proxy Statement for events occurring subsequent to the date of this Proxy Statement.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon written or oral request of the person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to documents, unless these exhibits are specifically incorporated by reference into the documents). Requests for these documents should be made to Mr. Robert C. Larry at the Company's principal executive offices located at 500 North Dearborn Street, Suite 405, Chicago, Illinois 60610; telephone number (312) 645-0700.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                              NUMBER
                                                              ------
METAL MANAGEMENT, INC.
Report of Independent Accountants...........................  F-1
Consolidated Statements of Operations for the years ended
  October 31, 1994 and 1995, the five months ended March 31,
  1996, and the year ended March 31, 1997...................  F-2
Consolidated Balance Sheets for the years ended October 31,
  1995 and March 31, 1997...................................  F-3
Consolidated Statements of Cash Flows for the years ended
  October 31, 1994 and 1995, the five months ended March 31,
  1996, and the year ended March 31, 1997...................  F-4
Consolidated Statements of Stockholders' Equity for the
  years ended October 31, 1994 and 1995, the five months
  ended March 31, 1996, and the year ended March 31, 1997...  F-5
Notes to Consolidated Financial Statements..................  F-6
Consolidated Condensed Balance Sheets for the six months
  ended September 30, 1997 (unaudited) and year ended March
  31, 1997..................................................  F-29
Consolidated Condensed Statements of Operations for the
  three months and six months ended September 30, 1997 and
  1996 (unaudited)..........................................  F-30
Consolidated Condensed Statements of Cash Flows for the six
  months ended September 30, 1997 and 1996 (unaudited)......  F-31
Notes to Consolidated Condensed Financial Statements
  (unaudited)...............................................  F-32
COZZI IRON & METAL, INC.
Independent Auditors' Report................................  F-39
Consolidated Balance Sheets for the years ended December 31,
  1995 and 1996 and the six months ended September 30, 1997
  (unaudited)...............................................  F-40
Consolidated Statements of Income for the years ended
  December 31, 1994, 1995 and 1996 and the nine months ended
  September 30, 1996 and 1997 (unaudited)...................  F-41
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1994, 1995, and 1996 and nine
  months ended September 30, 1997 (unaudited)...............  F-42
Consolidated Statements of Cash Flows for the years ended
  December 31, 1994, 1995, and 1996 and the nine months
  ended September 30, 1996 and 1997(unaudited)..............  F-43
Notes to Consolidated Financial Statements for the years
  ended December 31, 1994, 1995, and 1996 and the nine
  months ended September 30, 1996 and 1997 (unaudited)......  F-44
PROLER SOUTHWEST INC. AND PROLER STEELWORKS L.L.C.
Report of Independent Accountants...........................  F-52
Combined Balance Sheet for the year ended December 31, 1996
  and the six months ended June 30, 1997 (unaudited)........  F-53
Combined Statements of Operations for the year ended
  December 31, 1996 and the six months ended June 30, 1996
  and 1997 (unaudited)......................................  F-54
Combined Statements of Cash Flows for the year ended
  December 31, 1996 and the six months ended June 30, 1996
  and 1997 (unaudited)......................................  F-55
Notes to Combined Financial Statements for the year ended
  December 31, 1996 and the six months ended June 30, 1997
  (unaudited)...............................................  F-56

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Metal Management, Inc.
  (formerly General Parametrics Corporation)

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of Metal Management, Inc. (formerly General Parametrics Corporation) and its subsidiaries at March 31, 1997 and October 31, 1995, and the results of their operations and their cash flows for the year ended March 31, 1997, the five months ended March 31, 1996 and for each of the two years in the period ended October 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Chicago, Illinois
May 21, 1997, except as to Notes 16 and 17, which are as of June 19, 1997

                             METAL MANAGEMENT INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                YEAR ENDED     YEAR ENDED     FIVE MONTHS ENDED    YEAR ENDED
                                                OCTOBER 31,    OCTOBER 31,        MARCH 31,        MARCH 31,
                                                   1994           1995              1996              1997
                                                -----------    -----------    -----------------    ----------
Net sales...................................       $    0        $     0           $    0           $65,196
Cost of sales...............................            0              0                0            58,324
                                                   ------        -------          -------           -------
Gross profit................................            0              0                0             6,872
Operating expenses:
  General and administrative................            0              0              210             6,174
  Depreciation and amortization.............            0              0                0             2,282
                                                   ------        -------          -------           -------
Total operating expenses....................            0              0              210             8,456
                                                   ------        -------          -------           -------
Operating loss from continuing operations...            0              0             (210)           (1,584)
Interest expense............................            0              0                0            (1,449)
Interest income.............................          229            312              142               222
Other financing costs.......................            0              0                0              (166)
Other income................................            0              0                0               125
                                                   ------        -------          -------           -------
Income (loss) from continuing operations
  before income taxes and discontinued
  operations................................          229            312              (68)           (2,852)
Provision (benefit) for income taxes........            1             51              (52)             (842)
                                                   ------        -------          -------           -------
Income (loss) from continuing operations....          228            261              (16)           (2,010)
Discontinued operations (Note 3):
  Gain on sale of assets on former product
     lines of GPAR, net of income tax
     benefit................................            0              0                0               502
Income (loss) from operations of former
  product lines of GPAR, net of income tax
  provision (benefit).......................         (440)        (2,698)              22               345
                                                   ------        -------          -------           -------
Net income (loss)...........................       $ (212)       $(2,437)          $    6           $(1,163)
                                                   ======        =======          =======           =======
Earnings (loss) per share for:
  Continuing operations.....................       $ 0.04        $  0.05           $ 0.00           $ (0.22)
  Gain on sale of discontinued operations...       $ 0.00        $  0.00           $ 0.00           $  0.05
  Income (loss) from discontinued
     operations.............................       $(0.08)       $ (0.53)          $ 0.00           $  0.04
  Net income (loss).........................       $(0.04)       $ (0.48)          $ 0.00           $ (0.13)
Dividends declared per share of common
  stock.....................................       $  .24        $   .18           $  .00           $   .00
Weighted average common shares
  outstanding...............................        5,098          5,125            5,299             9,106

          See accompanying notes to Consolidated Financial Statements.

                             METAL MANAGEMENT INC.
                          CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)

                                                                OCTOBER 31,    MARCH 31,
                                                                   1995          1997
                                                                -----------    ---------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................      $ 3,032       $ 5,718
  Marketable securities.....................................        3,246            14
  Accounts receivable, net..................................        1,599         9,560
  Notes receivable from related parties.....................            0           406
  Inventories...............................................        1,718         8,415
  Prepaid expenses and other assets.........................          362         1,491
  Current deferred taxes....................................            0           104
                                                                  -------       -------
       Total current assets.................................        9,957        25,708
Marketable securities.......................................          115             0
Property and equipment, net.................................           58        20,208
Goodwill and other intangibles, net.........................            0        23,484
Long-term notes receivable from related parties.............            0           300
Restricted cash.............................................            0           184
Other assets................................................            0           241
                                                                  -------       -------
       Total assets.........................................      $10,130       $70,125
                                                                  =======       =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Operating line of credit..................................      $     0       $ 7,887
  Accounts payable..........................................          331         5,246
  Other accrued liabilities.................................          485         2,746
  Current portion of notes payable to related parties.......            0        12,575
  Current portion of long-term debt.........................            0        10,809
                                                                  -------       -------
       Total current liabilities............................          816        39,263
Long-term notes payable to related parties, less current
  portion...................................................            0         1,430
Long-term debt, less current portion........................            0         3,740
Deferred taxes..............................................            0         1,411
Other liabilities...........................................            0         1,133
                                                                  -------       -------
       Total liabilities....................................          816        46,977
Commitments and contingencies (Note 13)
Stockholders' equity:
  Preferred Stock, $.01 par value -- 2,000,000 shares
     authorized; none outstanding...........................            0             0
  Common Stock, $.01 par value -- 40,000,000 shares
     authorized; 10,154,740 issued and outstanding..........           52           102
Warrants, 2,015,038 issued and outstanding..................            0         1,351
Additional paid-in-capital..................................        3,038        16,628
Retained earnings...........................................        6,224         5,067
                                                                  -------       -------
       Total stockholders' equity...........................        9,314        23,148
                                                                  -------       -------
     Total liabilities and stockholders' equity.............      $10,130       $70,125
                                                                  =======       =======

          See accompanying notes to Consolidated Financial Statements.

                             METAL MANAGEMENT INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                 YEAR ENDED     YEAR ENDED     FIVE MONTHS ENDED    YEAR ENDED
                                                 OCTOBER 31,    OCTOBER 31,        MARCH 31,         MARCH 31,
                                                    1994           1995              1996              1997
                                                 -----------    -----------    -----------------    ----------
Cash flows from continuing operations:
Net income (loss) from continuing
  operations.................................      $   228        $  261            $  (16)           $(2,010)
Adjustments to reconcile net income (loss)
  from continuing operations to cash flows
  from continuing operations:
    Depreciation and amortization............            0             0                 0              2,273
    Gain on sale of assets...................            0             0                 0                (19)
    Deferred income taxes....................            0             0                 0               (733)
    Other....................................            0             0                 0                273
  Changes in assets and liabilities, net of
    acquisitions:
    Accounts and notes receivable............            0             0                 0             (1,413)
    Inventories..............................            0             0                 0                 42
    Accounts payable.........................            0             0                 0             (1,099)
    Other....................................            0             0                 0                938
                                                   -------        ------           -------            -------
Cash flows from continuing operations........          228           261               (16)            (1,748)
Cash flows provided (used) by investing
  activities:
  Marketable securities matured..............        1,959         1,524               637              2,794
  Marketable securities purchased............       (1,652)          (33)                0                  0
  Purchases of property and equipment........            0             0                 0             (3,209)
  Acquisitions, net of cash acquired.........            0             0                 0             (2,545)
  Proceeds from sale of assets...............            0             0                 0                 67
                                                   -------        ------           -------            -------
Net cash provided (used) by investing
  activities.................................          307         1,491               637             (2,893)
Cash flows provided (used) by financing
  activities:
  Net payments on lines-of-credit............            0             0                 0               (926)
  Issuances of long-term debt................            0             0                 0              7,806
  Repayments of long-term debt...............            0             0                 0             (2,699)
  Issuances of common stock..................           68           276               288                317
  Payment of cash dividends..................       (1,220)         (920)                0                  0
                                                   -------        ------           -------            -------
Net cash provided (used) by financing
  activities.................................       (1,152)         (644)              288              4,498
                                                   -------        ------           -------            -------
Cash flows from discontinued operations, net
  of divestiture proceeds....................          363         1,285              (831)             2,751
Net increase (decrease) in cash and cash
  equivalents................................         (254)        2,393                78              2,608
Cash and cash equivalents at beginning of
  period.....................................          893           639             3,032              3,110
                                                   -------        ------           -------            -------
Cash and cash equivalents at end of period...      $   639        $3,032            $3,110            $ 5,718
                                                   =======        ======           =======            =======

          See accompanying notes to Consolidated Financial Statements.

                             METAL MANAGEMENT INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                         (in thousands, except shares)

                                                   COMMON    ADDITIONAL
                                                   STOCK      PAID-IN-                 RETAINED    STOCKHOLDERS'
                                       SHARES      AMOUNT     CAPITAL      WARRANTS    EARNINGS       EQUITY
                                       ------      ------    ----------    --------    --------    -------------
Balance at October 31, 1993......     5,067,389     $ 51      $ 2,695       $    0     $11,013        $13,759
Common Stock issued under
  Employee Stock Purchase Plan...        21,002        0           41            0           0             41
Common Stock issued upon exercise
  of options.....................         7,200        0           22            0           0             22
Common Stock issued under
  Executive Bonus Plan...........         2,300        0            5            0           0              5
Payment of cash dividends........             0        0            0            0      (1,220)        (1,220)
Net loss.........................             0        0            0            0        (212)          (212)
                                     ----------     ----      -------       ------     -------        -------
Balance at October 31, 1994......     5,097,891       51        2,763            0       9,581         12,395
Common Stock issued upon exercise
  of options.....................        92,000        1          244            0           0            245
Common Stock issued under
  Employee Stock Purchase Plan...        24,927        0           31            0           0             31
Payment of cash dividends........             0        0            0            0        (920)          (920)
Net loss.........................             0        0            0            0      (2,437)        (2,437)
                                     ----------     ----      -------       ------     -------        -------
Balance at October 31, 1995......     5,214,818       52        3,038            0       6,224          9,314
Common Stock issued upon exercise
  of options.....................       108,636        1          271            0           0            272
Common Stock issued under
  Employee Stock Purchase Plan...        11,199        0           16            0           0             16
Net income.......................             0        0            0            0           6              6
                                     ----------     ----      -------       ------     -------        -------
Balance at March 31, 1996........     5,334,653       53        3,325            0       6,230          9,608
Common Stock and warrants issued
  for acquisitions...............     4,700,000       47       12,759        1,048           0         13,854
Common Stock issued upon exercise
  of options.....................       103,850        2          281            0           0            283
Common Stock issued under
  Employee Stock Purchase Plan...        16,237        0           34            0           0             34
Other issuances of stock options
  and warrants...................             0        0          122          303           0            425
Tax benefit on stock options
  exercised......................             0        0          107            0           0            107
Net loss.........................             0        0            0            0      (1,163)        (1,163)
                                     ----------     ----      -------       ------     -------        -------
Balance at March 31, 1997........    10,154,740     $102      $16,628       $1,351     $ 5,067        $23,148
                                     ==========     ====      =======       ======     =======        =======

          See accompanying notes to Consolidated Financial Statements.

                             METAL MANAGEMENT INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ACCOUNTING POLICIES

  Description of business

     Metal Management Inc., (herein referred to as "Company" or "MTLM"), formerly General Parametrics Corporation ("GPAR"), a Delaware corporation, and its wholly-owned subsidiaries are engaged in the business of dismantling, processing, marketing, brokering and recycling both ferrous and non-ferrous metals. These services are provided through MTLM's seventeen recycling centers located in Arizona, California and Texas. Upon completion of the pending acquisitions (see Note 2 -- Acquisitions and Mergers), MTLM will operate an additional eighteen recycling centers in Arizona, Illinois, Indiana, Mississippi, Ohio, Pennsylvania, Tennessee and Texas.

     Previously, the Company was engaged in the business of designing, manufacturing and marketing color printers and related color printer consumable products (see Note 3 -- Discontinued Operations).

  Change of company name and fiscal year

     On April 9, 1996, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation to change the name of the Company from General Parametrics Corporation to Metal Management, Inc. Effective April 15, 1996, the Company formally changed its Nasdaq stock symbol to "MTLM".

     On April 25, 1996, the Board of Directors of the Company approved a change in the Company's fiscal year end from October 31 to March 31, effective April 1, 1996.

  Basis of presentation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts, transactions and profits have been eliminated in consolidation.

  Uses of estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

  Cash equivalents

     Highly liquid investments with original maturities of three months or less are classified as cash equivalents. Restricted cash represents funds on deposit with an outside lender related to outstanding borrowings. These funds are not legally restricted from withdrawal.

  Accounts receivable

     Accounts receivable represents amounts due from customers on product sales. A reserve for tonnage variances of $101,000 has been provided at March 31, 1997 to account for allowances in scrap metal shipment weights which are settled on a quarterly basis. A reserve for uncollectible accounts of $414,000 related to sales of color printers and related products was provided at October 31, 1995.

  Property and equipment

     Property and equipment are recorded at cost less accumulated depreciation. Major renewals and improvements are capitalized while repairs and maintenance are expensed as incurred. Property, plant and equipment acquired in purchase transactions are recorded at its estimated fair value at the time of the acquisition. Depreciation is computed using the straight-line method over estimated useful lives of 29 to 39 years for buildings and improvements, 3 to 15 years for operating machinery, equipment, furniture and fixtures and 3 to 7 years for automobiles and trucks. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in results of operations.

  Goodwill and other intangible assets

     Goodwill represents the excess of consideration paid for companies acquired in purchase transactions over the fair value of net assets acquired. Goodwill is amortized on a straight-line basis over a period of 40 years. Non-compete agreements are amortized on a straight-line basis over a period of 10 years. Other intangible assets are amortized on a straight-line basis over the lesser of their legal or estimated useful lives. The following items comprised the balance at March 31, 1997 (in thousands):

Goodwill....................................................  $21,653
Non-compete agreements......................................    1,403
Deferred financing and acquisition charges..................      956
Other intangibles...........................................       23
                                                              -------
                                                               24,035
Less -- accumulated amortization............................     (551)
                                                              -------
                                                              $23,484
                                                              =======

     Amortization expense for the year ended March 31, 1997 was $551,000. The ongoing value and remaining useful life of goodwill and intangible assets are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable.

  Revenue recognition

     The Company recognizes revenue when title passes to the customer, which generally occurs at the time of shipment.

  Income taxes

     The Company utilizes the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Under this method, deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Income tax benefits related to non-qualified stock option exercises are credited to additional paid-in-capital when recognized.

  Financial instruments

     The carrying values of financial instruments including cash and cash equivalents, accounts receivable, notes receivable from related parties and accounts payable approximate the related fair values because of the relatively short maturity of these instruments. The carrying values of line of credit borrowings, notes payable to related parties and long-term debt, including the current portion, approximate the related fair values as the stated interest rates approximate market rates. The Company does not enter into futures contracts to hedge the effect of commodity prices.

  Major customers and concentration of credit risk

     13 customers represented 37% of revenues for the year ended March 31, 1997. These customers comprised approximately 53% of accounts receivable at March 31, 1997. The Company's largest customer accounted for 9% of revenues and 22% of accounts receivable for the year ended March 31, 1997.

     Financial instruments that potentially subject the Company to significant concentration of credit risk are primarily trade accounts receivable. The Company sells its products primarily to scrap metal brokers and mills located in the United States. Generally, the Company does not require collateral or other security to support customer receivables. Historically, the Company's wholly-owned subsidiaries have not experienced material losses from the noncollection of receivables.

  Reclassifications

     Certain prior year financial information has been reclassified to conform to the current year presentation. Such reclassifications had no material effect on the previously reported consolidated balance sheet, results of operations or cash flows of the Company.

  Income (loss) per common share

     Income (loss) per share is based upon weighted average common shares outstanding and common stock equivalents, when dilutive. Common stock equivalents are determined assuming the exercise of all dilutive stock options and warrants adjusted for the assumed repurchase of common stock, at the average market price, from the exercise proceeds. Due to the net loss for the years ended October 31, 1994, October 31, 1995 and March 31, 1997, common stock equivalents were not added to weighted average common shares outstanding as the result would have been antidilutive. For the five months ended March 31, 1996, the dilutive effect of common stock equivalents was immaterial and they were therefore not added to weighted average shares outstanding.

     The Financial Accounting Standards Board has issued SFAS No. 128, "Earnings per Share". SFAS No. 128 replaces primary earnings per share with basic earnings per share, which excludes dilution, and requires presentation of both basic and diluted earnings per share on the face of the income statement. Diluted earnings per share is computed similarly to the current fully diluted earnings per share. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, and requires restatement of all prior-period earnings per share data presented. The adoption of this statement is not expected to materially impact the Company's earnings per share computations.

  Impairment of long-lived assets

     Effective April 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of". SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 is applicable for most long-lived assets, identifiable intangibles and goodwill related to those assets. Management has determined that long-lived assets are fairly stated in the accompanying balance sheets, and that no indicators of impairment are present.

NOTE 2 -- ACQUISITIONS AND MERGERS

  Transactions during fiscal 1997

     The Company merged with EMCO Recycling Corp. ("EMCO"), headquartered in Phoenix, Arizona, and acquired The MacLeod Companies ("MacLeod"), headquartered in Los Angeles, California and

HouTex Metals Company, Inc. ("HouTex"), headquartered in Houston, Texas. The purchase consideration for each of the transactions as of March 31, 1997 was as follows (in thousands, except shares and warrants):

                                          EMCO            MACLEOD           HOUTEX          TOTAL
                                          ----            -------           ------          -----
Date of acquisition................  April 11, 1996   January 1, 1997   January 7, 1997
Shares of restricted MTLM common
  stock issued.....................       3,500,000           725,000           475,000   4,700,000
Warrants issued for MTLM common
  stock............................       1,000,000           175,000           310,000   1,485,000
Cash paid, including transaction
  costs............................         $ 2,219           $ 1,119           $ 1,121     $ 4,459
Value of MTLM common stock
  issued...........................           8,807             2,330             1,669      12,806
Value of MTLM warrants issued......             316               137               596       1,049
Promissory notes issued............               0             6,600             6,655      13,255
Other liabilities incurred.........           1,403                 0                 0       1,403
                                     --------------   ---------------   ---------------   ---------
     Total purchase
       consideration...............         $12,745           $10,186           $10,041     $32,972
                                     ==============   ===============   ===============   =========

     In connection with the above transactions, the Company also acquired certain real property utilized in the scrap metal business. In connection with the EMCO merger, the Company acquired certain real property which was indirectly owned by one of the former principal owners of EMCO for $1.1 million ($150,000 in cash and $950,000 in 9% notes payable due in three years, see Note 8 -- Notes Receivable/Payable to Related Parties and Note 14 -- Related Party Transactions). In connection with the MacLeod acquisition, the Company acquired certain real property on which the principal MacLeod operations are performed, for $3.5 million ($500,000 in cash and $3.0 million in 8% mortgage notes payable to an unrelated third party due on May 31, 1997, see Note 9 -- Long term Debt and Leases).

     The above transactions have been accounted for by the purchase method of accounting and the results of the operations of the acquired companies have been included in the consolidated financial statements since the date of acquisition. The purchase price was allocated based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of $9.8 million, $5.6 million and, $6.2 million for EMCO, MacLeod and HouTex, respectively, as of March 31, 1997.

  Transactions subsequent to year-end

     On May 1, 1997, the Company acquired Reserve Iron & Metal L.P. ("Reserve"), headquartered in Cleveland, Ohio. The acquisition of Reserve resulted in the issuance of $5.9 million in cash, $1.5 million in promissory notes, warrants to purchase up to 1.4 million shares of common stock and the assumption of debt. Excess purchase price over net assets acquired will be approximately $4.5 million. The Company made arrangements with Reserve's lender to provide for the existing loans to remain in place without changes to terms and conditions of the credit agreement. The warrants have varying vesting provisions, and their effective exercise prices will depend in part upon the resolution of specified potential liabilities referred to in the following paragraph. The Company entered into ten-year employment agreements with certain former shareholders of Reserve and also entered into employment agreements with certain key employees of Reserve for which warrants to purchase an aggregate of up to 175,000 shares of common stock of the Company was issued.

     The Company agreed, in principle, with certain of the sellers of Reserve to amend the Purchase Agreement. Among other matters, certain of the sellers of Reserve (the "Indemnifying Parties") have agreed to indemnify the Company and its affiliates against a significant portion of specified potential liabilities. As is customary with certain types of potential liabilities, Reserve's insurance carriers have accepted the defense of Reserve, but have done so subject to reserving their respective rights to deny coverage under certain circumstances. Assuming, for hypothetical purposes, that insurance coverage would not be available or would be inadequate, such potential liabilities, were they to become actual liabilities, could be significant. Any amounts payable by the Indemnifying Parties will be funded by reducing the purchase price note owed by the Company and/or by increasing the exercise price on warrants issued to such Indemnifying Parties as part of the original terms of the Purchase Agreement and the ten-year employment agreements, respectively. With reference to these certain potential liabilities, Reserve has advised the Company it believes it has adequate insurance coverage and has denied any liability for these potential liabilities. There can be no assurance, however, that Reserve will not suffer actual liability or that it will have adequate insurance to cover the liability.

  Pro forma financial information (unaudited)

     The following unaudited pro forma information presents a summary of consolidated results of operations of the Company, MacLeod, HouTex and Reserve as if the acquisitions had occurred on April 1, 1996. These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional depreciation expense as a result of a step-up in basis of fixed assets, additional amortization expense as a result of goodwill and interest expense on acquisition debt. They do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on April 1, 1996 (in thousands, except share data).

                                                                UNAUDITED
                                                                YEAR ENDED
                                                              MARCH 31, 1997
                                                              --------------
Net sales...................................................     $222,090
Net loss from continuing operations.........................     $ (4,038)
Net loss per share from continuing operations...............     $   (.40)

                                                                UNAUDITED
                                                              MARCH 31, 1997
                                                              --------------
ASSETS
Current assets..............................................     $ 58,970
Property & equipment, net...................................       31,043
Other assets................................................        1,556
Goodwill....................................................       27,499
                                                                 --------
            Total assets....................................     $119,068
                                                                 ========
LIABILITIES & EQUITY
Current liabilities.........................................     $ 56,609
Non-current liabilities.....................................       33,823
Stockholder's equity........................................       28,636
                                                                 --------
     Total liabilities and equity...........................     $119,068
                                                                 ========

     See Note 16 -- Subsequent Events -- Financing Transactions.

  Pending acquisitions

     On May 16, 1997, the Company signed a definitive agreement to merge Cozzi Iron & Metal, Inc. ("Cozzi"), headquartered in Chicago, Illinois with and into a subsidiary of the Company. Cozzi will be the surviving entity. The closing of the Cozzi merger is subject to shareholder and government approvals and is also subject to certain other conditions precedent. At the closing of this merger, the shareholders of Cozzi will likely receive 11.5 million shares of the Company's common stock, 1.5 million warrants to purchase common stock, and $6.0 million in cash. Further, at the effective time of the merger, the Company intends to appoint Albert A. Cozzi as President and the Chief Operating Officer of the Company. T. Benjamin Jennings will remain Chairman of the Board and Chief Development Officer, and Gerard M. Jacobs will remain the Chief Executive Officer of the Company. Contemporaneous with closing, Albert A. and Frank J. Cozzi, as well as T. Benjamin Jennings and Gerard M. Jacobs, anticipate entering into five-year employment agreements with the Company. In addition, Albert A., Frank J. and Gregory P. Cozzi and T. Benjamin Jennings and Gerard M. Jacobs intend to enter into a ten-year stockholder agreement to, among other things, vote their respective shares in a common fashion in regard to elections of directors and officers and in certain other circumstances.

     On March 18, 1997, the Company signed a binding Letter of Intent to acquire Proler Southwest Inc., and Proler Steelworks LLC ("Proler"). Proler Southwest Inc. and Proler Steelworks LLC have operations in Houston, Texas and Jackson, Mississippi, respectively. The transaction is expected to be effected by the Company acquiring all of the equity interests in Proler Southwest Inc., and Proler Steelworks LLC in exchange for $15.0 million in cash, a $2.0 million promissory note, 1.75 million shares of common stock of the Company and warrants to purchase 375,000 shares of common stock.

NOTE 3 -- DISCONTINUED OPERATIONS

     In October 1995, the Company elected to discontinue a portion of its electronic presentation products, including the VideoShow, VideoShow PRESENTER and related products and recorded restructuring costs of $1.44 million. Also in October 1995, the Company recorded a $716,000 special charge for the repositioning of its color printer products. These costs are reflected in discontinued operations. The charges were comprised of: writedowns of discontinued ($530,000) and slow-moving ($395,000) inventory, write-offs of capitalized software development costs for discontinued products ($524,000) and color printers ($321,000), write-off of fixed assets ($203,000) associated with the manufacture of discontinued products and a reserve of $180,000 for lease costs related to excess facilities to be vacated and sub-leased.

     During the first quarter of fiscal 1997, management made the decision to exit the Spectra*Star printer and consumables business and the VideoShow and related products lines. In accordance with Accounting Principles Board (APB) Opinion Number 30, the Company's consolidated statements of operations present the operating results of discontinued operations separately from continuing operations. Prior periods have been restated to conform with this presentation.

     On July 16, 1996, Mannesmann Tally ("Tally") acquired the Spectra*Star inventory and related production equipment for approximately $1.3 million in cash and other contingent consideration in the form of royalties on future revenues from the sale of Spectra*Star printers and related consumables by Tally. The company recognized an after-tax gain of $502,000 (after transaction related expenses) on the disposition of the assets, including $351,000 of royalties.

     The VideoShow business was sold in the third quarter of fiscal 1997 for consideration in the form of royalties on future revenues from the sale of VideoShow products. Future royalties are not expected to be material to the Company. The after-tax gain on the disposition of these assets was not considered material to the Company.

     Net revenues recognized for the discontinued operations were $12.3 million, $9.5 million, $3.1 million and $2.3 million for the years ended October 31, 1994 and 1995, the five months ended March 31, 1996 and the year ended March 31, 1997, respectively. Additional consideration from royalty income will be recorded as earned and will be reported as adjustments to the gain on sale of discontinued operations.

     Income tax provisions (benefits) for the discontinued operations were ($389,000), ($551,000), $52,000, and ($307,000) for the years ended October 31,
1994 and 1995, the five months ended March 31, 1996 and the year ended March 31, 1997, respectively. Income tax benefit for the gain on sale of assets of Spectra*Star was $15,000 for the year ended March 31, 1997.

     The following information represents selected financial data with respect to discontinued operations (in thousands:

                                                      FIVE MONTHS ENDED      YEAR ENDED         YEAR ENDED
                                                       MARCH 31, 1996     OCTOBER 31, 1995   OCTOBER 31, 1994
                                                      -----------------   ----------------   ----------------
STATEMENT OF OPERATIONS DATA:
Net sales............................................      $3,074             $ 9,511            $12,338
Cost of sales........................................       1,969               7,028              7,724
Restructuring costs..................................           0               1,437                  0
Other operating expenses.............................       1,031               4,295              5,443

NOTE 4 -- MARKETABLE SECURITIES

     Marketable securities are stated at cost, which approximates market value. Marketable securities maturing within one year are classified as current assets. The Company's marketable securities are classified as "available for sale" in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which the Company adopted in fiscal 1995. There was no material impact on the Company's financial position or results of operations as a result of the adoption of this standard. Marketable securities consist of the following (in thousands):

                                                           OCTOBER 31,   MARCH 31,
                                                              1995         1997
                                                           -----------   ---------
Municipal Bonds and Obligations..........................    $2,253         $ 0
Corporate Notes, Bonds and Obligations...................     1,108          14
                                                             ------         ---
                                                             $3,361         $14
                                                             ======         ===

NOTE 5 -- INVENTORIES

     Inventories for all periods presented are stated at the lower of cost or market. Cost is determined principally on the average cost method.

  Discontinued operations

     During the year ended October 31, 1995, a $925,000 charge was recorded to write-off certain discontinued inventory items. Net inventories consisted of the following at October 31, 1995 (in thousands):

Raw materials...............................................  $  534
Work-in-process.............................................     111
Finished goods..............................................   1,073
                                                              ------
                                                              $1,718
                                                              ======

  Continuing operations

     Inventories consist of the following at March 31, 1997 (in thousands):

Ferrous metals..............................................  $2,707
Non-ferrous metals..........................................   4,754
Other.......................................................     954
                                                              ------
                                                              $8,415
                                                              ======

NOTE 6 -- PROPERTY AND EQUIPMENT

     The cost and accumulated depreciation of property and equipment are as follows (in thousands):

                                                        DISCONTINUED        CONTINUING
                                                         OPERATIONS         OPERATIONS
                                                      OCTOBER 31, 1995    MARCH 31, 1997
                                                      ----------------    --------------
Land and improvements.............................        $     0            $ 5,759
Buildings and improvements........................             77              1,577
Operating machinery and equipment.................          2,936              8,799
Automobiles and trucks............................              0              2,550
Furniture and fixtures............................              0              3,221
                                                          -------            -------
                                                            3,013             21,906
Less -- accumulated depreciation..................         (2,955)            (1,698)
                                                          -------            -------
                                                          $    58            $20,208
                                                          =======            =======

     Depreciation expense for property and equipment of continuing operations was $1.73 million for the year ended March 31, 1997.

NOTE 7 -- LINES OF CREDIT

     The Company and its wholly-owned subsidiaries have various revolving lines of credit with commercial lenders which provide for revolving credit at interest rates that range from 0% to 1.75% in excess of the lenders' prime rates. The Company's ability to borrow under the lines of credit is based primarily on its accounts receivable and inventory balances. As of March 31, 1997, the Company had fully drawn predominately all of the availability under the lines of credit. The lines expire at various dates through August 1998. The Company is in compliance with all covenants under the various lines of credit. One of the revolving lines of credit requires an annual fee of .5% of the amount of the line.

     The weighted average interest rate on the borrowings outstanding at March 31, 1997 was 9.59%. Average borrowings under the various lines of credit during fiscal 1997 were approximately $4.7 million. During fiscal 1997, amounts outstanding under the various lines of credit ranged from $2.5 million to $7.9 million.

     See Note 16 -- Subsequent Events -- Financing Transactions

NOTE 8 -- NOTES RECEIVABLE/PAYABLE TO RELATED PARTIES

     Notes receivable/payable to related parties consists of the following at March 31, 1997 (in thousands):

Notes receivable:
8% Notes receivable from Mike and Zalman Melnik, repaid as
  due with accrued interest on April 30, 1997...............         406
9% Notes receivable from Ellis Metals, due with monthly
  interest, principal due on April 11, 2006.................         300
                                                                --------
                                                                     706
Less: current portion.......................................        (406)
                                                                --------
Long-term notes receivable from related parties.............    $    300
                                                                ========
Notes payable:
8% Notes payable to Ian MacLeod, due May 31, 1997, secured
  by a stock pledge agreement (Note A)......................    $  5,800
6% Notes payable to Clend Investment, due June 30, 1997,
  secured by a stock pledge agreement.......................       5,000
6% Notes payable to Mike Melnik, due April 30, 1997, secured
  by a stock pledge agreement...............................         960
6% Notes payable to Zalman Melnik, due April 30, 1997,
  secured by a stock pledge agreement.......................         695
8% Notes payable to Ian MacLeod, due in annual installments
  of $120 through January 1, 2002, secured by a stock pledge
  agreement (Note B)........................................         600
9% Notes payable to H&S Broadway, due April 11, 1999,
  secured by real property..................................         547
9% Notes payable to Harold Rubenstein, due April 11, 1999,
  secured by real property..................................         403
                                                                --------
                                                                  14,005
Less: current portion.......................................     (12,575)
                                                                --------
Long-term notes payable to related parties..................    $  1,430
                                                                ========

     H&S Broadway is principally owned by Harold Rubenstein, a former principal owner of EMCO, a current Director of the Company, and the Company's largest shareholder. During the current fiscal year, $78,000 of interest was collectively paid to H&S Broadway and Harold Rubenstein.

     Ian MacLeod, the former owner of MacLeod, is employed by and also serves as a Director of the Company. At March 31, 1997, the Company had a $129,000 of interest payable due to Ian MacLeod.

     Clend Investment ("Clend") is beneficially owned by Mike Melnik and Zalman Melnik, who are the former owners of HouTex, and are currently employed by the Company. Mike Melnik also serves as a Director of the Company. At March 31, 1997, the Company had an aggregate $92,000 interest payable due to Clend, Mike Melnik and Zalman Melnik.

     The HouTex acquisition agreement provided certain rights to Clend to convert principal amounts of its note to common stock of the Company. Also, the terms of the HouTex acquisition agreement require the Company to grant up to 250,000 warrants ("Limited Warrants") as contingent purchase consideration to Clend if the entire principal amount of the note is not paid within specified dates. The Limited Warrants are subject to early expiration if the Company's closing stock price exceeds an amount equal to 175% of the exercise price for a period of twenty consecutive trading days. Certain acceleration provisions in the Limited Warrants are expected to result in the issuance of additional restricted shares of common stock in fiscal 1998. In such case, the Limited Warrants would expire 30 days from the date the Company gives the Limited Warrant holder notice that the closing stock price has exceeded 175% of the exercise price. As of March 31, 1997, the Company had issued 150,000 Limited Warrants to Mike and Zalman Melnik, collectively, and 60,000 Limited Warrants to Clend.

     Scheduled maturities of notes payable to related parties are as follows (in thousands):

                FISCAL YEAR ENDING, MARCH 31
                ----------------------------
1998........................................................     12,575
1999........................................................        120
2000........................................................      1,070
2001........................................................        120
2002........................................................        120
                                                                -------
                                                                $14,005
                                                                =======

     See Note 16 -- Subsequent Events -- Financing Transactions.

NOTE 9 -- LONG-TERM DEBT AND LEASES

     At March 31, 1997, long-term debt consisted of the following (in thousands):

Term loan, interest at LIBOR +1.75%, due on June 30, 1997...    $  6,500
Mortgage note payable, interest at 8%, due with accrued
  interest on May 31, 1997, secured by real property........       3,000
Mortgage note payable, interest at 8%, payable in monthly
  installments of $25 including interest through May 1998
  and a $1,300 balloon payment, secured by real property....       1,374
Term loan, interest at 9.75% payable in monthly installments of $21 including interest through December 2001, secured
  by equipment..............................................         905
Note payable, interest at 9.25%, payable in monthly
  installments of $19 including interest through October
  1999, secured by vehicles and equipment...................         522
State of California Pollution Control Bonds, interest
  ranging from 5.5% to 6.1%, payable in monthly installments
  of $8 including interest, due November 2001...............         385
Other notes payable (24 notes with balances ranging from $6
  to $266) maturing at various dates through 2001, interest
  at rates ranging from 7.31% to 12.46%, secured by
  equipment.................................................       1,863
                                                                --------
                                                                  14,549
Less current portion........................................     (10,809)
                                                                --------
                                                                $  3,740
                                                                ========

     The $6.5 million term loan may be extended, at the Company's option and for a fee of $25,000, to September 30, 1997. The loan can be extended further, at the Company's option and for a fee of $100,000, to July 1, 1998. This loan was unsecured, except for personal guarantees from certain officers and directors of the Company (See Note 14 -- Related Party Transactions).

     The State of California Pollution Control Bonds are guaranteed by the Small Business Association (SBA) and require monthly base loan payments in amounts necessary to fund annual redemption and interest. Funds received in excess of current interest and principal reductions accumulate for the benefit of the Company in a restricted cash account. In addition, a deposit is maintained equal to three months of base loan payments plus interest earned. The Company's plant and equipment are security for the indebtedness.

     Scheduled maturities of long-term debt are as follows (in thousands):

FISCAL YEAR ENDING, MARCH 31
----------------------------
1998........................................................    $10,809
1999........................................................      2,132
2000........................................................        811
2001........................................................        527
2002........................................................        270
                                                                -------
                                                                $14,549
                                                                =======

     See Note 16 -- Subsequent Events -- Financing Transactions.

     The Company leases certain facilities and equipment under operating and capital leases expiring at various dates. Rent expense for buildings and land was $476,000 and rent expense for equipment was $2,000 for the year ended March 31, 1997. Payments under capital leases were $91,000 for the year ended March 31, 1997. Most of the operating leases contain renewal options. Future minimum lease payments are as follows (in thousands):

                                                              OPERATING   CAPITAL
                FISCAL YEAR ENDING, MARCH 31                   LEASES     LEASES
                ----------------------------                  ---------   -------
1998........................................................   $  597      $121
1999........................................................      476        83
2000........................................................      490        81
2001........................................................      491        79
2002........................................................      403        34
Thereafter..................................................    1,642         0
                                                               ------      ----
                                                               $4,099      $398
                                                               ======      ====

NOTE 10 -- INCOME TAXES

     The provision (benefit) for federal and state income taxes from continuing operations is as follows (in thousands):

                                         OCTOBER 31,   OCTOBER 31,   MARCH 31,   MARCH 31,
                                            1994          1995         1996        1997
                                         -----------   -----------   ---------   ---------
Federal:
  Current..............................      $1            $40         $(41)       $(170)
  Deferred.............................       0              0            0         (649)
                                             --            ---         ----        -----
                                              1             40          (41)        (819)
                                             --            ---         ----        -----
State:
  Current..............................       0             11          (11)          61
  Deferred.............................       0              0            0          (84)
                                             --            ---         ----        -----
                                              0             11          (11)         (23)
                                             --            ---         ----        -----
Total tax provision (benefit)..........      $1            $51         $(52)       $(842)
                                             ==            ===         ====        =====

     The components of deferred tax liabilities and assets are comprised of the following (in thousands):

                                                             OCTOBER 31,   MARCH 31,
                                                                1995         1997
                                                             -----------   ---------
  Cash to accrual adjustment...............................     $   0       $   255
  Depreciation.............................................         5         2,329
                                                                -----       -------
Gross deferred income tax liabilities......................         5         2,584
                                                                -----       -------
  Accounts receivable reserves.............................      (165)            0
  Inventory................................................      (103)         (221)
  Vacation reserve.........................................       (67)          (65)
  Fixed asset reserves.....................................       (93)            0
  Lease reserve............................................       (72)           (2)
  NOL carryforward.........................................         0          (792)
  Financing costs..........................................         0           (60)
  Other....................................................       (10)         (137)
                                                                -----       -------
Gross deferred income tax assets...........................      (510)       (1,277)
                                                                -----       -------
Deferred tax asset valuation allowance.....................       505             0
                                                                -----       -------
                                                                $   0       $ 1,307
                                                                =====       =======

     Realization of deferred tax assets is dependent upon generating sufficient future taxable income in the periods in which the assets reverse or the benefits expire. Although realization is not assured, management believes it is more likely than not that the Company's deferred tax assets will be realized through future taxable earnings. The current year U.S. federal net operating loss carryforward expires in 2012.

     The reconciliation of income tax from continuing operations computed at the U.S. federal statutory tax rate to the company's effective rate is as follows:

                                                        YEAR ENDED                   YEAR ENDED
                                                        OCTOBER 31,                  OCTOBER 31,
                                                           1994            %            1995            %
                                                        -----------        -         -----------        -
Normal statutory rate.............................          $ 78           34.0         $ 106         $ 34.0
State income taxes, net of federal benefit........             0            0.0            11            3.5
Tax exempt interest...............................           (77)         (33.6)          (66)         (21.2)
                                                            ----         ------         -----         ------
                                                            $  1             .4         $  51           16.3
                                                            ====         ======         =====         ======

                                                 5 MONTHS ENDED                   YEAR ENDED
                                                 MARCH 31, 1996        %        MARCH 31, 1997        %
                                                 --------------        -        --------------        -
Normal statutory rate..........................       $(23)          (34.0)         $(998)          (35.0)
State income taxes, net of federal benefit.....        (11)          (16.1)          (105)           (3.7)
Non-deductible goodwill........................          0             0.0            145             5.1
Non-deductible acquisition costs...............          0             0.0             70             2.5
Non-deductible meals & entertainment...........          0             0.0             56             2.0
Other..........................................        (18)          (26.4)           (10)            (.4)
                                                      ----           -----          -----           -----
                                                      $(52)          (76.5)         $(842)          (29.5)
                                                      ====           =====          =====           =====

NOTE 11 -- STOCKHOLDERS' EQUITY

  Common stock and preferred stock

     On April 9, 1996, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's common stock to 40,000,000. The Company's Certificate of Incorporation also allows the issuance of up to 2,000,000 shares of preferred stock. No preferred shares have been issued to date. See Note 16 -- Subsequent Events -- Financing Transactions.

  Stock option plans

     On April 9, 1996, the Company's stockholders approved the adoption of the 1996 Director Option Plan (the "Director Plan") and the reservation of 100,000 shares of common stock for issuance thereunder. The Director Plan provides for options to be granted to outside directors of the Company who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934. Under the Director Plan, each outside director is automatically granted an option to purchase 10,000 shares on the date on which such person first becomes an outside director. Thereafter, each outside director is automatically granted an option to purchase 2,500 shares on January 15th of each year, as long as such outside director has served on the Board of Directors for at least one month. The options are granted at 100% of the market price on the date of the grant, become fully vested and exercisable on such date and expire 10 years from the date of the grant.

     On April 9, 1996, the Company's stockholders approved an amendment to the Company's 1995 Stock Option Plan (the "1995 Plan") to reserve an additional 800,000 shares of common stock for an aggregate 1,300,000 shares of common stock which can be issued under the 1995 Plan. The 1995 Plan allows the Board of Directors to grant options to purchase shares to officers and employees in the form of either incentive stock options (ISO's) or nonstatutory stock options (NSO's). The Board of Directors determines, within limits set forth in the 1995 Plan, the term of each option, the option exercise price, the number of shares subject to each option and the times at and conditions under which each option is or becomes exercisable.

     During fiscal 1995, the Board of Directors terminated the 1986 Stock Option Plan with respect to future grants. The following summarizes the activity of the Director Plan, 1995 Plan and the 1986 Plan for the year ended March 31, 1997, the five months ended March 31, 1996 and the years ended October 31, 1995 and 1994, respectively:

                                                                  DIRECTOR & 1995 PLAN
                                                   ---------------------------------------------------
                                                             1997                       1996
                                                   ------------------------   ------------------------
                                                                WEIGHTED                   WEIGHTED
                                                                AVERAGE                    AVERAGE
                                                   SHARES    EXERCISE PRICE   SHARES    EXERCISE PRICE
                                                   ------    --------------   ------    --------------
Beginning balance................................  716,750       $3.92         51,000       $3.22
Granted..........................................  110,000       $4.53        665,750       $3.97
Exercised........................................  (16,750)      $2.90              0       $0.00
Canceled.........................................  (57,500)      $3.89              0       $0.00
                                                   -------                    -------
Ending balance...................................  752,500       $4.03        716,750       $3.92
                                                   =======                    =======
Exercisable at end of period.....................  667,500       $3.96        669,750       $3.91
                                                   =======                    =======
Options available for grant......................  530,750                     83,250
                                                   =======                    =======

     For the year ended March 31, 1997 and the five months ended March 31, 1996, the weighted average fair value and weighted average exercise price of options granted was as follows:

                                                             DIRECTOR & 1995 PLAN
                                 ----------------------------------------------------------------------------
                                                 1997                                   1996
                                 ------------------------------------   -------------------------------------
                                 SHARES   FAIR VALUE   EXERCISE PRICE   SHARES    FAIR VALUE   EXERCISE PRICE
                                 ------   ----------   --------------   ------    ----------   --------------
Exercise price > Market
  price........................  95,000     $1.59          $4.53        562,500     $0.99          $4.01
Exercise price = Market
  price........................  15,000     $2.07          $4.54         84,000     $1.26          $4.00
Exercise price < Market
  price........................     n/a       n/a            n/a         19,250     $1.80          $2.85

                                                                  DIRECTOR & 1995 PLAN
                                                     -----------------------------------------------
                                                              1995                     1994
                                                     -----------------------   ---------------------
                                                               OPTION PRICE             OPTION PRICE
                                                     SHARES      PER SHARE     SHARES    PER SHARE
                                                     ------    ------------    ------   ------------
Beginning balance..................................        0       $0.00         0         $0.00
Granted............................................   51,000   $1.57 - $4.00     0         $0.00
Exercised..........................................        0       $0.00         0         $0.00
Canceled...........................................        0       $0.00         0         $0.00
                                                     -------                     --
Ending balance.....................................   51,000   $1.57 - $4.00     0         $0.00
                                                     =======                     ==
Exercisable at end of period.......................   25,000       $2.50
                                                     =======
Options available for grant........................  449,000
                                                     =======

                                                                       1986 PLAN
                                                  ----------------------------------------------------
                                                            1997                       1996
                                                  ------------------------   -------------------------
                                                               WEIGHTED                    WEIGHTED
                                                               AVERAGE                     AVERAGE
                                                  SHARES    EXERCISE PRICE    SHARES    EXERCISE PRICE
                                                  ------    --------------    ------    --------------
Beginning balance...............................  156,850       $2.82         304,800       $2.71
Granted.........................................        0       $0.00               0       $0.00
Exercised.......................................  (87,100)      $2.65        (108,636)      $2.55
Canceled........................................  (64,750)      $3.07         (39,314)      $2.77
                                                  -------                    --------
Ending balance..................................    5,000       $2.50         156,850       $2.82
                                                  =======                    ========
Exercisable at end of period....................    5,000       $2.50         141,788       $2.87
                                                  =======                    ========
Options available for grant.....................        0                           0
                                                  =======                    ========

                                                                    1986 PLAN
                                               ---------------------------------------------------
                                                         1995                       1994
                                               ------------------------   ------------------------
                                                          OPTION PRICE               OPTION PRICE
                                                SHARES      PER SHARE      SHARES      PER SHARE
                                                ------    ------------     ------    ------------
Beginning balance............................   572,800   $1.90 - $6.00    569,600   $1.90 - $6.00
Granted......................................     1,500   $1.57 - $1.63    190,000   $1.88 - $2.75
Exercised....................................   (92,000)  $2.34 - $2.98     (7,200)  $1.90 - $2.34
Canceled.....................................  (177,500)  $2.23 - $3.56   (179,600)  $2.23 - $4.25
                                               --------                   --------
Ending balance...............................   304,800   $1.57 - $6.00    572,800   $1.90 - $6.00
                                               ========                   ========
Exercisable at end of period.................   277,497   $1.88 - $6.00    353,785   $1.90 - $6.00
                                               ========                   ========
Options available for grant..................         0                    462,630
                                               ========                   ========

     Exercise price for options outstanding at March 31, 1997 ranged from $2.50 to $5.00. The weighted average remaining contractual life of the outstanding options is 8.73 years. The exercise of non-qualified stock options resulted in income tax benefits of $107,000 for the year ended March 31, 1997, which were credited to additional paid-in-capital. The income tax benefits are the tax effect of the difference between market price on the date of exercise and option price.

  Warrants

     The Company has issued warrants to purchase restricted common stock, primarily as consideration for acquisitions and loan guarantees. The summary of warrant activity for the year ended March 31, 1997, five months ended March 31, 1996 and the years ended October 31, 1995, and 1994, respectively, is as follows:

                                                         1997                          1996
                                             ----------------------------   ---------------------------
                                                         WEIGHTED AVERAGE              WEIGHTED AVERAGE
                                             WARRANTS     EXERCISE PRICE    WARRANTS    EXERCISE PRICE
                                             --------    ----------------   --------   ----------------
Beginning balance..........................     20,000        $3.50          10,000         $3.00
Granted....................................  1,995,038        $4.66          10,000         $4.00
Exercised..................................          0        $0.00               0         $0.00
Canceled...................................          0        $0.00               0         $0.00
                                             ---------                       ------
Ending balance.............................  2,015,038        $4.65          20,000         $3.50
                                             =========                       ======
Exercisable at end of period...............  2,015,038        $4.65          20,000         $3.50
                                             =========                       ======

                                                         1995                          1994
                                              ---------------------------   ---------------------------
                                                         WEIGHTED AVERAGE              WEIGHTED AVERAGE
                                              WARRANTS    EXERCISE PRICE    WARRANTS    EXERCISE PRICE
                                              --------   ----------------   --------   ----------------
Beginning Balance...........................        0         $0.00            0            $0.00
Granted.....................................   10,000         $3.00            0            $0.00
Exercised...................................        0         $0.00            0            $0.00
Canceled....................................        0         $0.00            0            $0.00
                                               ------                          -
Ending Balance..............................   10,000         $3.00            0            $0.00
                                               ======
Exercisable at end of period................   10,000         $3.00
                                               ======

  Employee Stock Purchase Plan

     The Company's Employee Stock Purchase Plan ("Plan") was initiated in fiscal 1987. The Plan allowed employees to purchase shares of the Company's Common Stock at the lower of 85% of the fair market value of the Common Stock, as determined by the closing bid price on the NASDAQ National Market System, on the first and last day of the offering period. Shares issued for the year ended March 31, 1997, five months ended March 31, 1996, and the years ended October 31, 1995 and 1994 were 16,237, 11,199, 24,927 and 21,002, respectively.

  Pro forma disclosures

     The Company has adopted SFAS No. 123 "Accounting for Stock-Based Compensation". However, in accordance with the provisions of SFAS No. 123, the Company continues to account for stock-based compensation under the provisions of APB 25, "Accounting for Stock Issued to Employees", and accordingly does not recognize compensation cost for options with exercise prices equal to market value at the date of grant. As required by SFAS No. 123, the following disclosure of pro forma information provides the effects on net income (loss) and net income (loss) per share as if the Company had accounted for its employee stock awards under the fair value method prescribed by SFAS 123 (in thousands, except per share data).

                                                        YEAR ENDED      5 MONTHS ENDED
                                                      MARCH 31, 1997    MARCH 31, 1996
                                                      --------------    --------------
Pro forma net (loss)..............................       $(1,290)           $(556)
Pro forma net (loss) per share....................       $  (.14)           $(.10)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants for the year ended March 31, 1997 and the five months ended March 31, 1996: expected dividend yield of 0% and expected option lives of 3 years for both years, an expected volatility of 60.0% and 34.2% and risk free interest rate of 6.52% and 5.89%, respectively. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, it is management's opinion that the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

NOTE 12 -- EMPLOYEE BENEFIT PLANS

     The Company offers a defined contribution 401(k) Plan covering eligible employees. Participants can elect to contribute up to 15% of their qualified pre-tax compensation. The Company may match participant contributions as determined at the sole discretion of the Company. Since inception of the plan, the Company has made no contributions to the plan.

     The Company's wholly-owned EMCO subsidiary offers a defined contribution 401(k) Plan and a profit-sharing Plan. Eligible employees can contribute up to 15% of their qualified pre-tax compensation. EMCO matches 50% of participant contributions up to 6% of compensation. EMCO made matching contributions of $52,000 for the year ended March 31, 1997. No contributions were made to the profit-sharing plan.

NOTE 13 -- COMMITMENTS AND CONTINGENCIES (SEE NOTE 2 -- ACQUISITIONS AND
MERGERS)

  Environmental matters

     The Company is subject to comprehensive local, state and international regulatory and statutory requirements relating to the acceptance, storage, handling and disposal of solid waste and waste water, air emissions, soil contamination and employee health, among others. The Company believes that it and its subsidiaries are in material compliance with currently applicable environmental and other applicable laws and regulations. However, environmental legislation may in the future be enacted and create liability for past actions and the Company or its subsidiaries may be fined or held liable for damages. There can be no assurance that potential damages, liabilities, expenditures, fines and penalties will not have a material adverse effect on the Company's financial condition or results of operations.

  Substantial leverage

     The Company has substantial leverage which could have adverse consequences to the Company including the following: (1) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (2) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest; and (3) the Company will be more vulnerable to an economic downturn in the scrap metal recycling industry which has historically been sensitive to changes in general economic conditions. See Note 16 -- Subsequent Events -- Financing Transactions and Note 17 -- Management's Plan Regarding Current Debt Obligations.

  Purchase of real property

     On January 7, 1997, the Company's HouTex subsidiary entered into a 10 year lease agreement with 15/21 Japhet Realty Ltd. ("Japhet"), which is principally owned by the former HouTex shareholders, Mike and Zalman Melnik. Rent paid for the year ended March 31, 1997 was $51,000. The lease agreement allows Japhet to sell the property to the Company for $4.0 million between the 54th month and the 89th month of the lease term. The Company also has an option to buy the property for $4.0 million during the same period.

NOTE 14 -- RELATED PARTY TRANSACTIONS

     See Note 8 Notes Receivable/Payable to Related Parties, Note 11 -- Stockholder's Equity, Note 13 -- Commitments and Contingencies and Note 16 -- Subsequent Events -- Financing Transactions.

     On April 11, 1996, the Company and Harold Rubenstein entered into a five year consulting agreement. The services provided include consultation and direct management assistance with respect to operations, strategic planning and other aspects of the Company's business. Fees paid for these services amounted to $84,000 for the year ended March 31, 1997.

     The Company has entered into various transactions with Ellis Metals, Inc. ("Ellis Metals") and Empire Metals ("Empire") which are companies principally owned by Harold Rubenstein. On April 11, 1996, the Company entered into a five year exclusive supply agreement with Ellis Metals, which requires Ellis Metals to sell all of its inventory to the Company's wholly owned EMCO subsidiary or to EMCO's customers through a direct shipment arrangement. In the latter arrangement, EMCO receives a brokerage fee. In consideration for entering into this agreement, Ellis Metals receives a monthly exclusivity fee of $2,500 during the term of the agreement. During the current year, the Company paid Ellis Metals $30,000 under terms of the agreement. The Company also advanced $300,000 to Ellis Metals which is reflected as a note receivable. The Company also purchases inventory from Empire, from time to time, at prices equivalent to market value. During the current year, the Company purchased $3.9 million and $.3 million of inventory from Ellis Metals and Empire, respectively, and also had sales of $.3 million to Ellis Metals. At March 31, 1997, the Company had accounts payable of $93,000 and $84,000 to Ellis Metals and Empire, respectively.

     The Company owns the land on which certain Ellis Metals operations are located and leases the land to Ellis Metals. During the current fiscal year, the Company received $78,000 in rent payments from Ellis Metals. The Company has a five year option, beginning June 1, 1999, to purchase certain assets of Ellis Metals for $1.364 million, subject to certain adjustments. It is the Company's intention to exercise such option.

     In conjunction with a loan obtained from a commercial bank on January 7, 1997 (see Note 9 -- Long-term Debt and Leases), personal guarantees were provided by six directors of the Company, including Gerard M. Jacobs, T. Benjamin Jennings, Donald F. Moorehead, Jr., George O. Moorehead, Harold Rubenstein and Raymond F. Zack. These individuals received warrants to purchase an aggregate of 500,000 shares of restricted common stock of the Company at $4.00 per share (subject to certain restrictions) in consideration for making such guarantees. The warrants were recorded as other financing costs during the current fiscal year based on the estimated fair value of the loan guaranty of $302,000. The cost is being amortized over the six month term of the loan.

     The Company receives investor and public relations services from Xavier Hermosillo, a Director of the Company. The Company paid fees of $15,000 and $36,000 for the five months ended March 31, 1996 and the year ended March 31, 1997, respectively, for these services.

     Certain of the Company's wholly-owned MacLeod subsidiaries lease space on which certain MacLeod operations are located from Ian MacLeod. Rent paid for the year ended March 31, 1997 was $13,200. This lease expires on January 31, 1998. The Company owns the real property on which MacLeod's principal activities are performed.

NOTE 15 -- SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental cash flow information is summarized as follows (in thousands):

                                                                                    FIVE MONTHS
                                                                                       ENDED
                                                      OCTOBER 31,    OCTOBER 31,     MARCH 31,     MARCH 31,
                                                         1994           1995           1996          1997
                                                      -----------    -----------    -----------    ---------
Interest paid.....................................        $ 0           $  0           $  0        $  1,085
Income taxes refunded.............................        $17           $320           $256        $  1,184
Details of business acquisitions:
  Fair value of assets acquired...................        $ 0           $  0           $  0        $ 58,455
  Liabilities assumed.............................          0              0              0         (25,483)
  Stock and warrants issued.......................          0              0              0         (13,855)
  Promissory notes and other consideration
     issued.......................................          0              0              0         (14,658)
                                                          ---           ----           ----        --------
  Cash paid.......................................          0              0              0           4,459
Less: cash acquired...............................          0              0              0          (1,914)
                                                          ---           ----           ----        --------
Net cash paid for acquisitions....................        $ 0           $  0           $  0        $  2,545
                                                          ===           ====           ====        ========
Noncash investing and financing activities:
  Notes payable issued for real estate............        $ 0           $  0           $  0           3,950
  tax benefit on stock options exercised..........        $ 0           $  0           $  0             107

NOTE 16 -- SUBSEQUENT EVENTS -- FINANCING TRANSACTIONS

     Subsequent to March 31, 1997, the Company completed several financing and capital transactions which raised additional cash and refinanced or paid down existing related party and third party debt. The transactions were as follows:

1. During April 1997, the Board of Directors approved a private sale of up to 2,025,000 restricted shares of the Company's common stock at $7.25 (the "Private Placement"). As of June 19, 1997, all the restricted shares available for sale in the private placement had been sold, including the sale of 260,000 shares, collectively, to five directors of the Company, including Gerard M. Jacobs, T. Benjamin Jennings, Donald F. Moorehead, Jr., and George
   O. Moorehead and Harold Rubenstein. A purchaser of the restricted stock that is not a Director or employee of the Company exchanged consideration comprised of cash and a short term note. The short term note, in the principal amount of $2.25 million, accrues interest at the prime rate and is payable on or before June 30, 1997. On June 16, 1997, the Company received a $500,000 payment on the note.

2. On April 1, 1997, the Company issued 60,000 Limited Warrants to Clend, which resulted in additional goodwill of $216,000 (see Note 8).

3. On April 15, 1997, Clend converted $1.0 million of its note payable into 182,481 restricted shares of common stock of the Company (see Note 8).

4. On April 30, 1997, the Company made a $200,000 payment on Promissory Note A due to Ian MacLeod and paid the $960,000 and $695,000 notes payable due to Mike and Zalman Melnik, respectively (see Note 8).

5. On May 1, 1997, the Company issued 60,000 Limited Warrants to Clend, which resulted in additional goodwill of $221,000 (see Note 8).

6. On May 21, 1997, Mike and Zalman Melnik exercised their Limited Warrants to purchase 150,000 shares of restricted common stock in exchange for aggregate cash payments to the Company of $600,000 (see Note 8). Also, on May 21, 1997, Clend exercised its Limited Warrants to purchase 180,000 shares of restricted common stock in exchange for a $720,000 reduction of the amount owned by the Company pursuant to the Clend Note.

7. On May 27, 1997, the Company made a $1.0 million payment on a line of credit from a commercial bank (see Note 7).

8. On May 29, 1997, the Company made a payment of all principal and interest on its $3.0 million mortgage payable (see Note 9). Also, on May 29, 1997, Ian MacLeod and the Company agreed to amend the acquisition agreement dated January 1, 1997, whereby the Company agreed to issue 160,000 restricted shares of common stock of the Company in exchange for a $1.0 million reduction of Promissory Note A. In addition, Ian MacLeod agreed to eliminate the restrictions on the Company's ability to incur indebtedness involving the MacLeod subsidiaries and to release stock pledges involving MacLeod. At the same time, the Company made a $1.6 million payment on Promissory Note A and executed a note to refinance the remaining $3.0 million principal portion of Promissory Note A into a 5 year note due June 29, 2002 which accrues interest at 8.5% (see Note 8).

9. On May 30, 1997, the Company entered into a $6.0 million revolving and term loan agreement with a commercial bank under which the Company received proceeds of $4.5 million. The loans are due on July 1, 1998 and carry an interest rate equal to 1% above the lenders' prime rate. The proceeds from the loans were utilized to repay the remaining $3.28 million balance on the Clend Note (thereby ceasing the issuance of any additional Limited Warrants), to repay the $600,000 MacLeod Promissory Note B (see Note 8 -- Notes Receivable/Payable to Related Parties), and for working capital purposes.

     There was no material gain or loss, individually or in the aggregate, as a result of the above transactions. The following tables summarizes the unaudited pro forma outstanding debt and equity balances of the Company at March 31, 1997, giving effect to the debt assumed in the Reserve acquisition (see Note 2) and the transactions described above (in thousands):

                                                                  ADJUSTMENTS FOR
                                                                    SUBSEQUENT              UNAUDITED
                                                     ACTUAL       FINANCINGS AND            PRO FORMA
                                                 MARCH 31, 1997    ACQUISITIONS     REF   MARCH 31, 1997
                                                 --------------   ---------------   ---   --------------
Operating line of credit.......................        7,887           (1,000)       7         6,887
                                                           0            4,500        9         4,500
                                                    --------         --------                -------
                                                       7,887            3,500                 11,387
                                                    ========         ========                =======
Notes payable to Related Parties:
  Promissory note A to Ian MacLeod.............        5,800             (200)       4             0
                                                          --           (5,600)       8            --
  Note payable to Clend Investment.............        5,000           (1,000)       3             0
                                                          --             (720)       6            --
                                                          --           (3,280)       9            --
  Note payable to Mike and Zalman Melnik.......        1,655           (1,655)       4             0
  Promissory note B to Ian MacLeod.............          600             (600)       9             0
  Note payable to H&S Broadway.................          547               --                    547
  Note payable to Harold Rubenstein............          403               --                    403
  Note payable issued to Ian MacLeod...........            0            3,000        8         3,000
  Note payable issued for Reserve
     acquisition...............................            0            1,542                  1,542
                                                    --------         --------                -------
                                                      14,005           (8,513)                 5,492
  Less: current portion........................      (12,575)         (12,575)                     0
                                                    --------         --------                -------
Long-term notes payable to Related Parties.....        1,430            4,062                  5,492
                                                    ========         ========                =======

                                                                  ADJUSTMENTS FOR
                                                                    SUBSEQUENT              UNAUDITED
                                                                  FINANCINGS AND            PRO FORMA
                                                 MARCH 31, 1997    ACQUISITIONS     REF   MARCH 31, 1997
                                                 --------------   ---------------   ---   --------------
Long-term debt.................................       14,549           (3,000)       8        11,549
Debt assumed from Reserve......................            0           27,126                 27,126
                                                    --------         --------                -------
                                                      14,549           24,126                 38,675
  Less: current portion........................      (10,809)           1,546                 (9,263)
                                                    --------         --------                -------
                                                       3,740           25,672                 29,412
                                                    ========         ========                =======
Common stock and paid in capital...............       16,730           14,681        1        31,411
                                                          --            1,000        3         1,000
                                                          --            2,142        6         2,142
                                                           0            1,000        8         1,000
                                                    --------         --------                -------
                                                      16,730           18,823                 35,553
                                                    ========         ========                =======
Warrants.......................................        1,351              216        2         1,567
                                                          --              221        5           221
                                                          --             (822)       6          (822)
Warrants issued for Reserve acquisition........            0            5,488                  5,488
                                                    --------         --------                -------
                                                       1,351            5,103                  6,454
                                                    ========         ========                =======

NOTE 17 -- MANAGEMENT'S PLAN REGARDING CURRENT DEBT OBLIGATIONS

     As outlined in Notes 7, 8, and 9, certain of the Company's debt obligations at March 31, 1997 existed under facilities that were scheduled to mature within approximately one year. In addition, the Company assumed $1,454,000 of short-term debt obligations when it acquired Reserve on May 1, 1997 (see Notes 2 and 16). Management's current projections indicate that there will not be sufficient cash flow from operations to fund the repayment of all principal obligations on maturing short-term debt. Substantially all of the Company's assets are pledged as collateral under the Company's various borrowing facilities.

     As described in Note 16, the Company has completed several debt and capital transactions since March 31, 1997 that have raised cash or refinanced or repaid existing debt. Additionally, management has entered into amendments or obtained binding commitments from certain current lenders to extend maturities of existing current obligations beyond June 30, 1998. These transactions and commitments should provide the Company with sufficient cash and available borrowings to fund the Company's current debt obligations and anticipated operating cash needs for fiscal 1998. Management continues to explore various other financing strategies, including the refinancing of certain existing debt facilities on a long-term basis, the issuance of convertible or other types of debt, and the issuance of equity securities. There can be no assurance that the Company will be able to access sufficient capital on acceptable terms.

NOTE 18 -- SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table sets forth certain unaudited quarterly financial information for the Company's last ten fiscal quarters (in thousands, except per share amounts).

                                                                             QUARTER ENDED
                                                            -----------------------------------------------
                                                            JANUARY 31    APRIL 30    JULY 31    OCTOBER 31
                                                            ----------    --------    -------    ----------
                      FISCAL 1995
Net sales...............................................       $  0        $   0       $   0      $     0
Gross profit............................................          0            0           0            0
Net income from continuing operations...................         76           49          74           62
Net income (loss) from discontinued operations..........         14         (136)       (329)      (2,247)
Net income (loss).......................................       $ 90        $ (87)      $(255)     $(2,185)
Earnings (loss) per share for:
  Continuing operations.................................       $.02        $ .01       $ .01      $   .01
  Discontinued operations...............................        .00         (.03)       (.06)        (.44)
  Net income (loss).....................................        .02         (.02)       (.05)        (.43)

                                                                QUARTER ENDED    TWO MONTHS ENDED
                                                                 JANUARY 31          MARCH 31
                                                                -------------    ----------------
                        FISCAL 1996
Net sales...................................................        $  0               $  0
Gross profit................................................           0                  0
Net income (loss) from continuing operations................         (20)                 4
Net income (loss) from discontinued operations..............          68                (46)
Net income (loss)...........................................          48                (42)
Earnings (loss) per share for:
  Continuing operations.....................................        $.00               $.00
  Discontinued operations...................................         .01               (.01)
  Net income (loss).........................................         .01               (.01)

                                                                         QUARTER ENDED
                                                       --------------------------------------------------
                                                       JUNE 30    SEPTEMBER 30    DECEMBER 31    MARCH 31
                                                       -------    ------------    -----------    --------
                    FISCAL 1997
Net sales..........................................    $15,978      $13,963         $10,402      $24,853
Gross profit.......................................      2,000          823             382        3,667
Net income (loss) from continuing operations.......          5         (915)         (1,160)          60
Net income from discontinued operations............        146          147              25          529
Net income (loss)..................................        151         (768)         (1,135)         589
Earnings (loss) per share for:
  Continuing operations............................    $   .00      $  (.10)        $  (.13)     $   .01
  Discontinued operations..........................        .02          .02             .00          .05
  Net income (loss)................................        .02         (.08)           (.13)         .06

     Fiscal 1995 and 1996 results are restated to reflect the results of discontinued operations (see Note 3 -- Discontinued Operations).

NOTE 19 -- EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF ACCOUNTANTS' REPORT

  Completed Acquisitions

     On June 23, 1997, MTLM acquired the scrap recycling businesses of The Isaac Group of Companies ("Isaac"), headquartered in Maumee, Ohio. The Isaac Group includes Ferrex Trading Corporation, The Isaac Corporation, Paulding Recycling, Inc. and Briquetting Corporation of America. The acquisition of Isaac resulted in the issuance of 1,942,857 shares of MTLM common stock, warrants to purchase 462,500 shares of MTLM common stock, $20,582,300 of short-term notes, and $15,964,601 of long-term notes. In addition, the Company guaranteed $8,544,200 of short-term notes payable by Isaac to two of its former shareholders. In connection with the acquisition, George A. Isaac III joined the Company as an Executive Vice President and Director and entered into a 5 year employment agreement with the Company and a non-compete agreement with extends for 3 years beyond the employment agreement. In consideration for entering into the non-compete agreement, the Company granted Mr. Isaac warrants to purchase 287,500 shares of MTLM common stock.

     In connection with the acquisition, the Company entered into a credit agreement with a commercial lender which provides a revolving line of credit up to an amount of $37.0 million, subject to borrowing base availability. The line of credit expires on June 23, 1998 and borrowings are secured by substantially all of Isaac's assets. The line of credit also provides for an irrevocable letter of credit in addition to working capital. The letter of credit is issued in the aggregate amount of $27.4 million and provides security for $45.0 million of notes payable to former Isaac shareholders.

     On August 27, 1997, MTLM closed its merger with Proler Southwest Inc. of Houston, Texas and its acquisition of Proler Steelworks L.L.C. of Jackson, Mississippi (collectively "Proler"). The acquisition of Proler resulted in the issuance of 1,750,000 shares of MTLM common stock, warrants to purchase 375,000 shares of MTLM common stock, $8.1 million of short-term notes, $2.4 million of long-term notes and a cash payment of $7.5 million. In connection with the acquisition, William T. Proler joined the Board of Directors.

  Pending Acquisitions

     The Company has signed various letters of intent to acquire 11 companies located in Arizona, California, Connecticut, Mississippi, Tennessee, and Texas. In connection with these acquisitions, which excludes the Cozzi merger, the maximum consideration the Company expects to provide includes approximately 3.34 million shares of common stock, $45.1 million of cash and $700,000 of notes payable. These pending acquisitions currently generate approximately $225 million of annual revenues.

     The closing of the pending acquisitions are subject to, among other things, execution of mutually acceptable definitive merger and related agreements, successful completion of due diligence, obtaining corporate approvals, obtaining government approvals as necessary, and other customary conditions to closing. Certain acquisitions are also subject to the consummation of the Cozzi merger.

  Preferred Stock Sale

     On August 4, 1997, the Board of Directors authorized the Company to issue up to 36,000 shares of Series A Preferred Stock. On August 8, 1997, the Company issued 21,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (stated value of $1,000 per share), to two institutional investors for an aggregate purchase price of $21.0 million. The net proceeds received by the Company from the institutional investors were $19.95 million. Between August 21, 1997 and September 8, 1997, the Company also issued 4,000 shares of Series A Convertible Preferred Stock to six individuals for an aggregate purchase price of $4.0 million, including the sale of 2,500 shares collectively to Gerard M. Jacobs, T. Benjamin Jennings and Donald F. Moorehead, Jr., directors of the Company. Prior to execution of waivers and amendments of certain redemption rights, the discount of $1.05 million was to be capitalized to preferred stock through accretion over the 3 year term of the preferred stock. The Company intends to utilize the proceeds principally to fund future acquisitions and to repay certain debt obligations. The Series A Convertible Preferred Stock contains a beneficial conversion feature which is measured at the date of issue as the difference between the market value of the common stock and the conversion price, multiplied by the number of common shares into which the security is convertible. The benefit, akin to a dividend, will be recognized as a non-cash charge to income available to common stockholders upon the approval by stockholders of the common stock issuable on conversion. The entire charge of $3,723,000 is expected to be recognized in the third quarter of fiscal year 1998.

     Dividends on the convertible preferred stock accrue, whether or not declared by the Board of Directors, at an annual rate of 9% until Shareholder approval is obtained, at which time the dividend will be reduced to 6% of the Stated Value of each outstanding share of convertible preferred stock. The Conversion features of the Preferred Stock are also subject to shareholder approval and vary based on conditions, including the price of the common stock, at the time of conversion.

     As of October 16, 1997, all the holders of the Convertible Preferred Stock executed a Waiver of Mandatory Redemption Event waiving each holder's rights to require the Company to redeem such holder's shares of Convertible Preferred Stock in the event the Company fails to obtain stockholder approval of the convertibility features of such stock by December 8, 1997, by reason of the Company's failure to hold its annual meeting by such date. However, if the convertibility provisions are not approved by the stockholders by December 8, 1997, the dividend rate on the Convertible Preferred Stock will increase from 9% to 13% per year until such stockholder approval is obtained. On October 24, 1997, all the holders of the Convertible Preferred Stock executed a Waiver of Mandatory Conversion Conditions, Waiver of Mandatory Redemption Event, and Consent to Amendment, which, along with the Waiver of Mandatory Redemption Event, permanently and irrevocably waived all provisions of the Convertible Preferred Stock that cause mandatory redemption under conditions that are not in the Company's control.

     As a result, there remain no conditions outside of the Company's control that could cause mandatory redemption of the Convertible Preferred Stock and, accordingly, the Company will reflect the Convertible Preferred Stock in the stockholders' equity section of the Company's consolidated balance sheet, on a prospective basis, from and after October 24, 1997. Additionally, the reclassification will eliminate accretion of the preferred stock discount on a prospective basis from and after October 24, 1997.

     On October 31, 1997, the Board of Directors authorized the issuance of additional convertible preferred stock and common stock in private placements.

  Short-term debt and Other

     On August 9, 1997, the Company repaid a $6.5 million short-term note to a commercial bank. On November 14, 1997, the Company obtained a $10.0 million short-term loan from a commercial bank. The loan accrues interest at the prime rate of interest and matures on December 15, 1997. The loan was guaranteed by Gerard M. Jacobs, T. Benjamin Jennings and Donald F. Moorehead, Jr., directors of the Company. The Company used the proceeds from the loan to repay $10.6 million of short-term debt obligations incurred from the Isaac acquisition.

     On October 31, 1997, the Board of Directors authorized the Company to enter into agreements that would provide certain separation and other benefits with respect to George O. Moorehead upon the occurrence of certain events. Upon the execution of a definitive Separation Agreement with Mr. Moorehead and the closing of the Cozzi merger, Mr. Moorehead will be entitled to receive aggregate cash payments of $915,000 and certain other benefits over a five year period. Upon the execution of a definitive Stock Warrant Settlement Agreement with Mr. Moorehead, Mr. Moorehead, under certain conditions, would receive warrants to purchase 200,000 shares of common stock at an exercise price of less than market value.

  Pro forma financial information (unaudited)

     The following unaudited pro forma information presents a summary of consolidated results of operations of the Company, MacLeod, HouTex, Reserve, Isaac, Proler and the subsequent financing and equity transactions (referred to in Note 16 and above) as if these transactions had occurred on April 1, 1996. These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional depreciation expense as a result of a step-up in basis of fixed assets, additional amortization expense as a result of goodwill and interest expense on acquisition debt. They do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on April 1, 1996 (in thousands, except share data).

                                                                  UNAUDITED
                                                                  YEAR ENDED
                                                                MARCH 31, 1997
                                                                --------------
Net sales...................................................       $428,871
Net loss from continuing operations before preferred
  dividends.................................................         (1,136)
Net loss from continuing operations applicable to common
  stock.....................................................         (2,636)
Net loss from continuing operations per common share........       $   (.17)

                                                                  UNAUDITED
                                                                MARCH 31, 1997
                                                                --------------
ASSETS
Current assets..............................................       $114,938
Property & equipment, net...................................         57,122
Other assets................................................          1,823
Goodwill....................................................        100,390
                                                                   --------
     Total assets...........................................       $274,273
                                                                   ========
LIABILITIES & EQUITY
Current liabilities.........................................       $ 97,525
Non-current liabilities.....................................         66,503
Stockholder's equity........................................        110,245
                                                                   --------
     Total liabilities and equity...........................       $274,273
                                                                   ========

PART I: FINANCIAL INFORMATION

ITEM 1 -- FINANCIAL STATEMENTS

                             METAL MANAGEMENT INC.

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              SEPTEMBER 30,   MARCH 31,
                                                                  1997          1997
                                                              -------------   ---------
                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 11,999       $ 5,718
  Accounts receivable, net..................................      50,518         9,560
  Notes receivable from related parties.....................           0           406
  Inventories...............................................      34,978         8,415
  Prepaid expenses and other assets.........................       2,831         1,609
                                                                --------       -------
     Total current assets...................................     100,326        25,708
Property and equipment, net.................................      57,479        20,208
Goodwill and other intangibles, net.........................     107,953        23,484
Other assets................................................       1,911           725
                                                                --------       -------
     Total assets...........................................    $267,669       $70,125
                                                                ========       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Operating lines-of-credit.................................    $ 14,297       $ 7,887
  Accounts payable..........................................      34,220         5,246
  Other accrued liabilities.................................      10,446         2,746
  Current portion of notes payable to related parties.......      33,083        12,575
  Current portion of long-term debt.........................       3,037        10,809
                                                                --------       -------
     Total current liabilities..............................      95,083        39,263
Long-term notes payable to related parties, less current
  portion...................................................      27,992         1,430
Long-term debt, less current portion........................      22,132         3,740
Deferred taxes..............................................       7,462         1,411
Other liabilities...........................................       2,040         1,133
                                                                --------       -------
     Total liabilities......................................     154,709        46,977
Convertible Preferred Stock -- Series A.....................      24,323             0
Stockholders' equity:
  Common stock..............................................         165           102
  Warrants..................................................      15,451         1,351
  Additional paid-in-capital................................      67,592        16,628
  Retained earnings.........................................       5,429         5,067
                                                                --------       -------
     Total stockholders' equity.............................      88,637        23,148
                                                                --------       -------
     Total liabilities and stockholders' equity.............    $267,669       $70,125
                                                                ========       =======

    The accompanying notes are an integral part of the financial statements.

                             METAL MANAGEMENT INC.

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  THREE MONTHS ENDED               SIX MONTHS ENDED
                                             -----------------------------   -----------------------------
                                             SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                 1997            1996            1997            1996
                                             -------------   -------------   -------------   -------------
Net sales..................................    $102,911         $13,963        $157,346         $29,942
Cost of sales..............................      92,757          13,140         141,218          27,118
                                               --------         -------        --------         -------
Gross profit...............................      10,154             823          16,128           2,824
Operating expenses:
  General and administrative...............       5,098           1,456           8,197           2,736
  Depreciation and amortization............       2,402             390           3,653             912
                                               --------         -------        --------         -------
Total operating expenses...................       7,500           1,846          11,850           3,648
                                               --------         -------        --------         -------
Operating income (loss) from continuing
  operations...............................       2,654          (1,023)          4,278            (824)
Interest expense...........................      (2,317)           (216)         (3,565)           (450)
Other income...............................         350              70             411             109
                                               --------         -------        --------         -------
Income (loss) from continuing operations
  before income taxes and discontinued
  operations...............................         687          (1,169)          1,124          (1,165)
Provision (benefit) for income taxes.......         382            (254)            598            (254)
                                               --------         -------        --------         -------
Income (loss) from continuing operations...         305            (915)            526            (911)
Discontinued operations:
  Gain on sale of assets on former product
     lines of GPAR, net of income taxes....         107             138             208             138
  Income from operations of former product
     lines of GPAR, net of income taxes....           0               9               0             156
                                               --------         -------        --------         -------
Net income (loss)..........................    $    412         $  (768)       $    734         $  (617)
Accretion of preferred stock to redemption
  value....................................          57               0              57               0
Preferred stock dividends..................         315               0             315               0
                                               --------         -------        --------         -------
Net income (loss) applicable to common
  stock....................................    $     40         $  (768)       $    362            (617)
                                               ========         =======        ========         =======
Primary earnings (loss) per common share
  for:
  Continuing operations applicable to
     common stock..........................    $   0.00         $ (0.10)       $   0.01         $ (0.10)
  Gain on sale of discontinued
     operations............................    $   0.01         $  0.02        $   0.01         $  0.01
  Income from discontinued operations......    $   0.00         $  0.00        $   0.00         $  0.02
  Net income (loss) applicable to
     common stock..........................    $   0.00         $ (0.08)       $   0.02         $ (0.07)
Weighted average primary shares
  outstanding..............................      19,154           8,925          16,553           8,925
Fully diluted earnings (loss) per share
  for:
  Continuing operations applicable to
     common stock..........................    $   0.00         $ (0.10)       $   0.01         $ (0.10)
  Gain on sale of discontinued
     operations............................    $   0.01         $  0.02        $   0.01         $  0.01
  Income from discontinued operations......    $   0.00         $  0.00        $   0.00         $  0.02
  Net income (loss) applicable to
     common stock..........................    $   0.00         $ (0.08)       $   0.02         $ (0.07)
Weighted average fully diluted shares
  outstanding..............................      19,561           8,925          18,060           8,925

    The accompanying notes are an integral part of the financial statements.

                             METAL MANAGEMENT INC.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                           (UNAUDITED, IN THOUSANDS)

                                                                FOR THE SIX MONTHS ENDED
                                                              -----------------------------
                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  1997            1996
                                                              -------------   -------------
Cash flows from continuing operations:
Net income (loss) from continuing operations................    $    526         $  (911)
Adjustments to reconcile net income (loss) from continuing
  operations to cash flows from continuing operations:
     Depreciation and amortization..........................       3,653             912
     Other..................................................        (112)              0
  Changes in assets and liabilities, net of acquisitions:
     Accounts receivable, net...............................       1,828             150
     Inventories............................................      11,512            (134)
     Accounts payable.......................................     (15,778)         (1,443)
     Other..................................................      (2,987)          1,460
                                                                --------         -------
Cash flows from continuing operations.......................      (1,358)             34
Cash flows used by investing activities:
  Marketable securities sold................................           0           2,229
  Purchases of property and equipment.......................      (1,815)         (1,502)
  Acquisitions, net of cash acquired........................     (14,092)           (909)
  Other.....................................................         601               0
                                                                --------         -------
Net cash used by investing activities.......................     (15,306)           (182)
Cash flows provided (used) by financing activities:
  Net borrowings (repayments) on lines-of-credit............       1,379            (790)
  Issuances of long-term debt...............................         187               0
  Repayments of long-term debt..............................     (18,000)         (1,835)
  Issuances of common stock.................................      15,294             224
  Issuances of convertible preferred stock..................      23,950               0
  Other.....................................................         (73)              0
                                                                --------         -------
Net cash provided (used) by financing activities............      22,737          (2,401)
                                                                --------         -------
Cash flows from discontinued operations.....................         208           3,804
                                                                --------         -------
Net increase in cash and cash equivalents...................       6,281           1,255
Cash and cash equivalents at beginning of period............       5,718           3,093
                                                                --------         -------
Cash and cash equivalents at end of period..................    $ 11,999         $ 4,348
                                                                ========         =======

    The accompanying notes are an integral part of the financial statements.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited condensed consolidated financial statements include the accounts of Metal Management, Inc. and its subsidiaries (herein referred to as "MTLM" or the "Company") and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. All significant intercompany accounts, transactions and profits have been eliminated. Certain information related to the Company's organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These unaudited condensed consolidated financial statements reflect, in the opinion of management, all material adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and the results of operations for the periods presented and the disclosures herein are adequate to make the information presented not misleading. Operating results for interim periods are not necessarily indicative of the results that can be expected for a full year. These interim financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto included in the Company's most recent Annual Report on Form 10-K.

     In order to maintain consistency and comparability between periods presented, certain amounts have been reclassified from the previously reported financial statements in order to conform with the financial statement presentation of the current period.

     The accompanying financial statements include the financial position and results of operations of Proler Southwest, Inc. and Proler Steelworks, L.L.C. (collectively "Proler"), which the Company acquired in August 1997 (see Note 2 -- Acquisitions). The Proler transaction has been accounted for using the purchase method of accounting.

     During the first quarter of fiscal 1997, the Company discontinued its Spectra*Star and consumables business and its VideoShow product and related product lines businesses. During the second quarter of fiscal 1997, the Spectra*Star inventory and related production equipment was sold for approximately $1.3 million in cash and other contingent consideration in the form of royalties on future revenues from the sale of Spectra*Star printers and related consumables. The VideoShow business was sold in the third quarter of fiscal 1997 for consideration in the form of royalties on future revenues from the sale of VideoShow products. The royalties received during fiscal 1998 are reflected as an addition to gain on sale.

NOTE 2 -- ACQUISITIONS

  Acquisitions completed during six months ended September 30, 1997

     In August 1997, the Company acquired Proler, headquartered in Houston, Texas. In connection with the acquisition, William T. Proler joined the Company as a Director and entered into a 5 year employment agreement.

     In June 1997, the Company acquired four companies under common ownership comprising The Isaac Group ("Isaac"), headquartered in Maumee, Ohio. The Isaac Group is comprised of Ferrex Trading Corporation, The Isaac Corporation, Paulding Recycling, Inc. and Briquetting Corporation of America. The Company assumed the payment of $8,544,200 of notes of Isaac payable to two former shareholders of the Isaac Group. In connection with the acquisition, George A. Isaac III joined the Company as an Executive Vice-President and Director and entered into a 5 year employment agreement with the Company containing a non-compete agreement which extends for 3 years beyond the term of the employment agreement. As part of the employment agreement, Mr. Isaac received warrants to purchase 76,923 shares of MTLM common stock at an exercise price of $13.00 per share. In consideration for entering into a non-compete agreement, the Company granted Mr. Isaac warrants to purchase 287,500 shares of MTLM common stock at an exercise price of $11.70 per share. A non-compete tangible asset was recorded and valued at $1.8 million.

                                  (UNAUDITED)

     In May 1997, the Company acquired Reserve Iron & Metal L.P. ("Reserve"), headquartered in Cleveland, Ohio. In connection with the acquisition, Paul D. Joseph joined the Company as a Director and entered into a 10 year employment agreement with the Company.

     The purchase consideration for each of the above transactions was as follows (in thousands, except shares and warrants):

                                                               RESERVE      ISAAC      PROLER
                                                               -------      -----      ------
Shares of restricted MTLM common stock issued...............        -0-   1,942,857   1,750,000
Warrants issued to purchase MTLM common stock...............  1,400,000     462,500     375,000
Cash paid, including transaction costs......................    $ 6,562     $   513     $ 7,727
Value of common stock issued................................          0      21,049      11,130
Value of warrants issued....................................      8,118       3,028       1,574
Value of promissory notes issued............................      1,542      36,547      10,500
                                                              ---------   ---------   ---------
     Total purchase consideration...........................    $16,222     $61,137     $30,931
                                                              =========   =========   =========

     The purchase consideration is allocated as follows (in thousands):

                                                               RESERVE      ISAAC      PROLER
                                                               -------      -----      ------
Current assets..............................................    $38,822     $39,171     $ 3,198
Noncurrent assets...........................................     12,345      21,543       5,722
Current liabilities.........................................    (16,185)    (32,520)     (3,741)
Noncurrent liabilities......................................    (25,963)    (15,556)       (258)
Goodwill....................................................      7,203      48,499      26,010
                                                              ---------   ---------   ---------
     Total purchase consideration...........................    $16,222     $61,137     $30,931
                                                              =========   =========   =========

     The above transactions have been accounted for by the purchase method of accounting. The purchase price was allocated based on estimates of the fair value of assets acquired and liabilities assumed. These estimates are revised during the allocation period as necessary when information regarding contingencies becomes available to define and quantify assets acquired and liabilities assumed. The allocation period varies by acquisition but does not usually exceed one year. To the extent contingencies such as preacquisition environmental matters or preacquisition tax matters are resolved or settled during the allocation period such items are included in the revised allocation of purchase price. After the allocation period, the effect of changes in such contingencies is included in results of operations in the periods in which adjustments are determined.

     The following unaudited pro forma information presents a summary of consolidated results of operations of the Company, MacLeod, Houtex, Reserve, Isaac, Proler and the sale of Series A convertible preferred stock (see Note 4) as if these transactions had occurred on April 1, 1996. The unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional depreciation expense as a result of a step-up in basis of the fixed assets, additional amortization expense as a result of goodwill and interest expense related to acquisition debt. The pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions been in effect on April 1, 1996 (in thousands, except share data).

                                                              SIX MONTHS ENDED     TWELVE MONTHS ENDED
                                                             SEPTEMBER 30, 1997      MARCH 31, 1997
                                                             ------------------    -------------------
                                                                (UNAUDITED)
Net sales..................................................       $224,477              $428,871
Net loss from continuing operations applicable to common
  stock....................................................       $ (5,801)               (6,666)
Fully diluted net loss from continuing operations
  applicable to common stock...............................       $  (0.28)                (0.41)

                                  (UNAUDITED)

  Pending acquisitions

     On May 16, 1997, the Company signed a definitive agreement to merge Cozzi Iron & Metal, Inc. ("Cozzi"), headquartered in Chicago, Illinois with and into a subsidiary of the Company. Cozzi will be the surviving entity. The closing of the Cozzi merger is subject to shareholder approval and is also subject to certain other conditions precedent. At the closing of this merger, the shareholders of Cozzi will receive approximately 11.5 million shares of common stock, warrants to purchase 1.5 million shares of common stock, and $6.0 million in cash. Upon the closing of the Cozzi merger, it is contemplated that T. Benjamin Jennings, Chairman of the Board and Chief Development Officer, and Gerard M. Jacobs, President and Chief Executive Officer, will enter into five year employment contracts with the Company that will provide, among other things, compensation in the form of warrants to purchase up to 1.5 million shares of common stock.

     On July 23, 1997, the Company signed a binding letter of intent to acquire Superior Forge, Inc. ("Superior"), of Huntington Beach, California. Superior uses and generates aluminum and aluminum scrap in its various operations. In the transaction, the shareholders of Superior will receive 1,080,000 shares of common stock and $1.8 million in cash. The Company has agreed to issue to Xavier Hermosillo, the Company's Secretary, as a finders fee in connection with the Superior acquisition, and conditioned upon the closing of Superior, warrants to purchase 20,000 shares of common stock at an exercise price of $15.00 per share.

     On August 1, 1997, the Company signed a letter of intent to acquire Houston Compressed Steel Corp. ("HCS"), headquartered in Houston, Texas. The shareholders of HCS will receive 310,345 shares of common stock subject to an adjustment based on the closing price of MTLM stock on the day the transaction closes.

     On August 4, 1997, the Company signed a binding letter of intent to purchase Newell Phoenix, L.L.C.'s 50% membership interest in Salt River Recycling, L.L.C. ("Salt River"), an Arizona limited liability company. Cozzi currently owns a 50% interest in Salt River which will be acquired by the Company upon the closing of the Cozzi merger. In the transaction, Newell Phoenix, L.L.C. will receive 100,000 shares of common stock.

     On August 5, 1997, the Company signed a binding letter of intent to purchase all of the scrap metal-related business operations and assets, excluding real estate, of Goldin Industries, Inc., Goldin Industries Louisiana, Inc., and Goldin of Alabama, Inc. (the "Goldin Companies"). The Goldin Companies, headquartered in Gulfport, Mississippi, operate five facilities, including one near New Orleans, Louisiana, two in Mobile, Alabama, and two in Gulfport, and principally processes industrial ferrous and non-ferrous metals. In the transaction, the shareholders of the Goldin Companies will receive $7.15 million in cash, 112,500 shares of common stock, and warrants to purchase an aggregate of 150,000 shares of common stock.

     On August 6, 1997, the Company signed a binding letter of intent to acquire, in a merger, FPX, Inc. ("FPX"), which has a 50% ownership interest in PerlCo, L.L.C. ("PerlCo"), a Tennessee limited liability company. Cozzi currently owns a 50% interest in PerlCo which will be acquired by the Company upon the closing of the Cozzi merger. The Company will also acquire, through merger, Southern Tin Compress Corporation ("Southern Tin"), which owns the real estate and certain equipment associated with the PerlCo operations. In the transaction, the shareholders of FPX and Southern Tin will receive an aggregate of 789,740 shares of common stock (subject to adjustment in certain circumstances) and warrants to purchase an aggregate of 125,000 shares of common stock. Also at closing, certain affiliates of the FPX shareholders will be repaid up to $2.0 million due from PerlCo.

     On August 28, 1997, the Company signed a binding letter of intent to acquire substantially all of the assets of Aerospace Metals, Inc. ("Aerospace"), and certain of its affiliates headquartered in Hartford, Connecticut. Aerospace recycles high temperature nickel and cobalt alloys and titanium. The sole shareholder

                                  (UNAUDITED)

of Aerospace will receive $18.0 million of cash and 284,000 shares of common stock. The common stock to be issued is subject to adjustment.

     On August 28, 1997, the Company signed binding letters of intent to acquire Gold Metal Recyclers, Yonack Iron & Metal, Atlas Recycling, Spectrum Metals and Yonack Services ("Texas Acquisitions"). These businesses have scrap metal operations in Texas and Arkansas. The aggregate consideration for these five acquisitions is composed of $16.64 million in cash, $700,000 in promissory notes, and 670,944 shares of common stock. The common stock to be issued is subject to adjustment.

     The closing of the pending transactions are subject to, among other things, execution of mutually acceptable definitive merger and related agreements, successful completion of due diligence, obtaining corporate approvals, government approvals as necessary, and other customary conditions to closing. The acquisitions of the 50% joint venture interests in Salt River and PerlCo and the Texas Acquisitions are also subject to the consummation of the Cozzi merger.

NOTE 3 -- INVENTORIES

     Inventories consisted of the following at (in thousands):

                                                  SEPTEMBER 30, 1997   MARCH 31, 1997
                                                  ------------------   --------------
Ferrous metals..................................       $29,801             $2,707
Non-ferrous metals..............................         4,604              4,754
Other...........................................           573                954
                                                       -------             ------
                                                       $34,978             $8,415
                                                       =======             ======

NOTE 4 -- CONVERTIBLE PREFERRED STOCK -- SERIES A

     On August 8, 1997, the Company issued 21,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (stated value of $1,000 per share), to two institutional investors for an aggregate purchase price of $21.0 million. The net proceeds received by the Company from the institutional investors were $19.95 million. The discount of $1.05 million is being accreted to the convertible preferred stock using the interest method over the 3 year term of the convertible preferred stock. Between August 21, 1997 and September 8, 1997, the Company also issued 4,000 shares of Series A Convertible Preferred Stock to six individuals for an aggregate purchase price of $4.0 million, including the sale of 2,500 shares collectively to Gerard M. Jacobs, T. Benjamin Jennings and Donald F. Moorehead, Jr., directors of the Company. The Series A Convertible Preferred Stock contains a beneficial conversion feature which is measured at the date of issue as the difference between the market value of the common stock and the conversion price, multiplied by the number of common shares into which the security is convertible. The benefit, akin to a dividend, will be recognized as a non-cash charge to income available to common stockholders upon the approval by stockholders of the common stock issuable on conversion. The entire charge of $3,723,000 is expected to be recognized in the third quarter of fiscal year 1998.

     Dividends on the convertible preferred stock accrue, whether or not declared by the Board of Directors, at an annual rate of 9% until Shareholder approval is obtained, at which time the dividend will be reduced to 6% of the Stated Value of each outstanding share of convertible preferred stock. The Conversion features of the Preferred Stock are also subject to shareholder approval and vary based on conditions, including the price of the common stock, at the time of conversion.

     As of October 16, 1997, all the holders of the Convertible Preferred Stock executed a Waiver of Mandatory Redemption Event waiving each holder's rights to require the Company to redeem such holder's shares of Convertible Preferred Stock in the event the Company fails to obtain stockholder approval of the convertibility features of such stock by December 8, 1997 or by reason of the Company's failure to hold its annual meeting by such date. However, if the convertibility provisions are not approved by the stockholders by

                                  (UNAUDITED)

December 8, 1997, the dividend rate on the Convertible Preferred Stock will increase from 9% to 13% per year until such stockholder approval is obtained.

     On October 24, 1997, all the holders of the Convertible Preferred Stock executed a Waiver of Mandatory Conversion Conditions, Waiver of Mandatory Redemption Event, and Consent to Amendment, which, along with the Waiver of Mandatory Redemption Event, permanently and irrevocably waived all provisions of the Convertible Preferred Stock that cause mandatory redemption under conditions that are not in the Company's control.

     As a result, there remain no conditions outside of the Company's control that could cause mandatory redemption of the Convertible Preferred Stock and, accordingly, the Company will reflect the Convertible Preferred Stock in the stockholders' equity section of the Company's consolidated balance sheet, on a prospective basis, from and after October 24, 1997. Additionally, the reclassification will eliminate accretion of the preferred stock discount on a prospective basis from and after October 24, 1997.

     On October 31, 1997, the Board of Directors authorized the issuance of additional convertible preferred stock and common stock in private placements.

NOTE 5 -- CHANGES IN STOCKHOLDERS' EQUITY

     Changes in stockholders' equity during the six months ended September 30, 1997 are as follows ($ in thousands):

                                                     COMMON              PAID-IN   RETAINED
                                       # OF SHARES   STOCK    WARRANTS   CAPITAL   EARNINGS    TOTAL
                                       -----------   ------   --------   -------   --------    -----
Balance at March 31, 1997............  10,154,740     $102    $ 1,351    $16,628    $5,067    $23,148
  Equity issued in Private stock
     offering........................   2,025,000       20          0     14,661         0     14,681
  Equity issued for acquisitions.....   3,692,857       37     13,088     32,142         0     45,267
  Conversion of debt to equity.......     342,482        3          0      1,997         0      2,000
  Exercise of options/warrants.......     335,000        3       (822)     2,151         0      1,332
  Other..............................           0        0      1,834         13         0      1,847
  Dividends and accretion on
     preferred stock.................           0        0          0          0      (372)      (372)
  Net income for the six months ended
     September 30, 1997..............           0        0          0          0       734        734
                                       ----------     ----    -------    -------    ------    -------
Balance at September 30, 1997........  16,550,079     $165    $15,451    $67,592    $5,429    $88,637
                                       ==========     ====    =======    =======    ======    =======

NOTE 6 -- SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental cash flow information is summarized as follows (in thousands):

                                                             SIX MONTHS ENDED
                                                       -----------------------------
                                                       SEPTEMBER 30,   SEPTEMBER 30,
                                                           1997            1996
                                                       -------------   -------------
Interest paid........................................     $2,685           $ 467
Income taxes paid (refunds received).................     $  836           $(450)

                                  (UNAUDITED)

     In connection with the Company's acquisitions, the net cash paid for the six months ended September 30, 1997 was as follows (in thousands):

Fair value of assets acquired...............................  $202,435
Liabilities assumed.........................................   (94,196)
Stock and warrants issued...................................   (45,266)
Promissory notes and other consideration issued.............   (48,589)
                                                              --------
Cash paid...................................................    14,384
     Less: cash acquired....................................      (292)
                                                              --------
Net cash paid for acquisitions..............................  $ 14,092
                                                              ========

     The promissory notes and other consideration issued is composed of the following (in thousands):

 DATE                            TRANSACTION                          AMOUNT
 ----                            -----------                          ------
8/28/97  Six-month, variable interest rate, note payable issued to the former shareholders of Proler........................  $ 8,100
8/28/97  Two year, 7% note payable issued to the former shareholders
           of Proler................................................    2,400
6/23/97  Five month, 8.5% note payable issued to the former
           shareholders of Isaac....................................   10,600
6/23/97  3 year, 8.5% note payable issued to the former shareholders of
           Isaac....................................................   25,947
 5/1/97  1 year, 9% note payable issued to the former shareholders
           of Reserve...............................................    1,542
                                                                      -------
                                                                      $48,589
                                                                      =======

     Non cash investing and financing activities for the six months ended September 30, 1997 were as follows (in thousands):

Conversion of debt to common stock..........................  $2,720
Dividends payable on preferred stock........................  $  315
Accretion of preferred stock discount.......................  $   57

NOTE 7 -- RECENTLY ISSUED ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards (SFAS) No. 128 -- Earnings per Share, was issued by the Financial Accounting Standards Board (FASB) in February 1997. The Company is required to adopt this statement in its third quarter of fiscal 1998. This statement replaces current earnings per share (EPS) reporting requirements and requires a dual presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

     SFAS No. 129 -- Disclosure of Information about Capital Structure, was issued by the FASB in February 1997. The Company is required to adopt this statement in its third quarter of fiscal 1998. This statement establishes standards for disclosing information about the Company's capital structure. The adoption of this statement will not have an effect on the Company's consolidated financial statements.

     SFAS No. 130 -- Reporting Comprehensive Income, and SFAS No. 131 -- Disclosures about Segments of an Enterprise and Related Information, were issued by the FASB in June 1997 and are effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting and display of

                                  (UNAUDITED)

comprehensive income, which includes net income and changes in equity except those resulting from investments by, or distributions to, stockholders. SFAS No. 131 establishes standards for disclosures related to business operating segments. The Company is currently evaluating the impact that these statements will have on the consolidated financial statements.

NOTE 8 -- EARNINGS PER SHARE

     Primary earnings per share is based upon weighted average common shares outstanding and common stock equivalents, when dilutive. Common stock equivalents have been determined assuming the exercise of all dilutive stock options and warrants adjusted for the assumed repurchase of common stock, at the average market price, from the exercise proceeds. The fully diluted per share computation assumes the repurchase of common stock at the ending market price. The potentially dilutive effect of the Company's convertible preferred stock were not used in the fully diluted net income per common share calculation as its effect was antidilutive. For the three and six months ended September 30, 1996, common share equivalents were excluded from this computation since they did not have a dilutive effect of 3% or more.

NOTE 9 -- OTHER

     On October 31, 1997, the Board of Directors authorized the Company to enter into agreements that would provide certain separation and other benefits with respect to George O. Moorehead upon the occurrence of certain events. Upon the execution of a definitive Separation Agreement with Mr. Moorehead and the closing of the Cozzi merger, Mr. Moorehead will be entitled to receive aggregate cash payments of $915,000 and certain other benefits over a five year period. Upon the execution of a definitive Stock Warrant Settlement Agreement with Mr. Moorehead, Mr. Moorehead, under certain conditions, would receive warrants to purchase 200,000 shares of common stock at an exercise price of less than market value.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Cozzi Iron & Metal Inc.
Chicago, Illinois

     We have audited the accompanying consolidated balance sheets of Cozzi Iron & Metal Inc. and subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

April 22, 1997

                    COZZI IRON & METAL INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                         DECEMBER 31, 1995 AND 1996 AND
                                  (UNAUDITED)
                               SEPTEMBER 30, 1997
                                 (in thousands)

                                                                DECEMBER 31,         (UNAUDITED)
                                                            ---------------------   SEPTEMBER 30,
                                                             1995          1996          1997
                                                             ----          ----     -------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............................  $    58      $     29      $     59
  Accounts receivable, net of allowance, $350.............   34,412        26,146        37,437
  Current portion of notes receivable -- related party....      309           622           352
  Inventories.............................................   11,316        16,898        11,270
  Refundable income taxes.................................      523           298
  Prepaid expenses and other..............................    1,022           769           606
  Deferred income taxes...................................      694         1,003           978
                                                            -------      --------      --------
     Total current assets.................................   48,334        45,765        50,702
PROPERTY AND EQUIPMENT -- Net.............................   27,150        22,006        25,142
INVESTMENTS IN AND RECEIVABLE FROM JOINT VENTURES.........      182         8,848         8,462
INTANGIBLES AND OTHER ASSETS -- Net.......................    1,992         1,973         1,683
                                                            -------      --------      --------
TOTAL.....................................................  $77,658      $ 78,592      $ 85,989
                                                            =======      ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt....................  $ 3,385      $  3,001      $  3,263
  Accounts payable........................................   17,226        16,540        20,071
  Accrued expenses........................................    5,053         5,701         5,262
  Income taxes payable....................................                                  344
  Customer deposits.......................................    2,961
                                                            -------      --------      --------
     Total current liabilities............................   28,625        25,242        28,940
LONG-TERM DEBT -- Less current maturities.................   29,166        45,253        46,674
DEFERRED INCOME TAXES.....................................      389           748           675
COMMITMENTS AND CONTINGENCIES (Note 10)...................
STOCKHOLDERS' EQUITY:
  Common stock, no par value; 1,000 shares authorized;
     190 shares issued....................................       13            13            13
  Retained earnings.......................................   19,880        21,470        23,821
  Less treasury stock, at cost (1995 -- 6.25 shares; 1996
     and 1997 -- 81.25 shares)............................     (415)      (14,134)      (14,134)
                                                            -------      --------      --------
     Total stockholders' equity...........................   19,478         7,349         9,700
                                                            -------      --------      --------
TOTAL.....................................................  $77,658      $ 78,592      $ 85,989
                                                            =======      ========      ========

                See notes to consolidated financial statements.

                    COZZI IRON & METAL INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND
           (UNAUDITED) NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                                 (in thousands)

                                                                                 (UNAUDITED)
                                                                              NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                            ------------------------------   -------------------
                                              1994       1995       1996       1996       1997
                                              ----       ----       ----       ----       ----
SALES.....................................  $199,717   $231,409   $215,908   $167,104   $191,296
COST OF GOODS SOLD........................   174,704    206,504    195,365    149,815    172,147
                                            --------   --------   --------   --------   --------
          Gross profit....................    25,013     24,905     20,543     17,289     19,149
                                            --------   --------   --------   --------   --------
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSE.................................    13,491     15,916     14,595     11,486     13,695
INTEREST EXPENSE -- Net...................     1,664      1,985      1,762      1,564      2,105
LOSS (GAIN) ON FUTURES
  CONTRACTS...............................                             251        392        (84)
EQUITY IN NET LOSS (INCOME) OF JOINT
  VENTURES................................                  725      1,145        400       (368)
                                            --------   --------   --------   --------   --------
                                              15,155     18,626     17,753     13,842     15,348
                                            --------   --------   --------   --------   --------
INCOME BEFORE INCOME TAXES................     9,858      6,279      2,790      3,447      3,801
PROVISION FOR INCOME TAXES................     3,746      2,398      1,200      1,401      1,450
                                            --------   --------   --------   --------   --------
NET INCOME................................  $  6,112   $  3,881   $  1,590   $  2,046   $  2,351
                                            ========   ========   ========   ========   ========

                See notes to consolidated financial statements.

                    COZZI IRON & METAL INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND
                (UNAUDITED) NINE MONTHS ENDED SEPTEMBER 30, 1997
                                 (in thousands)

                                                         COMMON   RETAINED   TREASURY
                                                         STOCK    EARNINGS    STOCK      TOTAL
                                                         ------   --------   --------    -----
BALANCE, JANUARY 1, 1994...............................   $13     $ 9,887               $  9,900
  Purchase of treasury stock...........................                      $   (415)      (415)
  Net income...........................................             6,112                  6,112
                                                          ---     -------    --------   --------
BALANCE, DECEMBER 31, 1994.............................    13      15,999        (415)    15,597
  Net income...........................................             3,881                  3,881
                                                          ---     -------    --------   --------
BALANCE, DECEMBER 31, 1995.............................    13      19,880        (415)    19,478
  Purchase of treasury stock...........................                       (13,719)   (13,719)
  Net income...........................................             1,590                  1,590
                                                          ---     -------    --------   --------
BALANCE, DECEMBER 31, 1996.............................    13      21,470     (14,134)     7,349
  Net income...........................................             2,351                  2,351
                                                          ---     -------    --------   --------
BALANCE, SEPTEMBER 30, 1997 (UNAUDITED)................   $13     $23,821    $(14,134)  $  9,700
                                                          ===     =======    ========   ========

                See notes to consolidated financial statements.

                    COZZI IRON & METAL INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND
           (UNAUDITED) NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                                 (in thousands)

                                                                                               (UNAUDITED)
                                                                                            NINE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                                       --------------------------------     -----------------
                                                         1994        1995        1996        1996        1997
                                                         ----        ----        ----        ----        ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................    $  6,112    $  3,881    $  1,590    $  2,046    $  2,351
  Adjustments to reconcile net income to net cash
    flows from operating activities:
    Depreciation and amortization..................       3,082       2,855       2,412       1,800       1,999
    Loss (gain) on sale of property and
      equipment....................................        (310)         60        (278)        (38)        (42)
    Provision (credit) for deferred income taxes...         799        (104)         50        (115)        (48)
    Equity in net loss (income) of unconsolidated
      affiliates...................................         (12)        725       1,145         400        (368)
  Changes in assets and liabilities:
    Accounts receivable............................     (13,085)    (10,834)      8,266      10,162     (11,291)
    Inventories....................................      (5,709)      2,366      (5,582)     (5,207)      5,350
    Refundable income taxes........................        (196)         80         225         770         642
    Prepaid expenses and other.....................        (110)       (291)        253       1,797         391
    Accounts payable...............................       6,877        (750)       (686)        680       3,531
    Accrued expenses and other liabilities.........       2,279       1,136         649         (30)       (439)
    Customer deposits..............................                   2,961      (2,961)     (2,961)
                                                       --------    --------    --------    --------    --------
      Net cash flows from operating activities.....        (273)      2,085       5,083       9,304       2,076
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment..............        (907)     (7,400)     (9,282)     (6,131)     (5,659)
  Proceeds from sale of property and equipment.....         322         164       7,584          38         488
  Investments in and issuance of receivables from
    joint ventures.................................                    (181)     (4,994)     (2,800)      1,231
  Repayment (issuance) of note receivable..........       1,524         517        (404)       (728)        270
  Purchase of noncompetition covenant..............         (80)
                                                       --------    --------    --------    --------    --------
      Net cash flows from investing activities.....         859      (6,900)     (7,096)     (9,621)     (3,670)
                                                       --------    --------    --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of debt...................       4,146      10,664      39,901      32,218      19,853
  Repayments of debt...............................      (4,587)     (6,024)    (36,709)    (30,682)    (18,229)
  Purchase of treasury stock.......................        (208)                 (1,208)     (1,208)
                                                       --------    --------    --------    --------    --------
      Net cash flows from financing activities.....        (649)      4,640       1,984         328       1,624
                                                       --------    --------    --------    --------    --------
NET INCREASE (DECREASE) IN CASH....................         (63)       (175)        (29)         11          30
CASH AND CASH EQUIVALENTS -- Beginning of period...         296         233          58          58          29
                                                       --------    --------    --------    --------    --------
CASH AND CASH EQUIVALENTS -- End of
  period...........................................    $    233    $     58    $     29    $     69    $     59
                                                       ========    ========    ========    ========    ========
SUPPLEMENTAL INFORMATION:
  Cash paid for interest...........................    $  1,854    $  2,000    $  2,657    $  2,296    $  2,968
  Cash paid for income taxes.......................       2,798       2,531         925         368         856
  Noncash investing and financing activities:
    Equipment acquired under debt agreements.......       1,890       4,039       5,023         420         337
    Payments of debt in installments of
      inventory....................................         405         498         911         439         278
    Treasury stock acquired under debt agreement...         415                  12,719      12,719
    Equipment sold to joint venture under debt
      agreements...................................                               4,818                     477

                See notes to consolidated financial statements.

                    COZZI IRON & METAL INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND
                    SIX MONTHS ENDED JUNE 30, 1996 AND 1997
                                  (Unaudited)

1. ORGANIZATION AND BASIS OF PRESENTATION

     The Company transports, processes, and markets recyclable ferrous and nonferrous scrap metals. The accompanying consolidated financial statements include the accounts of Cozzi Iron & Metal Inc. and its subsidiaries (the "Company" or "Cozzi"). All material intercompany transactions and balances have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS -- The Company defines cash equivalents as highly liquid investments with a maturity of three months or less when purchased.

     INVENTORIES -- The Company accounts for its inventories using the last-in, first-out ("LIFO") method. Management believes the use of the LIFO method better matches current costs with current revenues. If the inventories had been valued using the first-in, first-out method, the value would have been approximately $3,827,000, $1,055,000, and $3,313,000 higher at December 31, 1995, December 31,
1996 and September 30, 1997, respectively.

     During 1995 and 1996, certain inventory quantities decreased. This reduction resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of current purchases, the effect of which decreased cost of goods sold and increased income before income taxes by approximately $413,000 and $53,000, respectively.

     PROPERTY AND EQUIPMENT -- Property and equipment are recorded at cost. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of the assets, which range from ten to 40 years for buildings and improvements and three to 20 years for machinery and equipment, vehicles, and furniture and fixtures.

     INVESTMENTS -- Investments in which the Company has the ability to exercise significant influence are accounted for under the equity method.

     INTANGIBLES AND OTHER ASSETS -- Unamortized noncompete agreements are being amortized over the lives of the associated agreements (generally five years). The remaining intangibles and other assets consist primarily of the excess of the purchase price over the net assets of acquired businesses, which is being amortized over 40 years. Accumulated amortization of intangible assets was approximately $639,000, $712,000, and $795,000 at December 31, 1995, December 31, 1996, and September 30, 1997, respectively.

     FUTURES CONTRACTS -- The Company enters into futures contracts to reduce risk related to price fluctuations in its raw materials inventory. Unrealized gains and losses are accrued when the market value differs from the contract price, unless the contract is hedging a specific transaction, in which case it is deferred and included in the cost of the contract. Realized gains and losses are recognized upon contract liquidation.

     REVENUE RECOGNITION -- Revenue is recognized when goods have been received by the customer and the customer has accepted the condition and quality.

                    COZZI IRON & METAL INC. AND SUBSIDIARIES

                                  (Unaudited)

     INCOME TAXES -- The Company provides for income taxes under the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are provided for temporary differences between the financial statement bases and tax bases of the Company's assets and liabilities. An allowance is provided when management believes it is more likely than not that tax benefits will not be utilized.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The carrying amounts for cash and cash equivalents and debt approximate fair value. The fair value of debt is estimated based on current borrowing rates for loans with similar terms and maturities.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (in thousands):

                                                    1995       1996       1997
                                                    ----       ----       ----
Land............................................  $  3,198   $  3,371   $  3,646
Buildings and improvements......................     6,838      6,887      7,533
Machinery and equipment.........................    34,222     36,287     38,171
Vehicles........................................     4,475      3,984      4,103
Furniture and fixtures..........................     1,470      1,785      1,857
Construction in progress........................     6,400        552      2,631
                                                  --------   --------   --------
                                                    56,603     52,866     57,941
Less accumulated depreciation...................   (29,453)   (30,860)   (32,799)
                                                  --------   --------   --------
Property and equipment -- net...................  $ 27,150   $ 22,006   $ 25,142
                                                  ========   ========   ========

     The costs of construction in progress of certain long-term assets include capitalized interest which will be amortized over the estimated useful life of the related asset. The Company capitalized interest costs of approximately $280,000 and $791,000 in 1995 and 1996, respectively.

4. INVESTMENTS IN JOINT VENTURES

     Investments in joint ventures consist principally of the Company's 50% ownership interests in PerlCo LLC ("PerlCo") and Salt River Recycling LLC ("Salt River").

     The Company also has a 50% interest in MetricMetals, a scrap brokerage joint venture which was formed in 1994, commenced operations in 1995, and discontinued operations in 1996. The Company's initial capital contribution was $250,000 and its share of 1995 loss was approximately $120,000.

     PerlCo was formed and commenced operations in 1995. The joint venture company acquires, processes, and resells scrap metals. The Company's investment at December 31, 1996 includes its capital contribution of $50,000 and advances of $2,675,000. In 1996, the Company sold equipment to PerlCo in exchange for a note receivable of $4,818,000. No gain or loss resulted from the sale.

     Salt River was formed and commenced operations in 1996. The joint venture company acquires, processes, and resells scrap metals. The Company's investment includes its capital contribution of $1,000,000 and advances of $1,678,375.

                    COZZI IRON & METAL INC. AND SUBSIDIARIES

                                  (Unaudited)

     Summarized financial information of investments in significant joint ventures at September 30, 1997, December 31, 1996, and December 31, 1995 were as follows (in thousands):

                                                                              SALT RIVER
                                                             PERLCO           RECYCLING
                  FINANCIAL POSITION                          LLC                LLC           TOTAL
                  ------------------                         ------           ----------       -----
1997:
  Current assets......................................      $ 7,832             $2,309        $10,141
  Property and equipment -- net.......................        8,445              3,998         12,443
  Other assets........................................        4,268                 38          4,306
                                                            -------            -------        -------
                                                             20,545              6,345         26,890
  Liabilities.........................................       22,635              4,809         27,444
                                                            -------            -------        -------
  Members' capital (deficiency).......................      $(2,090)            $1,536        $  (554)
                                                            =======            =======        =======
  Company's share of capital (deficiency).............      $(1,045)            $  768        $  (277)
                                                            =======            =======        =======
1996:
  Current assets......................................      $ 8,244             $1,694        $ 9,938
  Property and equipment -- net.......................        7,532              4,281         11,813
  Other assets........................................        4,485                 32          4,517
                                                            -------            -------        -------
                                                             20,261              6,007         26,268
  Liabilities.........................................       23,044              4,625         27,669
                                                            -------            -------        -------
  Members' capital (deficiency).......................      $(2,783)            $1,382        $(1,401)
                                                            =======            =======        =======
  Company's share of capital (deficiency).............      $(1,392)            $  691        $  (701)
                                                            =======            =======        =======
1995:
  Current assets......................................      $ 5,738
  Property and equipment -- net.......................        1,974
  Other assets........................................          148
                                                            -------
                                                              7,860
  Liabilities.........................................        8,971
                                                            -------
  Members' (deficiency)...............................      $(1,111)
                                                            =======

                                                                              SALT RIVER
                                                             PERLCO           RECYCLING
                RESULTS OF OPERATIONS                         LLC                LLC           TOTAL
                ---------------------                        ------           ----------       -----
Nine months ended September 30, 1997:
  Revenue.............................................      $32,145             $6,811        $38,956
  Costs and expenses..................................       31,563              6,656         38,219
                                                            -------            -------        -------
  Net income..........................................      $   582             $  155        $   737
                                                            =======            =======        =======
  Company's share of net income.......................      $   291             $   77        $   368
                                                            =======            =======        =======
Nine months ended September 30, 1996:
  Revenue.............................................      $20,137             $1,391        $21,528
  Costs and expenses..................................       20,599              1,729         22,328
                                                            -------            -------        -------
  Net loss............................................      $  (462)            $ (338)       $  (800)
                                                            =======            =======        =======
  Company's share of net loss.........................      $  (231)            $ (169)       $  (400)
                                                            =======            =======        =======

                    COZZI IRON & METAL INC. AND SUBSIDIARIES

                                  (Unaudited)

                                                                            APRIL 26, 1996
                                                                           (INCEPTION DATE)
                                                           YEAR ENDED             TO
                                                          DECEMBER 31,       DECEMBER 31,
                                                              1996               1996
                                                          ------------     ----------------
1996:
  Revenue.............................................      $28,734             $2,537        $31,272
  Costs and expenses..................................       30,406              3,155         33,562
                                                            -------            -------        -------
  Net loss............................................      $(1,672)            $ (618)       $(2,290)
                                                            =======            =======        =======
  Company's share of net loss.........................      $  (836)            $ (309)       $(1,145)
                                                            =======            =======        =======

                                                          MAY 31, 1995
                                                        (INCEPTION DATE)
                                                          DECEMBER 31,
                                                              1995
                                                        ----------------
1995:
  Revenue.............................................      $16,798
  Costs and expenses..................................       18,009
                                                            -------
  Net loss............................................      $(1,211)
                                                            =======
  Company's share of net loss.........................      $  (605)
                                                            =======

5. FUTURES CONTRACTS

     The Company enters into futures contracts for aluminum commodities. The contracts are financial instruments (with off-balance-sheet market risk), as they are required to be settled in cash and not by delivery of any underlying commodity of the Company. The aggregate notional amount of open positions was approximately $1,180,000, $1,530,000, and $575,000 at December 31, 1995,
December 31, 1996, and September 30, 1997, respectively. The fair value of the contracts approximated cost at December 31, 1995.

6. ACCRUED EXPENSES

     Accrued expenses consist of the following (in thousands):

                                                         1995     1996     1997
                                                         ----     ----     ----
Salaries, wages and benefits..........................  $2,122   $2,014   $2,437
Workers' compensation.................................   1,238    1,794    1,794
Other.................................................   1,693    1,893    1,031
                                                        ------   ------   ------
Total.................................................  $5,053   $5,701   $5,262
                                                        ======   ======   ======

                    COZZI IRON & METAL INC. AND SUBSIDIARIES

                                  (Unaudited)

7. BORROWINGS

     Borrowings consist of the following (in thousands):

                                                      1995      1996      1997
                                                      ----      ----      ----
Secured lines of credit............................  $23,000   $24,400   $27,000
Secured installment notes..........................    6,253     8,070     6,839
Installment notes..................................    2,693     2,515     2,378
Demand notes payable to stockholders...............      605       550     1,001
Note payable for treasury stock purchase...........             12,719    12,719
                                                     -------   -------   -------
                                                      32,551    48,254    49,937
Less short-term debt and current maturities of
  long-term debt...................................    3,385     3,001     3,263
                                                     -------   -------   -------
Long-term portion..................................  $29,166   $45,253   $46,674
                                                     =======   =======   =======

     Maturities of debt subsequent to December 31, 1996 are as follows:

1997........................................................  $ 3,001
1998........................................................    1,832
1999........................................................   18,334
2000........................................................    9,942
2001........................................................      712
Thereafter..................................................   14,433
                                                              -------
     Total..................................................  $48,254
                                                              =======

     The secured lines of credit represent borrowings from a commercial bank. These borrowings are collateralized by accounts receivable and inventories. Except as otherwise noted, all of the Company's borrowings bear interest at a floating annual rate equal to the bank's prime rate or LIBOR plus 200 basis points, payable quarterly. The applicable prime rate was 8.5%, 8.25% and 8.5% at December 31, 1995, December 31, 1996, and September 30, 1997, respectively. The loan agreements contain certain restrictions on dividends, acquisitions, and repurchases of stock, among other things.

     Under the terms of the secured lines of credit agreements, which expire in 2000, the Company may borrow an aggregate of $35,000,000 (subject to bank approval and collateral limitations based on accounts receivable and inventories), reduced by outstanding letters of credit (none outstanding at December 31, 1996 and September 30, 1997).

     Secured installment notes represent notes payable secured by machinery and equipment, payable in both monthly and quarterly installments with various maturity dates ranging from demand to 2006; interest rates range between 6.5% and 9.5% (one installment note is payable at prime plus 1%; another is payable at the variable base rate established by a bank, plus 1.5%). One such note is repayable by the delivery of processed scrap to the payee on a monthly basis plus interest at 6.5%, until the contract is completed. The value of the scrap is stipulated in the contract.

     Installment notes at December 31, 1996 consist of two notes. The first installment note is a $985,000 balance due to the former owner of a facility acquired by the Company, which is collateralized by real property having a cost of $2,300,000. Monthly principal payments of $10,000 plus interest are due through June 1999, with a final payment of $685,000 due in July 1999. Interest is at prime (8.25%) plus 1/2% limited to an annual maximum of 13% and a minimum of 9%. The Company has the option to prepay the note upon 60 days' notice provided the entire balance then outstanding is retired. The second installment note is a $1,529,992 balance

                    COZZI IRON & METAL INC. AND SUBSIDIARIES

                                  (Unaudited)

due to the former owner of a facility acquired in September 1995. Monthly payments of $15,267 are due through September 2010. Interest is at 8%.

     The demand notes payable to stockholders bear interest at prime (8.25%) plus 1%, payable monthly.

     During 1996, the Company purchased 75 shares of common stock at a cost of $13,719,096 in a privately negotiated transaction. The Company paid $1,000,000 in 1996 and signed a note payable for the remaining balance. The note is payable in two installments of $1,000,000 in 1998 and $11,719,096 in the year 2006.

8. INCOME TAXES

     The provision for income taxes consists of the following (in thousands):

                                                                                   NINE MONTHS
                                                                                      ENDED
                                                      YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                                      ------------------------   ---------------
                                                       1994     1995     1996     1996     1997
                                                       ----     ----     ----     ----     ----
Current:
  Federal...........................................  $2,300   $2,021   $  940   $1,247   $1,228
  State.............................................     647      481      210      269      270
                                                      ------   ------   ------   ------   ------
                                                       2,947    2,502    1,150    1,516    1,498
Deferred............................................     799     (104)      50     (115)     (48)
                                                      ------   ------   ------   ------   ------
Total...............................................  $3,746   $2,398   $1,200   $1,401   $1,450
                                                      ======   ======   ======   ======   ======

     A reconciliation of the statutory federal income tax rate to the effective rate was as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              1994   1995   1996
                                                              ----   ----   ----
Statutory federal income tax rate...........................   35%    35%    35%
State taxes, net of federal benefit.........................    5      5      5
Other.......................................................   (2)    (2)     3
                                                               --     --     --
Total.......................................................   38%    38%    43%
                                                               ==     ==     ==

                    COZZI IRON & METAL INC. AND SUBSIDIARIES

                                  (Unaudited)

     The components of deferred tax assets (liabilities) are as follows (In thousands):

                                                               1995      1996      1997
                                                               ----      ----      ----
Deferred tax assets -- current:
  Accounts receivable.......................................  $   143   $   143   $   133
  Inventories...............................................       66        77        52
  Accrued liabilities.......................................      627       783       802
                                                              -------   -------   -------
                                                                  836     1,003       978
Deferred tax liability -- current:
  Prepaid insurance.........................................     (142)
                                                              -------   -------   -------
Net deferred taxes -- current...............................  $   694   $ 1,003   $   978
Deferred tax assets -- noncurrent:
  Intangibles...............................................  $   327   $   333   $   325
  Deferred compensation.....................................      393       323       428
                                                              -------   -------   -------
                                                                  720       656       753
Deferred tax liabilities -- noncurrent:
  Depreciation..............................................   (1,109)   (1,404)   (1,428)
                                                              -------   -------   -------
Net deferred taxes -- noncurrent............................  $  (389)  $  (748)  $  (675)
                                                              =======   =======   =======

9. EMPLOYEE BENEFIT PLANS

     The Company has a profit-sharing plan covering substantially all employees. The plan allows participants to contribute up to 15% of their compensation with discretionary Company matching contributions. During 1994, 1995 and 1996, the Company made matching contributions of approximately $77,000, $90,000 and $81,000, respectively. At the discretion of the Board of Directors, the Company may also make contributions each year for the benefit of all eligible employees. During 1994, 1995 and 1996, the Company made such discretionary contributions of $360,000, $409,000 and $340,000, respectively.

     An unfunded Executive Long-Term Incentive Compensation Plan (the "Plan") for key executives is designed to encourage the retention and motivation of key employees and to contribute to the Company's long-term growth and success by providing them with performance-based incentives. The Plan's committee, appointed by the Board of Directors of the Company, selects employees to participate in the Plan and determines the number of appreciation units to be granted. Holders of units are entitled to receive cash equal in value to the difference between the initial unit values and the unit values at the date the units are vested and surrendered. During 1994, 1995 and 1996, incentive compensation charged to operations was approximately $443,000, $313,000 and $170,000, respectively.

     The Company is obligated under various labor contracts to contribute amounts to multiemployer health and welfare plans administered by the unions and to the Individual Retirement Accounts ("IRAs") established by certain employees. The Company's liability is limited to contributions to be made at stipulated hourly or monthly rates for actual time worked by union employees. The Company incurred expenses related to such plans of approximately $785,000, $770,000 and $632,000 in 1994, 1995 and 1996, respectively.

                    COZZI IRON & METAL INC. AND SUBSIDIARIES

                                  (Unaudited)

10. COMMITMENTS AND CONTINGENCIES

     The Company leases certain facilities and equipment under long-term operating leases. Rental expense under all leases was approximately $422,000, $649,000 and $661,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

     The future minimum rental commitments as of December 31, 1996 were as follows (in thousands):

                         YEAR ENDED
                         ----------
1997........................................................  $1,201
1998........................................................   1,194
1999........................................................   1,184
2000........................................................   1,184
Thereafter..................................................   4,707
                                                              ------
     Total..................................................  $9,470
                                                              ======

     The Company is a party to various legal actions and proceedings incident to its normal business operations. Management believes that the outcome of the Company's litigation will not have a material adverse effect on its financial condition or results of operations.

11. MAJOR CUSTOMERS

     The Company's sales in the aggregate to its three largest customers accounted for approximately 57%, 47% and 42% of consolidated sales for each of the years ended December 31, 1994, 1995 and 1996, respectively. One customer accounted for 33%, 30% and 23% of sales for each of the years ended December 31, 1994, 1995 and 1996, respectively. Another customer accounted for 11% of sales in each of the same years.

     The Company does not have long-term contracts with its customers, but has long-established relationships with many of them. A significant concentration of the Company's business activity is with steel companies and scrap brokers, whose ability to meet their obligations with the Company is dependent upon prevailing economic conditions within the steel industry.

12. SUBSEQUENT EVENT

     On March 14, 1997, the Company and its stockholders entered into a letter of intent with Metal Management, Inc. setting forth a transaction whereby the Company would become a wholly owned subsidiary of Metal Management, Inc. and the Company's stockholders would receive approximately 11.5 million shares of common stock of Metal Management, Inc. Such agreement is subject to the approval of Metal Management, Inc.'s stockholders. Completion of such transaction may require the payment of up to approximately $3,000,000 in additional consideration for the treasury stock purchase described in Note 7.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and management of Metal Management, Inc.

     In our opinion, the accompanying combined balance sheet and the related combined statements of operations and of cash flows present fairly, in all material respects, the financial position of Proler Southwest Inc. and Proler Steelworks L.L.C. at December 31, 1996, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Companies' management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Cleveland, Ohio
April 17, 1997

               PROLER SOUTHWEST INC. AND PROLER STEELWORKS L.L.C.

                             COMBINED BALANCE SHEET

                                                                             UNAUDITED
                                                              DECEMBER 31,    JUNE 30,
                                                                  1996          1997
                                                              ------------   ---------
                           ASSETS
CURRENT ASSETS:
  Cash......................................................   $   96,719    $  197,403
  Accounts receivable.......................................    1,672,157     2,289,326
  Inventories...............................................      178,861       342,898
  Prepaid expenses and deposit..............................      144,729        35,242
  Current portion capital lease receivable..................      156,528       159,555
                                                               ----------    ----------
     Total current assets...................................    2,248,994     3,024,424
CAPITAL LEASE RECEIVABLE....................................      217,632       137,512
PROPERTY AND EQUIPMENT......................................    1,849,503     1,733,941
DEFERRED TAX................................................      100,566        17,907
OTHER ASSETS................................................        3,370         3,370
                                                               ----------    ----------
     Total assets...........................................   $4,420,065    $4,917,154
               LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES:
  Revolving loan............................................   $  700,000    $  700,000
  Current portion of long-term debt
     Related party term note................................      147,000       140,250
     Bank term note.........................................       72,000        72,000
  Current portion of capital lease obligation...............      156,528       159,555
  Accounts payable..........................................    2,256,009     1,714,680
  Income taxes payable......................................           --       579,778
  Accrued compensation......................................      782,465            --
                                                               ----------    ----------
     Total current liabilities..............................    4,114,002     3,366,263
RELATED PARTY TERM NOTE.....................................      111,250        44,500
BANK TERM NOTE..............................................      132,831        90,831
CAPITAL LEASE OBLIGATION....................................      217,632       137,512
OWNERS' EQUITY (DEFICIT)
  Proler Southwest Inc. common stock -- $.10 par value,
     10,000 shares authorized, issued and outstanding.......        1,000         1,000
  Proler Steelworks L.L.C. invested units -- 1,000 units
     authorized, issued and outstanding.....................        1,000         1,000
                                                               ----------    ----------
  Retained earnings (deficit)...............................     (157,650)    1,276,048
                                                               ----------    ----------
     Total owners' equity (deficit).........................     (155,650)    1,278,048
                                                               ----------    ----------
  Total liabilities and owners' equity......................   $4,420,065    $4,917,154
                                                               ==========    ==========

   The accompanying notes are an integral part of these financial statements

               PROLER SOUTHWEST INC. AND PROLER STEELWORKS L.L.C.

                        COMBINED STATEMENT OF OPERATIONS

                                                                               UNAUDITED
                                                                           SIX MONTHS ENDED
                                                        YEAR ENDED    ---------------------------
                                                       DECEMBER 31,     JUNE 30,       JUNE 30,
                                                           1996           1996           1997
                                                       ------------     --------       --------
Net sales............................................  $ 30,755,267   $ 15,130,420   $ 15,771,140
Costs and expenses:
  Cost of materials and other operating expenses.....   (25,845,623)   (12,427,132)   (12,664,691)
  Selling, general and administrative expenses.......    (5,505,381)    (1,428,080)    (1,197,857)
                                                       ------------   ------------   ------------
Income (loss) from operations........................      (595,737)     1,275,208      1,908,592
Other income (expense):
  Warehousing income.................................       377,422            550        233,381
  Interest income....................................        29,156              0              0
  Interest expense...................................       (76,840)       (28,037)       (43,047)
  Other, net.........................................       (47,387)        (1,594)        (2,790)
                                                       ------------   ------------   ------------
                                                            282,351        (29,081)       187,544
                                                       ------------   ------------   ------------
Income (loss) before tax.............................      (313,386)     1,246,127      2,096,136
Income tax (expense) benefit.........................       100,566       (434,433)      (662,437)
                                                       ------------   ------------   ------------
Net income (loss)....................................  $   (212,820)  $    811,694   $  1,433,699
                                                       ============   ============   ============

        The accompanying notes are an integral part of these statements

              PROLER SOUTHWEST INC. AND PROLER STEEL WORKS L.L.C.

                        COMBINED STATEMENT OF CASH FLOWS

                                                                                    UNAUDITED
                                                                                 SIX MONTHS ENDED
                                                              YEAR ENDED     ------------------------
                                                             DECEMBER 31,    JUNE 30,      JUNE 30,
                                                                 1996          1996          1997
                                                             ------------    --------      --------
Operating Activities:
  Net income (loss)......................................     $(212,820)     $ 811,694    $ 1,433,699
  Adjustments to reconcile net income (loss) to cash
     provided by operating activities:
     Depreciation and amortization.......................       359,517        180,000        180,000
     Changes in assets and liabilities:
     Accounts receivable.................................         3,565       (293,555)      (567,631)
     Other current assets................................       (10,469)      (100,000)             0
     Inventories.........................................      (116,621)      (156,951)      (164,037)
     Accounts payable and accrued expenses...............       409,442       (100,449)    (1,263,845)
     Deferred tax........................................      (100,566)         4,199         82,659
     Federal income tax..................................             0        430,234        579,778
     Prepaids............................................       (71,804)       (63,081)        59,949
                                                              ---------      ---------    -----------
     Cash provided by operating activities...............       260,244        712,091        340,572
                                                              ---------      ---------    -----------
Investing Activities:
  Purchase of property and equipment.....................      (336,930)       (27,670)       (64,439)
  Collection on long-term capital lease receivable.......       147,435         72,615         77,093
                                                              ---------      ---------    -----------
     Cash provided (used) in investing activities........      (189,495)        44,945         12,654
                                                              ---------      ---------    -----------
Financing Activities:
  Net borrowings (payments) under revolving credit
     agreements..........................................       300,000       (356,195)       (59,949)
  Proceeds from term notes...............................       210,636              0              0
  Principal payments on term notes.......................      (383,188)      (292,142)      (115,500)
  Principal payments of capital lease obligation.........      (147,435)       (72,615)       (77,093)
                                                              ---------      ---------    -----------
     Cash used by financing activities...................       (19,987)      (720,952)      (252,542)
                                                              ---------      ---------    -----------
Net increase in cash.....................................        50,762         36,084        100,684
Cash, beginning of period................................        45,957         45,957         96,719
                                                              ---------      ---------    -----------
Cash, end of period......................................     $  96,719      $  82,041    $   197,403
                                                              =========      =========    ===========

        The accompanying notes are an integral part of these statements

               PROLER SOUTHWEST INC. AND PROLER STEELWORKS L.L.C.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF COMBINATION

     The accompanying financial statements present the combined financial position and results of operations for Proler Southwest Inc. and Proler Steelworks L.L.C. (collectively, the Companies). The Companies are affiliated through common ownership. All significant intercompany transactions have been eliminated.

     Earnings per share data is not reported in these financial statements as they are a combination of a taxable and non taxable entity. Therefore, the resultant earnings per share information would not be meaningful.

NATURE OF BUSINESS

     The Company is engaged in the business of purchasing, processing, reselling and brokering scrap steel and non-ferrous metals. The Company's sales are primarily to steel companies which concentrates the Company's credit exposure in one industry.

INCOME TAXES

     Deferred income tax assets and liabilities are established to reflect the future tax consequences carryforwards and differences between the tax bases and financial bases of assets and liabilities for Proler Southwest Inc. which is a taxable entity based upon its conversion from S-corporation to C-corporation status as of January 1, 1996.

     No deferred income tax assets and liabilities have been established for Proler Steelworks LLC as it is a tax conduit passing all taxable income and deductions through to its owners. Income before tax and book and tax basis differences are insignificant for Proler Steelworks LLC.

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the combined balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accruals approximate fair value. The carrying amounts for debt approximates fair value because of the variable interest rate terms.

INVENTORIES

     Inventories consist principally of processed and unprocessed scrap steel and non-ferrous metals and are stated at the lower of actual cost or market value.

PROPERTY AND EQUIPMENT

     The Company provides for the depreciation of property and equipment using the straight-line method over the estimated useful lives of the assets ranging from two to forty years.

               PROLER SOUTHWEST INC. AND PROLER STEELWORKS L.L.C.

LONG-LIVED ASSETS

     The Company reviews the costs assigned to long-lived assets, such as property and equipment and intangibles, to determine whether any impairments are other than temporary. If an impairment charge is required, it is recorded by measuring the difference between the fair value and carrying costs of such assets.

REVENUE RECOGNITION

     The Company recognizes revenue for ferrous, nonferrous and brokered sales when title passes to the customer, which is generally at the time of shipment.

CONCENTRATIONS WITH MAJOR CUSTOMERS

     During 1996, three customers represented approximately $7.1 million, $5.3 million and $5.0 million of sales of which approximately $416,000, $113,000, and $93,000 is included in accounts receivable at December 31, 1996.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited balance sheet as of June 30, 1997, and the related unaudited statements of operations and cash flows for the six months ended June 30, 1996 and 1997, respectively, have been prepared by the Companies in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of management, the interim financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of results of the periods presented.

NOTE 2 -- INVENTORIES:

     Inventories consist of the following at:

                                                                                    UNAUDITED
                                                              DECEMBER 31, 1996   JUNE 30, 1997
                                                              -----------------   -------------
Scrap steel.................................................      $ 68,048          $240,808
Non-ferrous material........................................       110,813           102,090
                                                                  --------          --------
                                                                  $178,861          $342,898
                                                                  ========          ========

NOTE 3 -- PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following at :

                                                                                    UNAUDITED
                                                              DECEMBER 31, 1996   JUNE 30, 1997
                                                              -----------------   -------------
Land........................................................     $   180,500       $   180,500
Automobiles.................................................         184,479           245,313
Production equipment........................................       1,892,384         1,892,384
Buildings and improvements..................................       1,052,374         1,052,374
Office equipment............................................          73,994            77,599
                                                                 -----------       -----------
                                                                   3,383,731         3,448,170
Less: accumulated depreciation..............................      (1,534,228)       (1,714,229)
                                                                 -----------       -----------
                                                                 $ 1,849,503       $ 1,733,941
                                                                 ===========       ===========

               PROLER SOUTHWEST INC. AND PROLER STEELWORKS L.L.C.

NOTE 4 -- REVOLVING LOAN:

     The Company has a revolving loan agreement with a bank which provides for short term borrowings, due on demand, up to a maximum amount limited to the lesser of $2,100,000 or an amount based on available collateral as defined. The bank has a security interest in all accounts receivable, inventory and certain personal property. The bank revolving loan and term note (Note 5) agreements require compliance with certain financial loan covenants. The Company was in violation of these covenants at December 31, 1996. A waiver of the violations was subsequently obtained from the Company's bank through May 31, 1997. The Company was in compliance of the covenants at June 30, 1997. Advances bore variable rate interest of prime and prime plus one-half at June 30, 1997. Borrowings of $700,000 and $700,000 were outstanding at December 31, 1996 and June 30, 1997, respectively.

NOTE 5 -- LONG-TERM DEBT:

     Long-term debt consists of the following at:

                                                                                UNAUDITED
                                                              DECEMBER 31,      JUNE 30,
                                                                  1996            1997
                                                              ------------      ---------
Related party term note -- Principal and interest payable
  monthly through October 1998, secured by the financed
  property and equipment, 8.5% fixed interest rate..........   $ 258,250        $ 184,750
Less: current portion.......................................    (147,000)        (140,250)
                                                               ---------        ---------
                                                               $ 111,250        $  44,500
                                                               =========        =========
Bank term note -- Principal and interest payable monthly
  through November 1999, secured by the financed property
  and equipment, 8.25% fixed interest rate..................   $ 204,831        $ 162,831
Less: current portion.......................................     (72,000)         (72,000)
                                                               ---------        ---------
                                                               $ 132,831        $  90,831
                                                               =========        =========

     The Company has acquired certain transportation equipment under 60-month capital leases and subleased the equipment under identical terms to a trucking company which provides trucking services. Interest expense and income are imputed at an interest rate of 6%.

     Aggregate maturities of long term debt and future minimum capital lease payments are as follows at December 31, 1996:

                                                                          CAPITAL
                          YEAR                              LOANS          LEASES         TOTAL
                          ----                              -----         -------         -----
1997.....................................................  $219,000       $174,720       $393,720
1998.....................................................   183,250        171,120        354,370
1999.....................................................    60,832         53,588        114,420
2000.....................................................         0          2,784          2,784
Amounts representing interest............................         0        (28,052)       (28,052)
                                                           --------       --------       --------
                                                           $463,082       $374,160       $837,242
                                                           ========       ========       ========

     Cash paid for interest totaled $76,840 for the year ended December 31, 1996 and $28,037 and $43,047 for the six months ended June 30, 1996 and 1997, respectively.

               PROLER SOUTHWEST INC. AND PROLER STEELWORKS L.L.C.

NOTE 6 -- INCOME TAXES

     The states in which the companies operate do not impose corporate income taxes. The federal income tax provision (benefit) consisted of the following:

                                                                             UNAUDITED
                                                              DECEMBER 31,   JUNE 30,
                                                                  1996         1997
                                                              ------------   ---------
Current.....................................................    $       0    $579,778
Deferred....................................................     (100,566)     82,659
                                                                ---------    --------
                                                                $(100,566)   $662,437
                                                                =========    ========

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes for Proler Southwest Inc. Significant temporary differences which give rise to Proler Southwest Inc.'s noncurrent deferred tax assets are as follows:

                                                                             UNAUDITED
                                                              DECEMBER 31,   JUNE 30,
                                                                  1996         1997
                                                              ------------   ---------
Property and equipment......................................    $ (43,000)   $(29,057)
Net operating loss carryforwards............................       77,456           0
Impact of cash to accrual conversion........................       66,110      46,964
                                                                ---------    --------
                                                                $ 100,566    $ 17,907
                                                                =========    ========

NOTE 7 -- EMPLOYEE SAVINGS PLANS

     Proler Southwest Inc. maintains a 401(k) profit sharing plan and a money purchase option plan, both of which cover all Proler Southwest Inc. employees over 21 years of age and with one or more years of service. Employee contributions to the 401 (k) plan through salary deferral are voluntary, and participants may contribute up to 7.5% of their compensation on a pretax basis. Employee contributions are fully matched by the employer. The plan allows an additional discretionary employer contribution not to exceed 7.5% of the compensation paid to all participants in the Plan.

     The money purchase option plan allows Proler Southwest Inc. to contribute 4.64% of total compensation plus 4.64% of compensation in excess of social security wage base. The Proler Southwest Inc. plan expense was $174,668 for the year ended December 31, 1996 and $44,251 and $62,353 for the six months ended June 30, 1996 and 1997, respectively.

     Proler Steelworks L.L.C. maintains a 401(k) profit sharing plan which covers all employees over 21 years of age and with one half year of service or more. Employee contributions through salary deferral are voluntary, and participants may contribute up to 20% of their compensation on a pretax basis. Participants are immediately fully vested in their own and the Proler Southwest Inc. contributions to each plan.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES:

     The Companies have recorded liabilities for claims arising in the ordinary course of business including inventory purchases and operating expense accruals. No accruals have been made for contingent claims as management does not consider such claims probable of assertion as of December 31, 1996. Contingent claims could be asserted by environmental and tax agencies or third party litigants. It is possible that circumstances could change and effect management's estimates regarding such claims. Management is unable to estimate a possible range of loss, if any, related to these contingencies.

               PROLER SOUTHWEST INC. AND PROLER STEELWORKS L.L.C.

NOTE 9 -- SUBSEQUENT EVENT:

     On August 27, 1997, the stockholders of Proler Southwest Inc. and unitholders of Proler Steelworks L.L.C. closed its pending merger with Metal Management, Inc. pursuant to which the stockholders and unitholders sold all shares and units to Metal Management, Inc.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                               DATED MAY 16, 1997
                                     AMONG
                 COZZI IRON & METAL, INC. AND ITS SHAREHOLDERS
                             METAL MANAGEMENT, INC.
                                      AND
                              CIM ACQUISITION, CO.

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
ARTICLE I THE MERGER.................................................     A-5
  1.1    Merger......................................................     A-5
  1.2    Filing and Effective Time...................................     A-5
  1.3    Effects of the Merger.......................................     A-5
  1.4    Conversion Formula..........................................     A-6
  1.5    Conversion of Merger Sub Shares.............................     A-6
  1.6    Exchange of Certificates; Payment of Merger Consideration...     A-6
  1.7    The Closing.................................................     A-6
  1.8    Estate of James H. Cozzi Adjustment.........................     A-6
ARTICLE II REPRESENTATIONS AND WARRANTIES OF MTLM....................     A-7
  2.1    Corporate Status............................................     A-7
  2.2    Corporate Power and Authority...............................     A-7
  2.3    Enforceability..............................................     A-7
  2.4    No Commissions..............................................     A-7
  2.5    Records.....................................................     A-7
  2.6    Capitalization..............................................     A-8
  2.7    No Violation................................................     A-8
  2.8    MTLM Subsidiaries...........................................     A-8
  2.9    Financial Statements........................................     A-8
  2.10   Liabilities.................................................     A-9
  2.11   Litigation..................................................     A-9
  2.12   Compliance with Laws........................................     A-9
  2.13   Permits.....................................................    A-10
  2.14   Contracts...................................................    A-10
  2.15   Good Title to and Condition of Assets.......................    A-10
  2.16   Labor and Employment Matters................................    A-10
  2.17   Tax Matters.................................................    A-11
  2.18   Receivables.................................................    A-11
  2.19   SEC Filings; Accuracy of Information Furnished by MTLM......    A-12
  2.20   Inventory...................................................    A-12
  2.21   Restrictions................................................    A-12
  2.22   Full Disclosure.............................................    A-12
  2.23   No Material Adverse Change..................................    A-12
  2.24   Environmental Matters.......................................    A-12
  2.25   Employee Benefit Plans......................................    A-15
  2.26   Insurance...................................................    A-16

                                                                         PAGE
                                                                         ----
  2.27   Real Estate.................................................    A-16
  2.28   Conduct of Business Since March 31, 1997....................    A-16
ARTICLE III REPRESENTATIONS AND WARRANTIES OF MERGECO................    A-17
  3.1    Corporate Status............................................    A-17
  3.2    Corporate Power and Authority...............................    A-17
  3.3    Enforceability..............................................    A-17
  3.4    No Violation................................................    A-17
  3.5    No Commissions..............................................    A-18
  3.6    Mergeco Capitalization......................................    A-18
  3.7    Business Activity...........................................    A-18
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND
         THE COMPANY.................................................    A-18
  4.1    Corporate Status............................................    A-18
  4.2    Power and Authority.........................................    A-18
  4.3    Enforceability..............................................    A-19
  4.4    Capitalization..............................................    A-19
  4.5    Shareholders of the Company.................................    A-19
  4.6    No Violation................................................    A-19
  4.7    Records.....................................................    A-19
  4.8    Subsidiaries................................................    A-20
  4.9    Financial Statements........................................    A-20
  4.10   Changes Since the Current Balance Sheet Date................    A-20
  4.11   Liabilities.................................................    A-21
  4.12   Litigation..................................................    A-21
  4.13   Environmental Matters.......................................    A-21
  4.14   Real Estate.................................................    A-23
  4.15   Good Title to and Condition of Assets.......................    A-25
  4.16   Compliance with Laws........................................    A-25
  4.17   Labor and Employment Matters................................    A-26
  4.18   Employee Benefit Plans......................................    A-26
  4.19   Tax Matters.................................................    A-28
  4.20   Insurance...................................................    A-28
  4.21   Receivables.................................................    A-29
  4.22   Permits.....................................................    A-29
  4.23   Adequacy of the Assets; Relationships with Customers and
         Suppliers;
         Affiliated Transactions.....................................    A-29
  4.24   Intellectual Property.......................................    A-29
  4.25   Contracts...................................................    A-30
  4.26   Customer Lists and Recurring Revenue........................    A-30
  4.27   Accuracy of Information Furnished by the Shareholders.......    A-30
  4.28   Investment Intent; Accredited Investor Status; Securities
         Documents...................................................    A-30
  4.29   Business Locations..........................................    A-31
  4.30   Names; Prior Acquisitions...................................    A-31
  4.31   No Commissions..............................................    A-31
  4.32   Inventory...................................................    A-31
  4.33   Identification, Acquisition and Disposition of Material
         Assets......................................................    A-31
  4.34   Restrictions................................................    A-31
  4.35   Full Disclosure.............................................    A-31

                                                                         PAGE
                                                                         ----
ARTICLE V CONDUCT OF BUSINESS PENDING THE CLOSING....................    A-32
  5.1    Conduct of Business of the Company Pending the Closing......    A-32
  5.2    Conduct of Business of MTLM Pending the Closing.............    A-33
ARTICLE VI ADDITIONAL AGREEMENTS.....................................    A-34
  6.1    Further Assurances..........................................    A-34
  6.2    Compliance with Covenants...................................    A-34
  6.3    Cooperation.................................................    A-34
  6.4    Access to Information.......................................    A-34
  6.5    Notification of Certain Matters.............................    A-34
  6.6    Tax Treatment...............................................    A-34
  6.7    Confidentiality; Publicity..................................    A-34
  6.8    No Other Discussions........................................    A-34
  6.9    Restrictive Covenants.......................................    A-35
  6.10   Environmental Assessment....................................    A-35
  6.11   Trading in MTLM's Common Stock..............................    A-36
  6.12   Other Agreements............................................    A-36
  6.13   HSR Act Compliance..........................................    A-36
  6.14   Corporate Authority.........................................    A-37
  6.15   Certification of Tax Status.................................    A-37
  6.16   Purchase of Joint Venture Interest..........................    A-37
  6.17   Meeting of Shareholders.....................................    A-37
  6.18   Pre-Clear Merger............................................    A-37
  6.19   Financing...................................................    A-37
  6.20   Conduct of MTLM's Business..................................    A-37
  6.21   Disclosure Supplements......................................    A-38
ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF MTLM AND MERGECO........    A-39
  7.1    Accuracy of Representations and Warranties and Compliance
         with Obligations............................................    A-39
  7.2    Financing...................................................    A-39
  7.3    Corporate Certificate.......................................    A-39
  7.4    Opinions of Counsel.........................................    A-39
  7.5    Governmental Approvals......................................    A-40
  7.6    No Adverse Litigation.......................................    A-40
  7.7    MTLM's Approvals............................................    A-40
  7.8    Fairness Opinion............................................    A-40
  7.9    Other Closing Deliveries....................................    A-40
  7.10   Dissenting Shareholders.....................................    A-40
  7.11   Cozzi Building Corporation..................................    A-40
  7.12   Estate of James H. Cozzi....................................    A-40
  7.13   No Material Adverse Change..................................    A-40
  7.14   MetricMetal.................................................    A-40
  7.15   East Chicago Indiana Revenue Bonds..........................    A-41
ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND
         THE SHAREHOLDERS............................................    A-41
  8.1    Accuracy of Representations and Warranties and Compliance
         with Obligations............................................    A-41
  8.2    Merger Consideration........................................    A-41
  8.3    No Adverse Litigation.......................................    A-41
  8.4    Opinion of Counsel..........................................    A-41
  8.5    Tax Opinion.................................................    A-42

               PROLER SOUTHWEST INC. AND PROLER STEELWORKS L.L.C.

                                                                         PAGE
                                                                         ----
  8.6    Consents....................................................    A-42
  8.7    Other Closing Deliveries....................................    A-42
  8.8    No Material Adverse Change..................................    A-42
ARTICLE IX INDEMNIFICATION...........................................    A-42
  9.1    Agreement by the Shareholders to Indemnify..................    A-42
  9.2    Agreement by MTLM to Indemnify..............................    A-43
  9.3    Conditions of Indemnification...............................    A-44
  9.4    Security for the Shareholders's Indemnification
         Obligation..................................................    A-44
  9.5    The James H. Cozzi Estate Special Indemnification...........    A-44
ARTICLE X SECURITIES LAW MATTERS.....................................    A-45
  10.1   Disposition of MTLM Shares..................................    A-45
  10.2   Legend......................................................    A-45
ARTICLE XI DEFINITIONS...............................................    A-45
  11.1   Defined Terms...............................................    A-45
  11.2   Other Definitional Provisions...............................    A-49
ARTICLE XII TERMINATION, AMENDMENT AND WAIVER........................    A-49
  12.1   Termination.................................................    A-49
  12.2   Effect of Termination.......................................    A-50
ARTICLE XIII GENERAL PROVISIONS......................................    A-50
  13.1   Notices.....................................................    A-50
  13.2   Entire Agreement............................................    A-51
  13.3   Expenses....................................................    A-51
  13.4   Amendment; Waiver...........................................    A-51
  13.5   Binding Effect; Assignment..................................    A-51
  13.6   Counterparts................................................    A-51
  13.7   Interpretation..............................................    A-51
  13.8   Governing Law; Interpretation...............................    A-51
  13.9   Arm's Length Negotiations...................................    A-51

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "AGREEMENT") is entered into effective as of May 16, 1997, by and among Metal Management, Inc., a Delaware corporation ("MTLM"); CIM Acquisition, Co., an Illinois corporation, and a wholly owned subsidiary of MTLM ("MERGECO"); Cozzi Iron & Metal, Inc., an Illinois corporation ("COZZI" or "COMPANY"); Albert A. Cozzi, Frank J. Cozzi and Gregory P. Cozzi, being the sole shareholders of the Company (collectively the "SHAREHOLDERS," and individually, a "SHAREHOLDER"). Certain other capitalized terms used herein are defined in Article XI or elsewhere throughout this Agreement.

                                    RECITALS

     A. The Shareholders own, and until the Closing (as defined herein) will own, all of the issued and outstanding equity securities of the Company (the "COZZI SHARES");

     B. MTLM desires to acquire all of the Cozzi Shares in exchange for shares of common stock, $.01 par value per share, of MTLM (the "MTLM SHARES") and a cash payment, upon the terms and subject to the conditions set forth herein;

     C. MTLM and the Company have agreed to accomplish this transaction through a reverse triangular merger whereby Mergeco will merge with and into Cozzi, and Cozzi will be the surviving corporation (the "MERGER");

     D. Each of the Boards of Directors of MTLM, the Company and Mergeco have approved this Agreement, the Shareholders of the Company have approved this Agreement and the Board of Directors of MTLM have directed that this Agreement be submitted to its shareholders for approval; and

     E. It is intended that the Merger qualify as a reorganization within the meaning of the appropriate subsection of Section 368 of the Internal Revenue Code of 1986, as amended.

                               TERMS OF AGREEMENT

     In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 MERGER. Upon and subject to the terms and conditions set forth in this Agreement and in accordance with the Illinois Business Corporation Act of 1983, as amended (the "BCA"), Mergeco shall be merged with and into Cozzi. Following the Merger, Cozzi shall continue to exist as the surviving corporation (sometimes referred to as the "SURVIVING CORPORATION") and the separate corporate existence of Mergeco shall cease.

     1.2 FILING AND EFFECTIVE TIME. At the Closing, Mergeco and Cozzi shall file with the Secretary of State of the State of Illinois the Articles of Merger, appropriately completed and executed in accordance with Section 11.25 of the BCA. The Merger shall become effective upon filing and the issuance of the certificate of merger, in accordance with Section 11.40 of the BCA (the "EFFECTIVE TIME," and the date thereof hereinafter referred to as the "EFFECTIVE DATE").

     1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 11.50 of the BCA. In addition:

           (a) The Articles of Incorporation of Cozzi as in effect at the Effective Time shall be and constitute the Articles of Incorporation of the Surviving Corporation until amended or changed in accordance with applicable law;

           (b) The bylaws of Cozzi as in effect at the Effective Time shall be and constitute the bylaws of the Surviving Corporation until amended or changed in accordance with applicable law; and

           (c) The officers and directors of the Surviving Corporation shall be as follows:

        Directors:    T. Benjamin Jennings
                      Frank J. Cozzi
                      Gerard M. Jacobs
                      Albert A. Cozzi

        Officers:     Frank J. Cozzi -- President

     1.4 CONVERSION FORMULA. At the Effective Time, each Cozzi Share, issued and outstanding at and as of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, shall be converted into 105,747 shares of MTLM Shares, and a right to receive $55,172.41 per share payable upon the shareholder's surrender of his stock certificate(s), subject to adjustment as provided for in Section 1.8. None of the equity securities of the Company held in the Company's treasury at the Effective Time shall be converted into MTLM Shares and the right to receive a cash payment. At the Effective Time of the Merger, all of such equity securities of the Company shall be canceled.

     1.5 CONVERSION OF MERGER SUB SHARES. At and as of the Effective Time, by virtue of the Merger and without any further action on the part of MTLM, each share of no par value common stock of Mergeco issued and outstanding to MTLM immediately prior to the Effective Time shall by virtue of the Merger be converted into one share of common stock of the Surviving Corporation.

     1.6 EXCHANGE OF CERTIFICATES; PAYMENT OF MERGER CONSIDERATION. At the closing, the Shareholders shall surrender to MTLM their stock certificates representing their Cozzi Shares. Upon receipt of the stock certificates, MTLM shall cancel such stock certificates and MTLM shall promptly pay the cash portion of the Merger consideration and issue a certificate representing the MTLM Shares into which such Cozzi Shares previously represented by the surrendered certificate shall have been converted at the Effective Time; provided, however, MTLM shall withhold from each Shareholder his pro-rata portion of 1,150,000 MTLM Shares (collectively, the "ESCROW SHARES") and shall deliver a certificate representing the Escrow Shares to an escrow agent acceptable to MTLM and the Shareholders (the "ESCROW AGENT"). The Escrow Agent shall hold the Escrow Shares in escrow pursuant to an escrow agreement in the form attached hereto as Exhibit A (the "ESCROW AGREEMENT"). Until so surrendered, the certificates representing the Cozzi Shares shall, at and after the Effective Time, be deemed for all purposes to represent and evidence only the right to receive the per share consideration set forth in Section 1.4, for each share represented by such certificates, and no interest shall be paid or accrued on such amount and the holders of such Cozzi stock certificates shall cease to have any rights as common shareholders of the Company.

     1.7 THE CLOSING. The Closing of the Merger (the "CLOSING") shall take place as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the conditions set forth in Articles VII and VIII (the "CLOSING DATE"), at the offices of MTLM's counsel in Chicago, Illinois, or such other place as the parties may otherwise agree.

     1.8   ESTATE OF JAMES H. COZZI ADJUSTMENT.  The consideration set forth in
Section 1.4 shall be decreased for any payments made by the Company between the date hereof and the Closing Date or required to be made by the Company or MTLM after the Closing Date of (i) "Additional Consideration" due under that certain Sales Agreement dated June 25, 1996 by and between Irene Cozzi, as executor of the estate of James H. Cozzi, and the Company (the "JAMES H. COZZI SALES AGREEMENT"), or (ii) any other amounts payable pursuant to the James H. Cozzi Sales Agreement or any other documents or instruments executed in connection therewith in excess of the amount reflected on the Company's Current Balance Sheet. The parties hereto shall make such appropriate adjustments to the cash and non-cash portion of the Merger consideration that reasonably reflect the amount and type of settlement paid to the estate of James H. Cozzi, as mutually agreed to by the parties hereto.

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF MTLM

     As a material inducement to the Company and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, MTLM makes the following representations and warranties to the Company and the
Shareholders:

     2.1 CORPORATE STATUS. MTLM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MTLM has the requisite power and authority to own or lease its property and to carry on its business as now being conducted. MTLM is legally qualified to transact business as a foreign corporation in all jurisdictions where the nature of its property and the conduct of its business requires such qualification and is in good standing in each of the jurisdictions in which it is so qualified, except where the failure to so qualify would not have a Material Adverse Effect on MTLM. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of MTLM. Each entity listed as a subsidiary of MTLM on Schedule 2.8 hereto (each a "MTLM SUBSIDIARY" and collectively the "MTLM SUBSIDIARIES") is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each MTLM Subsidiary has the requisite power and authority to own or lease its property and to carry on its business as now being conducted. Each MTLM Subsidiary is legally qualified to transact business as a foreign corporation in all jurisdictions where the nature of its property and the conduct of its business requires such qualification (all of which jurisdictions are listed on Schedule 2.1) and is in good standing in each of the jurisdictions in which it is so qualified. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of any MTLM Subsidiary. MTLM owns all of the issued and outstanding capital stock of each MTLM Subsidiary.

     2.2 CORPORATE POWER AND AUTHORITY. MTLM has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and will have, at the time of Closing, the corporate power and authority to consummate the transactions contemplated hereby. MTLM has taken all action necessary by its board of directors to authorize its execution and delivery of this Agreement and the performance of its obligations hereunder and will have, at the time of Closing, taken all actions necessary (including stockholder approval) to authorize the consummation of the transactions contemplated hereby.

     2.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by MTLM and constitutes a legal, valid and binding obligation of MTLM, enforceable against MTLM in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     2.4 NO COMMISSIONS. Neither MTLM nor any MTLM Subsidiary has incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     2.5 RECORDS. The copies of the respective articles of incorporation and bylaws of MTLM which were provided to the Shareholders are true, accurate and complete and reflect all amendments made through the date of this Agreement. The minute books for MTLM provided to the Shareholders for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contain the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all corporate actions of the shareholders and directors (and any committees thereof) of MTLM taken by written consent or at a meeting since incorporation. All material corporate actions taken by MTLM have been duly authorized or ratified. All accounts, books, ledgers and official and other records of MTLM have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein. The stock ledgers of MTLM, as previously provided to the Shareholders, or as reflected in Schedule 2.6, contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of MTLM.

     2.6 CAPITALIZATION. Schedule 2.6 sets forth, with respect to MTLM, (i) the number of authorized shares of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock, and
(iii) the number of shares of each class of its capital stock which are held in treasury. All of the issued and outstanding shares of capital stock of MTLM and each MTLM Subsidiary (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to the shares of capital stock of MTLM or any MTLM Subsidiary, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. Except as set forth on
Schedule 2.6, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require MTLM or any MTLM Subsidiary to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to MTLM or any MTLM Subsidiary. Except as set forth on Schedule 2.6, there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of MTLM or any MTLM Subsidiary. Neither MTLM nor any MTLM Subsidiary is obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

     2.7 NO VIOLATION. Except as set forth on Schedule 2.7 and any applicable requirements of the Hart Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR ACT"), the execution and delivery of this Agreement by MTLM, the performance by it of its obligations hereunder and the consummation of the transactions contemplated by this Agreement will not (i) contravene any provision of the certificate of incorporation or bylaws of MTLM, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against MTLM; (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against MTLM, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of MTLM, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except the SEC or other filings required to be made by MTLM.

     2.8 MTLM SUBSIDIARIES. Except as set forth on Schedule 2.8, MTLM does not own, directly or indirectly, more than fifty percent (50%) of any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other business entity. In addition,
Schedule 2.8 lists every other business entity in which MTLM or its MTLM Subsidiaries has any ownership interest. Except as set forth on Schedule 2.8, MTLM does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, arising from its interest in the entities set forth on such schedule.

     2.9 FINANCIAL STATEMENTS. MTLM has delivered to the Shareholders (i) the consolidated financial statements of MTLM as of October 31, 1995 and 1994, including the notes thereto, audited by Price Waterhouse L.L.P. and (ii) the March 31, 1997 unaudited consolidated financial statements of MTLM (collectively, the "MTLM FINANCIAL STATEMENTS"), copies of which are attached as
Schedule 2.9 hereto. The balance sheet dated as of March 31, 1997 included in the MTLM Financial Statements is referred to herein as the "MTLM CURRENT BALANCE SHEET". The MTLM Financial Statements fairly present the combined and consolidated financial position of MTLM and the MTLM Subsidiaries at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The books and records of MTLM and each MTLM Subsidiary fully and fairly reflect the transactions, properties, assets and liabilities of MTLM and each MTLM Subsidiary. Unless noted therein, there are no material special or non-recurring items of income or expense during the periods covered by the MTLM Financial Statements, and the balance sheets included in the MTLM Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto or otherwise in accordance with

GAAP. The MTLM Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

     2.10 LIABILITIES. Except as set forth in the SEC Filings or on Schedule 2.10, neither MTLM nor any MTLM Subsidiary has any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (i) to the extent reflected or taken into account in the MTLM Current Balance Sheet (and the notes thereto) and not heretofore paid or discharged, (ii) to the extent specifically set forth in or incorporated by express reference in any of the Schedules attached hereto, (iii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the MTLM Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (iv) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate, and (v) liabilities incurred in the ordinary course of business prior to the date of the MTLM Current Balance Sheet which, in accordance with GAAP consistently applied, were not recorded thereon. For purposes of this Agreement, the phrase "IN THE ORDINARY COURSE OF BUSINESS" (or words having similar meaning) used in reference to MTLM's business, shall be deemed to include all of MTLM's activities relating to acquiring businesses in the scrap metal industry, and all related financing or borrowing activities, including issuing additional MTLM Shares, notes, debentures or other securities.

     2.11 LITIGATION. Except as set forth on Schedule 2.11, there is no action, suit, or other legal or administrative proceeding or governmental investigation, pending or, to the best of MTLM's knowledge, threatened, anticipated or contemplated against, by or affecting MTLM or any MTLM Subsidiary or any of their properties or assets, or which question the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which MTLM or any MTLM Subsidiary is or was a party which have not been complied with in full or which continue to impose any material obligations on MTLM or any MTLM Subsidiary.

     2.12 COMPLIANCE WITH LAWS.

           (a) Except as set forth in the SEC Filings, MTLM and each MTLM Subsidiary is in material compliance with all laws, regulations and orders applicable to it, its respective business and operations (as currently conducted) and its properties and assets (in each case currently owned or used by it). Except as set forth in the SEC Filings or on Schedule 2.12, neither MTLM nor any MTLM Subsidiary has been cited, fined or otherwise notified of any present material failure to comply with any material laws, regulations or orders and no proceeding with respect to any such material violation is pending or, to the best of MTLM's knowledge, threatened.

           (b) Neither MTLM nor any MTLM Subsidiary has made any payment of funds in connection with its business which is prohibited by law, and no funds have been set aside to be used in connection with its business for any payment prohibited by law.

           (c) MTLM and each MTLM Subsidiary is in material compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (the "IMMIGRATION ACT"). With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of MTLM for whom compliance with the Immigration Act as employer is required, to the best of MTLM's knowledge, MTLM and each MTLM Subsidiary has on file a true, accurate and complete copy of (i) each Employee's Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured and/or retained by MTLM and each MTLM Subsidiary pursuant to the Immigration Act. Neither MTLM nor any MTLM Subsidiary has been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or threatened against it, by the Immigration and Naturalization Service by reason of any actual or alleged failure to comply with the Immigration Act.

           (d) Except as fully described in the SEC Filings or on Schedule 2.12, neither MTLM nor any MTLM Subsidiary is subject to any Contract, decree or injunction which restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

     2.13 PERMITS. MTLM and each MTLM Subsidiary possess all material licenses and required governmental or official approvals, permits or authorizations (collectively, the "PERMITS") for its business and operations, including the operation of its properties (whether owned or leased). All such Permits are valid and in full force and effect, MTLM and each MTLM Subsidiary is in material compliance with the requirements thereof, and no proceeding is pending or threatened to revoke or amend any of them. None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     2.14 CONTRACTS. The SEC Filings set forth a list of each Contract which is required to be disclosed pursuant to Item 601(b)(10) of Regulation S-K (the "DISCLOSED CONTRACTS"), true and correct copies of which have been provided to the Company. Except as set forth in the SEC Filings or on Schedule 2.14 no event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a material default by MTLM or any MTLM Subsidiary under any Disclosed Contract, and no such event has occurred which constitutes or would constitute a material default by any other party. Neither MTLM nor any MTLM Subsidiary is subject to any material liability or payment resulting from renegotiation of amounts paid it under any Disclosed Contract.

     2.15 GOOD TITLE TO AND CONDITION OF ASSETS.

           (a) Except as set forth on Schedule 2.15, MTLM and each MTLM Subsidiary has good and marketable title to all of its respective MTLM Assets (as hereinafter defined), free and clear of any Liens or restrictions on use. For purposes of this Agreement, the term "MTLM ASSETS" means all of the properties and assets of MTLM and its MTLM Subsidiaries, other than owned real property and leased real property, whether personal or mixed, tangible or intangible, wherever located.

           (b) To the best of MTLM's knowledge, the MTLM Fixed Assets (as hereinafter defined) currently in use or necessary for the business and operations of MTLM and its MTLM Subsidiaries are in good operating condition, normal wear and tear excepted, and have been maintained in accordance with sound industry practices. For purposes of this Agreement, the term "MTLM FIXED ASSETS" means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures used by or located on the premises of MTLM or any MTLM Subsidiary or set forth on the MTLM Current Balance Sheet or acquired by MTLM or any MTLM Subsidiary since the date of the MTLM Current Balance Sheet.

     2.16 LABOR AND EMPLOYMENT MATTERS. Except as set forth on Schedule 2.16, neither MTLM nor any MTLM Subsidiary is a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there have been no efforts by any labor union during the 24 months prior to the date hereof to organize any employees of MTLM or any MTLM Subsidiary into one or more collective bargaining units. There is no pending, or to the best of MTLM's knowledge, threatened labor dispute, strike or work stoppage which affects or which may affect the business of MTLM or any MTLM Subsidiary which may interfere with its continued operations. Neither MTLM nor any MTLM Subsidiary has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to the best of MTLM's knowledge, threatened charge or complaint against MTLM or any MTLM Subsidiary by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees of MTLM or any MTLM Subsidiary during the 24 months prior to the date hereof. MTLM is not aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with MTLM or any MTLM Subsidiary as a result of this Agreement or otherwise; provided, that there may be transitioning of responsibilities as a result of Albert A. Cozzi assuming the position of Chief Operating Officer of MTLM. MTLM and each MTLM Subsidiary has complied in all material respects with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act and the Worker Adjustment and Retraining Notification Act of 1988.

     2.17 TAX MATTERS. Except as set forth in Schedule 2.17 hereto, all Tax Returns required to be filed prior to the date hereof with respect to MTLM, the MTLM Subsidiaries or any of their income, properties, franchises or operations have been filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes due and payable by or with respect to MTLM and the MTLM Subsidiaries have been paid or accrued on the MTLM Current Balance Sheet or will be accrued on its books and records as of the Closing. Except as set forth in Schedule 2.17 hereto: (i) with respect to each taxable period of MTLM and each MTLM Subsidiary after January 1, 1992, no taxable period has been audited by the relevant taxing authority; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority; (iii) neither MTLM nor any MTLM Subsidiary has consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iv) neither MTLM nor any MTLM Subsidiary has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date; (v) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or threatened against or with respect to MTLM or any MTLM Subsidiary regarding Taxes; (vi) neither MTLM nor any MTLM Subsidiary has made an election or filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE") (or any corresponding provision of state, local or foreign law) on or prior to the Closing Date; (vii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of MTLM or any MTLM Subsidiary; (viii) neither MTLM nor any MTLM Subsidiary will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under
Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or (B) as a result of any "CLOSING AGREEMENT," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date; (ix) neither MTLM nor any MTLM Subsidiary is a party to or bound by any tax allocation or tax sharing agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes; (x) there is no basis for any assessment, deficiency notice, 30-day letter or similar notice with respect to any Tax to be issued to MTLM or any MTLM Subsidiary with respect to any period on or before the Closing Date; (xi) neither MTLM nor any MTLM Subsidiary has made any payments, and is or will not become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law); (xii) neither MTLM nor any MTLM Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law); (xiii) no claim has ever been made by a taxing authority in a jurisdiction where MTLM or a MTLM Subsidiary, as the case may be, does not file Tax Returns that is or may be subject to Taxes assessed by such jurisdiction; (xiv) MTLM and the MTLM Subsidiaries do not have any permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; (xv) true, correct and complete copies of all income and sales Tax Returns filed by or with respect to MTLM and the MTLM Subsidiaries for the past two years have been furnished or made available to the Shareholders; and (xvi) MTLM and the MTLM Subsidiaries will not be subject to any Taxes pursuant to Section 1374 or
Section 1375 of the Code (or any corresponding provision of state, local or foreign law) for the period ending at the Closing Date for any period for which a Tax Return has not been filed.

     2.18 RECEIVABLES. All of the MTLM Receivables (as hereinafter defined) are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of MTLM and the MTLM Subsidiaries. Except as set forth on Schedule 2.18, all of the MTLM Receivables are good and collectible receivables, and will be collected in full in accordance with the terms of such receivables (and in any event within six months following the Closing), without set off or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the MTLM Current Balance Sheet as reasonably adjusted since the date of the MTLM Current Balance Sheet in the ordinary course of business consistent with past practice.

For purposes of this Agreement, the term "MTLM RECEIVABLES" means all receivables of MTLM and the MTLM Subsidiaries, including all trade account receivables arising from the provision of services or sale of inventory but excluding notes receivable, and insurance proceeds receivable.

     2.19 SEC FILINGS; ACCURACY OF INFORMATION FURNISHED BY MTLM. Except as set forth on Schedule 2.19, MTLM has made all filings required to be made by it with the SEC. No representation, statement or information made or furnished by MTLM to the Shareholders or any of the Shareholders' representatives, including those contained in this Agreement, and the various Schedules attached hereto and the other information and statements referred to herein and previously furnished by MTLM and the MTLM Subsidiaries or made in the SEC Filings, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading in light of the circumstances in which they were made. MTLM has provided the Shareholders with true, accurate and complete copies of all documents listed or described in the SEC Filings or on the various Schedules attached hereto.

     2.20 INVENTORY. All MTLM Assets that consist of inventory (including raw materials and work-in-progress): (i) were acquired in the ordinary course of business consistent with past practice; (ii) are, in the aggregate, of a quality, quantity, and condition useable or saleable in the ordinary course of business within MTLM and the MTLM Subsidiaries' normal inventory turnover experience; and (iii) are valued at the lower of cost or net realizable market value. Neither MTLM nor any MTLM Subsidiary has any material liability with respect to the return or repurchase of any goods in the possession of any customer.

     2.21 RESTRICTIONS. Schedule 2.21 sets forth a list of all non-competition, non-solicitation, confidentiality and other restrictive covenants to which MTLM and/or any MTLM Subsidiary is a party or otherwise bound. Except as set forth on
Schedule 2.21, there are no contracts or other conditions, circumstances, events or agreements which would in any way limit or restrict the rights of MTLM, MTLM's Affiliates, or the MTLM Subsidiaries from engaging in any business anywhere in the world.

     2.22 FULL DISCLOSURE. No statement by MTLM contained in this Article II, the SEC Filings and the Schedules hereto or any written statement or certificate furnished to the Shareholders as of its respective date contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially and adversely misleading in light of the circumstances under which they were made.

     2.23 NO MATERIAL ADVERSE CHANGE. Since March 31, 1997, there has been no Material Adverse Change in the assets, liabilities, business or financial condition of MTLM or a Material Adverse Effect on the ability of MTLM to consummate the transactions contemplated hereby. For purposes of this Section
2.23 and Section 8.8, a "MATERIAL ADVERSE CHANGE" or a "MATERIAL ADVERSE EFFECT" shall not include (i) the acquisition of or agreement to acquire any companies or the assets of any companies; (ii) the termination of any agreement to acquire or the unwind or sale of any companies or the assets of any companies; (iii) the employment of any executive officers; (iv) the placement of, or entering into or termination of any agreement to place, any debt or equity securities of MTLM;
(v) any change in the trading price of the MTLM Shares; or (vi) any change in the Board of Directors of MTLM.

     2.24 ENVIRONMENTAL MATTERS.  Except as set forth on Schedule 2.24:

           (a) To the best of MTLM's knowledge, MTLM and each MTLM Subsidiary is in material compliance with all Environmental, Health and Safety Laws (as defined herein) governing its business, operations, properties and assets. Neither MTLM nor any MTLM Subsidiary is currently liable for any penalties, fines or forfeitures for failure to comply with any Environmental, Health and Safety Laws.

           (b) MTLM and each MTLM Subsidiary has obtained, or caused to be obtained, and to the best of the MTLM's knowledge, is in material compliance with, all applicable and material licenses, certificates, permits, approvals and registrations required by the Environmental, Health and Safety Laws (collectively "LICENSES"). Copies of such Licenses have been made available to the Shareholders. There are no administrative or judicial investigations, notices, claims or other proceedings pending or threatened by any Governmental Authority or third parties against MTLM or any MTLM Subsidiary, their respective businesses, operations, properties, or assets, which question the validity or entitlement of MTLM or any MTLM Subsidiary to any License wherein an unfavorable decision, ruling or finding could have a Material Adverse Effect on MTLM or any MTLM Subsidiary.

           (c) Neither MTLM nor any MTLM Subsidiary has received or is aware of any non-compliance order, warning letter, investigation, notice of violation, claim, suit, action, judgment, or administrative or judicial proceeding pending or threatened against or involving MTLM or any MTLM Subsidiary, issued by any Governmental Authority or third party with respect to any Environmental, Health and Safety Laws, which has not been resolved to the satisfaction of the issuing Governmental Authority or third party and which could have a Material Adverse Effect on MTLM or any MTLM Subsidiary.

           (d) To the best of the MTLM's knowledge, neither MTLM nor any MTLM Subsidiary has generated, manufactured, used, transported, transferred, stored, handled, treated, Discharged, Released or disposed of, nor has it allowed or arranged for any third parties to generate, manufacture, use, transport, transfer, store, handle, treat, Discharge, Release or dispose of, Hazardous Substances or other Waste (as defined herein) to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, nor has it performed, arranged for or allowed by any method or procedure such generation, manufacture, use, transportation, transfer, storage, treatment, spillage, leakage, dumping, Discharge, Release or disposal in material contravention of any Environmental, Health and Safety Laws. To the best of the MTLM's knowledge, neither MTLM nor any MTLM Subsidiary has generated, manufactured, used, stored, handled, treated, Discharged, Released or disposed of, or allowed or arranged for any third parties to generate, manufacture, use, store, handle, treat, spill, leak, dump, discharge, release or dispose of, any material quantities of Hazardous Substances or other waste upon property currently or previously owned or leased by it, except as permitted by law. For purposes of this Agreement, the term "HAZARDOUS SUBSTANCES" means any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, metals, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental, Health and Safety Laws or which are or become regulated, listed or controlled by, under or pursuant to any Environmental Health and Safety Laws. For purposes of this Agreement, the term "WASTE" means agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, recyclable materials, sludge, solid wastes, special wastes, used oils, white goods, and yard trash.

           (e) To the best of MTLM's knowledge, neither MTLM nor any MTLM Subsidiary has caused, nor allowed to be caused or permitted, either by action or inaction, a Release or Discharge, or threatened Release or Discharge, of any material quantity of Hazardous Substance on, into or beneath the surface of any parcel of the MTLM Owned Properties or the MTLM Leased Premises or to any properties adjacent thereto which would have a Material Adverse Effect on MTLM or the MTLM Subsidiaries. To the best of MTLM's knowledge, there has not occurred, nor is there presently occurring, a Release or Discharge, or, threatened Release or Discharge, of any material quantity of Hazardous Substances on, into or beneath the surface of any parcel of the MTLM Owned Properties or the MTLM Leased Premises or to any properties adjacent thereto which would have a Material Adverse Effect on MTLM or the MTLM Subsidiaries. For purposes of this Agreement, the terms "RELEASE" and "DISCHARGE" shall have the meanings given them in the Environmental, Health and Safety Laws.

           (f) To the best of MTLM's knowledge, neither MTLM nor any MTLM Subsidiary has generated, handled, manufactured, treated, stored, used, shipped, transported, transferred, or disposed of, nor has it allowed or arranged, by contract, agreement or otherwise, for any third parties to generate, handle, manufacture, treat, store, use, ship, transport, transfer or dispose of, any Hazardous Substances or other Waste to or at a site which, pursuant to CERCLA or any similar state law has been placed or been proposed for placement on the National Priorities List or its state equivalent. Neither MTLM nor any MTLM Subsidiary has received notice, and neither MTLM nor any MTLM Subsidiary has knowledge of any facts which could give rise to any notice, that MTLM or any MTLM Subsidiary is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under Environmental Health and Safety Laws. Neither MTLM nor any MTLM Subsidiary has submitted or was required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the MTLM Leased Premises or the MTLM Owned Properties. Neither MTLM nor any MTLM Subsidiary has received any written request for information in connection with any federal or state environmental cleanup site, or in connection with any of the real property or premises where MTLM or any MTLM Subsidiary has transported, transferred or disposed of other Wastes. Neither MTLM nor any MTLM Subsidiary has been required to or has undertaken any response or remedial actions or clean-up actions of any kind at the request of any Governmental Authorities or at the request of any other third party. To the best of MTLM's knowledge, neither MTLM nor any MTLM Subsidiary has any material liability under any Environmental, Health and Safety Laws for personal injury, property damage, natural resource damage, or clean up obligations.

           (g) To the best of MTLM's knowledge, there are no Aboveground Storage Tanks or Underground Storage Tanks on the MTLM Owned Properties or the MTLM Leased Premises. For purposes of this Agreement, the terms "ABOVEGROUND STORAGE TANKS" and "UNDERGROUND STORAGE TANKS" shall have the meanings given them in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks or Underground Storage Tanks.

           (h) Schedule 2.24 identifies (i) all material environmental audits, assessments or occupational health studies, of which MTLM is aware, undertaken by MTLM, the MTLM Subsidiaries or their agents, or by any Governmental Authority, or by any third party, relating to or affecting MTLM, the MTLM Subsidiaries or any of the MTLM Leased Premises or the MTLM Owned Properties; and (ii) all material citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting MTLM or any MTLM Subsidiary or any of the MTLM Leased Premises or the MTLM Owned Properties.

           (i) Schedule 2.24 contains a list of the assets of MTLM and the MTLM Subsidiaries which have been confirmed to contain "ASBESTOS" or "ASBESTOS-CONTAINING MATERIAL" (as such terms are identified under the Environmental, Health and Safety Laws). MTLM and each of the MTLM Subsidiaries has operated and continues to operate in material compliance with all Environmental, Health and Safety Laws governing the handling, use and exposure to and disposal of asbestos or asbestos-containing materials. There are no claims, actions, suits, governmental investigations or proceedings before any Governmental Authority or third party pending, or threatened against or directly affecting MTLM, the MTLM Subsidiaries, or any of their respective assets or operations relating to the use, handling or exposure to and disposal of asbestos or asbestos-containing materials in connection with their assets and operations.

           (j) As used in this Agreement, "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation, the United States Department of Transportation Table (49 CFR 172, 101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part
     302) and any amendments thereto; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. sec.9601, et seq. (hereinafter collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. sec.6901 et seq. (hereinafter, collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. sec.1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. sec.1311, et seq.; the Clean Air Act, as amended (42 U.S.C. sec.7401-7642); Toxic Substances

     Control Act, as amended, 15 U.S.C. sec.2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. sec.136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. sec.11001, et seq. (Title III of SARA) ("EPCRA"); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. sec.651, et seq. ("OSHA"); any similar state statute, or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, or which has been or shall be determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order, or decree.

           (k) Schedule 2.24 identifies the operations and activities, and locations thereof, which have been conducted and are being conducted by MTLM or any MTLM Subsidiary on any of the MTLM Owned Properties or the MTLM Leased Premises which have involved the generation, accumulation, storage, treatment, transportation, labeling, handling, manufacturing, use, spilling, leaking, dumping, discharging, release or disposal of any material quantities of Hazardous Substances.

           (l) To the best of MTLM's knowledge, none of the MTLM Owned Properties or MTLM Leased Premises presently includes, or has been constructed upon, any "WETLANDS" as defined under applicable Environmental, Health and Safety Laws.

           (m) As used in this Section 2.24, the term "MTLM" is deemed to refer to MTLM or any of the MTLM Subsidiaries.

           (n) As used in Section 2.24, the terms "MTLM OWNED PROPERTIES" and "MTLM LEASED PREMISES" are deemed to refer only to the properties currently owned or leased by MTLM.

     2.25 EMPLOYEE BENEFIT PLANS.

           (a) Compliance with Law. With respect to each MTLM Employee Benefit Plan (as defined below) (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, the Employee Retirement Income and Security Act of 1974, as amended ("ERISA") and the Code; (ii) no actions, suits, claims or disputes are pending or, to the best of MTLM's knowledge, threatened; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (v) all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vi) no "PROHIBITED TRANSACTION" which could give rise to any material liability of MTLM or any MTLM Subsidiary has occurred within the meaning of the applicable provisions of ERISA or the Code. As used in this Section 2.25, MTLM Employee Benefit Plan means any employee benefit plan or arrangement of MTLM and each MTLM Subsidiary, including but not limited to employee pension benefit plans, as defined in Section 3(2) of ERISA, multiemployer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents, of MTLM or any MTLM Subsidiary participate.

           (b) Multiemployer Plans. With respect to any multiemployer plan, as described in Section 4001(a)(3) of ERISA ("MPPA PLAN") (i) all contributions required to be made with respect to employees of MTLM or any MTLM Subsidiary have been timely paid; (ii) neither MTLM nor any MTLM Subsidiary has incurred or is expected to incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such plan (whether by reason of the transactions contemplated by the Agreement or otherwise);
     (iii) Schedule 2.25 sets forth (A) the withdrawal liability under ERISA to each MPPA Plan, (B) the date as of which such amount was calculated, and
     (C) the method for determining the withdrawal liability; and (iv) no such plan is (or is expected to be) insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and

     Section 412 of the Code), whether or not waived, exists or is expected to exist with respect to any such plan.

           (c) Welfare Plans. Other than as disclosed in Schedule 2.25, (i) neither MTLM nor any MTLM Subsidiary is obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA ("WELFARE PLAN"), whether or not disclosed in Schedule 2.25, to provide medical or death benefits with respect to any employee or former employee of MTLM, any MTLM Subsidiary or their predecessors after termination of employment, other than as required by Section 4980B of the Code; (ii) MTLM and each MTLM Subsidiary have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains, open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code, and (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan. The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and, will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual.

     2.26 INSURANCE. MTLM and each MTLM Subsidiary is covered by valid, outstanding and enforceable policies of insurance issued to it by reputable insurers covering its properties, assets and businesses against risks of the nature normally insured against by businesses in the same or similar lines of business and in coverage amounts typically and reasonably carried by such businesses (the "MTLM INSURANCE POLICIES"), provided, however, MTLM and the MTLM Subsidiaries generally do not insure their machinery and equipment except as MTLM or the MTLM Subsidiaries may be required to insure such assets by third party lenders or lessors. Such MTLM Insurance Policies are in full force and effect, and all premiums due thereon have been paid. As of the Closing Date each of the MTLM Insurance Policies will be in full force and effect. None of the MTLM Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. MTLM and each MTLM Subsidiary has complied with the provisions of such MTLM Insurance Policies. Schedule 2.26 contains (i) a complete and correct list of all MTLM Insurance Policies and all amendments and riders thereto (copies of which have been provided to the Shareholders) and (ii) a detailed description of each pending claim under any of the MTLM Insurance Policies for an amount in excess of $50,000 that relates to loss or damage to the properties, assets or businesses of MTLM or any MTLM Subsidiary. Neither MTLM nor any MTLM Subsidiary has failed to give, in a timely manner, any notice required under any of the MTLM Insurance Policies to preserve its rights thereunder.

     2.27 REAL ESTATE. Attached hereto as Schedule 2.27(a) are true and correct copies of all schedules listing each parcel of real property owned (the "MTLM OWNED PROPERTIES") or leased (the "MTLM LEASED PROPERTIES") by MTLM or the MTLM Subsidiaries that were given to MTLM in connection with MTLM's acquisition of
(i) HouTex; (ii) MacLeod; (iii) Reserve; and (iv) EMCO, together with the corresponding representations and warranties contained in the respective purchase agreements. Other than (i) the properties listed in such schedules,
(ii) MTLM principal office located at 500 N. Dearborn Street, and (iii) the properties listed on Schedule 2.27(b), MTLM and the MTLM Subsidiaries do not own or lease any parcel of property. To the best of MTLM's knowledge, nothing has occurred since the respective closing dates of the acquisitions of (i) HouTex
(ii) MacLeod (iii) Reserve and (iv) EMCO to cause the representations and warranties contained in the respective purchase agreements to become inaccurate in any material respects.

     2.28 CONDUCT OF BUSINESS SINCE MARCH 31, 1997.  Except as set forth on
Schedule 2.28, MTLM between March 31, 1997 and the date of this Agreement has conducted the businesses of MTLM and each MTLM Subsidiary only in the ordinary course of business, consistent with past practice. By way of amplification and not limitation, except as set forth on Schedule 2.28, the SEC Filings, or as otherwise contemplated by this Agreement neither MTLM nor any MTLM Subsidiary has directly or indirectly, done or agreed to do any of the following:

           (a) amended or otherwise changed its charter or bylaws;

           (b) issued, sold, pledged, disposed of, granted, encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of
     (i) with respect to MTLM or any MTLM Subsidiary, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of it, or, (ii) any of their respective assets, tangible or intangible, except in the ordinary course of business consistent with past practice;

           (c) increased the compensation payable or to become payable to its respective officers or directors, or, except as presently bound to do, granted any severance or termination pay to, or entered into any employment or severance agreement with, any of its respective directors or officers, or established, adopted, entered into or amended or took any action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

           (d) taken any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures; or

           (e) (i) acquired (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof of any assets, or made any investment either by purchase of stock or securities, contributions of capital or property transfer, or, except in the ordinary course of business, consistent with past practice, purchase any property or assets of any other Person, (ii) incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed or otherwise as an accommodation became responsible for, the obligations of any Person, or made any loans or advances, or (iii) entered into any Contract other than in the ordinary course of business, consistent with past practice.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF MERGECO

     As a material inducement to the Company and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, MTLM and Mergeco jointly and severally make the following representations and warranties to the Company and the Shareholders:

     3.1 CORPORATE STATUS. Mergeco is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.

     3.2 CORPORATE POWER AND AUTHORITY. Mergeco has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and will have, at the time of Closing, the corporate power and authority to consummate the transactions contemplated hereby. Mergeco has taken all action necessary to authorize its execution and delivery of this Agreement and the performance of its obligations hereunder and will have, at the time of Closing, taken all actions necessary to authorize the consummation of the transactions contemplated hereby.

     3.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by Mergeco and constitutes a legal, valid and binding obligation of Mergeco, enforceable against Mergeco in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     3.4 NO VIOLATION. Except for any applicable requirements of the HSR Act, the execution and delivery of this Agreement by Mergeco, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement will not (i) contravene any provision of the articles of incorporation or bylaws of Mergeco, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Mergeco,
(iii) conflict
with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Mergeco, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of Mergeco, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except the Secretary of State of the State of Illinois, or the SEC or other filings required to be made by MTLM.

     3.5 NO COMMISSIONS. Mergeco has incurred no obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     3.6 MERGECO CAPITALIZATION. Mergeco's authorized capital stock consists of one thousand (1000) shares of common stock, no par value, of which one hundred (100) shares are issued and outstanding all of which are validly issued, fully paid and non-assessable. Except for this Agreement, there are no options, warrants, preemptive rights, conversion privileges or other contracts which give any Person the right to acquire any capital stock of Mergeco or any interest therein. MTLM is the beneficial and record owner of all of the outstanding shares of common stock of Mergeco, free and clear of all Liens.

     3.7 BUSINESS ACTIVITY. Mergeco has not engaged in any business activity of any nature prior to the date of this Agreement.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                        THE SHAREHOLDERS AND THE COMPANY

     As a material inducement to MTLM to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholders and the Company hereby jointly and severally make the following representations and warranties to MTLM:

     4.1 CORPORATE STATUS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company has the requisite power and authority to own or lease its property and to carry on its business as now being conducted. The Company is legally qualified to transact business as a foreign corporation in all jurisdictions where the nature of its property and the conduct of its business requires such qualification (all of which jurisdictions are listed on Schedule 4.1) and is in good standing in each of the jurisdictions in which it is so qualified, except where the failure to so qualify would not have a Material Adverse Effect on the Company. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Company. Each entity listed as a subsidiary of the Company on Schedule 4.8 hereto (each a "SUBSIDIARY" and collectively the "SUBSIDIARIES") is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each Subsidiary has the requisite power and authority to own or lease its property and to carry on its business as now being conducted. Each Subsidiary is legally qualified to transact business as a foreign corporation in all jurisdictions where the nature of its property and the conduct of its business requires such qualification (all of which jurisdictions are listed on Schedule 4.1) and is in good standing in each of the jurisdictions in which it is so qualified. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of any Subsidiary. Except as set forth on Schedule 4.8, the Company owns all of the issued and outstanding capital stock of each Subsidiary.

     4.2 POWER AND AUTHORITY. The Company has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Company has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its respective obligations hereunder and the consummation of the transactions contemplated hereby. Each of the Shareholders is a resident of the State of Illinois and has the requisite competence to execute and deliver this Agreement and to perform his obligations hereunder and to consummate the transactions contemplated hereby.

     4.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by the Company and each of the Shareholders and constitutes the legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     4.4 CAPITALIZATION. Schedule 4.4 sets forth, with respect to the Company and each Subsidiary, (i) the number of authorized shares of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock, and (iii) the number of shares of each class of its capital stock which are held in treasury. All of the issued and outstanding shares of capital stock of the Company and each Subsidiary (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to the shares of capital stock of the Company or any Subsidiary, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company or any Subsidiary to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). Except as set forth on Schedule 4.4, there are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any Subsidiary. Other than pursuant to the James H. Cozzi Sales Agreement, there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company or any Subsidiary. Neither the Company nor any Subsidiary is obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

     4.5 SHAREHOLDERS OF THE COMPANY. Schedule 4.5 sets forth, with respect to the Company, (i) the name, address and federal taxpayer identification number of, and the number of outstanding shares of each class of its capital stock owned by, each shareholder of record as of the close of business on the date of this Agreement; and (ii) the name, address and federal taxpayer identification number of, and number of shares of each class of its capital stock beneficially owned by, each beneficial owner of outstanding shares of capital stock (to the extent that record and beneficial ownership of any such shares are different). The Shareholders are the holders of all issued and outstanding shares of capital stock of the Company, and the Shareholders own such shares as set forth on
Schedule 4.5, free and clear of all Liens, restrictions and claims of any kind, except as set forth on Schedule 4.5. Such shares are not subject to any voting trust agreement, proxy or other Contract.

     4.6 NO VIOLATION. Except as set forth on Schedule 4.6 and any applicable requirements of the HSR Act, the execution and delivery of this Agreement by the Company and the Shareholders, the performance by each of them of their respective obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not (i) contravene any provision of the articles of incorporation or bylaws of the Company, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company or the Shareholders; (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against the Company or the Shareholders, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of the Company, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except the Secretary of State of the State of Illinois.

     4.7 RECORDS. The copies of the respective articles of incorporation and bylaws of the Company which were provided to MTLM are true, accurate and complete and reflect all amendments made through the date of this Agreement. The minute books for the Company provided to MTLM for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contain the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all corporate actions of the shareholders and directors (and any committees thereof) of the Company taken by written consent or at a meeting since incorporation. All material corporate actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein. The stock ledgers of the Company, as previously provided to MTLM, contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of the Company.

     4.8 SUBSIDIARIES. Except as set forth on Schedule 4.8, the Company does not own, directly or indirectly, more than fifty percent (50%) of any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other business entity. In addition,
Schedule 4.8 lists every other business entity in which the Company or its Subsidiaries has any ownership interest. Except as set forth on Schedule 4.8, the Company does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, arising from its interest in the entities set forth on such schedule.

     4.9 FINANCIAL STATEMENTS. The Shareholders have delivered to MTLM (i) the consolidated financial statements of the Company as of December 31, 1996 and 1995, including the notes thereto, audited by Deloitte & Touche LLP and (ii) the March 31, 1997 unaudited consolidated financial statements of the Company (collectively, the "FINANCIAL STATEMENTS"), copies of which are attached as
Schedule 4.9 hereto. The balance sheet dated as of March 31, 1997 included in the Financial Statements is referred to herein as the "CURRENT BALANCE SHEET". The Financial Statements fairly present the combined and consolidated financial position of the Company and the Subsidiaries at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods indicated; provided, however, the parties hereto acknowledge that the March 31, 1997 consolidated financial statements omit footnotes. The books and records of the Company and each Subsidiary fully and fairly reflect the transactions, properties, assets and liabilities of the Company and each Subsidiary. Unless noted therein, there are no material special or non-recurring items of income or expense during the periods covered by the Financial Statements, and the balance sheets included in the Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto or otherwise in accordance with GAAP. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

     4.10 CHANGES SINCE THE CURRENT BALANCE SHEET DATE.  Except as disclosed in
Schedule 4.10, since the date of the Current Balance Sheet, neither the Company nor any Subsidiary has (i) issued any capital stock or other securities; (ii) made any distribution of or with respect to its capital stock or other securities or purchased or redeemed any of its securities; (iii) paid any bonus to or increased the rate of compensation of any of its officers or salaried employees or amended any other terms of employment of such persons; (iv) sold, leased or transferred any of its properties or assets other than in the ordinary course of business consistent with past practice; (v) made or obligated itself to make capital expenditures out of the ordinary course of business consistent with past practice; (vi) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (vii) incurred any obligations or liabilities (including any indebtedness) or entered into any transaction or series of transactions involving in excess of $100,000 in the aggregate out of the ordinary course of business, except for this Agreement and the transactions contemplated hereby; (viii) suffered any theft, damage, destruction or casualty loss, not covered by insurance and for which a timely claim was filed, in excess of $100,000 in the aggregate; (ix) suffered any extraordinary losses (whether or not covered by insurance); (x) waived, canceled, compromised or released any rights having a value in excess of $100,000 in the aggregate; (xi) made or adopted any change in its accounting practice or policies; (xii) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (xiii) entered into any transaction with any Affiliate other than intercompany transactions in the ordinary course of business consistent with past practice; (xiv) entered into any employment agreement; (xv) terminated, amended or modified any agreement involving an amount in excess of $100,000; (xvi) imposed any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice; (xvii) delayed paying any account payable which is due and payable except to the extent being contested in good faith and except in the ordinary course of its business; (xviii) made or pledged any charitable contribution other than in the ordinary course of business consistent with past practice; (xix) entered into any other transaction or been subject to any event which has or may have a Material Adverse Effect on the Company or any Subsidiary; or (xx) agreed to do or authorized any of the foregoing.

     4.11 LIABILITIES. Except as set forth on Schedule 4.11, neither the Company nor any Subsidiary has any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (i) to the extent reflected or taken into account in the Current Balance Sheet and not heretofore paid or discharged,
(ii) to the extent specifically set forth in or incorporated by express reference in any of the Schedules attached hereto, (iii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (iv) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate, and (v) liabilities incurred in the ordinary course of business prior to the date of the Current Balance Sheet which, in accordance with GAAP consistently applied, were not recorded thereon. The consolidated net worth of the Company and its Subsidiaries will be no less than $7.5 million as of the Closing Date.

     4.12 LITIGATION. Except as set forth on Schedule 4.12, there is no action, suit, or other legal or administrative proceeding or governmental investigation, pending or, to the best of the Shareholders' knowledge, threatened, anticipated or contemplated against, by or affecting the Company or any Subsidiary or any of their properties or assets, or the Shareholders, or which question the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which the Company or any Subsidiary is or was a party which have not been complied with in full or which continue to impose any material obligations on the Company or any Subsidiary.

     4.13 ENVIRONMENTAL MATTERS.  Except as set forth on Schedule 4.13:

           (a) To the best of the Shareholders' knowledge, the Company and each Subsidiary is in material compliance with all Environmental, Health and Safety Laws (as defined herein) governing its business, operations, properties and assets. Neither the Company nor any Subsidiary is currently liable for any penalties, fines or forfeitures for failure to comply with any Environmental, Health and Safety Laws.

           (b) The Company and each Subsidiary has obtained, or caused to be obtained, and to the best of the Shareholders' knowledge, is in material compliance with, all applicable and material Licenses. Copies of such Licenses have been provided to MTLM. There are no administrative or judicial investigations, notices, claims or other proceedings pending or threatened by any Governmental Authority or third parties against the Company or any Subsidiary, their respective businesses, operations, properties, or assets, which question the validity or entitlement of the Company or any Subsidiary to any License wherein an unfavorable decision, ruling or finding could have a Material Adverse Effect on the Company or any Subsidiary.

           (c) Neither the Company nor any Subsidiary has received or is aware of any non-compliance order, warning letter, investigation, notice of violation, claim, suit, action, judgment, or administrative or judicial proceeding pending or threatened against or involving the Company or any Subsidiary, issued by any Governmental Authority or third party with respect to any Environmental, Health and Safety Laws, which has not been resolved to the satisfaction of the issuing Governmental Authority or third party and which could have a Material Adverse Effect on the Company or any Subsidiary.

           (d) To the best of the Shareholders' knowledge, neither the Company nor any Subsidiary has generated, manufactured, used, transported, transferred, stored, handled, treated, Discharged, Released or disposed of, nor has it allowed or arranged for any third parties to generate, manufacture, use, transport, transfer, store, handle, treat, Discharge, Release or dispose of, Hazardous Substances or other Waste (as defined herein) to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, nor has it performed, arranged for or allowed by any method or procedure such generation, manufacture, use, transportation, transfer, storage, treatment, spillage, leakage, dumping, Discharge, Release or disposal in material contravention of any Environmental, Health and Safety Laws. To the best of the Shareholders' knowledge, neither the Company nor any Subsidiary has generated, manufactured, used, stored, handled, treated, Discharged, Released or disposed of, or allowed or arranged for any third parties to generate, manufacture, use, store, handle, treat, spill, leak, dump, discharge, release or dispose of, any material quantities of Hazardous Substances or other waste upon property currently or previously owned or leased by it, except as permitted by law.

           (e) To the best of the Shareholders' knowledge, neither the Company nor any Subsidiary has caused, nor allowed to be caused or permitted, either by action or inaction, a Release or Discharge, or threatened Release or Discharge, of any material quantity of Hazardous Substance on, into or beneath the surface of any parcel of the Owned Properties or the Leased Premises or to any properties adjacent thereto which would have a Material Adverse Effect on the Company and its Subsidiaries. To the best of Shareholders' knowledge, there has not occurred, nor is there presently occurring, a Release or Discharge, or threatened Release or Discharge, of any material quantity of Hazardous Substances on, into or beneath the surface of any parcel of the Owned Properties or the Leased Premises or to any properties adjacent thereto which would have a Material Adverse Effect on the Company and its Subsidiaries.

           (f) To the best of the Shareholders' knowledge, neither the Company nor any Subsidiary has generated, handled, manufactured, treated, stored, used, shipped, transported, transferred, or disposed of, nor has it allowed or arranged, by contract, agreement or otherwise, for any third parties to generate, handle, manufacture, treat, store, use, ship, transport, transfer or dispose of, any Hazardous Substances or other Waste to or at a site which, pursuant to CERCLA or any similar state law has been placed or been proposed for placement on the National Priorities List or its state equivalent. Neither the Company, any Subsidiary nor the Shareholders has received notice, and neither the Company, any Subsidiary nor the Shareholders has knowledge of any facts which could give rise to any notice, that the Company or any Subsidiary is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under Environmental Health and Safety Laws. Neither the Company nor any Subsidiary has submitted or was required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the Leased Premises or the Owned Properties. Neither the Company nor any Subsidiary has received any written request for information in connection with any federal or state environmental cleanup site, or in connection with any of the real property or premises where the Company or any Subsidiary has transported, transferred or disposed of other Wastes. Neither the Company nor any Subsidiary has been required or has undertaken any response or remedial actions or clean-up actions of any kind at the request of any Governmental Authorities or at the request of any other third party. To the best of the Shareholders' knowledge, neither the Company nor any Subsidiary has any material liability under any Environmental, Health and Safety Laws for personal injury, property damage, natural resource damage, or clean up obligations.

           (g) To the best of the Shareholders' knowledge, there are no Aboveground Storage Tanks or Underground Storage Tanks on the Owned Properties or the Leased Premises.

           (h) Schedule 4.13 identifies (i) all material environmental audits, assessments or occupational health studies, of which the Company or the Shareholders are aware, undertaken by the Company, the Subsidiaries or their agents, or by the Shareholders, or by any Governmental Authority, or by any third party, relating to or affecting the Company, the Subsidiaries or any of the Leased Premises or the Owned Properties; and (ii) all material citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting the Company or any Subsidiary or any of the Leased Premises or the Owned Properties.

           (i) Schedule 4.13 contains a list of the assets of the Company and the Subsidiaries which have been confirmed to contain "ASBESTOS" or "ASBESTOS-CONTAINING MATERIAL" (as such terms are identified under the Environmental, Health and Safety Laws). The Company and each of the Subsidiaries has operated and continues to operate in material compliance with all Environmental, Health and Safety Laws governing the handling, use and exposure to and disposal of asbestos or asbestos-containing materials. There are no claims, actions, suits, governmental investigations or proceedings before any Governmental Authority or third party pending, or threatened against or directly affecting the Company, the Subsidiaries, or any of their respective assets or operations relating to the use, handling or exposure to and disposal of asbestos or asbestos-containing materials in connection with their assets and operations.

           (j) Schedule 4.13 identifies the operations and activities, and locations thereof, which have been conducted and are being conducted by the Company or any Subsidiary on any of the Owned Properties or the Leased Premises which have involved the generation, accumulation, storage, treatment, transportation, labeling, handling, manufacturing, use, spilling, leaking, dumping, discharging, release or disposal of any material quantities of Hazardous Substances.

           (k) To the best of Shareholders' knowledge, none of the Owned Properties or Leased Premises presently includes, or has been constructed upon, any "WETLANDS" as defined under applicable Environmental, Health and Safety Laws.

           (l) As used in this Section 4.13, the term "COMPANY" is deemed to refer to the Company or any of its Subsidiaries.

           (m) As used in Section 4.13, the terms "OWNED PROPERTIES" and "LEASED PREMISES" are deemed to refer to only the properties currently owned or leased by the Company.

     4.14   REAL ESTATE.

           (a) Neither the Company nor any Subsidiary owns any real property or any interest therein except as set forth on Schedule 4.14(a) (the "OWNED PROPERTIES"), which Schedule sets forth the location and size of, and principal improvements and buildings on, the Owned Properties. Except as set forth on Schedule 4.14(a), with respect to each such parcel of Owned
     Property:

             (i) the Company or a Subsidiary has good and marketable title to each parcel of its Owned Property, free and clear of any Lien other than
        (x) liens for real estate taxes not yet due and payable; (y) recorded easements, covenants, and other restrictions which do not materially impair the current use, occupancy or value of the property subject thereto, and (z) encumbrances and restrictions described in the title insurance policies therefor, all of which policies have been previously delivered to MTLM.

             (ii) there are no pending or, to the best of the Shareholders' knowledge, threatened condemnation proceedings, suits or administrative actions relating to the Owned Properties or other matters affecting adversely the current use, occupancy or value thereof;

             (iii) to the best of the Shareholders' knowledge, (w) the legal descriptions for the parcels of Owned Property contained in the deeds thereof describe such parcels fully and adequately; (x) the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "PERMITTED NON-CONFORMING USE" or "PERMITTED NON-CONFORMING STRUCTURE" classifications), building code requirements, permits, licenses or other forms of approval by any Governmental Authority, and do not encroach on any easement which may burden the land; (y) the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and (z) the Owned Properties are not located within any flood plain (such that a mortgagee would require a mortgagor to obtain flood insurance) or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

             (iv) to the best of the Shareholders' knowledge, all facilities have received all material approvals of Governmental Authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in material compliance with applicable laws, ordinances, rules and regulations;

             (v) there are no Contracts granting to any party or parties the right of use or occupancy of any portion of the parcels of Owned Property, except as set forth on Schedule 4.14(b);

             (vi) there are no outstanding options or rights of first refusal to purchase the parcels of Owned Property, or any portion thereof or interest therein;

             (vii) there are no parties (other than the Company and its Subsidiaries) in possession of the parcels of Owned Property, other than tenants under any leases disclosed in Schedule 4.14(b) who are in possession of space to which they are entitled;

             (viii) all facilities located on the parcels of Owned Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services, to the best of the Shareholders' knowledge, are adequate in accordance with all applicable laws, ordinances, rules and regulations, and, to the best of the Shareholders' knowledge, are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcels of Owned Property;

             (ix) each parcel of Owned Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of Owned Property; access to the property is provided by paved public right-of-way; and there is no pending or, to the best of the Shareholders' knowledge, threatened termination of the foregoing access rights;

             (x) to the best of the Shareholders' knowledge, all improvements and buildings on the Owned Property are in good repair (normal wear and tear excepted) and are safe for occupancy and use, free from termites or other wood-destroying organisms; the roofs thereof are watertight; and the structural components and systems (including plumbing, electrical, air conditioning/heating, and sprinklers) are in good working order and adequate for the use of such Owned Property in the manner in which presently used; and

             (xi) there are no service contracts, management agreements or similar agreements which affect the parcels of Owned Property, except as set forth on Schedule 4.14(a).

           (b) Schedule 4.14(b) sets forth a list of all material leases, licenses or similar agreements ("LEASES") to which the Company or any Subsidiary is a party (copies of which have previously been furnished to MTLM), in each case, setting forth (A) the lessor and lessee thereof and the date and term of each of the Leases, (B) the legal description or street address of each property covered thereby, and (C) a brief description of the principal improvements and buildings thereon (the "LEASED PREMISES"), all of which are within the property set-back and building lines of the respective property. The Leases are in full force and effect and have not been amended except as set forth on Schedule 4.14(b), and, to the best of the Shareholders' knowledge, no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases. To the best of the Shareholders' knowledge, there is no breach or anticipated breach by any other party to such Leases. Except as set forth on Schedule 4.14(b), with respect to each such Leased Premises:

             (i) the Company or the Subsidiary has valid leasehold interests in the Leased Premises leased by it, which leasehold interests are free and clear of any Liens;

             (ii) the portions of the buildings located on the Leased Premises that are used in the business of the Company or a Subsidiary are in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company or such Subsidiary's current and reasonably anticipated normal business activities as conducted thereat;

             (iii) each of the Leased Premises (a) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of the Company or such Subsidiary's respective business as presently conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities as conducted at such parcel; and

             (iv) neither the Company nor any Subsidiary has received notice of
        (a) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto, and, to the best of Shareholders' knowledge, no such proceeding is contemplated by any Governmental Authority; or (b) any special assessment which may affect any of the Leased Premises and, to the best of the Shareholders' knowledge, no such special assessment is contemplated by any Governmental Authority.

     4.15 GOOD TITLE TO AND CONDITION OF ASSETS.

           (a) Except as set forth on Schedule 4.15, the Company and each Subsidiary has good and marketable title to all of its respective Assets (as hereinafter defined), free and clear of any Liens or restrictions on use. For purposes of this Agreement, the term "ASSETS" means all of the properties and assets of the Company and its Subsidiaries, other than the Owned Properties and the Leased Premises, whether personal or mixed, tangible or intangible, wherever located.

           (b) To the best of the Shareholders' knowledge, the Fixed Assets (as hereinafter defined) currently in use or necessary for the business and operations of the Company and its Subsidiaries are in good operating condition, normal wear and tear excepted, and have been maintained in accordance with sound industry practices. For purposes of this Agreement, the term "FIXED ASSETS" means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures used by or located on the premises of the Company or set forth on the Current Balance Sheet or acquired by the Company or any Subsidiary since the date of the Current Balance Sheet. Schedule 4.15 lists the vehicles owned, leased or used by the Company or any Subsidiary to transport, transfer, handle, dispose or haul Waste materials.

     4.16 COMPLIANCE WITH LAWS.

           (a) The Company and each Subsidiary is in material compliance with all laws, regulations and orders applicable to it, its respective business and operations (as currently conducted), the Assets, the Owned Properties and the Leased Premises and any other properties and assets (in each case currently owned or used by it). Except as set forth on Schedule 4.16, neither the Company nor any Subsidiary has been cited, fined or otherwise notified of any present material failure to comply with any material laws, regulations or orders and no proceeding with respect to any such material violation is pending or, to the best of the Shareholders' knowledge, threatened.

           (b) Neither the Company nor any Subsidiary has made any payment of funds in connection with its business which is prohibited by law, and no funds have been set aside to be used in connection with its business for any payment prohibited by law.

           (c) The Company and each Subsidiary is in material compliance with the terms and provisions of the Immigration Act. With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of the Company for whom compliance with the Immigration Act as employer is required, to the best of the Shareholders' knowledge, the Company and each Subsidiary has on file a true, accurate and complete copy of (i) each Employee's Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured and/or retained by the Company and each Subsidiary pursuant to the Immigration Act. Neither the Company nor any Subsidiary has been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or threatened against it, by the Immigration and Naturalization Service by reason of any actual or alleged failure to comply with the Immigration Act.

           (d) Except as fully described on Schedule 4.16, neither the Company nor any Subsidiary is subject to any Contract, decree or injunction which restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

           4.17 LABOR AND EMPLOYMENT MATTERS. Except as set forth on Schedule 4.17(a), neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there have been no efforts by any labor union during the 24 months prior to the date hereof to organize any employees of the Company or any Subsidiary into one or more collective bargaining units. There is no pending or, to the best of the Shareholders' knowledge, threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Company or any Subsidiary which may interfere with its continued operations. Neither the Company nor any Subsidiary has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to the best of the Shareholders' knowledge, threatened charge or complaint against the Company or any Subsidiary by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees of the Company or any Subsidiary during the 24 months prior to the date hereof. The Shareholders are not aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company or any Subsidiary as a result of this Agreement or otherwise.
     Schedule 4.17(b) contains detailed information about each contract, agreement or plan of the following nature, whether formal or informal, and whether or not in writing, to which the Company or any Subsidiary is a party or under which it has an obligation: (i) employment agreements, (ii) employee handbooks, policy statements and similar plans, (iii) noncompetition agreements, and (iv) consulting agreements. The Company and each Subsidiary has complied in all material respects with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act and the Worker Adjustment and Retraining Notification Act of 1988.

           4.18 EMPLOYEE BENEFIT PLANS.

           (a) Employee Benefit Plans. Schedule 4.18 contains a list setting forth each employee benefit plan or arrangement of the Company and each Subsidiary, including but not limited to employee pension benefit plans, as defined in Section 3(2) of ERISA, multiemployer plans, as defined in
     Section 3(37) of ERISA, employee welfare benefit plans, as defined in
     Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents, of the Company or any Subsidiary participate ("EMPLOYEE BENEFIT PLANS") (true and accurate copies of which, together with the most recent annual reports on Form 5500 and summary plan descriptions with respect thereto, were furnished to MTLM).

           (b)  Compliance with Law.  With respect to each Employee Benefit Plan
     (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the "CODE"); (ii) no actions, suits, claims or disputes are pending or, to the best of the Shareholders' knowledge, threatened; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (v) all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vi) no "PROHIBITED TRANSACTION" which could give rise to any material liability of the Company or any Subsidiary has occurred within the meaning of the applicable provisions of ERISA or the Code.

           (c) Qualified Plans. With respect to each Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a) (i) the Internal Revenue Service has issued a favorable determination letter, true and correct copies of which have been furnished to MTLM, that such plans are qualified and exempt from federal income taxes, or an application therefor has been filed with the Internal Revenue Service; (ii) no such determination letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its costs; (iii) no such plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code; (iv) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the 30-day notice requirement has been waived; and (v) as of the Effective Date except as disclosed on
     Schedule 4.18, the present value of all liabilities that would be "BENEFIT LIABILITIES" under Section 4001(a)(16) of ERISA if benefits described in Code Section 411(d)(6)(B) were included will not exceed the then current fair market value of the assets of such plan (determined using the actuarial assumptions used for the most recent actuarial valuation for such plan); (vi) except as disclosed on Schedule 4.18, all contributions to, and payments from and with respect to such plans, which have been required to be made in accordance with such plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made; (vii) all such contributions to the plans, and all payments under the plans (except those to be made from a trust qualified under Section 401(a) of the Code) and all payments with respect to the plans (including, without limitation, PBGC and insurance premiums) for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the Current Balance Sheet or are disclosed on Schedule 4.18.

           (d) Multiemployer Plans. With respect to any MPPA Plan (i) all contributions required to be made with respect to employees of the Company or any Subsidiary have been timely paid; (ii) neither the Company nor any Subsidiary has incurred or is expected to incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such plan (whether by reason of the transactions contemplated by the Agreement or otherwise);
     (iii) Schedule 4.18 sets forth (A) the withdrawal liability under ERISA to each MPPA Plan, (B) the date as of which such amount was calculated, and
     (C) the method for determining the withdrawal liability; and (iv) no such plan is (or is expected to be) insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists or is expected to exist with respect to any such plan.

           (e) Welfare Plans. Other than as disclosed in Schedule 4.18, (i) neither the Company nor any Subsidiary is obligated under any Welfare Plan, whether or not disclosed in Schedule 4.18, to provide medical or death benefits with respect to any employee or former employee of the Company, any Subsidiary or their predecessors after termination of employment, other than as required by Section 4980B of the Code; (ii) the Company and each Subsidiary have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains, open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code, and (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan. The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and, will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual.

           (f) Controlled Group Liability. Neither the Company, any Subsidiary nor any entity that would be aggregated with them under Code Section 414(b), (c), (m) or (o): (i) has ever terminated or withdrawn from an employee benefit plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Corporation ("PBGC"), the fund by which the employee benefit plan is funded, or any employee or beneficiary for whose benefit the plan is or was maintained (other than routine claims for benefits); (ii) has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any employee benefit plan; (iii) has failed to pay premiums to the PBGC when due; (iv) is subject to (or expected to be subject to) an excise tax under Code Section 4971; (v) has engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; or (vi) has violated in any material respect Code Section 4980B or Section 601 through 608 of ERISA.

           (g) Other Liabilities. Except as set forth on Schedule 4.18, (i) none of the Employee Benefit Plans obligates the Company or any Subsidiary to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "CHANGE OF CONTROL" (as such term is defined in Section 280G of the Code), (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Effective Date shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of the Company and the Subsidiaries as of the Effective Date, and (iii) none of the Employee Benefit Plans has any unfunded liabilities which are not reflected on the Current Balance Sheet or the books and records of the Company and the Subsidiaries.

     4.19 TAX MATTERS. Except as set forth in Schedule 4.19 hereto, all Tax Returns required to be filed prior to the date hereof with respect to the Company, its Subsidiaries or any of its income, properties, franchises or operations have been filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes due and payable by or with respect to the Company and its subsidiaries have been paid or accrued on the Current Balance Sheet or will be accrued on its books and records as of the Closing. Except as set forth in Schedule 4.19 hereto: (i) with respect to each taxable period of the Company and each Subsidiary after January 1, 1992, no taxable period has been audited by the relevant taxing authority; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority; (iii) neither the Company nor any Subsidiary has consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iv) neither the Company nor any Subsidiary has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date; (v) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or threatened against or with respect to the Company or any Subsidiary regarding Taxes; (vi) neither the Company nor any Subsidiary has made an election or filed a consent under Section 341(f) of the Code (or any corresponding provision of state, local or foreign law) on or prior to the Closing Date; (vii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Subsidiary; (viii) neither the Company nor any Subsidiary will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under
Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or (B) as a result of any "CLOSING AGREEMENT," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date; (ix) neither the Company nor any Subsidiary is a party to or bound by any tax allocation or tax sharing agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes; (x) there is no basis for any assessment, deficiency notice, 30-day letter or similar notice with respect to any Tax to be issued to the Company or any Subsidiary with respect to any period on or before the Closing Date; (xi) neither the Company nor any Subsidiary has made any payments, and is or will not become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law); (xii) neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law); (xiii) no claim has ever been made by a taxing authority in a jurisdiction where the Company or a Subsidiary, as the case may be, does not file Tax Returns that is or may be subject to Taxes assessed by such jurisdiction; (xiv) the Company and its Subsidiaries do not have any permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; (xv) true, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Company and its Subsidiaries for the past two years has been furnished or made available to MTLM; and (xvi) the Company and its Subsidiaries will not be subject to any Taxes pursuant to
Section 1374 or Section 1375 of the Code (or any corresponding provision of state, local or foreign law) for the period ending at the Closing Date for any period for which a Tax Return has not been filed.

     4.20 INSURANCE. The Company and each Subsidiary is covered by valid, outstanding and enforceable policies of insurance issued to it by reputable insurers covering its properties, assets and businesses against risks of the nature normally insured against by businesses in the same or similar lines of business and in coverage amounts typically and reasonably carried by such businesses (the "INSURANCE POLICIES"), provided, however, the Company and its Subsidiaries generally do not insure their machinery and equipment except as the Company or its Subsidiaries may be required to insure such assets by third party lenders or lessors. Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. As of the Closing Date each of the Insurance Policies will be in full force and effect. None of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. The Company and each Subsidiary has complied with the provisions of such Insurance Policies. Schedule 4.20 contains
(i) a complete and correct list of all Insurance Policies and all amendments and riders thereto (copies of which have been provided to MTLM) and (ii) a detailed description of each pending claim under any of the Insurance Policies for an amount in excess of $50,000 that relates to loss or damage to the properties, assets or businesses of the Company or any Subsidiary. Neither the Company nor any Subsidiary has failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

     4.21 RECEIVABLES. All of the Receivables (as hereinafter defined) are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of the Company and its Subsidiaries. Except as set forth on Schedule 4.21, all of the Receivables are good and collectible receivables, and will be collected in full in accordance with the terms of such receivables (and in any event within six months following the Closing), without set off or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the Current Balance Sheet as reasonably adjusted since the date of the Current Balance Sheet in the ordinary course of business consistent with past practice. For purposes of this Agreement, the term "RECEIVABLES" means all receivables of the Company and the Subsidiaries, including all trade account receivables arising from the provision of services or sale of inventory, but excluding notes receivable, and insurance proceeds receivable.

     4.22 PERMITS. Except as set forth on Schedule 4.22, the Company and each Subsidiary possess all material Permits for its business and operations, including the operation of the Owned Properties and Leased Premises. All such Permits are valid and in full force and effect, the Company and each Subsidiary is in material compliance with the requirements thereof, and no proceeding is pending or threatened to revoke or amend any of them. None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     4.23 ADEQUACY OF THE ASSETS; RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; AFFILIATED TRANSACTIONS. The Assets, Owned Properties and Leased Premises constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of the Company and the Subsidiaries in the manner in which and to the extent to which such business is currently being conducted. To the best knowledge of the Shareholders, no current supplier to the Company or any Subsidiary of items essential to the conduct of its business will or has threatened to terminate its respective business relationship with it for any reason. Except as set forth on Schedule 4.23, neither the Company nor any Subsidiary has any direct or indirect interest in any customer, supplier or competitor of the Company or any Subsidiary, or in any person from whom or to whom the Company or any Subsidiary leases real or personal property. Except as set forth on Schedule 4.23, no officer, director or shareholder of the Company or any Subsidiary, nor any person related by blood or marriage to any such person, nor any entity in which any such person owns any beneficial interest, is a party to any Contract or transaction with the Company or any Subsidiary or has any interest in any property used by the Company.

     4.24 INTELLECTUAL PROPERTY. The Company and its Subsidiaries has full legal right, title and interest in and to all trademarks, servicemarks, tradenames, copyrights, know-how, patents, trade secrets, licenses (including licenses for the use of computer software programs), and other intellectual property used in the conduct of their respective businesses (the "INTELLECTUAL PROPERTY"). The conduct of the business of the Company and its Subsidiaries as presently conducted, and the unrestricted conduct and the unrestricted use and exploitation of the Intellectual Property, does not infringe or misappropriate any rights held or asserted by any Person, and to the best of the Shareholders' knowledge, no Person is infringing on the Intellectual Property. No payments are required for the continued use of the Intellectual Property. None of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or, to the best of the Shareholders' knowledge, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

     4.25 CONTRACTS. Schedule 4.25 sets forth a list of each Contract to which the Company and its Subsidiaries is a party or by which its properties and assets are bound and which is material to its business, assets, properties or prospects (the "DESIGNATED CONTRACTS"), true and correct copies of which have been provided to MTLM. The copy of each Designated Contract furnished to MTLM is a true and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. Except as set forth on Schedule 4.25, neither the Company nor any Subsidiary has violated any of the material terms or conditions of any Designated Contract or any term or condition which would permit termination or material modification of any Designated Contract, and, to the best of the Shareholders' knowledge, all of the covenants to be performed by any other party thereto have been fully performed and there are no claims for breach or indemnification or notice of default or termination under any Designated Contract. Except as set forth on Schedule 4.25, no event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a material default by the Company or any Subsidiary under any Designated Contract, and no such event has occurred which constitutes or would constitute a material default by any other party. Neither the Company nor any Subsidiary is subject to any material liability or payment resulting from renegotiation of amounts paid it under any Designated Contract. As used in this Section, Designated Contracts shall include, without limitation, (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other Person, or letters of intent or commitment letters with respect to same; (b) contracts obligating the Company to purchase or sell products or services; (c) leases of real property, and leases of personal property not cancelable without penalty on notice of 60 days or less or calling for payment of an annual gross rental exceeding $50,000;
(d) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same; (e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements and any other agreements relating to any employee, officer or director of the Company or any Subsidiary; (f) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (g) any Contract relating to pending capital expenditures by the Company or any Subsidiary; and (h) other material Contracts or understandings, irrespective of subject matter and whether or not in writing, not entered into in the ordinary course of business by the Company or any Subsidiary and not otherwise disclosed on the Schedules.

     4.26 CUSTOMER LISTS AND RECURRING REVENUE. The Company and the Shareholders have made available to MTLM for MTLM's review, a true, correct and complete list of each of the Company and each Subsidiary's 20 largest customers ("MATERIAL CUSTOMERS") and suppliers together with the applicable percentage of total sales or purchases, as applicable. True, correct and complete copies of any agreements with such customers or suppliers which are anticipated to endure beyond the Closing have been furnished by the Shareholders to MTLM. Other than Material Customers, no customer of the Company or any Subsidiary as of the date of this Agreement accounts for more than 1% of its combined annual revenue.

     4.27 ACCURACY OF INFORMATION FURNISHED BY THE SHAREHOLDERS. No representation, statement or information made or furnished by the Shareholders to MTLM or any of MTLM's representatives, including those contained in this Agreement and the various Schedules attached hereto and the other information and statements referred to herein and previously furnished by the Company, the Subsidiaries and the Shareholders, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading in light of the circumstances in which they were made. The Shareholders have provided MTLM with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

     4.28 INVESTMENT INTENT; ACCREDITED INVESTOR STATUS; SECURITIES
DOCUMENTS. Each of the Shareholders is acquiring his interest in the MTLM Shares for his own account for investment and not with a view to, or for the sale in connection with, any distribution of his interest, except in compliance with applicable state and federal securities laws. Each of the Shareholders has been provided, to his satisfaction, the opportunity to discuss the transactions contemplated hereby with MTLM and has had the opportunity to obtain such information pertaining to MTLM as has been requested, including but not limited to filings made by MTLM with the SEC under the Exchange Act. Each of the Shareholders is an "ACCREDITED INVESTOR" within the meaning of Regulation D promulgated under the Securities Act. Each of the Shareholders has such knowledge and experience in business and financial matters that he is capable of evaluating the merits and risks of an investment in MTLM Shares, and is capable of bearing the economic risks of such investment and is able to bear a complete loss of his investment in MTLM Shares. Each of the Shareholders acknowledges that MTLM Shares have not been registered under the Securities Act and understands that MTLM Shares must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement.

     4.29 BUSINESS LOCATIONS. As of the date hereof, neither the Company nor any Subsidiary has any office or place of business other than as identified on Schedules 4.14(a) and 4.14(b) and the Company and each Subsidiary's principal place of business and chief executive office (as such terms are used in subsection 9-401 of the Uniform Commercial Code as enacted in the State of Illinois as of the date hereof) are indicated on Schedule 4.14(a) or 4.14(b), and, all locations where the equipment, inventory, chattel paper and books and records of the Company and the Subsidiaries are located as of the date hereof are fully identified on Schedules 4.14(a) and 4.14(b).

     4.30 NAMES; PRIOR ACQUISITIONS. All names under which the Company and each Subsidiary does business as of the date hereof are specified on Schedule 4.30. Except as set forth on Schedule 4.30, neither the Company nor any Subsidiary has changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past 10 years.

     4.31 NO COMMISSIONS. Except as set forth on Schedule 4.31, neither the Company, any Subsidiary nor the Shareholders have incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     4.32 INVENTORY. All Assets that consist of inventory (including raw materials and work-in-progress): (i) were acquired in the ordinary course of business consistent with past practice; (ii) are, in the aggregate, of a quality, quantity, and condition useable or saleable in the ordinary course of business within the Company and the Subsidiary's normal inventory turnover experience; and (iii) are valued at the lower of cost or net realizable market value. Neither the Company nor any Subsidiary has any material liability with respect to the return or repurchase of any goods in the possession of any customer.

     4.33 IDENTIFICATION, ACQUISITION AND DISPOSITION OF MATERIAL
ASSETS. Schedule 4.33 sets forth a listing of all material Assets (including real, personal and mixed) acquired or disposed of by the Company or any Subsidiary since December 31, 1996.

     4.34 RESTRICTIONS. Schedule 4.34 sets forth a list of all non-competition, non-solicitation, confidentiality and other restrictive covenants to which the Company, any Subsidiary and/or any Shareholder is a party or otherwise bound. Except as set forth on Schedule 4.34, there are no contracts or other conditions, circumstances, events or agreements which would in any way limit or restrict the rights of MTLM, MTLM's Affiliates, the Company or its Subsidiaries from engaging in any business anywhere in the world.

     4.35 FULL DISCLOSURE.  No statement by the Company contained in this
Article IV and the Schedules hereto or any written statement or certificate furnished to MTLM as of its respective date contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially and adversely misleading in light of the circumstances under which they were made.

                                   ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE CLOSING

     5.1 CONDUCT OF BUSINESS OF THE COMPANY PENDING THE CLOSING. Except as set forth on Schedule 5.1, the Company covenants and agrees that, between the date of this Agreement and the Closing Date, the business of the Company and each Subsidiary shall be conducted only in, and the Company and each Subsidiary shall not take any action except in, the ordinary course of business, consistent with past practice and in compliance with all rules, regulations and laws. The Company and each Subsidiary shall use its best efforts to preserve intact its respective business organization, to keep available the services of its respective current officers, employees and consultants, and to preserve its respective present relationships with customers, suppliers and other persons with which it has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of MTLM, which consent shall not be unreasonably withheld:

           (a) amend or otherwise change its articles of incorporation or bylaws;

           (b) issue, sell, pledge, dispose of, encumber, or, authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) with respect to the Company or any Subsidiary, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of it, or, (ii) any of their respective assets, tangible or intangible, except in the ordinary course of business consistent with past practice;

           (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

           (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

           (e) (i) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or, except in the ordinary course of business, consistent with past practice, purchase any property or assets of any other Person, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, or (iii) enter into any Contract other than in the ordinary course of business, consistent with past practice;

           (f) increase the compensation payable or to become payable to its respective officers or directors, or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its respective directors or officers, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

           (g) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures;

           (h) pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date hereof in the ordinary course of business and consistent with past practice and other than the payment of a pending claim by Employers Insurance of Wausau (as described on Schedule 4.12) in an amount not to exceed $1.4 million;

           (i) increase or decrease prices charged to its respective customers, except for previously announced price changes or except in the ordinary course of business, or take any other action which might reasonably result in any material increase in the loss of customers through non-renewal or termination of contracts or other causes; or

           (j) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article IV untrue or incorrect.

     5.2 CONDUCT OF BUSINESS OF MTLM PENDING THE CLOSING. Except as set forth on Schedules 2.28 and 5.2, MTLM covenants and agrees that, between the date of this Agreement and the Closing Date, the business of MTLM and each MTLM Subsidiary shall be conducted only in, and MTLM and each MTLM Subsidiary shall not take any action except in, the ordinary course of business, consistent with past practice and in material compliance with all rules, regulations and laws. MTLM and each MTLM Subsidiary shall use its best efforts to preserve intact its respective business organization, to keep available the services of its respective current officers, employees and consultants, and to preserve its respective present relationships with customers, suppliers and other persons with which it has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither MTLM nor any MTLM Subsidiary shall, between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of the Shareholders, which consent shall not be unreasonably withheld:

           (a) amend or otherwise change its charter or bylaws;

           (b) except for the issuance of common stock in connection with any of the mergers, acquisitions or other transactions contemplated by Section 5.2(e) below, private placements of common stock not to exceed $15 million in the aggregate, the private placement of up to $10 million of securities convertible into or exchangeable for common stock of MTLM and/or the sale of non-convertible high yield debt of MTLM of up to $200 million, or the incurrence of a non-convertible bridge loan which will be repaid with the proceeds of the foregoing, issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) with respect to MTLM or any MTLM Subsidiary, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of it, or, (ii) any of their respective assets, tangible or intangible, except in the ordinary course of business consistent with past practice;

           (c) increase the compensation payable or to become payable to its respective officers or directors, or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its respective directors or officers, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

           (d) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures; or

           (e) except for mergers or acquisitions by MTLM of The Isaac Corporation and its affiliates, Kankakee Scrap Corporation and its affiliates, Proler Southwest Inc. and Proler Steelworks L.L.C., and a joint venture or acquisition of a joint venture interest from Perlco, L.L.C. (each substantially on the terms and conditions set forth in the respective letters of intent relating thereto, true and complete copies of which have been given to the Shareholders) and any acquisitions involving consideration of less than $5 million, and any contracts, agreements and transactions related thereto, (i) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or, except in the ordinary course of business of a MTLM Subsidiary, consistent with past practice, purchase any property or assets of any other Person, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, or (iii) enter into any Contract other than in the ordinary course of business of a MTLM Subsidiary, consistent with past practice;

           (f) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article II untrue or incorrect.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

     6.2 COMPLIANCE WITH COVENANTS. The Shareholders shall cause the Company to comply with all of the respective covenants of the Company under this Agreement.

     6.3 COOPERATION. Each of the parties agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation or the rules of any exchange on which the Common Stock is listed (the Nasdaq Stock Market) in connection with the transactions contemplated by this Agreement and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

     6.4 ACCESS TO INFORMATION. From the date hereof to the Closing Date, the Company and MTLM shall (and shall cause its respective directors, officers, employees, auditors, counsel and agents to) afford each other and their officers, employees, auditors, counsel and agents reasonable access at all reasonable times to its properties, offices, and other facilities, to its officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be requested. No information provided to or obtained by any of the parties hereto shall affect any representation or warranty in this Agreement.

     6.5 NOTIFICATION OF CERTAIN MATTERS. The Shareholders and MTLM shall give prompt notice to the other of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied.

     6.6 TAX TREATMENT. Each party to this Agreement has sought and received its own advice as to the tax treatment of the transactions covered by this Agreement and is not relying on any opinions of the other parties or their respective advisers with respect thereto. All parties hereto agree to fully and completely comply with the reporting requirements of the Internal Revenue Service.

     6.7 CONFIDENTIALITY; PUBLICITY. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties, except that MTLM may make such public disclosure which MTLM believes in good faith is required by law or by the terms of any listing agreement with or requirements of a securities exchange.

     6.8 NO OTHER DISCUSSIONS. Neither the Company, nor the Shareholders, and their respective Affiliates, employees, agents or representatives shall (i) initiate or encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale or other disposition of any substantial part of the assets, business or properties of the Company (whether by merger, consolidation, sale of stock or otherwise) or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. The Shareholders will immediately notify MTLM if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions.

     6.9 RESTRICTIVE COVENANTS. In order to assure that MTLM will realize the benefits of this Agreement and in consideration of the transactions set forth in this Agreement, the Shareholders agree with MTLM that they shall not for a period of thirty-six (36) months from the later of the Closing Date or the date each such Shareholder ceases to be an employee, officer or director of MTLM or the Company (with regard to each Shareholder, a "TERMINATION DATE"):

           (a) directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity in the Restricted Territory (as defined below), and which is directly or indirectly in competition with the business conducted by the Company at the Closing Date; provided, however, that, the beneficial ownership of less than 5% of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section. As used in this Section 6.9, the term "RESTRICTED TERRITORY" means (i) with respect to Albert A. Cozzi, all states in which MTLM or any of its Subsidiaries operates a facility on the Termination Date, and (ii) with respect to Frank J. Cozzi and Gregory P. Cozzi, all states in which the Surviving Corporation or its Subsidiaries operates a facility on the Termination Date;

           (b) directly or indirectly (i) induce any Person which is a customer of the Company or any Subsidiary at the Closing Date to patronize any business directly or indirectly in competition with the business conducted by the Company and its Subsidiaries; (ii) canvass, solicit or accept from any Person which is a customer of the Company or any Subsidiary, any such competitive business, or (iii) request or advise any Person which is a customer of the Company or any Subsidiary at the Closing Date to withdraw, curtail or cancel any such customer's business with the Company or any Subsidiary;

           (c) directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by the Company or any Subsidiary at or within six months prior to the Closing Date, or in any manner seek to induce any such Person to leave his or her employment;

           (d) directly or indirectly, at any time following the Closing Date, in any way utilize, disclose, copy, reproduce or retain in his possession any of the Company or any Subsidiary's proprietary rights or records, including, but not limited to, any of their customer lists.

The Shareholders agree and acknowledge that the restrictions contained in this
Section 6.9 are reasonable in scope and duration and are necessary to protect MTLM after the Closing Date. If any provision of this Section as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section will cause irreparable damage to MTLM and upon breach of any provision of this Section, MTLM shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies which MTLM may have (including, without limitation, the right to seek monetary damages).

     6.10 ENVIRONMENTAL ASSESSMENT. MTLM shall be entitled to have conducted prior to Closing an environmental assessment and compliance review of the Owned Properties and Leased Premises (hereinafter referred to as the "ENVIRONMENTAL ASSESSMENT") and Cozzi's operations. The Environmental Assessment may include a physical examination of the Owned Properties or Leased Premises, and any structures, facilities, or equipment located thereon, review of pertinent permits, reports and records, documents, and Licenses of the Company and its Subsidiaries. MTLM shall not be entitled to take any soil samples, ground and surface water samples, or storage tank testing unless MTLM obtains Cozzi's prior written consent. The Shareholders shall provide MTLM or its designated agents or consultants with the access to such property and all permits, records and reports which MTLM, their respective agents or consultants require to conduct the Environmental Assessment. If the Environmental Assessment identifies any conditions or environmental contamination which requires remediation or further evaluation under the Environmental, Health, and Safety Laws or if the results of the Environmental Assessment are otherwise not satisfactory to MTLM in its sole discretion, and if the Company elects not to remediate or otherwise satisfy MTLM (in the sole discretion of MTLM), then MTLM may elect not to close the transactions contemplated by this Agreement as provided in Section 12.1.

     6.11 TRADING IN MTLM'S COMMON STOCK. Except as otherwise expressly consented to by MTLM, from the date of this Agreement until the Closing Date, neither the Company, nor the Shareholders (nor any Affiliates thereof) will directly or indirectly purchase or sell (including short sales) any shares of the Common Stock in any transactions effected on the Nasdaq Stock Market or otherwise.

     6.12 OTHER AGREEMENTS. Upon the Closing, each party shall cause their respective affiliates to execute and deliver the following agreements (collectively, the "COLLATERAL AGREEMENTS"):

           (a) an employment agreement for each of (i) Albert A. Cozzi, (ii) Frank J. Cozzi, (iii) Gerard M. Jacobs, (iv) T. Benjamin Jennings, and (v) Gregory P. Cozzi in a form reasonably acceptable to the parties hereto, which form shall be agreed upon on or prior to May 30, 1997 and attached to this Agreement as an exhibit. The parties agree that the employment agreements will contain non-competition covenants and that such covenants are an integral part of this Agreement;

           (b) the Stockholders' Agreement in the form attached hereto as Exhibit B (the "STOCKHOLDERS AGREEMENT");

           (c) the Escrow Agreement;

           (d) warrants in the form of Exhibit C to be issued to each of the Shareholders pursuant to their employment agreements as follows:

             (i) Albert A. Cozzi shall receive warrants exercisable for 755,172 MTLM Shares for a period of five (5) years, half of which will have an exercise price of $5.91 per share and half of which will have an exercise price per share equal to seventy-five percent (75%) of the last sales price of a MTLM Share on the day before the Closing Date;

             (ii) Frank J. Cozzi shall receive warrants exercisable for 582,759 MTLM Shares for a period of five (5) years, half of which will have an exercise price of $5.91 per share and half of which will have an exercise price per share equal to seventy-five percent (75%) of the last sales price of a MTLM Share on the day before the Closing Date; and

             (iii) Gregory P. Cozzi shall receive warrants exercisable for 162,069 MTLM Shares for a period of five (5) years, half of which will have an exercise price of $5.91 per share and half of which will have an exercise price per share equal to seventy-five percent (75%) of the last sales price of a MTLM Share on the day before the Closing Date.

           (e) the Registration Rights Agreement in the form attached hereto as Exhibit D.

     6.13 HSR ACT COMPLIANCE. The Company, the Shareholders and MTLM will as promptly as practicable, but in no event later than 10 business days following the execution and delivery of this Agreement, file or cause to be filed with the United States Federal Trade Commission (the "FTC") and the United State Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Each of MTLM, the Company and the Shareholders will furnish to the others such necessary information and reasonable assistance as the others may request in connection with the preparation of any filing or submission which is necessary under the HSR Act. Each of the Company, the Shareholders and MTLM will keep each other apprised of the status of any communications with, and inquiries or requests for additional information addressed to the entity that filed a notification and report form as an acquired or acquiring person from, the FTC or the DOJ and shall comply or cause its respective filing person to comply promptly with any such inquiry or request. Each of the Company, the Shareholders and MTLM will use commercially reasonable efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Cozzi Shares.

     6.14 CORPORATE AUTHORITY. MTLM, the Company and the Shareholders agree to use their individual best efforts to obtain the authorizations required for each to execute and deliver this Agreement and to perform each of their respective obligations hereunder and to consummate the transactions contemplated hereby.

     6.15 CERTIFICATION OF TAX STATUS. The Shareholders shall deliver to MTLM either: (i) a Certificate of Nonforeign Status under Treasury Regulation Section 1.1445-2(b)(1), or (ii) a Certificate meeting the requirements of Treasury Regulation Sections 1.987-2(g) and 1.897-2(h)(2) that the Cozzi Shares do not constitute a U.S. real property interest.

     6.16 PURCHASE OF JOINT VENTURE INTEREST. The Company will use its best efforts to negotiate and enter into agreements for the acquisition by the Surviving Corporation of all interests held by the Company's joint venture partners in both of (i) Perlco, L.L.C. and (ii) Salt River Recycling, L.L.C. The agreements shall provide that the closings will occur as promptly as possible after the Effective Time of the Merger. Prior to the Closing Date, the Company shall obtain releases and/or waivers of any restrictive covenants, which would, following the Merger, bind MTLM, the Surviving Corporation or any of their Affiliates, other than a covenant not to compete in favor of MetricMetal, L.L.C. and a covenant not to compete in favor of Fulton Street Trading Company. The Company shall obtain MTLM's prior written approval of the price, terms and conditions of any acquisition of such interests and releases or waivers of any restrictive covenants.

     6.17 MEETING OF SHAREHOLDERS. MTLM shall take all actions necessary, in accordance with General Corporation Law of Delaware, its Certificate of Incorporation and its By-laws, to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable (or have executed a written consent of its shareholders in lieu thereof), to adopt and approve the Agreement and the Merger contemplated hereby, any amendments to the Articles of Incorporation or By-laws of MTLM as required by this Agreement, and the other transactions contemplated by the Agreement to the extent such approval is required.

     6.18 PRE-CLEAR MERGER. MTLM, Mergeco and the Company shall take all necessary steps to pre-clear the Merger with the Secretary of State of the State of Illinois, in order that on the Closing Date, the Articles of Merger may be filed with the Secretary of State of the State of Illinois and become effective upon filing.

     6.19 FINANCING. MTLM will use reasonable efforts to raise at least $50.0 million of additional financing by offering convertible debentures, high-yield debt, equity or some combination of the foregoing (a "FINANCING"). MTLM shall use the funds from such Financing to retire existing indebtedness, provide for working capital and finance acquisitions by MTLM. If MTLM has not received a firm commitment for the placement of such Financing or closed such Financing on or prior to June 30, 1997, the Company shall have the right to terminate this Agreement.

     6.20 CONDUCT OF MTLM'S BUSINESS. From and after the Effective Time of the Merger and for so long as the Stockholders Agreement shall remain in effect:

           (a) the Shareholders, acting as a group, shall have the right to nominate that number of persons constituting one-half of the total number of directors of MTLM; provided that one of such nominees shall be an independent director reasonably acceptable to T. Benjamin Jennings and Gerard M. Jacobs all as further provided in the Stockholders Agreement;

           (b) T. Benjamin Jennings and Gerard M. Jacobs, acting as a group, shall have the right to nominate that number of persons constituting one-half of the total number of directors of MTLM;

     provided that one of such nominees, shall be an independent director reasonably acceptable to the Shareholders, all as further provided in the Stockholders Agreement;

           (c) the directors of MTLM shall appoint the following persons to the offices set forth opposite their names, all as further provided in the Stockholders Agreement:

             (i)   Albert A. Cozzi:         President, Chief Operating Officer
             (ii)  Gerard M. Jacobs:        Chief Executive Officer
             (iii) T. Benjamin Jennings:    Chairman and Chief Development Officer
                                            Vice President and President of the Surviving
             (iv) Frank J. Cozzi:           Corporation

           (d) the Board of Directors of MTLM will create an Executive Committee of the Board of Directors, including Albert A. Cozzi, Gerard M. Jacobs and
     T. Benjamin Jennings, which committee shall be delegated all the powers and authority of the Board of Directors relating to the management of the business and affairs of MTLM as permitted under Section 141(c)(l) of the General Corporation Law of the State of Delaware; provided, that, in the event of the death or disability of Albert A. Cozzi, Frank J. Cozzi shall assume Albert A. Cozzi's position on such Executive Committee; provided, further, that any action to be taken by the Executive Committee shall require the unanimous consent of Albert A. Cozzi (or in the event of his death or disability, Frank J. Cozzi), Gerard M. Jacobs and T. Benjamin Jennings; and

           (e) Albert A. Cozzi shall periodically convene a meeting of all members of the Office of the President, which members shall consist of at least one executive officer of each principal subsidiary of MTLM, and he shall lead discussions regarding the strategic direction of MTLM and key operating issues affecting MTLM at such time.

     6.21 DISCLOSURE SUPPLEMENTS. From time to time prior to the Closing, the Company and the Shareholders, on one hand, and MTLM and Mergeco, on the other hand, shall supplement or amend the Schedules hereto with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in any such Schedule or which is necessary to complete or correct any information in any such Schedule or in any representation or warranty of the Company and the Shareholders, on one hand, or MTLM and Mergeco, on the other hand, which has been rendered inaccurate thereby. For purposes of determining the satisfaction of the conditions set forth in Sections 7.1 and 8.1 hereof, no such supplement or amendment shall be given effect unless expressly agreed so by each of the parties hereto.

                                  ARTICLE VII

               CONDITIONS TO THE OBLIGATIONS OF MTLM AND MERGECO

     The obligations of MTLM and Mergeco to effect the Transaction shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by MTLM:

     7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of the Shareholders contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and
(ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Company and the Shareholders shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Company and the Shareholders shall have delivered to MTLM a certificate, dated as of the Closing Date, duly signed (in the case of the Company by its respective chief executive officer and chief financial officer), stating that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

     7.2 FINANCING. MTLM shall have received the written consent of Bank of America, Illinois to the transactions contemplated hereby on terms and conditions reasonably satisfactory to MTLM.

     7.3   CORPORATE CERTIFICATE.  The Shareholders shall have delivered to MTLM
(i) copies of the articles of incorporation and bylaws of the Company as in effect immediately prior to the Closing Date, (ii) copies of resolutions adopted by the Board of Directors of the Company and the Shareholders authorizing the transactions contemplated by this Agreement, and (iii) certificates of good standing of the Company issued by the State of Illinois and each other state in which each of them is qualified to do business as of a date not more than thirty days prior to the Closing Date, certified in each case as of the Closing Date by the Secretary as being true, correct and complete.

     7.4 OPINIONS OF COUNSEL. MTLM shall have received opinions dated as of the Closing Date from counsels for the Company and the Shareholders, in form and substance acceptable to MTLM, to the aggregate effect that:

             (i) the Company and each Subsidiary is a corporation duly organized and existing and in good standing under the laws of its state of incorporation, and each of them is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

             (ii) the Company has obtained all necessary authorizations and consents of its governing board to effect the transactions contemplated in this Agreement;

             (iii) all issued and outstanding shares of capital stock of the Company and each Subsidiary are owned as set forth on Schedule 4.5 hereto;

             (iv) except as set forth in Schedule 4.12, counsel has no actual knowledge (without any independent investigation of any sort) of any litigation, proceeding or investigation pending or threatened which might result in any material adverse change in the properties, business or prospects or in the condition of the Company or the Subsidiaries, or which questions the validity of this Agreement;

             (v) counsel has no actual knowledge (without any independent investigation of any sort) that any event has occurred or state of facts exist which would constitute a breach of any of the representations and warranties made by the Shareholders pursuant to Article IV of this Agreement; and

             (vi) this Agreement is a valid and binding obligation of the Company and the Shareholders, as the case may be, and enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     7.5 GOVERNMENTAL APPROVALS. All consents, authorizations and approvals from, and all declarations, filings and registrations with any governmental authority required to consummate the transactions contemplated by this Agreement, including those set forth on Schedule 4.6, shall have been obtained or made without the imposition of any material conditions, and all applicable waiting periods under the HSR Act shall have expired or terminated.

     7.6 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Agreement or any other transaction contemplated hereby, and which, in the judgment of MTLM, makes it inadvisable to proceed with the Agreement and other transactions contemplated hereby.

     7.7 MTLM'S APPROVALS. The shareholders of MTLM shall have authorized and approved this Agreement and the transactions contemplated hereby.

     7.8 FAIRNESS OPINION. MTLM shall have received a fairness opinion, in form and content acceptable to MTLM in its sole discretion, as to the fairness of the transactions contemplated by this Agreement to MTLM and its shareholders and such opinion shall not have been withdrawn prior to Closing.

     7.9   OTHER CLOSING DELIVERIES.  At Closing, MTLM shall have received:

           (a) a current commitment for title insurance insuring title to the real property owned by the Company and the Subsidiaries as set forth on
     Schedule 4.14(a) which shows no Liens other than current real estate/general taxes and Liens disclosed on such Schedule 4.14(a);

           (b) each Collateral Agreement executed by the Company, the Shareholders and/or their Affiliates, as the case may be, who is a party thereto;

           (c) resignations effective as of the Closing Date from such officers and directors of the Company and the Subsidiaries as MTLM shall have requested in writing;

           (d) the stock books, stock ledgers, minute books, and other books and records of the Company; and

           (e) all other previously undelivered agreements, certificates, documents, instruments or writings required to be delivered by the Company and/or the Shareholders at or prior to the Closing pursuant to this Agreement or otherwise in connection herewith, duly executed by the Company and/or the Shareholders, as the case may be, who is a party thereto.

     7.10 DISSENTING SHAREHOLDERS. No shareholders of the Company shall have elected to exercise any appraisal rights with respect to the Merger as provided for under Section 11.65 of the BCA.

     7.11 COZZI BUILDING CORPORATION. The Company shall own all of the issued and outstanding shares of Cozzi Building Corporation.

     7.12 ESTATE OF JAMES H. COZZI. The Company shall have obtained a general release from the Estate of James H. Cozzi and Irene Cozzi releasing the Company, MTLM and their respective affiliates from all claims, obligations, liabilities, promises, agreements, suits, demands or debts, other than the amount reflected in the Company's Current Balance Sheet, that they may have against such entities and persons, in a form and substance satisfactory to MTLM, in its sole discretion.

     7.13 NO MATERIAL ADVERSE CHANGE. Between the date hereof and the Closing Date, there has been no Material Adverse Change to the Company.

     7.14 METRICMETAL. The Company shall have taken all action necessary to cause the dissolution of MetricMetal, L.L.C.

     7.15 EAST CHICAGO INDIANA REVENUE BONDS. The Company shall have received the written consent of G.E. Capital Public Finance, Inc. to the transactions contemplated hereby under that certain Loan Agreement dated July 1, 1996 among G.E. Capital Public Finance, Inc., the City of East Chicago, Indiana, and American Scrap Processing, Inc.

                                  ARTICLE VIII

                        CONDITIONS TO THE OBLIGATIONS OF
                        THE COMPANY AND THE SHAREHOLDERS

     The obligations of the Company and each of the Shareholders to effect the Transaction shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Company and the Shareholders:

     8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of MTLM and Mergeco contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and
(ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Each of MTLM and Mergeco shall have performed and complied with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Each of MTLM and Mergeco shall have delivered to the Shareholders a certificate, dated as of the Closing Date, and signed by an executive officer (in the case of MTLM by its respective chairman and chief financial officer), certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

     8.2 MERGER CONSIDERATION. At the Closing, MTLM shall have delivered to the Shareholders the merger consideration provided for in Section 1.4.

     8.3 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Agreement or any of the transactions contemplated hereby, and which in the judgment of the Shareholders makes it inadvisable to proceed with the Agreement or any other transaction contemplated hereby.

     8.4 OPINION OF COUNSEL. The Shareholders shall have received an opinion dated as of the Closing Date from counsel for MTLM, in form and substance acceptable to the Shareholders, to the effect that:

             (i) MTLM is a corporation duly organized and existing and in good standing under the laws of the State of Delaware and is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

             (ii) Mergeco is a corporation duly organized and existing and in good standing under the laws of the State of Illinois, and is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

             (iii) Each of MTLM and Mergeco has obtained all necessary authorizations and consents of its Board of Directors and Shareholders to effect the transactions contemplated in this Agreement;

             (iv) such counsel has no actual knowledge (without any independent investigation of any sort) of any litigation, proceeding or investigation pending or threatened which might result in any material adverse change in the properties, business or prospects or in the condition of MTLM, or which questions the validity of this Agreement;

             (v) such counsel has no actual knowledge (without any independent investigation of any sort) that any event has occurred or state of facts exists which would constitute a breach of any of the representations and warranties made by MTLM or Mergeco pursuant to Article II and III of this Agreement; and

             (vi) this Agreement is a valid and binding obligation of each of MTLM and Mergeco, and enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     8.5 TAX OPINION. The Shareholders shall have received an opinion from its counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     8.6 CONSENTS. The Company shall have received the written consent of Bank of America Illinois to the transactions contemplated hereby, on the terms and conditions reasonably satisfactory to MTLM, including, the Company shall not be required to pay any fees or other costs in exchange for such consent and the Shareholders shall not be required to personally guaranty any indebtedness owed by the Company to Bank of America Illinois.

     8.7 OTHER CLOSING DELIVERIES. At Closing, the Companies and the Shareholders shall have received each Collateral Agreement to which MTLM and/or its Affiliates are a party, duly executed by MTLM and/or its Affiliates, as the case may be.

     8.8 NO MATERIAL ADVERSE CHANGE. Between the date hereof and the Closing Date, there has been no Material Adverse Change (as defined in Section 2.23) to MTLM.

                                   ARTICLE IX

                                INDEMNIFICATION

     9.1 AGREEMENT BY THE SHAREHOLDERS TO INDEMNIFY. The Shareholders agree, jointly and severally, to indemnify, defend and hold MTLM harmless from and against the aggregate of all Indemnifiable Damages (as defined below) if and when such Indemnifiable Damages exceed $500,000 in the aggregate, and then only to the extent of such excess.

           (a) For purposes of this Agreement, "INDEMNIFIABLE DAMAGES" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by MTLM, on a pre-tax consolidated basis, to the extent (i) resulting from any breach of a representation or warranty made by the Company or the Shareholders in or pursuant to this Agreement, (ii) resulting from any breach of the covenants or agreements made by the Company or the Shareholders pursuant to this Agreement, or (iii) resulting from any inaccuracy in any certificate or environmental report delivered by the Company or any Shareholders pursuant to this Agreement.

           (b) Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, MTLM shall have the right to be put in the same pre-tax consolidated financial position as MTLM would have been in had each of the representations and warranties of the Shareholders hereunder been true and correct and had the covenants and agreements of the Company and the Shareholders hereunder been performed in full.

           (c) Each of the representations and warranties made by the Shareholders in this Agreement or pursuant hereto shall survive for a period of twelve (12) months after the Closing Date except as follows: (i) the representations and warranties of the Shareholders contained in Section
     4.19 (Tax Matters) and Section 4.18 (ERISA), and to the extent relating to tax attributes or liabilities with respect to Taxes of the Company, shall expire at the time the period of limitations (including any extensions thereof pursuant to the delivery of waivers of the applicable period of limitations) expires for the assessment by the taxing authority of additional Taxes with respect to which the representations and warranties relate; and (ii) the representations and warranties of the Shareholders contained in Sections 4.1, 4.2, 4.3, 4.4, and 4.5 shall not expire, but shall continue indefinitely. No claim for the recovery of Indemnifiable Damages may be asserted by MTLM against the Shareholders after such representations and warranties shall thus expire, provided, however, that claims for Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

           (d) In the event that MTLM believes it is entitled to a claim for any Indemnifiable Damages hereunder, MTLM shall promptly give written notice to the Shareholders of such claim and the amount or the estimated amount of such claim, and the basis for such claim. If the Shareholders do not pay the amount of the claim for Indemnifiable Damages to MTLM within ten (10) days, then MTLM may exercise its respective rights under Section 9.4 and/or take any action or exercise any remedy available to them by appropriate legal proceedings to collect the Indemnifiable Damages.

     9.2 AGREEMENT BY MTLM TO INDEMNIFY. MTLM agrees to indemnify, defend and hold the Shareholders harmless from and against the Shareholders Indemnifiable Damages (as defined below) if and when such Shareholders Indemnifiable Damages exceed $500,000 in the aggregate and then only to the extent of such excess.

           (a) For purposes of this Agreement, "SHAREHOLDERS INDEMNIFIABLE DAMAGES" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by the Shareholders, on a pre-tax consolidated basis, to the extent (i) resulting from any breach of a representation or warranty made by MTLM or Mergeco in or pursuant to this Agreement, (ii) resulting from any breach of the covenants or agreements made by MTLM or Mergeco in or pursuant to this Agreement, or (iii) resulting from any inaccuracy in any certificate delivered by MTLM or Mergeco pursuant to this Agreement.

           (b) Without limiting the generality of the foregoing, with respect to the measurement of Shareholders Indemnifiable Damages, the Shareholders have the right to be put in the same pre-tax consolidated financial position as he would have been in had each of the representations and warranties of MTLM hereunder been true and correct and had the covenants and agreements of MTLM hereunder been performed in full.

           (c) Each of the representations and warranties made by MTLM and Mergeco in this Agreement or pursuant hereto shall survive for a period of twelve (12) months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of the Shareholders, and upon expiration of such twelve (12) month period, such representations and warranties shall expire, except as follows: (i) the representations and warranties of MTLM contained in Section 2.17 (Tax Matters) and Section 2.25 (ERISA), and to the extent relating to tax attributes or liabilities with respect to Taxes of MTLM, shall expire at the time the period of limitations (including any extensions thereof pursuant to the delivery of waivers of the applicable period of limitations) expires for the assessment by the taxing authority of additional Taxes with respect to which the representation and warranties relate; and (ii) the representations contained in Sections 2.1, 2.2, 2.3 and 2.6 and Article III shall survive and continue indefinitely. No claim for the recovery of Shareholders Indemnifiable Damages may be asserted by the Shareholders against MTLM after such representations and warranties shall thus expire, provided, however, that claims for Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

           (d) In the event that the Shareholders believe they are entitled to a claim for any Shareholder Indemnifiable Damages hereunder, the Shareholders shall promptly give written notice to MTLM of such claim and the amount or the estimated amount of such claim, and the basis for such claim. If MTLM does not pay the amount of the claim for Shareholder Indemnifiable Damages to the Shareholders within ten (10) days, then the Shareholders may take any actions or exercise any remedy available to them by appropriate legal proceeding to collect the Shareholder Indemnifiable Damages.

     9.3 CONDITIONS OF INDEMNIFICATION. The obligations and liabilities of the Shareholders and MTLM hereunder with respect to their respective indemnities pursuant to this Article IX resulting from any claim or other assertion of liabilities by third parties (hereinafter called collectively "CLAIMS"), shall be subject to the following terms and conditions:

           (a) the party seeking indemnification (the "INDEMNIFIED PARTY") must give the other party or parties, as the case may be (the "INDEMNIFYING PARTY"), notice of any such Claim twenty (20) days after the Indemnified Party receives notice thereof;

           (b) the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Claim; provided, however, if a Claim is made against MTLM which exceeds the value of the Escrow Shares at such time, MTLM shall have the right to control the defense of the Claim;

           (c) in the event that the Indemnifying Party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the Indemnified Party shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Claim at any time prior to settlement, compromise or final determination thereof);

           (d) anything in this Section 9.3 to the contrary notwithstanding, (A) the Indemnified Party shall have the right, at its own cost and expense, to have its own counsel to protect its own interests and participate in the defense, compromise or settlement of the Claim, (B) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party, its officers, directors and agents of a release from all liability in respect of such Claim, and (C) the Indemnified Party, by counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Claim, and the Indemnifying Party and the Indemnified Party and their respective counsel shall cooperate with respect to such Claim.

     9.4 SECURITY FOR THE SHAREHOLDERS'S INDEMNIFICATION OBLIGATION. As security for the agreement by the Shareholders to indemnify and hold MTLM harmless as described in Section 9.1, MTLM shall have the right to offset any Indemnifiable Damages against the Escrow Shares. Notwithstanding anything contained herein to the contrary, the aggregate Indemnifiable Damages which the Shareholders are obligated to indemnify and hold harmless MTLM against pursuant to Section 9.1 shall be limited to the Escrow Shares.

     9.5 THE JAMES H. COZZI ESTATE SPECIAL INDEMNIFICATION. In addition to the agreement of the Shareholders set forth in Section 9.1 and without regard to any limitations thereon contained in Section 9.1 or Section 9.4, if MTLM waives its condition set forth in Section 7.12, the Shareholders jointly and severally agree to indemnify, defend and hold MTLM, the Company and their respective Affiliates harmless from and against all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by any of them arising out of or resulting from (i) any payment required to be made by MTLM or the Company of Additional Consideration (as that term is defined in the James H. Cozzi Sales Agreement which is not reflected in the adjustment pursuant to Section 1.8 hereof, or (ii) any breach or alleged breach by the Company or MTLM of any agreement, covenant, or obligation in favor of the Estate of James H. Cozzi, or any beneficiary thereof; provided, however, that the Shareholders shall have no obligation to indemnify MTLM, the Company or their Affiliates for any amount reflected on the Company's Current Balance Sheet. Albert A. Cozzi, for and on behalf of MTLM and the Company, shall have the exclusive power and authority to defend, conduct, control, compromise and settle all matters, claims and controversies relating to the James H. Cozzi Sales Agreement, including the power and authority to cause MTLM and the Company to pay any obligations relating thereto. Any amounts paid or otherwise validly demanded to be paid by MTLM or the Company for which MTLM, the Company or their Affiliates are entitled to indemnification pursuant to this Section 9.5, shall be immediately paid by the Shareholders to MTLM or the Company as the case may be, upon written demand therefor, without deduction or setoff.

                                   ARTICLE X

                             SECURITIES LAW MATTERS

     The parties agree as follows with respect to the sale or other disposition after the Closing Date of MTLM Shares:

     10.1 DISPOSITION OF MTLM SHARES. Each of the Shareholders represents and warrants that each of the MTLM Shares being acquired by him hereunder is being acquired and will be acquired for his own account and will not be sold or otherwise disposed of, except pursuant to (i) an exemption from the registration requirements under the Securities Act, which does not require the filing by MTLM with the SEC of any registration statement, offering circular or other document, in which case the Shareholders shall first supply to MTLM an opinion of counsel (which counsel and opinions shall be satisfactory to MTLM) that such exception is available, or (ii) an effective registration statement filed by MTLM with the SEC under the Securities Act.

     10.2 LEGEND.  Each of MTLM Shares shall bear the following legend:

        THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

MTLM may, unless a registration statement is in effect covering MTLM Shares, place stop transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.

                                   ARTICLE XI

                                  DEFINITIONS

     11.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings:

           "Aboveground Storage Tanks" defined in Section 2.24 (g).

           "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

           "Agreement" defined in the introductory paragraph of this Agreement.

           "Asbestos" or "Asbestos-containing material" defined in Section 2.24
     (i).

           "Assets" defined in Section 4.15 (a).

           "BCA" defined in Section 1.1.

           "CERCLA" defined in Section 2.24 (j).

           "Claims" defined in Section 9.3.

           "Closing" defined in Section 1.7.

           "Closing Date" defined in Section 1.7.

           "Code" defined in Section 2.17.

           "Common Stock" means the common stock, par value of $.01 per share, of MTLM.

           "Collateral Agreements" defined in Section 6.12.

           "Company" defined in the introductory paragraph and for purposes of
     Section 4.13, more particularly defined in Section 4.13 (l).

           "Contract" means any indenture, lease, sublease, license, loan agreement, mortgage, note, restriction, will, trust, commitment, obligation or other contract, agreement or instrument, whether written or oral.

           "Cozzi" defined in the introductory paragraph of this Agreement.

           "Cozzi Shares" defined in the Recitals hereto.

           "Current Balance Sheet" defined in Section 4.9.

           "Designated Contracts" defined in Section 4.25.

           "Discharge" defined in Section 2.24 (e).

           "Disclosed Contracts" defined in Section 2.14.

           "DOJ" defined in Section 6.13.

           "Effective Date" defined in Section 1.2.

           "Effective Time" defined in Section 1.2.

           "EMCO" means EMCO Recycling Corp.

           "Employee Benefit Plans" defined in Section 4.18 (a).

           "Environmental Assessment" defined in Section 6.10.

           "Environmental, Health and Safety Laws" defined in Section 2.24 (j).

           "EPCRA" defined in Section 2.24 (j).

           "ERISA" defined in Section 2.25 (a).

           "Escrow Agreement" defined in Section 1.6.

           "Escrow Agent" defined in Section 1.6.

           "Escrow Shares" defined in Section 1.6.

           "Exchange Act" means the Securities Exchange Act of 1934, as amended.

           "FIFRA" defined in Section 2.24 (j).

           "FTC" defined in Section 6.13.

           "Financial Statements" defined in Section 4.9.

           "Financing" defined in Section 6.19.

           "Fixed Assets" defined in Section 4.15 (b).

           "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

           "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

           "Hazardous Substances" defined in Section 2.24 (d).

           "HSR Act" defined in Section 2.7.

           "HouTex" means HouTex Metals Company, Inc.

           "Immigration Act" defined in Section 2.12 (c).

           "Indemnifiable Damages" defined in Section 9.1 (a).

           "Indemnified Party" defined in Section 9.3 (a).

           "Indemnifying Party" defined in Section 9.3 (a).

           "Insurance Policies" defined in Section 4.20.

           "Intellectual Property" defined in Section 4.24.

           "In the ordinary course of business" as used in reference to MTLM's business, is defined in Section 2.9.

           "James H. Cozzi Sales Agreement" defined in Section 1.8.

           "Leased Premises" defined in Section 4.14 (b) and for purposes of
     Section 4.13, more particularly defined in Section 4.13 (m).

           "Leases" defined in Section 4.14 (b).

           "Licenses" defined in Section 2.24 (b).

           "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

           "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

           "Material Customers" defined in Section 4.26.

           "MacLeod" means MacLeod Metals Company.

           "Mergeco" defined in the introductory paragraph of this Agreement.

           "Merger" defined in the Recitals.

           "MPPA Plan" defined in Section 2.25 (b).

           "MTLM" defined in the introductory paragraph of this Agreement and for purposes of Section 2.24, more particularly defined in Section 2.24
     (m).

           "MTLM Assets" defined in Section 2.15.

           "MTLM Current Balance Sheet" defined in Section 2.9.

           "MTLM Financial Statements" defined in Section 2.9.

           "MTLM Fixed Assets" defined in Section 2.15.

           "MTLM Insurance Policy" defined in Section 2.26.

           "MTLM Leased Premises" defined in Section 2.27 and for purposes of
     Section 2.24, more particularly defined in Section 2.24(n).

           "MTLM Owned Properties" defined in Section 2.27 and for purposes of
     Section 2.24, more particularly defined in Section 2.24(n).

           "MTLM Receivables" defined in Section 2.18.

           "MTLM Shares" defined in the Recitals.

           "MTLM Subsidiary" defined in Section 2.1.

           "OSHA" defined in Section 2.24(j).

           "Owned Properties" defined in Section 4.14(a) and for purposes of
     Section 4.13, more particularly defined in Section 4.13(m).

           "Permits" defined in Section 2.13.

           "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or other entity, of whatever nature.

           "PBGC" defined in Section 4.18(f).

           "RCRA" defined in Section 2.24(j).

           "Receivables" defined in Section 4.21.

           "Release" defined in Section 2.24(e).

           "Reserve" means Reserve Iron & Metals L.P.

           "Restricted Territory" defined in Section 6.9(a).

           "SEC" means the Securities and Exchange Commission.

           "SEC Filings" means the documents listed on Schedule 11.1.

           "Securities Act" means the Securities Act of 1933, as amended.

           "Shareholders" defined in the introductory paragraph of this Agreement

           "Stockholders Agreement" defined in Section 6.12(b).

           "Shareholders Indemnifiable Damages" defined in Section 9.2(a).

           "Subsidiary" is defined in Section 4.1.

           "Surviving Corporation" defined in Section 1.1.

           "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes; and

           "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

           "Termination Date" defined in Section 6.9.

           "Underground Storage Tanks" defined in Section 2.24(g).

           "Waste" defined in Section 2.24(d).

           "Welfare Plan" defined in Section 2.25(c).

     11.2 OTHER DEFINITIONAL PROVISIONS.

           (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

           (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

           (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

           (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

           (e) As used herein, the term "to the best knowledge of MTLM" or any similar term relating to the knowledge of MTLM means the actual knowledge, after reasonably inquiry, of any of the officers of MTLM or the MTLM Subsidiaries. "Reasonable inquiry" shall mean communication by any of the officers of MTLM or the MTLM Subsidiaries with the other officers of MTLM or the relevant MTLM Subsidiary with responsibility for the matter in question and to counsel with respect to matters involving questions or law, requesting such individual to review specified provisions of this Agreement and to advise such person of any matter relevant to the specified representation, warranty or provision.

           (f) As used herein, the term "to the best of the Shareholders' knowledge" or any similar term relating to the knowledge of the Shareholders means the actual knowledge, after reasonable inquiry, of any of the officers of the Company and the Subsidiaries. "Reasonable inquiry" shall mean communication by any of the officers of the Company or the Subsidiaries with the other officers of the Company or relevant Subsidiary with responsibility for the matter in question and to counsel with respect to matters involving questions or law, requesting such individual to review specified provisions of this Agreement and to advise such person of any matter relevant to the specified representation, warranty or provision.

                                  ARTICLE XII

                       TERMINATION, AMENDMENT AND WAIVER

     12.1   TERMINATION.  This Agreement may be terminated:

           (a) at any time prior to the Closing Date, by mutual written consent of all of the parties hereto at any time prior to the Closing;

           (b) at any time prior to the Closing Date, by MTLM in the event of a material breach by the Company or the Shareholders of any provision of this Agreement;

           (c) at any time prior to the Closing Date, by the Shareholders in the event of a material breach by MTLM or Mergeco of any provision of this Agreement;

           (d) at any time prior to the Closing Date, by MTLM in the event (i) MTLM is not satisfied, in its sole discretion, with the results of the Environmental Assessment; (ii) MTLM does not receive authorization and approval of this Agreement and the transactions contemplated hereby by its shareholders at the meeting referred to in Section 6.17; (iii) MTLM has not received from its investment advisor a written opinion satisfactory to MTLM in its sole discretion, that this Agreement and the transactions set forth herein are fair to MTLM and its shareholders;

           (e) at any time prior to the Closing Date, by the Shareholders if the Shareholders have not received from their tax counsel an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

           (f) at any time prior to the Closing Date, by any of MTLM or the Shareholders if the Closing shall not have occurred by September 30, 1997; provided, however, that neither MTLM, nor the Shareholders shall be entitled to terminate this Agreement pursuant to this Section 12.1(f), if such party's knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

           (g) by the Company, as provided in Section 6.19.

     12.2 EFFECT OF TERMINATION. Except as provided in Article VI, in the event of termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                  ARTICLE XIII

                               GENERAL PROVISIONS

     13.1 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage prepaid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

           (a)IF TO MTLM TO:

            Metal Management, Inc.
            500 N. Dearborn Street
            Suite 405
            Chicago, IL 60610
            Attn: Chief Executive Officer
            Telecopy No.: (312) 645-0714

            WITH A COPY TO:

            Shefsky & Froelich Ltd.
            444 N. Michigan Avenue
            Suite 2400
            Chicago, IL 60611
            Attn: Erhard R. Chorle
            Telecopy No.: (312) 527-5921

           (b) IF TO THE COMPANY OR THE SHAREHOLDERS TO:

            Albert A. Cozzi
            Cozzi Iron & Metal, Inc.
            2232 South Blue Island Avenue
            Chicago, IL 60608
            Telecopy No.: (773) 254-8201

            WITH A COPY TO:

            Winston & Strawn
            35 West Wacker Drive
            Chicago, IL 60601
            Attn: M. Finley Maxson
            Telecopy No.: (312) 558-5700

     13.2 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter; provided, however, that, notwithstanding the foregoing, the provisions of that certain Exchange of Information and Nondisclosure Agreement dated as of October 23, 1996 by and between MTLM and the Company shall remain in full force and effect. The Exhibits and Schedules constitute a part hereof as though set forth in full above.

     13.3 EXPENSES. Except as otherwise provided herein, MTLM, Mergeco and the Company shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby; provided, however, the Company shall not pay any fees and expenses relating to the Shareholders' estate planning activities.

     13.4 AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

     13.5 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any of the Shareholders without the prior written consent of MTLM.

     13.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     13.7 INTERPRETATION. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

     13.8 GOVERNING LAW; INTERPRETATION. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Illinois applicable to contracts executed and to be wholly performed within such State.

     13.9 ARM'S LENGTH NEGOTIATIONS. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                               METAL MANAGEMENT, INC., A
                                               DELAWARE CORPORATION
Date: 5-16-97                                  By: /s/ T. Benjamin Jennings
                                               Name: T. Benjamin Jennings
                                               Title: Chairman

                                               CIM ACQUISITION, CO.,
                                               AN ILLINOIS CORPORATION
Date: 5-16-97                                  By: /s/ Gerard M. Jacobs
                                               Name: Gerard M. Jacobs
                                               Title: President

                                               COZZI IRON & METAL, INC.,
                                               AN ILLINOIS CORPORATION
Date: 5-16-97                                  By: /s/ Albert A. Cozzi
                                               Name: Albert A. Cozzi
                                               Title: President

Date: 5-16-97                                  /s/ Albert A. Cozzi
                                               ALBERT A. COZZI
Date: 5-16-97                                  /s/ Frank J. Cozzi
                                               FRANK J. COZZI
Date: 5-16-97                                  /s/ Gregory P. Cozzi
                                               GREGORY P. COZZI
306333

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1 to Agreement and Plan of Merger ("Amendment"), is entered into effective as of June 30, 1997, by and among Metal Management, Inc., a Delaware corporation ("MTLM"); CIM Acquisition, Co., an Illinois corporation, and a wholly owned subsidiary of MTLM ("Mergeco"); Cozzi Iron & Metal, Inc., an Illinois corporation ("Cozzi" or "Company"); Albert A. Cozzi, Frank J. Cozzi and Gregory P. Cozzi, being the sole shareholders of the Company (collectively, the "Shareholders," and individually, a "Shareholders").

                                   RECITALS:

     A. MTLM, Mergeco, the Company and the Shareholders entered into that certain Agreement and Plan of Merger, effective as of May 16, 1997 (the "Merger Agreement");

     B. The parties desire to amend the Merger Agreement as hereinafter set forth.

     NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, the parties do hereby agree as follows:

     1. The Company does hereby waive the requirements of, and the parties do hereby agree to and do hereby delete, Section 6.19 of the Merger Agreement, relating to MTLM's efforts to raise at least $50 million of additional financing and the Company's right to terminate the Merger Agreement in the event that MTLM has not received a firm commitment for the placement of such financing or close such financing on or prior to June 30, 1997.

     2. Except as modified by this Amendment, all of the terms, covenants, conditions and other provisions of the Merger Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

METAL MANAGEMENT, INC.                             COZZI IRON & METAL, INC.
  By: /s/ T. Benjamin Jennings                     By: /s/ Albert A. Cozzi
  Its: Chairman                                    Its: President
  CIM ACQUISITION, CO.                             /s/ Albert A. Cozzi
  By: /s/ Gerard M. Jacobs                         ALBERT A. COZZI
  Its: President                                   /s/ Frank J. Cozzi
                                                   FRANK J. COZZI
                                                   /s/ Gregory P. Cozzi
                                                   GREGORY P. COZZI

                                AMENDMENT NO. 2
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment No. 2 to Agreement and Plan of Merger ("Amendment"), is entered into effective as of June 30, 1997, by and among Metal Management, Inc., a Delaware corporation ("MTLM"); CIM Acquisition, Co., an Illinois corporation, and a wholly owned subsidiary of MTLM ("Mergeco"); Cozzi Iron & Metal, Inc., an Illinois corporation ("Cozzi" or "Company"); Albert A. Cozzi, Frank J. Cozzi and Gregory P. Cozzi, being the sole shareholders of the Company (collectively, the "Shareholders," and individually, a "Shareholder").

                                   RECITALS:

     A. MTLM, Mergeco, the Company and the Shareholders entered into that certain Agreement and Plan of Merger, effective as of May 16, 1997, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger (the "Merger Agreement");

     B. The parties desire to amend the Merger Agreement as hereinafter set forth.

     NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, the parties do hereby agree as follows:

     1. The amount of securities convertible into or exchangeable for common stock of MTLM which MTLM is entitled to issue without the consent of the Shareholders pursuant to Section 5.2(b) of the Merger Agreement is hereby amended from "$10 million" to "$50 million."

     2. Except as modified by this Amendment, all of the terms, covenants, conditions and other provisions of the Merger Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

METAL MANAGEMENT, INC.                             COZZI IRON & METAL, INC.
  By: /s/ T. Benjamin Jennings                     By: /s/ Albert A. Cozzi
  Its: Chairman                                    Its: President
  CIM ACQUISITION, CO.                             /s/ Albert A. Cozzi
  By: /s/ Gerard M. Jacobs                         ALBERT A. COZZI
  Its: President                                   /s/ Frank J. Cozzi
                                                   FRANK J. COZZI
                                                   /s/ Gregory P. Cozzi
                                                   GREGORY P. COZZI

                                AMENDMENT NO. 3
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment No. 3 to Agreement and Plan of Merger and Consent and Waiver ("Amendment"), is entered into effective as of September 25, 1997, by and among Metal Management, Inc., a Delaware corporation ("MTLM"); CIM Acquisition, Co., an Illinois corporation, and a wholly owned subsidiary of MTLM ("Mergeco"); Cozzi Iron & Metal, Inc., an Illinois corporation ("Cozzi" or "Company"); Albert
A. Cozzi, Frank J. Cozzi and Gregory P. Cozzi, being the sole shareholders of the Company (collectively, the "Shareholders," and individually, a "Shareholder"). Any capitalized term not defined in this Amendment shall have the same meaning assigned to it in the Agreement and Plan of Merger.

                                   RECITALS:

     A. MTLM, Mergeco, the Company and the Shareholders entered into that certain Agreement and Plan of Merger, dated May 16, 1997, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger dated June 30, 1997 and that certain Amendment No. 2 to Agreement and Plan of Merger dated June 30, 1997 (the "Merger Agreement");

     B. The parties desire to further amend the Merger Agreement as hereinafter set forth.

     C. MTLM has taken certain actions that Cozzi desires to acknowledge and approve pursuant to the Merger Agreement.

     NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, the parties do hereby agree as follows:

     1. Section 12.1(f) of the Merger Agreement is hereby amended to change the termination date set forth therein from September 30, 1997 to November 15, 1997.

     2. Section 7.11 is hereby deleted and Section 4.8 is hereby amended by adding the following sentence to the end of such Section:

        "The Company owns all of the issued and outstanding shares of Cozzi Building Corporation free and clear of all Liens."

     FURTHER, Schedule 4.8 is hereby amended by adding Cozzi Building Corporation thereto.

     3. Cozzi hereby acknowledges, consents to and irrevocably waives any defaults resulting from MTLM's failure to obtain its prior written consent with respect to the following transactions:

     a. MTLM increased the salaries paid to T. Benjamin Jennings and Gerard M. Jacobs to $275,000 per year, respectively.

     b.   MTLM executed letters of intent to purchase the following businesses:
        Superior Forge, Inc.; Goldin Industries, Inc.; Houston Compressed Steel Corporation; a 50% interest in Salt River Recycling, L.L.C.; a 50% interest in PerlCo, L.L.C.; Aerospace Metals, Inc., Aerospace Parts Security, Inc. and Suisman Titanium Corp. (collectively, "Aerospace"); Atlas Recycling, L.P.; Yonack Iron & Metal Co.; Yonack Services, Inc.; Gold Metal Recyclers, Inc.; and, Spectrum Metal Recycling.

     4. Except as modified by this Amendment, all of the terms, covenants, conditions and other provisions of the Merger Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

METAL MANAGEMENT, INC.                             COZZI IRON & METAL, INC.
By: /s/ T. Benjamin Jennings                       By: /s/ Albert A. Cozzi
Its: Chairman                                      Its: President
CIM ACQUISITION, CO.                               /s/ Albert A. Cozzi
By: /s/ Gerard M. Jacobs                           ALBERT A. COZZI
Its: President                                     /s/ Frank J. Cozzi
                                                   FRANK J. COZZI
                                                   /s/ Gregory P. Cozzi
                                                   GREGORY P. COZZI

                                AMENDMENT NO. 4
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment No. 4 to Agreement and Plan of Merger ("Amendment"), is entered into effective as of November 4, 1997, by and among Metal Management, Inc., a Delaware corporation ("MTLM"); CIM Acquisition, Co., an Illinois corporation, and a wholly owned subsidiary of MTLM ("Mergeco"); Cozzi Iron & Metal, Inc., an Illinois corporation ("Cozzi" or "Company"); Albert A. Cozzi, Frank J. Cozzi and Gregory P. Cozzi, being the sole shareholders of the Company (collectively, the "Shareholders," and individually, a "Shareholder"). Any capitalized term not defined in this Amendment shall have the same meaning assigned to it in the Agreement and Plan of Merger.

                                   RECITALS:

     A. MTLM, Mergeco, the Company and the Shareholders entered into that certain Agreement and Plan of Merger, dated May 16, 1997, as amended (the "Merger Agreement");

     B. The parties desire to further amend the Merger Agreement as hereinafter set forth.

     NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, the parties do hereby agree as follows:

     1. Section 12.1(f) of the Merger Agreement is hereby amended to change the termination date set forth therein from November 15, 1997 to December 15, 1997.

     2. Except as modified by this Amendment, all of the terms, covenants, conditions and other provisions of the Merger Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

METAL MANAGEMENT, INC.                             COZZI IRON & METAL, INC.
By: /s/ T. Benjamin Jennings                       By: /s/ Albert A. Cozzi
Its: Chairman                                      Its: President
CIM ACQUISITION, CO.                               /s/ Albert A. Cozzi
By: /s/ Gerard M. Jacobs                           ALBERT A. COZZI
Its: President                                     /s/ Frank J. Cozzi
                                                   FRANK J. COZZI
                                                   /s/ Gregory P. Cozzi
                                                   GREGORY P. COZZI

                                                                         ANNEX B

                          SALOMON BROTHERS LETTERHEAD

Board of Directors
Metal Management, Inc.
500 North Dearborn Street
Suite 405
Chicago, Illinois 60610

Ladies and Gentlemen:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Metal Management, Inc. (the "Company") of the consideration to be paid by the Company in connection with the proposed merger (the "Proposed Merger") of CIM Acquisition, Co. ("Mergeco"), a wholly owned subsidiary of the Company, with Cozzi Iron & Metal, Inc. ("Subject"), pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of May 16, 1997 as amended June 30, 1997, by and among the Company, Mergeco and Subject.

     As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, Mergeco will merge with and into Subject, and each issued and outstanding share of stock of Subject (other than shares held in treasury of Subject) will be converted in the Proposed Merger into the right to receive $55,172.41 in cash and 105,747 shares of common stock, $0.01 par value per share, of the Company ("Company Common Stock"), subject to adjustment, for an aggregate of $6,000,000 in cash and 11,500,000 shares of Company Common Stock. In addition, in connection with the Proposed Merger, warrants to purchase Company Common Stock will be issued to certain holders of Subject capital stock pursuant to the terms of the respective employment agreements between Subject and such holders. In total, the Company will issue Warrants to purchase 1,500,000 additional shares of Company Common Stock, one half of which shall have an exercise price of $5.91 per share and the remaining one half of which shall have an exercise price equal to 75% of the last sales price of a share of Company Common Stock on the day before the consummation of the Propose Merger.

     You have informed us that the Company will also acquire, in a separate transaction, Proler Southwest Inc. and Proler Steelworks L.L.C. (collectively, "Proler") for aggregate consideration consisting of $15,000,000 in cash, subject to adjustment, a two-year promissory note in the principal amount of $2,000,000, 1,750,000 shares of Company Common Stock and warrants to purchase an additional 375,000 shares of Company Common Stock at an exercise price of $6.00 per share (the "Proler Acquisition").

     As you are aware, Salomon Brothers Inc will receive a fee for our services in connection with rendering this opinion. In addition, in the ordinary course of business, we may actively trade the debt and equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     In connection with rendering our opinion we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) a draft of the Proxy Statement to be mailed to stockholders of the Company in connection with the Proposed Merger, including the historical and pro forma financial statements included therein; (iii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for the year ended March 31, 1997; (iv) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (v) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (vi) certain internal information, primarily financial in nature, including projections, concerning the business and operations of Subject furnished to us by the Company and Subject for purposes of our analysis; (vii) certain internal

[SALOMON BROTHERS INC LOGO]

information, primarily financial in nature, including projections, concerning the business and operations of Proler furnished to us by the Company for purposes of our analysis; (viii) the financial terms of the Proler Acquisition as described above; (ix) certain publicly available information with respect to certain other companies that we believe to be comparable to Subject or the Company and the trading markets for certain of such other companies' securities; and (x) publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also met with certain officers and employees of Subject and the Company to discuss the foregoing, as well as other matters we believe relevant to our inquiry.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. We have not conducted a physical inspection of any of the properties or facilities of Subject or the Company, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities. With respect to projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Subject and the Company as to the future financial performance of Subject and the Company and we express no view with respect to such projections or the assumptions on which they were based. We have also assumed that the conditions precedent to the Proposed Merger in the Agreement will be satisfied and the Proposed Merger will be consummated in accordance with the terms of the Agreement and that the Proler Acquisition will be consummated on the financial terms described above.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of Subject and the Company; (ii) the business prospects of Subject and the Company;
(iii) the historical and current market for the Company Common Stock and for the equity securities of certain other companies that we believe to be comparable to Subject or the Company; and (iv) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. In that regard, we have not considered any acquisition or similar transaction the Company might make, whether announced or not, that has not closed prior to the date hereof other than the Proler Acquisition and the Proposed Merger. Our opinion as expressed below does not constitute an opinion or imply any conclusion as to the likely trading range for the Company Common Stock following consummation of the Proposed Merger. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be paid by the Company in the Proposed Merger and does not address the Proler Acquisition in any way or the Company's underlying business decision to effect the Proposed Merger or constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Proposed Merger.

     This opinion is intended solely for the benefit and use of the Company (including its management and directors) in considering the transaction to which it relates and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Salomon Brothers Inc.

     Based upon and subject to the foregoing, we are of the opinion as investment bankers that the consideration to be paid by the Company in the Proposed Merger is fair, from a financial point of view, to the Company.

                                       B-2

                                            Very truly yours,

                                            SALOMON BROTHERS INC

                                            SALOMON BROTHERS INC

                                                                         ANNEX C

                               IRREVOCABLE PROXY

     KNOW ALL MEN BY THESE PRESENTS, that I, [Name of Stockholder], do hereby constitute and appoint Gerard M. Jacobs and T. Benjamin Jennings my true and lawful attorneys for me and in my name and stead, to attend the annual or special meeting (or adjournments thereof) of the stockholders of Metal Management, Inc. (the "Company"), at which the Company's stockholders are asked to approve the following actions:

     - consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 16, 1997 (the "Merger Agreement") by and among the Company, Cozzi Iron & Metal, Inc. ("Cozzi") and its shareholders and CIM Acquisition, Co. ("Merger Sub") a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, Cozzi is to merge with and into Merger Sub (the "Merger") with Cozzi continuing as the surviving corporation and as a wholly-owned subsidiary of the Company;

     - consider and vote upon proposals to amend the Company's Certificate of Incorporation to increase the number of authorized shares of common and preferred stock;

     - consider and vote upon nominees to the Company's Board of Directors, including nominees named by the Cozzi shareholders; and

     - consider and vote upon any other proposals in connection with the Merger or the Merger Agreement where approval by the shareholders is required or reasonably necessary;

and to vote on such proposals all shares of the capital stock of the Company held by me, at any such meeting, or adjournments thereof, and also to sign my name as such stockholder to any consent, certificate or other document relating to the Company which the laws of Delaware may require or permit.

     This Proxy shall remain in full force for two (2) years from the date hereof. Except to the extent the power of revocation is expressly retained herein, this Proxy is coupled with an interest and is irrevocable during its term.

     Dated at  ______________________  ,  _______________________  , as of the
____ day of June, 1997.

                                            ------------------------------------
                                            [NAME OF STOCKHOLDER]
WITNESS:

------------------------------------

                                                                         ANNEX D

                               IRREVOCABLE PROXY

     KNOW ALL MEN BY THESE PRESENTS, that I, [Name of Stockholder], do hereby constitute and appoint Kenneth Merlau my true and lawful attorney for me and in my name and stead, to attend all annual or special meetings (or adjournments thereof) of the stockholders of Metal Management, Inc. (the "Company"), at which the Company's stockholders are asked to:

     - consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 16, 1997 (the "Merger Agreement") by and among the Company, Cozzi Iron & Metal, Inc. ("Cozzi") and its shareholders and CIM Acquisition, Co. ("Merger Sub") a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, Cozzi is to merge with and into Merger Sub (the "Merger") with Cozzi continuing as the surviving corporation and as a wholly-owned subsidiary of the Company;

and to vote on all proposals not covered by that certain irrevocable proxy of even date herewith in favor of Gerard M. Jacobs and T. Benjamin Jennings all shares of the capital stock of the Company held by me, at any such meetings, or adjournments thereof, and also to sign my name as such stockholder to any consent, certificate or other document relating to such proposals which the laws of Delaware may require or permit.

     This Proxy shall remain in full force for two (2) years from the date hereof. Except to the extent the power of revocation is expressly retained herein, this Proxy is coupled with an interest and is irrevocable during its term.

     Dated at  ______________________  ,  _______________________  , as of the
____ day of June, 1997.

                                            ------------------------------------
                                            [NAME OF STOCKHOLDER]
WITNESS:

------------------------------------

                                                                         ANNEX E

                               IRREVOCABLE PROXY

     KNOW ALL MEN BY THESE PRESENTS, that we, T. Benjamin Jennings, Gerard M. Jacobs, Donald F. Moorehead, Jr., Robert F. Smith, Ronald J. Proler, Empire Metals, Inc., Ian MacLeod & Marilyn MacLeod Trust U/A 1/30/93 FBO Ian MacLeod & Marilyn MacLeod, William T. Proler & Gaile Proler Management Trust DTD 4/29/96, Ronald J. Proler, Copperstate Metals, Inc., and Clend Investment Holdings Ltd. do hereby constitute and appoint each of Allan Weine, Chris Purrier and Andrew Frost our true and lawful attorneys for us and in our names and stead, to attend the annual or special meeting (or adjournments thereof) (the "Annual Meeting") of the stockholders of Metal Management, Inc. (the "Company"), at which the Company's stockholders are asked to approve the following action:

     - consider and vote upon a proposal (the "Proposal") to approve the conversion features of the Company's Series A and Series B Convertible Preferred Stock and to authorize the Company to issue common stock, $.01 par value per share, in connection with the exercise of such Series A and Series B Convertible Preferred Stock;

and to vote in favor of such Proposal, and only such Proposal, all shares of the capital stock of the Company held by us, at such Annual Meeting, or adjournments thereof, and also to sign our names as such stockholders to any consent, certificate or other document relating to the Company which the laws of Delaware may require or permit.

     This Proxy shall remain in full force until the Company shall conduct such Annual Meeting whereat the Proposal is voted upon by the Company's shareholders eligible to vote thereon. Except to the extent the power of revocation is expressly retained herein, this Proxy is coupled with an interest and is irrevocable during its term.

     Dated at Chicago, Illinois, as of the      day of November, 1997.

------------------------------------------------------
T. Benjamin Jennings

------------------------------------------------------
Gerard M. Jacobs
EMPIRE METALS, INC.

By:
------------------------------------------------
     Its:
-------------------------------------------
COPPERSTATE METALS, INC.

By:
------------------------------------------------
     Its:
-------------------------------------------

------------------------------------------------------
Robert F. Smith

------------------------------------------------------
William T. Proler & Gaile Proler Management Trust DTD 4/29/96

------------------------------------------------------
Ronald J. Proler

------------------------------------------------------
Ian MacLeod & Marilyn MacLeod Trust U/A 1/30/93 FBO Ian MacLeod & Marilyn
MacLeod

------------------------------------------------------
Donald F. Moorehead, Jr.
CLEND INVESTMENT HOLDINGS LTD.

By:
------------------------------------------------
     Its:
-------------------------------------------

                                                                         ANNEX F

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                             METAL MANAGEMENT, INC.

     METAL MANAGEMENT, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on April 12, 1996.

2. Subparagraph (a) of Paragraph 4 of the Amended and Restated Certificate of Incorporation is hereby amended by deleting the phrase "Forty Million (40,000,000)" and substituting in its place the phrase "Eighty Million (80,000,000)."

3. In accordance with Section 242 of the Delaware General Corporation Law, the above statement of amendment has been duly approved by the board of directors of Metal Management, Inc. at a meeting duly called and held on
                    , 1997, and by the stockholders of Metal Management, Inc. at
     the Annual Meeting of Stockholders duly called and held on                ,
     1997. At the Annual Meeting, which was held upon notice duly given in accordance with Section 222 of the General Corporation Law of the State of Delaware, at least a majority of the shares issued and outstanding on the record date for the meeting constituting the requisite vote as required by statute were voted in favor of the Amendment.

     IN WITNESS WHEREOF, said METAL MANAGEMENT, INC. has caused this Certificate to be signed by Gerard M. Jacobs, its President and Chief Executive Officer, who does make this certificate and declares and certifies under penalty of perjury that this is the act and deed of the Corporation, and that the facts stated
herein are true, and accordingly have set his hand hereto this      th day of
               , 1997.

                                            METAL MANAGEMENT, INC.

                                            By:
                                              Name: Gerard M. Jacobs
                                              Title:  President and Chief
                                                Executive Officer

                                                                         ANNEX G

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                             METAL MANAGEMENT, INC.

     METAL MANAGEMENT, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on April 12, 1996.

2. Subparagraph (a) of Paragraph 4 of the Amended and Restated Certificate of Incorporation is hereby amended by deleting the phrase "Two Million (2,000,000)" and substituting in its place the phrase "Four Million (4,000,000)."

3. In accordance with Section 242 of the Delaware General Corporation Law, the above statement of amendment has been duly approved by the board of directors of Metal Management, Inc. at a meeting duly called and held on
                    , 1997, and by the stockholders of Metal Management, Inc. at
     the Annual Meeting of Stockholders duly called and held on                ,
     1997. At the Annual Meeting, which was held upon notice duly given in accordance with Section 222 of the General Corporation Law of the State of Delaware, at least a majority of the shares issued and outstanding on the record date for the meeting constituting the requisite vote as required by statute were voted in favor of the Amendment.

     IN WITNESS WHEREOF, said METAL MANAGEMENT, INC. has caused this Certificate to be signed by Gerard M. Jacobs, its President and Chief Executive Officer, who does make this certificate and declares and certifies under penalty of perjury that this is the act and deed of the Corporation, and that the facts stated
herein are true, and accordingly have set his hand hereto this      th day of
               , 1997.

                                            METAL MANAGEMENT, INC.

                                            By:
                                              Name: Gerard M. Jacobs
                                              Title:  President and Chief
                                                Executive Officer

                                                                         ANNEX H

                             METAL MANAGEMENT, INC.

                                1995 STOCK PLAN

1.   Purposes of the Plan. The purposes of this Stock Plan are:

      - to attract and retain the best available personnel for positions of substantial responsibility,

      - to provide additional incentive to Employees and Consultants, and

      - to promote the success of the Company's business.

     Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant.

2.   Definitions. As used herein, the following definitions shall apply:

     a. "Administrator" means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

     b. "Applicable Laws" means the legal requirements relating to the administration of stock option plans under state corporate and securities laws and the Code.

     c.   "Board" means the Board of Directors of the Company.

     d.   "Code" means the Internal Revenue Code of 1986, as amended.

     e. "Committee" means a Committee appointed by the Board in accordance with Section 4 of the Plan.

     f.   "Common Stock" means the Common Stock of the Company.

     g.   "Company" means Metal Management, Inc., a Delaware corporation.

     h. "Consultant" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services. The term "Consultant" shall not include Directors who are paid only a director's fee by the Company or who are not compensated by the Company for their services as Directors.

     i. "Continuous Status as an Employee or Consultant" means that the employment or consulting relationship with the Company, any Parent, or Subsidiary, is not interrupted or terminated. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. A leave of absence approved by the Company shall include sick leave, military leave, or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

     j.   "Director" means a member of the Board.

     k.   "Disability" means total and permanent disability as defined in
        Section 22(e)(3) of the Code.

     l. "Employee" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

     m.  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     n. "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

        i. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

        ii. If the Common Stock is quoted on the NASDAQ System (but not on the Nasdaq National Market thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

        iii. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

   o. "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

   p. "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

   q. "Notice of Grant" means a written notice evidencing certain terms and conditions of an individual Option. The Notice of Grant is part of the Option Agreement.

   r. "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

   s.   "Option" means a stock option granted pursuant to the Plan.

   t. "Option Agreement" means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

   u. "Option Exchange Program" means a program whereby outstanding options are surrendered in exchange for options with a lower exercise price.

   v.   "Optioned Stock" means the Common Stock subject to an Option.

   w.  "Optionee" means an Employee or Consultant who holds an outstanding
        Option.

   x. "Parent" means a "parent corporation", whether now or hereafter existing, as defined in Section 424(e) of the Code.

   y.   "Plan" means this 1995 Stock Option Plan.

   z. "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

   aa. "Share" means a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.

   ab. "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 1,300,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

     If an Option expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Option, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, and the original purchaser of such Shares did not receive any benefits of ownership of such Shares, such Shares shall become available for future grant under the Plan. For purposes of the preceding sentence, voting rights shall not be considered a benefit of Share ownership.

4.   Administration of the Plan.

     a.   Procedure.

        i. Multiple Administrative Bodies. If permitted by Rule 16b-3, the Plan may be administered by different bodies with respect to Directors, Officers who are not Directors, and Employees who are neither Directors nor Officers.

        ii.     Administration With Respect to Directors and Officers Subject to
             Section 16(b). With respect to Option grants made to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act, the Plan shall be administered by (A) the Board, if the Board may administer the Plan in compliance with the rules governing a plan intended to qualify as a discretionary plan under Rule 16b-3; provided, however, that the Board may grant Options to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act if the Board is unable to administer the Plan in compliance with the rules governing a plan intended to qualify as a discretionary plan under Rule 16b-3 (provided, however, that in such a case, the grant of Options to Employees who are Officers or Directors subject to Section 16(b) of the Exchange Act will constitute a non-exempt purchase under Section 16(b)), or
             (B) a committee designated by the Board to administer the Plan, which committee shall be constituted to comply with the rules governing a plan intended to qualify as a discretionary plan under Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the rules governing a plan intended to qualify as a discretionary plan under Rule 16b-3.

        iii. Administration With Respect to Other Persons. With respect to Option grants made to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a committee designated by the Board, which committee shall be constituted to satisfy Applicable Laws. Once appointed, such Committee shall serve in its designated capacity until otherwise directed by the Board. The Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws.

     b. Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

        i. to determine the Fair Market Value of the Common Stock, in accordance with Section 2(n) of the Plan;

        ii. to select the Consultants and Employees to whom Options may be granted hereunder;

        iii. to determine whether and to what extent Options are granted hereunder;

        iv. to determine the number of shares of Common Stock to be covered by each Option granted hereunder;

        v.     to approve forms of agreement for use under the Plan;

        vi. to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

        vii. to reduce the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option shall have declined since the date the Option was granted;

        viii. to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

        ix. to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

        x. to modify or amend each Option (subject to Section 14(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

        xi. to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Administrator;

        xii.    to institute an Option Exchange Program;

        xiii.   to determine the terms and restrictions applicable to Options;
             and

        xiv. to make all other determinations deemed necessary or advisable for administering the Plan.

     c. Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options.

5. Eligibility. Nonstatutory Stock Options may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee or Consultant who has been granted an Option may be granted additional Options.

6.   Limitations.

     a. Each Option shall be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value:

        i. of Shares subject to an Optionee's Incentive Stock Options granted by the Company, any Parent or Subsidiary, which

        ii. become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary)

        exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.

     b. Neither the Plan nor any Option shall confer upon an Optionee any right with respect to continuing the Optionee's employment or consulting relationship with the Company, nor shall they interfere in any way with the Optionee's right or the Company's right to terminate such employment or consulting relationship at any time, with or without cause.

     c.   The following limitations shall apply to grants of Options to
        Employees:

        i. No Employee shall be granted, in any fiscal year of the Company, Options to purchase more than 500,000 Shares.

        ii. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 12.

        iii. If an Option is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 12), the canceled Option will be counted against the limit set forth in Section 6(c)(i). For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

7. Term of Plan. Subject to Section 18 of the Plan, the Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company as described in Section 18 of the Plan. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 14 of the Plan.

8. Term of Option. The term of each Option shall be stated in the Notice of Grant; provided, however, that in the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Notice of Grant. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Notice of Grant.

9.   Option Exercise Price and Consideration.

     a. Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

        i.      In the case of an Incentive Stock Option

               (1) granted to an Employee who, at the time the Incentive Stock
                   Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

               (2) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

        ii. In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator.

     b. Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period.

     c. Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

        i.      cash;

        ii.     check;

        iii.    promissory note;

        iv. other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

        v. delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price;

        vi. a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee's participation in any Company-sponsored deferred compensation program or arrangement;

        vii.    any combination of the foregoing methods of payment; or

        viii. such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10. Exercise of Option.

     a. Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

     An Option may not be exercised for a fraction of a Share.

     An Option shall be deemed exercised when the Company receives: (i) written notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 12 of the Plan.

     Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

     b. Termination of Employment or Consulting Relationship. Upon termination of an Optionee's Continuous Status as an Employee or Consultant, other than upon the Optionee's death or Disability, the Optionee may exercise his or her Option, but only within such period of time as is specified in the Notice of Grant, and only to the extent that the Optionee was entitled to exercise it at the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). In the absence of a specified time in the Notice of Grant, the Option shall remain exercisable for 90 days following the Optionee's termination of Continuous Status as an Employee or Consultant. In the case of an Incentive Stock Option, such period of time shall not exceed ninety (90) days from the date of termination. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

     c. Disability of Optionee. In the event that an Optionee's Continuous Status as an Employee or Consultant terminates as a result of the Optionee's Disability, the Optionee may exercise his or her Option at any time within twelve (12) months from the date of such termination, but only to the extent that the Optionee was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

     d. Death of Optionee. In the event of the death of an Optionee, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Optionee was entitled to exercise the Option at the date of death. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall immediately revert to the Plan. If, after death, the Optionee's estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

     e. Rule 16b-3. Options granted to individuals subject to Section 16 of the Exchange Act ("Insiders") must comply with the applicable provisions of Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

11. Non-Transferability of Options. An Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

12. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset
     Sale.

     a. Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

     b. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised, it will terminate immediately prior to the consummation of such proposed action. The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable.

     c. Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option may be assumed or an equivalent option may be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator may, in lieu of such assumption or substitution, provide for the Optionee to have the right to exercise the Option as to all or a portion of the Optioned Stock, including Shares as to which it would not otherwise be exercisable. If the Administrator makes an Option exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option will terminate upon the expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following the merger or sale of assets, the option confers the right to purchase, for each Share of Optioned Stock subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share of Optioned Stock subject to the Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

13. Date of Grant. The date of grant of an Option shall be, for all purposes, the date on which the Administrator makes the determination granting such Option, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

14. Amendment and Termination of the Plan.

     a. Amendment and Termination. The Board may at any time amend,alter, suspend or terminate the Plan.

     b. Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

     c. Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company.

15. Conditions Upon Issuance of Shares.

     a. Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Laws, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     b. Investment Representations. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

16. Liability of Company.

     a. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     b. Grants Exceeding Allotted Shares. If the Optioned Stock covered by an Option exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional shareholder approval, such Option shall be void with respect to such excess Optioned Stock, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with
        Section 14(b) of the Plan.

17. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

18. Shareholder Approval. Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law.

                                                                         ANNEX I

                             METAL MANAGEMENT, INC.

                           1996 DIRECTOR OPTION PLAN

1. Purposes of the Plan. The purposes of this 1996 Director Option Plan are to attract and retain the best available personnel for service as Outside Directors (as defined herein) of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors, and to encourage their continued service on the Board.

All options granted hereunder shall be nonstatutory stock options.

2.   Definitions.  As used herein, the following definitions shall apply:

     a.   "Board" means the Board of Directors of the Company.

     b.   "Code" means the Internal Revenue Code of 1986, as amended.

     c.   "Common Stock" means the Common Stock of the Company.

     d.   "Company" means Metal Management, Inc., a Delaware corporation.

     e. "Continuous Status as a Director" means the absence of any interruption or termination of service as a Director.

     f.   "Director" means a member of the Board.

     g. "Employee" means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a Director's fee by the Company shall not be sufficient in and of itself to constitute "employment" by the Company.

     h.   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     i. "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

        i. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

        ii. If the Common Stock is quoted on the NASDAQ System (but not on the National Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

        iii. In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

     j.   "Option" means a stock option granted pursuant to the Plan.

     k.   "Optioned Stock" means the Common Stock subject to an Option.

     l.   "Optionee" means an Outside Director who receives an Option.

     m.   "Outside Director" means a Director who is not an Employee.

     n. "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

     o.   "Plan" means this 1996 Director Option Plan.

     p. "Share" means a share of the Common Stock, as adjusted in accordance with Section 10 of the Plan.

     q. "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Internal Revenue Code of 1986.

3. Stock Subject to the Plan. Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 100,000 Shares of Common Stock (the "Pool"). The Shares may be authorized, but unissued, or reacquired Common Stock.

     If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan.

4.   Administration and Grants of Options under the Plan.

     a. Procedure for Grants. The provisions set forth in this Section 4(a) shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. All grants of Options to Outside Directors under this Plan shall be automatic and nondiscretionary and shall be made strictly in accordance with the following provisions:

        i. No person shall have any discretion to select which Outside Directors shall be granted Options or to determine the number of Shares to be covered by Options granted to Outside Directors.

        ii. Each Outside Director shall be automatically granted an Option to purchase 10,000 Shares (the "First Option") on the date on which the later of the following events occurs: (A) the effective date of this Plan, as determined in accordance with Section 6 hereof, or
             (B) the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that no First Option shall be granted to an Outside Director who, immediately prior to becoming an Outside Director, was a Director.

        iii. After the First Option has been granted to an Outside Director, such Outside Director shall thereafter be automatically granted an Option to purchase 2,500 Shares (a "Subsequent Option") on January 15 of each year, if on such date, he or she shall have served on the Board for at least one (1) month.

        iv. Notwithstanding the provisions of subsections (ii) and (iii) hereof, any exercise of an Option made before the Company has obtained stockholder approval of the Plan in accordance with
             Section 16 hereof shall be conditioned upon obtaining such stockholder approval of the Plan in accordance with Section 16 hereof.

        v. The terms of a First Option granted hereunder shall be as follows:

             (1) the term of the First Option shall be ten (10) years.

             (2) the First Option shall be exercisable only while the Outside
                 Director remains a Director of the Company, except as set forth in Section 8 hereof.

             (3) the exercise price per Share shall be the Fair Market Value per
                 Share on the date of grant of the First Option. In the event that the date of grant of the First Option is not a trading day, the exercise price per Share shall be the Fair Market Value on the next trading day immediately following the date of grant of the First Option.

             (4) the First Option shall be fully vested and exercisable the date of grant.

        vi. The terms of a Subsequent Option granted hereunder shall be as follows:

             (1) the term of the Subsequent Option shall be ten (10) years.

             (2) the Subsequent Option shall be exercisable only while the
                 Outside Director remains a Director of the Company, except as set forth in Section 8 hereof.

             (3) the exercise price per Share shall be the Fair Market Value per
                 Share on the date of grant of the Subsequent Option. In the event that the date of grant of the Subsequent Option is not a trading day, the exercise price per Share shall be the Fair Market Value on the next trading day immediately following the date of grant of the Subsequent Option.

             (4) the Subsequent Option shall be fully vested and exercisable the date of grant.

        vii. In the event that any Option granted under the Plan would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased under Options to exceed the Pool, then the remaining Shares available for Option grant shall be granted under Options to the Outside Directors on a pro rata basis. No further grants shall be made until such time, if any, as additional Shares become available for grant under the Plan through action of the Board or the stockholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.

5. Eligibility. Options may be granted only to Outside Directors. All Options shall be automatically granted in accordance with the terms set forth in Section 4 hereof. An Outside Director who has been granted an Option may, if he or she is otherwise eligible, be granted an additional Option or Options in accordance with such provisions.

     The Plan shall not confer upon any Optionee any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate his or her directorship at any time.

6. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company as described in Section 16 of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 11 of the Plan.

7. Form of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall consist of (i) cash, (ii) check, (iii) other shares which (x) in the case of Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (iv) delivery of a properly executed exercise notice together with such other documentation as the Company and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price, or (v) any combination of the foregoing methods of payment.

8.   Exercise of Option.

     a. Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable at such times as are set forth in Section 4 hereof; provided, however, that no Options shall be exercisable until stockholder approval of the Plan in accordance with Section 16 hereof has been obtained.

        An Option may not be exercised for a fraction of a Share.

        An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may consist of any consideration and method of payment allowable under Section 7 of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. A share certificate for the number of Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 10 of the Plan.

        Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

     b. Rule 16b-3. Options granted to Outside Directors must comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act or any successor thereto and shall contain such additional conditions or restrictions as may be required thereunder to qualify Plan transactions, and other transactions by Outside Directors that otherwise could be matched with Plan transactions, for the maximum exemption from Section 16 of the Exchange Act.

     c. Termination of Continuous Status as a Director terminates (other than upon the Optionee's death or total and permanent disability (as defined in Section 22(e)(3) of the Code)), the Optionee may exercise his or her Option, but only within twelve (12) months following the date of such termination, and only to the extent that the Optionee was entitled to exercise it on the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee was not entitled to exercise an Option on the date of such termination, and to the extent that the Optionee does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

     d. Disability of Optionee. In the event Optionee's Continuous Status as a Director terminates as a result of total and permanent disability (as defined in Section 22(e)(3) of the Code), the Optionee may exercise his or her Option, but only within twelve (12) months following the date of such termination, and only to the extent that the Optionee was entitled to exercise it on the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee was not entitled to exercise an Option on the date of termination, or if he or she does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

     e. Death of Optionee. In the event of an Optionee's death, the Optionee's estate or a person who acquired the right to exercise the Option by bequest or inheritance may exercise the Option, but only within twelve
        (12) months following the date of death, and only to the extent that the Optionee was entitled to exercise it on the date of death (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee was not entitled to exercise an Option on the date of death, and to the extent that the Optionee's estate or a person who acquired the right to exercise such Option does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

9. Non-Transferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

10. Adjustments Upon Changes in Capitalization, Dissolution, Merger, Asset Sale or Change of Control.

     a. Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Option, the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, and the number of Shares issuable pursuant to the automatic grant provisions of Section 4 hereof shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

     b. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised, it shall terminate immediately prior to the consummation of such proposed action.

     c. Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option may be assumed or an equivalent option may be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation does not agree to assume the Option or to substitute an equivalent option, each outstanding Option shall become fully vested and exercisable, including as to Shares as to which it would not otherwise be exercisable. If an Option becomes fully vested and exercisable in the event of a merger or sale of assets, the Board shall notify the Optionee that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the Option shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following the merger or sale of assets, the Option confers the right to purchase, for each Share of Optioned Stock subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares).

11. Amendment and Termination of the Plan.

     a. Amendment and Termination. Except as set forth in Section 4, the Board may at any time amend, alter, suspend, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuation shall be made which would impair the rights of any Optionee under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act (or any other applicable law or regulation), the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

     b. Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated.

12. Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date determined in accordance with Section 4 hereof.

13. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

     Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

14. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

15. Option Agreement. Options shall be evidenced by written option agreements in such form as the Board shall approve.

16. Stockholder Approval. Continuance of the Plan shall be subject to approval by the stockholders of the Company at or prior to the first annual meeting of stockholders held subsequent to the granting of an Option hereunder. Such stockholder approval shall be obtained in the degree and manner required under applicable state and federal law.

                                                                         ANNEX J

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                             METAL MANAGEMENT, INC.

     METAL MANAGEMENT, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on April 12, 1996.

2. The Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock be and it hereby is amended by deleting in their entirety Sections 4(g)(ii)(1), 4(g)(ii)(2), 4(g)(ii)(3), 6(d)(v) and 6(d)(vii).

3. In accordance with Section 242 of the Delaware General Corporation Law, the above statement of amendment has been duly approved by the board of directors of Metal Management, Inc. at a meeting duly called and held on September 7, 1997, and by the stockholders of Metal Management, Inc. at the Annual Meeting of Stockholders duly called and held on November 29, 1997. At the Annual Meeting, which was held upon notice duly given in accordance with Section 222 of the General Corporation Law of the State of Delaware, at least a majority of the shares issued and outstanding on the record date for the meeting constituting the requisite vote as required by statute were voted in favor of the Amendment.

     IN WITNESS WHEREOF, said METAL MANAGEMENT, INC. has caused this Certificate to be signed by Gerard M. Jacobs, its President and Chief Executive Officer, who does make this certificate and declares and certifies under penalty of perjury that this is the act and deed of the Corporation, and that the facts stated
herein are true, and accordingly have set his hand hereto this      th day of
               , 1997.

                                            METAL MANAGEMENT, INC.

                                            By:
                                            ------------------------------------
                                              Name: Gerard M. Jacobs
                                              Title:  President and Chief
                                                Executive Officer

                                                                           PROXY
                            METAL MANAGEMENT, INC.

[X] Please mark your votes
    as in this example.

                            FOR  WITHHELD   PROPOSAL to elect ten Directors to hold office until the next Annual
1.  Election of Directors   [ ]   [ ]       Meeting of Stockholders, or otherwise as provided in the Company's
                                            Certificate of Incorporation (check one box).
                                            Nominees:   Albert A. Cozzi         T. Benjamin Jennings
                                                        Frank J. Cozzi          Christopher G. Knowles
                                                        Gregory P. Cozzi        Donald R. Moorehead, Jr.
                                                        George A. Isaac, III    William T. Proler
                                                        Gerard M. Jacobs        Harold Rubenstein

For, except vote withheld from the following nominees(s):_____________________________________________________


2.  Selection of Independent Auditors    FOR     AGAINST    ABSTAIN   PROPOSAL to concur in the appointment of Price
                                         [  ]      [  ]       [  ]    Waterhouse LLP as the Company's principal independent
                                                                      accountants for the fiscal year ending March 31, 1998
                                                                      (check one box).

3.  Merger                               FOR     AGAINST    ABSTAIN   PROPOSAL to approve the Merger Agreement and the Merger
                                         [  ]      [  ]       [  ]    pursuant to which Cozzi Iron & Metal, Inc. will become a
                                                                      wholly-owned subsidiary of the Company (check one box).

4.  Amendment of Certificate of          FOR     AGAINST    ABSTAIN   PROPOSAL to amend the Company's Certificate of
    Incorporation (Common Stock          [  ]      [  ]       [  ]    Incorporation to increase the number of authorized
    increase)                                                         shares of Common Stock from 40,000,000 to 80,000,000
                                                                      (check one box).

5.  Amendment of Certificate of          FOR     AGAINST    ABSTAIN   PROPOSAL to amend the Company's Certificate of
    Incorporation (preferred stock       [  ]      [  ]       [  ]    Incorporation to increase the number of authorized
    increase)                                                         shares of "blank check" preferred stock from 2,000,000 to
                                                                      4,000,000 (check one box).

6.  Amendment of 1995 Stock Plan         FOR     AGAINST    ABSTAIN   PROPOSAL to increase the number of shares authorized for
    for Employees and Consultants        [  ]      [  ]       [  ]    issuance under the Company's 1995 Stock Plan for Employees and Consultants from 1,300,000 to 2,600,000 (check one
                                                                      box).

7.  Amendment of 1996 Director           FOR     AGAINST    ABSTAIN   PROPOSAL to increase the number of shares authorized for
    Option Plan                          [  ]      [  ]       [  ]    issuance under the Company's 1996 Director Option Plan
                                                                      from 100,000 to 200,000 (check one box).

8.  Approval of Common Stock             FOR     AGAINST    ABSTAIN   PROPOSAL to approve the issuance of Common Stock issuable
                                         [  ]      [  ]       [  ]    on conversions of Series A and Series B Convertible
                                                                      Preferred Stock (check one box).

9.  Ratification of issuance of          FOR     AGAINST    ABSTAIN   PROPOSAL to ratify the issuance of Common Stock previously
    Common Stock                         [  ]      [  ]       [  ]    issued or issuable in private placements by the Company to, among others, officers, directors and affiliates of the
                                                                      Company (check one box).

10. Amendment of Certificate of          FOR     AGAINST    ABSTAIN   PROPOSAL to amend the Company's Certificate of Incorporation
    Incorporation to eliminate           [  ]      [  ]       [  ]    to eliminate cumulative voting (check one box).
    cumulative voting

11. Amendment of Certificate of          FOR     AGAINST    ABSTAIN   PROPOSAL to amend the Company's Certificate of Incorporation
    Incorporation to amend the           [  ]      [  ]       [  ]    by amending the Series A Preferred Stock Certificate of
    Series A Preferred Stock                                          Designations (check one box).
    Certificate of Designations

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN THIS CARD USING THE ENCLOSED ENVELOPE. PLEASE CONTACT ROBERT C. LARRY AT (312) 645-0700 WITH ANY QUESTIONS REGARDING THE ABOVE.

                                Dated ______________________________, 1997

                                ___________________________________________
                                Signature

                                ___________________________________________
                                Signature (if held jointly)



NOTE: Sign exactly as name appears above. If joint tenant, both should sign. If attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, please sign corporate name by President or authorized officer. If partnership, sign in full partnership name by authorized person.